As filed with the Securities and Exchange Commission on February 12, 2009
Registration No. 333-153161

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 8

to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
THE O’GARA GROUP, INC.
(Exact name of Registrant as specified in its charter)

Ohio	3827	20-2790142
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7870 East Kemper Road, Suite 460
Cincinnati, OH 45249
(513) 338-0660
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wilfred T. O’Gara
President & Chief Executive Officer
The O’Gara Group, Inc.
7870 East Kemper Road, Suite 460
Cincinnati, OH 45249
(513) 338-0660

(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:

George D. Molinsky, Esq. Patricia O. Lowry, Esq. Taft Stettinius & Hollister LLP 425 Walnut Street Suite 1800 Cincinnati, Ohio 45202 (513) 381-2838	David A. Gibbons, Esq. Miyun Sung, Esq. Hogan & Hartson LLP 555 Thirteenth Street, N.W. Washington, D.C. 20004 (202) 637-5600

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class	Aggregate Offering	Amount of
of Securities to be Registered	Price(1)	Registration Fee(2)
Common Stock, no par value per share	$147,200,000	$5,785

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act of 1933, which includes shares that the underwriters have the option to purchase to cover over-allotments.

(2)	Includes $6,780 which was paid in connection with the original filing of this Registration Statement on August 22, 2008.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2009

8,000,000 Shares

Common Stock

This is The O’Gara Group, Inc.’s initial public offering. We are selling all of the 8,000,000 shares of common stock offered in this offering.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $14 and $16. We have applied for listing of the common stock on The NASDAQ Global Market under the symbol “OGAR.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 12.

	Per Share	Total

Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters an option to purchase a maximum of 1,200,000 additional shares of our common stock to cover over-allotments of shares, exercisable at any time until 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock is expected be made on or about         , 2009.

Morgan Keegan & Company, Inc.

BB&T Capital Markets

Oppenheimer & Co.

Raymond James

Stifel Nicolaus

The date of this prospectus is          , 2009

The O'Gara Group

The O'Gara Group provides a diverse portfolio of highly specialized security, safety and defense products and services to commercial and government organizations worldwide. The O'Gara Group is organized into three operating divisions – Advanced Transparent and Mobile Systems, Sensor Systems, and Training and Services.

ALL IMAGES SHOWN REPRESENT EXISTING PRODUCTS AND SERVICES

Sensor Systems

Training & Services

Advanced Transparent and Mobile Systems

PRODUCTS AND SERVICES SHOWN (CLOCKWISE, FROM TOP LEFT): LOW PROFILE NIGHT VISION GOGGLES; TACTICAL OPERATIONS TRAINING; SOURCED ARMORED COMMERCIAL VEHICLE

You should rely only on the information contained in this prospectus and the registration statement of which this prospectus is a part. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus that we consider important to investors. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes included in this prospectus, before making an investment decision.

Simultaneously with the closing of this offering, we will acquire Finanziaria Industriale S.p.A., together with its wholly- and partially-owned subsidiaries (Isoclima), Transportadora de Protección y Seguridad, S.A. de C.V. (TPS Armoring or TPS), and OmniTech Partners, Inc., Optical Systems Technology, Inc. and Keystone Applied Technologies, Inc. (collectively, OmniTech) using the proceeds from this offering, borrowings under our new credit facility and issuances of our common stock. The acquisitions of Isoclima, TPS and OmniTech are referred to as the Pending Acquisitions. These Pending Acquisitions will significantly increase our size, expand and enhance our product portfolio, broaden and deepen our customer base, expand our geographic presence and enhance our management team.

The closing of this offering, the closings of the three Pending Acquisitions and the funding of our new credit facility are interdependent. None will go forward unless all the others do. As a result, except in circumstances where the context indicates otherwise, we have described our business below assuming that our new credit facility is in place and has been funded and that the Pending Acquisitions already have occurred. See “The Pending Acquisitions” and “Risk Factors — Risks Related to Our Pending and Future Acquisitions.”

Unless the context indicates otherwise, references in this prospectus to “we,” “us,” “our,” the “company” or “The O’Gara Group” refer to The O’Gara Group, Inc. and its consolidated subsidiaries and assume and give effect to the closing of the Pending Acquisitions.

Our Company

We provide a diverse portfolio of security, safety and defense products and services to commercial and government organizations worldwide. Our business activities are focused on delivering specialized products and services that improve the ability of organizations and individuals to prepare for, respond to and recover from acts of terrorism, violent crime and other hazards. We have a varied and distinguished list of customers, including, among others: Mercedes-Benz, BMW and Azimut-Benetti in the commercial market; the U.S. Marine Corps, U.S. Special Operations Command (SOCOM), U.K. Ministry of Defence and Italian Ministry of Defense in the military market; the U.S. Department of State, U.S. Intelligence Community and various law enforcement agencies and state and local governments in the government market; and high-profile individuals. As indicated above, the Pending Acquisitions transform the size and, to a significant extent, the business of our company. Including the Pending Acquisitions, our pro forma combined revenues for the year ended December 31, 2007 and the nine months ended September 30, 2008 were $179.9 million and $152.0 million, respectively. Our pro forma EBITDA for the year ended December 31, 2007 and the nine months ended September 30, 2008 were $22.0 million and $24.5 million, respectively. Our pro forma net loss for the year ended December 31, 2007 was $2.0 million and our pro forma net income for the nine months ended September 30, 2008 was $4.5 million. Our pro forma combined firm backlog at December 31, 2008 was $137.6 million, of which $51.3 million was unfunded government orders and $50.8 million is not reasonably expected to be filled by the end of 2009. Comparable historical information, including a description of how we use EBITDA and its limitations as a non-GAAP measure, can be found under “Summary Consolidated Historical and Pro Forma Financial Data” on pages 9 to 11.

Our business activities are organized into three divisions — Advanced Transparent and Mobile Systems, Sensor Systems and Training and Services.

•	Advanced Transparent and Mobile Systems. Our Advanced Transparent and Mobile Systems division designs, manufactures and sells highly engineered transparent armor, vehicle armoring systems and impact-resistant and other specialized glass. The majority of our revenues in this division are derived from sales to commercial market customers operating in the automotive, rail, marine and aviation industries. In the automotive industry, we supply transparent armor used in commercial and military armored vehicles and vehicle armoring systems for cars, trucks and SUVs. For the rail, marine and aviation industries, our activities are focused on the production of impact-resistant and other specialized glass used to protect a range of high-value assets, such as high-speed trains, yachts and aircraft. Our specialized glass products are also used in solar panels for alternative energy applications and for architectural purposes.

•	Sensor Systems. Our Sensor Systems division designs, manufactures and sells optoelectronic equipment to the government and military markets. Our principal products in this division are specialized night vision equipment and tagging, tracking and locating systems, all of which enable government agencies and militaries to conduct covert intelligence, surveillance and reconnaissance missions and battlefield operations more effectively. We believe our proprietary technologies for illumination and detection are among the most advanced in the industry, in part as a result of our use of certain infrared bands that are undetectable by conventional night vision equipment. Our products also incorporate other advanced technologies, including heads-up displays and thermal imaging sensors.

•	Training and Services. Our Training and Services division provides technical services, such as threat and vulnerability assessments and weapons of mass destruction training; tactical services, such as urban warfare and tactical driving training; and preparedness and response services, such as emergency response and continuity of operations planning. These offerings enhance our customers’ ability to prepare for, operate during and recover from high-risk situations and emergencies. We offer our training and services to government, military and corporate customers, both at our tactical training complex and at customer locations worldwide.

Our management team possesses a long history of building and acquiring businesses focused on the security, safety and defense markets. We believe their experience and relationships within these markets have been instrumental in the acquisition, integration and growth of the businesses we have acquired to date and will be critical to the execution of our business strategy. Our founders, Thomas M. O’Gara, Wilfred T. O’Gara and Michael J. Lennon, previously managed O’Gara-Hess & Eisenhardt Armoring Company, a pioneer and leader in designing, engineering and manufacturing armored vehicles. In addition to the companies acquired since our inception, our founders completed 19 acquisitions during their previous ventures.

Industry

Our products and services address a large and growing worldwide market comprised of governments, militaries, corporations and individuals seeking to more effectively protect and preserve lives and assets. The current environment of worldwide geopolitical and socioeconomic unrest, terrorism, violent crime and natural disasters has precipitated a number of global trends impacting the manner in which organizations, both commercial and governmental, execute their security, safety and defense-related initiatives. These trends, which are described below, are driving the growth of our target markets by increasing the demand for products and services that enhance situational awareness, improve the ability to respond to, operate during and recover from critical events and protect personnel and property in hostile, high-risk environments.

Evolving unconventional nature of threats.  Governments and commercial organizations worldwide are increasingly encountering unconventional threats, such as highly organized and sophisticated terrorist groups and the use of unconventional weapons, that are presenting challenges to the operations of traditional security and defense practices unaccustomed to assessing and defeating those threats. In response, governments in particular are taking decisive actions, such as realigning spending priorities, to more effectively address the evolving nature of threats. In recent years, the U.S. government has shifted spending priorities away from large-scale weapons systems used primarily during periods of high-intensity conflict to tactical products more suited to combating the dangers associated with unconventional threats and to gathering intelligence to prevent — or more effectively respond to — such threats. This has resulted in the procurement of additional advanced products and services to enhance the capabilities of security and military personnel, particularly as part of the Global War on Terror, the Department of Defense-led initiative focused specifically on fighting against and eliminating terrorist organizations worldwide. Since September 11, 2001, the U.S. government has appropriated $636 billion for the Global War on Terror. In government fiscal year 2009, the budget request for the Global War on Terror is $66 billion.

Increased emphasis on emergency preparedness and response.  In response to manmade and natural threats, U.S. federal, state and local governments, foreign governments and commercial organizations have allocated increased funding to prepare for, respond to and recover from acts of terror and other catastrophic events. These organizations are procuring services such as vulnerability assessments, emergency response planning, business continuity planning and recovery services. For example, in its government fiscal year 2009 budget request, the U.S. government has allocated approximately $5 billion to emergency preparedness and response initiatives. In addition, since 2001, the U.S. government has spent over $30 billion enhancing state and local emergency preparedness and response.

Expanding criminal activities.  As a result of increased criminal activities in certain parts of the world, such as Latin America, the Middle East and areas of Europe, governmental and commercial organizations as well as individuals have taken measures to increase protection against these activities. Within the government market, law enforcement agencies are working rigorously to equip officers with the capabilities to combat escalating criminal threats, such as narcoterrorism and organized crime. Within the commercial market, both corporations and individuals are taking proactive measures, such as using armored vehicles, to enhance security in increasingly high-risk environments.

Increased reliance upon government outsourcing.  In order to maximize efficiency, reduce costs and replace an aging government workforce, governments have come to rely upon the products and services of the private sector. Domestically, in the field of training, organizations such as the Department of Defense, the Department of Homeland Security and the Department of State all utilize the services of third-party professionals to ensure proper education and preparation of soldiers, first responders and government employees. According to the U.S. Government Accountability Office, the Department of Defense’s obligations under third-party service contracts grew from approximately $85 billion in government fiscal year 1996 to more than $151 billion in government fiscal year 2006, representing an increase of approximately 78%.

Market Opportunity

As threats to the security and safety of governments, militaries, corporations and individuals continue to increase and evolve, demand for technologies, products and services to more effectively combat such threats is growing rapidly. As a global provider of a diverse portfolio of advanced capability products and services, we believe we are uniquely positioned to capitalize upon the strong growth trends within the security, safety and defense markets worldwide. Specifically, we are able to provide specialty products that safeguard government and civilian personnel and enhance the effectiveness of military and intelligence missions, and training services for government and military personnel and private citizens that help them prepare for, respond to and recover from manmade and natural disasters. We have operations in the U.S., Europe and Mexico, which we believe will serve as strong bases for growth in the markets we currently serve as well as enable us to penetrate new markets globally. We believe our ability to develop and produce market-leading products and services together with our deep knowledge of our customers and end markets will enable us to expand our domestic and international market share and continue to offer our customers high-value solutions.

The Pending Acquisitions

Simultaneously with the closing of this offering, we will complete the acquisitions of the following companies:

•	Isoclima — Established in 1977 and based in Este, Italy, Isoclima is a designer and manufacturer of transparent armor and impact-resistant and other specialized glass for the automotive, rail, marine, aviation and other markets. Isoclima will join our Advanced Transparent and Mobile Systems division. Subject to customary adjustments, we will acquire Isoclima for aggregate consideration of approximately $124.2 million consisting of cash, common stock and assumed debt.

•	TPS Armoring — Established in 1994 and based in Monterrey, Mexico, TPS Armoring is a manufacturer of vehicle armoring systems used primarily by government officials and private individuals. TPS Armoring also will join our Advanced Transparent and Mobile Systems division. Subject to customary adjustments, we will acquire TPS for approximately $43.3 million consisting of cash, common stock and assumed debt.

•	OmniTech — Established in 1995 and based in Freeport, Pennsylvania, OmniTech is a designer and manufacturer of optoelectronic systems serving the government and military markets. OmniTech will join our Sensor Systems division. Subject to customary adjustments, we will acquire OmniTech for aggregate consideration of approximately $30.6 million consisting of cash, common stock and assumed debt.

We believe that these companies will add significant value to our organization as they will substantially increase our size, extend and enhance our product portfolio, broaden and deepen our customer base, expand our geographic presence and enhance our management team.

Our Competitive Strengths

Experienced and deep management team.  Our management team has an average of 23 years of experience managing businesses that serve the security, safety and defense markets. In addition, our founders previously formed and managed a public company that served these markets. As we continue to grow, we believe that the experience and depth of our management team will serve as a significant competitive advantage and enable us to effectively execute our strategy.

Diversified business model.  Our broad portfolio of products and services addresses the needs of both commercial and government customers operating in domestic and international markets. For the year ended December 31, 2007 and the nine months ended September 30, 2008, sales to commercial customers represented 66% and 63%, respectively, of our pro forma combined revenues and sales to government customers represented 34% and 37% of those revenues. For the year ended December 31, 2007 and the nine months ended September 30, 2008, sales to domestic customers were 22% and 20%, respectively, of our pro forma combined revenues and sales to international customers were 78% and 80% of those revenues. As a result of our highly diverse business activities, we believe that our future success is not dependent upon a single technology, product, service, customer, government program or geographic market.

Attractive, global customer base.  We have a worldwide customer base that includes many highly discerning commercial, government and military organizations that typically are very difficult to penetrate without pre-existing business relationships. We believe that we have built a high degree of confidence with key customers, due in large part to our consistent ability to meet their exacting quality standards and field performance requirements. Our customer base provides us with substantial organic growth opportunities and, because of our customers’ reputations and stature, with strong references as we pursue new opportunities worldwide.

Strong knowledge of customer requirements.  In each of our divisions, we interact directly and routinely with our customers. As a result, we have continuous sources of information regarding our customers’ requirements and evolving needs that we can apply in creating innovative solutions for them in our target markets. We believe our customer contacts also provide us with advantageous positioning for future projects and contracts.

Proprietary manufacturing methods, technologies and processes.  We have developed proprietary manufacturing methods, technologies and processes that we believe provide us with competitive advantages in producing highly reliable and technologically advanced products. Our Advanced Transparent and Mobile Systems businesses have invested in state-of-the-art production and testing facilities that are integral to our ability to exceed the stringent performance and quality assurance standards mandated by our customers. Our Sensor Systems businesses have developed proprietary sensor and imaging technologies that we can incorporate into multiple products, providing them with unique attributes relative to those currently available in competing products.

Strong acquisition and integration track record.  Our executive officers have a strong track record of identifying, consummating and integrating acquisitions. Since our inception, we have acquired and integrated five businesses, implementing initiatives at each to enhance operational efficiencies and financial performance.

As a result, we have been able to pursue larger, more competitive business opportunities from new customers and to capture additional revenues from existing customers.

Our Strategy

Our objective is to become the leading global provider of security, safety and defense products and services used by commercial, military and government customers to address risks associated with terrorism, violent crime and other hazards. We intend to realize this objective by implementing the following strategies:

Integrate our Pending Acquisitions.  We intend to integrate Isoclima, TPS and OmniTech by, among other things, coordinating our expanded sales and marketing resources to increase the reach of our offerings; implementing our existing lean manufacturing practices to enhance manufacturing efficiencies; coordinating research and development activities to accelerate the development of next-generation products; leveraging our existing customer relationships, particularly those within the U.S. government, to generate incremental revenues; and realizing manufacturing and other efficiencies by sourcing internally key components used in our finished goods, such as Isoclima’s specialized glass used by TPS in its armoring systems.

Extend and enhance our product and service portfolio.  We expect to continue developing innovative technologies that can be leveraged across multiple product groups within our divisions and to continue introducing new products and services that expand our offerings and help us maintain our competitive advantages within our existing markets. Through ongoing customer contact and market interaction, we monitor changing trends in all of our target markets and intend to continually modify our portfolio of products and services to address these changing demands.

Broaden and deepen our customer base.  We intend to further penetrate our existing customer base by marketing additional products from our expanded portfolio to existing customers; migrating products from early adopters to a broader group of customers; and using our enhanced financial and operational resources to identify and pursue larger-scale opportunities. We also intend to increase the marketing of the products we currently produce internationally to the U.S. domestic market and of those we produce domestically to the international market.

Expand our geographical presence.  We intend to continue expanding our geographical presence, both domestically and in attractive international markets across all of our divisions. We will consider opening select additional domestic and international facilities to compete more effectively for business opportunities that arise. We believe the combination of our management team’s prior experience with international expansion and the resident knowledge of our international managers will enable us to pursue this growth initiative systematically and efficiently.

Grow through acquisitions.  We plan to grow our business by acquiring select companies and assets that enhance our technological capabilities, broaden our product and services offerings and expand our customer relationships or geographical presence. We look for companies with proprietary products or services that fit our business model and that have reached the point at which we believe we can add value. We intend to maintain a highly disciplined approach in our pursuit of acquisitions by performing assessments of a target’s proprietary technologies and processes, growth prospects and management aptitude.

*  *  *  *  *  *  *

We were formed in August 2003 to acquire Specialized Technical Services, Inc., a manufacturer of night vision equipment established in 1991 and the foundation of our Sensor Systems division. In 2005, we acquired Diffraction, Ltd., a developer and manufacturer of optoelectronic prototypes since 1993, and integrated its operations into our Sensor Systems division. Our Training and Services division was established in early 2006 when we hired the owners and employees of Tracor, Inc. to develop their training concepts. The division was enhanced later that year by the purchase of certain assets of Safety and Security Institute (SSI), the security and safety training division of VIR Rally, LLC, and by the acquisition of Homeland Defense Solutions, Inc. (HDS). In 2007, we created the Mobile Security division, which is being renamed the Advanced Transparent and Mobile Systems division, with the acquisition of Security Support Solutions Limited (3S), which has sold, leased and serviced armored military and commercial vehicles since 2003.

We are an Ohio corporation. Our principal executive offices are located at 7870 East Kemper Road, Suite 460, Cincinnati, Ohio 45249 and our telephone number is (513) 338-0660. Our internet address is www.ogaragroup.com. The information contained on or accessible from our website is not a part of, and is not incorporated by reference in, this prospectus.

Recent Developments

$35 Million Credit Facility

On January 16, 2009, we entered into a credit agreement with PNC Bank and First Commonwealth Bank, as lenders, pursuant to which, simultaneously with the closing of this offering, we will have the ability to draw funds under a $35 million credit facility for which PNC Bank will serve as Administrative Agent, and which will be comprised of a three-year $10 million senior secured term loan and a three-year $25 million senior secured revolving credit facility.

Option Agreement to Purchase Real Estate for Training & Services

On January 28, 2009, our subsidiary O’Gara Training and Services, LLC entered into a one-year option agreement with an unaffiliated third-party seller which gives us the option to purchase 325 acres of property in Virginia for $2.5 million. The purchase of this property would allow us to expand our Training and Services facilities closer to Washington, D.C. An initial deposit of $50,000 was made in connection with the option agreement, but we have sole discretion whether to exercise the option. In the event the option is exercised, O’Gara Training and Services, LLC intends to issue a promissory note for $2.3 million to the seller and pay the balance of the purchase price in cash. In the event the option is not exercised, the deposit would be forfeited. We also have contracted to purchase an adjacent 25.6 acre property for approximately $680,000, subject to satisfactory engineering and feasibility studies, financing and other conditions precedent. This property also would be used by our Training and Services division.

Amendment to Isoclima Stock Purchase Agreement

On February 11, 2009, we entered into an amended stock purchase agreement with the shareholders of Isoclima. As originally structured, the consideration for the acquisition was comprised of approximately €55.5 million (approximately $71.8 million based on the euro-dollar exchange rate at February 11, 2009) in cash and approximately €40.6 million ($52.5 million) of assumed debt. Under the amended agreement, the shareholders of Isoclima will receive approximately €40.5 million (approximately $52.4 million) in cash at closing and €15.0 million (approximately $19.4 million) in shares of our common stock; the assumed debt will remain unchanged. See “The Pending Acquisitions — Acquisition Structure and Consideration.”

The Offering

Shares of common stock offered by The O’Gara Group, Inc.	8,000,000 shares

Shares of common stock to be outstanding after this offering	12,221,377 shares

Over-allotment option	1,200,000 shares

Use of proceeds	We estimate that our net proceeds from the sale of 8,000,000 shares of common stock being offered hereby, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $109.5 million (or $123.1 million if the underwriters exercise the over-allotment option), based on an offering price of $15 per share, which is the mid-point of the estimated offering price range set forth on the cover page of this prospectus.

We intend to use all of the approximately $109.5 million in net proceeds from this offering and approximately $27.2 million in borrowings under our new credit facility for the following:

• to fund the approximately $115.8 million remaining aggregate cash portion of the purchase price required for the Pending Acquisitions (based on the euro-dollar exchange rate at February 11, 2009),

• to repay all outstanding indebtedness under our existing credit facility, as well as an outstanding promissory note, which together were approximately $8.6 million as of February 11, 2009,

• to repay approximately $9.4 million of the $54.8 million debt assumed in the Pending Acquisitions, and

• to pay $2.9 million of expenses related to the Pending Acquisitions and the new credit facility.

We intend to use the proceeds of any shares sold pursuant to the underwriters’ over-allotment option to pay accounts payable, including $2 million in bonuses to two of our founders and certain costs of this offering, and to reduce amounts outstanding under our new credit facility which will then be available for working capital and general corporate purposes. See “Use of Proceeds.”

Dividend policy	We currently do not anticipate paying any cash dividends on our common stock. Our new credit facility will limit our ability to pay cash dividends.

Proposed NASDAQ symbol	“OGAR”

Unless we specifically state otherwise, all information in this prospectus:

•	assumes that the Pending Acquisitions already have occurred and that 1,685,003 (post-split) shares of our common stock (based on a value of $15 per share, the mid-point of the estimated offering price range set forth on the cover page of this prospectus) have been issued as part of the purchase price for the Pending Acquisitions;

•	assumes that our new credit facility is in place;

•	reflects the filing of our amended and restated Articles of Incorporation, which occurred on February 5, 2009;

•	reflects the conversion of all outstanding shares of our preferred stock into 2,109,157 (post-split) shares of common stock, which occurred on February 5, 2009, and the issuance of 329,694 (post-split) shares of common stock in payment of all accrued dividends on our preferred stock to be paid upon closing of this offering (each based on a value of $15 per share, the mid-point of the estimated offering price range set forth on the cover page of this prospectus);

•	reflects a 4.7550837-for-one split of our common stock in the form of a stock dividend, which occurred on February 5, 2009;

•	assumes no exercise by the underwriters of their over-allotment option;

•	excludes an aggregate of 257,211 shares of our common stock issuable upon exercise of outstanding stock options under our 2004 Stock Option Plan (2004 Option Plan) and 2005 Stock Option Plan (2005 Option Plan) at a weighted average exercise price of $10.78 per share, as well as 35,560 additional shares reserved for issuance under the 2004 and 2005 Option Plans for which options have not been granted; and

•	excludes 475,508 shares of our common stock reserved for issuance under our 2008 Stock Incentive Plan (2008 Incentive Plan), none of which have been issued as of the date of this prospectus.

Risk Factors

Investing in our common stock involves substantial risks. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our common stock. In general, we face risks associated with the following, any of which or the failure of which may have a material negative impact on our business, financial condition, results of operations and cash flows:

•	our net losses of $1.8 million, $1.4 million and $2.9 million for the years ended December 31, 2006 and 2007 and the nine months ended September 30, 2008, respectively, our pro forma net loss of $2.0 million for the year ended December 31, 2007 and our pro forma net income of $4.5 million for the nine months ended September 30, 2008;

•	our ability to integrate the Pending Acquisitions, including our ability to retain key employees and manage growth;

•	our ability to identify and close suitable future acquisitions, including our ability to obtain financing for such acquisitions given the current volatile state and uncertain future of the financial and capital markets;

•	our international operations and international sales, which subject us to material risks that our domestic business does not;

•	a loss of, or significant reduction in business from, one or more of our major customers;

•	our ability to obtain critical components for some of our products from a small number of suppliers; and

•	our ability to develop, and then protect, new technologies in response to rapid changes in technology.

Summary Consolidated Historical and Pro Forma Financial And Other Data

The following summary consolidated historical and pro forma financial and other data should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Data,” “Selected Consolidated Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated and combined financial statements and related notes of The O’Gara Group, Inc., Isoclima, TPS, OmniTech and 3S included elsewhere in this prospectus.

						Pro Forma
	Historical						Nine Months
	Year Ended,			Nine Months Ended		Year Ended	Ended
	December 31,			September 30,		December 31,	September 30,
	2005	2006	2007	2007	2008	2007	2008
(in thousands except per share data)

Statement of Operations Data
Revenues	$14,609	$16,594	$38,321	$29,075	$26,790	$179,856	$152,042
Cost of goods sold	8,951	11,128	25,736	18,793	18,637	125,869	101,979

Gross profit	5,658	5,466	12,585	10,282	8,153	53,987	50,063
Selling, general and administrative expenses	4,052	7,292	13,549	8,720	11,798	47,148	38,276

Income (loss) from operations	1,606	(1,826)	(964)	1,562	(3,645)	6,839	11,787
Interest expense	374	484	620	443	239	5,542	4,555
Other (income) expense	(4)	(56)	(25)	16	(146)	238	(301)

Income (loss) before provision (benefit) for income taxes	1,236	(2,254)	(1,559)	1,103	(3,738)	1,059	7,533
Income tax provision (benefit)	464	(464)	(116)	486	(862)	3,683	2,703
Income (loss) related to equity method investments	—	—	—	—	—	297	181
Minority interests’ loss (income)	—	—	—	—	—	279	(480)

Net income (loss)	$772	$(1,790)	$(1,443)	$617	$(2,876)	$(2,048)	$4,531

Net income (loss) per share:(1)
Basic	$17,160.02	$(39,767.80)	$(32,065.40)	$13,715.31	$(79.93)	$(0.17)	$0.37
Diluted	$0.85	$(39,767.80)	$(32,065.40)	$0.30	$(79.93)	$(0.17)	$0.37
Pro forma net income (loss) per share:(2)
Basic			$(0.70)		$(1.34)
Diluted			$(0.70)		$(1.34)

	As of September 30, 2008
			Pro Forma,
	Actual	Pro Forma(3)	as Adjusted(4)

Balance Sheet Data
Cash and cash equivalents	$1,483	$1,483	$12,779
Working capital	(4,360)	(4,360)	(29,742	)(5)
Goodwill and other intangible assets, net	34,019	34,019	138,369
Total assets	55,364	55,364	346,737
Total debt, including current maturities	8,132	8,132	80,298
Total shareholders’ equity	35,584	35,584	164,193

	Year Ended	Nine Months Ended
	December 31, 2007	September 30, 2008

Other Data
Historical EBITDA(6)	$1,061	$(1,535)
Pro forma EBITDA(6)	$21,993	$24,465

(1)	The basic and diluted net income (loss) per share computation excludes common shares issuable upon exercise of options to purchase shares of our common stock as their effect would be anti-dilutive. See Note 3 to the consolidated financial statements of The O’Gara

Group, Inc. included elsewhere in this prospectus for a detailed explanation of the determination of shares used in computing basic and diluted loss per share.

(2)	Pro forma basic and diluted net income (loss) per share for the year ended December 31, 2007 and the nine months ended September 30, 2008 reflects the conversion of all our outstanding shares of preferred stock into 2,109,157 shares of common stock that occurred on February 5, 2009 and the issuance upon closing of the offering of 329,694 shares of common stock in payment of all accrued dividends on our preferred stock, each based on a value of $15 per share, the mid-point of the estimated offering price range set forth on the cover page of this prospectus.

(3)	On a pro forma basis to reflect the conversion of all of our outstanding shares of preferred stock into 2,109,157 shares of common stock that occurred on February 5, 2009 and the issuance upon closing of the offering of 329,694 shares of common stock in payment of all accrued dividends on our preferred stock, each based on a value of $15 per share, the mid-point of the estimated offering price set forth on the cover page of this prospectus.

(4)	On a pro forma as adjusted basis to reflect the conversion of all of our outstanding shares of preferred stock into 2,109,157 shares of common stock that occurred on February 5, 2009 and the issuance upon closing of the offering of 329,694 shares of common stock in payment of all accrued dividends on our preferred stock, each based on a value of $15 per share, the mid-point of the estimated offering price set forth on the cover page of this prospectus, the sale of 8,000,000 shares of our common stock in this offering at the assumed initial offering price of $15 per share, after deducting the underwriting discounts, commissions and estimated offering expenses payable by us, and the new credit facility.

(5)	Working capital is defined as current assets minus current liabilities and includes cash and short-term borrowings, which if excluded from the calculation would result in the following:

Working Capital	$(29,742)
Less:
Cash	(12,779)
Add:
Short-term borrowings	46,220

Working capital excluding cash and short-term borrowings	$3,699

(6)	EBITDA is net income before interest, income taxes, depreciation and amortization. Our management uses EBITDA:

•	as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of items not directly resulting from our core operations;

•	for planning purposes, including the preparation of our internal annual operating budget;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our operational strategies; and

•	to evaluate our capacity to fund capital expenditures and expand our business.

We believe that EBITDA is useful to investors in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance relative to other companies without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company, and it provides investors with insight into how management, in part, measures operating performance. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to similarly titled measures of other companies.

The following table reconciles actual, historical net income (loss) of The O’Gara Group, Inc. to historical EBITDA:

	Historical
	Year Ended	Nine Months Ended
	December 31, 2007	September 30, 2008
Reconciliation of historical net income (loss) to historical EBITDA
Net income (loss)	$(1,443)	$(2,876)
Income taxes (benefit)	(116)	(862)
Interest expense, net	620	239
Depreciation and amortization	2,000	1,964

Historical EBITDA	$1,061	$(1,535)

The following table reconciles pro forma net income (loss) to pro forma combined EBITDA:

	Pro Forma
	Year Ended	Nine Months Ended
	December 31, 2007	September 30, 2008
Reconciliation of pro forma net income (loss) to pro forma combined EBITDA
Net income (loss)	$(2,048)	$4,531
Income taxes	3,683	2,703
Interest expense, net	5,542	4,555
Depreciation and amortization(a)	14,816	12,676

Pro forma combined EBITDA	$21,993	$24,465

(a)	Reflects pro forma amortization expense included above reduced by depreciation expense related to assets of subsidiaries of Isoclima not included in the purchase agreement.

Backlog

The following table presents funded and unfunded backlog by segment on a historical basis for The O’Gara Group and on a pro forma combined basis at December 31, 2008.

	Historical			Pro Forma Combined
	December 31, 2008			December 31, 2008
			Total			Total
$ in thousands	Funded	Unfunded	Backlog	Funded	Unfunded	Backlog

Advanced Transparent and Mobile Systems (formerly known as Mobile Security)	$4,400	$—	$4,400	$41,200	$—	$41,200
Sensor Systems	25,200	—	25,200	36,300	43,100	79,400
Training and Services	8,800	8,200	17,000	8,800	8,200	17,000

Total backlog	$38,400	$8,200	$46,600	$86,300	$51,300	$137,600

We expect that $13.3 million of the historical total backlog and $50.8 million of pro forma combined total backlog at December 31, 2008 will not be filled by the end of 2009. Major components in pro forma unfunded backlog as of December 31, 2008 included a U.S. Marine Corps contract in the Sensor Systems division and contracts with the U.S. Department of State in the Training and Services division.

RISK FACTORS

You should carefully consider the risks described below before deciding to invest in us. Investing in our common stock involves a high degree of risk. Any of the following risks could harm our business and future results of operations and could result in a partial or complete loss of your investment. These risks are not the only ones that we may face. Additional risks not presently known to us or that we currently consider immaterial also could impair our business operations and financial condition.

Risks Related to Our Pending and Future Acquisitions

We may have difficulty integrating the Pending Acquisitions and managing the growth associated with them. If our integration efforts fail in one or more respects, the effect on our business, financial condition, results of operations or cash flows could be material.

The completion of the Pending Acquisitions may place a significant strain on our financial, technical, operational and administrative resources.

•	We will transform immediately from a company with $38.3 million in 2007 revenues and operations or offices in five U.S. and two United Kingdom cities to a company with $179.9 million in 2007 pro forma combined revenues and operations or offices in six U.S., five European and three Mexican cities.

•	Our business mix will shift from one primarily involving sales in the defense and security services markets, particularly to the U.S. government and its agencies, to one with substantial commercial and international sales.

•	We will enter the markets for architectural and solar glass, in which our current management team has no prior experience.

•	We will have substantial operations in Croatia, a country in which we previously have not done business and our current management has no experience, and in Italy and Mexico, countries in which our current management’s operating experience is not recent.

While our founders and executive officers have a long history of integrating acquisitions in our industry, the collective size and breadth of the Pending Acquisitions is greater than that of acquisitions previously undertaken by us. We may not be able to integrate the operations of the acquired companies without increases in costs, losses in revenues and other difficulties. In addition, we may not be able to realize the operating efficiencies, cost savings or other benefits expected from the Pending Acquisitions. A substantial portion of the acquired companies’ businesses is outside of the U.S. The difficulty of integrating and realizing benefits from the Pending Acquisitions may be exacerbated by the varied geographic locations involved and by the need to comply with multiple U.S. and foreign laws and regulatory requirements. Any unexpected costs or delays incurred in connection with the integration of the Pending Acquisitions could have a material adverse effect on our business, results of operations or financial condition.

The integration and continued success of the businesses being acquired in the Pending Acquisitions are dependent on key employees at those companies. The loss of any of those key employees could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our ability to successfully integrate and grow our business after the closing of this offering and the Pending Acquisitions depends to a significant extent on the continued services of the key employees at Isoclima, TPS and OmniTech, some of whom will be running significant portions of our business. If key employees at any of these companies were to leave and it became necessary to hire new employees to manage the business, we could experience difficulties in finding qualified personnel. Messrs. Herrera and Maxin, the principal shareholders of TPS Armoring and OmniTech, respectively, each will have a two-year employment agreement with us that contains customary confidentiality, noncompetition and nonsolicitation provisions. Mr. Bertolini, one of the shareholders of Isoclima, will have a two-year employment agreement with us containing competition restrictions. Other principal shareholders of Isoclima and OmniTech, Messrs. Gasparetto and Pochapsky, also will have similar employment agreements with us. We cannot guarantee that any of these employees will not terminate his employment, which could have a materially adverse effect on our business, financial condition, results of operations and cash flows.

The market price of our common stock may decline as a result of the Pending Acquisitions.

The market price of our common stock may decline as a result of the Pending Acquisitions if, among other things, the integration of our business and any of the acquired businesses is unsuccessful or if the liabilities, expenses or transaction costs related to the Pending Acquisitions are greater than we expect. The market price of our common stock also may decline if the Pending Acquisitions do not result in the benefits to our financial results anticipated by financial or industry analysts or if those benefits are not achieved as rapidly as expected.

We may not be successful in identifying and consummating suitable future acquisitions on favorable terms, if at all, which may impede our growth and negatively impact the price of our common stock.

We intend to grow, in part, through the acquisition of additional security, safety and defense-related businesses. Our ability to expand through acquisitions is integral to our growth strategy and requires us to identify suitable acquisition candidates that complement our existing product and service offerings and/or expand those lines into related products and services. We may encounter difficulty identifying suitable acquisition candidates. The market for acquisitions of such companies is highly competitive, and many companies with which we compete have substantially greater resources that they can deploy in pursuing attractive acquisition candidates. If competition intensifies, there may be fewer acquisition opportunities available to us as well as higher prices for acquisitions. Even if we identify an appropriate acquisition candidate, we may not be able to negotiate satisfactory terms for the acquisition or to finance the acquisition. Moreover, if we are unable to negotiate satisfactory terms for an acquisition or we discover issues during our due diligence review and terminate negotiations, we may incur significant expenses related to the terminated transaction. For example, during the fourth quarter of 2007, we incurred approximately $0.8 million of expense in connection with acquisition opportunities that ultimately did not materialize. If we fail to complete acquisitions, we may not grow as rapidly as we expect, which could adversely affect the market price of our common stock. Further, any expenses incurred could adversely affect our financial condition, results of operations and cash flows.

Recent disruptions in the financial markets could affect our ability to obtain financing for future acquisitions and other purposes on reasonable terms and have other adverse effects on us and the market price of our common stock.

The United States and worldwide stock and credit markets have recently experienced significant price volatility, dislocations and liquidity disruptions, which have caused market prices of many stocks to fluctuate substantially and the spreads on prospective debt financings to widen considerably. These circumstances have materially impacted liquidity in the financial markets, making terms for certain financings less attractive, and in some cases have resulted in the unavailability of financing. Continued uncertainty in the stock and credit markets may negatively impact our ability to access additional financing at reasonable terms, which may negatively affect our ability to make future acquisitions. A prolonged downturn in the financial markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to adjust our business plan accordingly. These events also may make it more difficult or costly for us to raise capital through the issuance of our common stock or preferred stock. The disruptions in the financial markets may have a material adverse effect on the market value of our common stock and other adverse effects on us and our business.

Both the Pending Acquisitions and future acquisitions could be difficult to integrate, divert the attention of key personnel, disrupt our business, dilute shareholder value and impair our financial condition, results of operations and cash flows.

In addition to the factors previously discussed, acquisitions involve numerous risks, any of which could harm our business, including the following:

•	that the acquired company is less compatible with our growth strategy than originally anticipated because, for example, we do not realize anticipated operational or other benefits;

•	difficulties in supporting, transitioning and retaining customers of the acquired company;

•	diversion of financial and management resources from existing operations in order to integrate the acquired company’s operational and other systems with those we maintain, including difficulties encountered in implementing internal controls and timely preparation of financial statements; and

•	that the price we pay or other resources that we devote may exceed the value we realize, or the value we could have realized if we had allocated the purchase price or other resources to another opportunity.

Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairments in the future that could harm our financial results. In addition, if we finance acquisitions by issuing equity, or securities convertible into equity, our existing stockholders could be diluted, which could lower the market price of our common stock. If we finance acquisitions through debt, the debt financing may contain covenants or other provisions that limit our operational or financial flexibility. As a result, if we fail to evaluate acquisitions or investments properly, we may not achieve the anticipated benefits of any such acquisitions, and we may incur costs in excess of what we anticipate. The failure to evaluate and execute acquisitions or investments successfully or otherwise adequately address these risks could materially harm our business, financial condition, results of operations and cash flows.

Acquisitions may expose us to liabilities that could harm our growth and future operations.

We may acquire companies subject to known and unknown liabilities, such as liabilities to the government, third-party creditors, vendors or other persons, liabilities for clean-up of undisclosed environmental contamination, liabilities incurred in the ordinary course of business and claims for indemnification by parties entitled to be indemnified by the acquired company. Although our acquisition agreements, including the agreements for the Pending Acquisitions, generally include indemnity provisions from the sellers for known and unknown liabilities, we could incur losses if a liability exceeds the dollar amount of the indemnity available or if we could not collect all or some portion of the indemnity from the seller. As a result, if a liability were asserted against us based upon our ownership of a recently-acquired company, we might have to pay substantial sums to settle any such claim, which could harm our business, financial condition, results of operations and cash flows.

If we are unable to manage our growth, our business, financial condition, results of operations and cash flows could be adversely affected.

Our headcount and operations have grown rapidly both from organic growth and acquisitions. In connection with the Pending Acquisitions, they will continue to grow at an even greater pace. This rapid growth has placed, and we expect will continue to place, a significant strain on our management and our administrative, operational and financial infrastructure. We anticipate further growth of headcount, and facilities will be required to address increases in our product offerings and the geographic scope of our customer base. Our success will depend in part upon the ability of our senior management to manage this growth effectively. To do so, we must continue to hire, manage, integrate and retain a significant number of qualified managers and engineers. If our new employees perform poorly, or if we are unsuccessful in hiring, managing, integrating and retaining new employees or retaining valued existing employees, then our business may suffer.

For us to continue our growth, we must continue to improve our operational, financial and management information systems. If we are unable to manage our growth while maintaining our quality of service, or if new systems that we implement to assist in managing our growth do not produce the expected benefits, then our business, financial condition, results of operations and cash flows could be adversely affected.

Risks Related to Our Business

We have incurred losses in recent periods and may continue to incur losses in future periods.

We sustained net losses of $1.8 million and $1.4 million for the years ended December 31, 2006 and December 31, 2007, respectively, and a net loss of $2.9 million for the nine months ended September 30, 2008. On a pro forma basis, we sustained a net loss of $2.0 million for the year ended December 31, 2007 and had net income of $4.5 million for the nine months ended September 30, 2008. We cannot assure you that we will not incur operating losses upon closing this offering and the Pending Acquisitions as we integrate the businesses and continue to invest capital in the development of our products and our business generally. We also expect that our general and administrative expenses will increase due to additional operational and regulatory burdens associated with operating as a public company. Any failure to achieve and maintain profitability would have an adverse effect on our shareholders’ equity and working capital and could result in a decline in our stock price. A sustained failure to achieve profitability and positive cash flow would imperil our continued operations.

Our international operations, which constitute a significant percentage of our pro forma combined revenues, will subject us to material risks that our domestic business does not.

We derived approximately 73% of our pro forma combined revenues for both the year ended December 31, 2007 and the nine months ended September 30, 2008 from sales by our international operations. In addition to those described elsewhere in these risk factors, these operations will subject us to a number of risks, including the following:

•	maintaining compliance with complex and unfamiliar foreign laws and regulations;

•	maintaining compliance with U.S. laws applicable to the operation of foreign subsidiaries, most particularly the Foreign Corrupt Practices Act which, in some countries in which we do or may seek to do business, may prohibit activities by our foreign subsidiaries that are accepted and legal practices in those countries;

•	difficulties and costs of staffing and managing foreign operations;

•	difficulties in enforcing agreements and collecting receivables through foreign legal systems and other relevant legal issues, including fewer legal protections for intellectual property;

•	fluctuations in foreign economies and in the value of foreign currencies and interest rates; and

•	general economic and political conditions in the countries in which we operate.

Problems or negative developments in any of these areas could adversely impact our business, financial condition or results of operations. Furthermore, the integration of our non-U.S. businesses may require additional licenses or approvals from the U.S. government or other non-U.S. jurisdictions, which could result in delays or constraints on our integration plans.

Additionally, international sales of our products and services subject us to material risks that our domestic business does not.

We derived approximately 78% and 80%, respectively, of our pro forma combined revenues for the year ended December 31, 2007 and the nine months ended September 30, 2008 from sales to non-U.S. customers. Our international sales are subject to a number of risks, including the following:

•	the unavailability of, or difficulties in obtaining, any U.S. governmental authorizations necessary for the export of our products and services to certain foreign jurisdictions;

•	laws or regulations relating to non-U.S. military contracts that favor purchases from non-U.S. manufacturers over U.S. manufacturers; and

•	the risk that we do not comply with U.S. government laws and regulations, including

•	the International Traffic in Arms Regulations, which regulate the export of controlled technical data, defense articles and defense services and restrict the countries to or in which we may sell our products and services;

•	the Export Administration Regulations, which regulate the export of dual-use goods, software and technology that have both commercial and military applications and may restrict certain export or reexport transactions; and

•	the Foreign Corrupt Practices Act, which prohibits bribes, kick-backs and other payments to foreign public officials and governments that have discretionary authority over the granting or retention of business.

Our failure to comply with laws and regulations applicable to our international sales could subject us to fines, penalties and other legal consequences that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Fluctuations in currency exchange rates may materially and adversely impact our financial results.

Upon completion of the Pending Acquisitions, we will have significant revenues, expenses, assets and liabilities in countries denominated in currencies other than the U.S. dollar. Approximately 49% of our pro forma combined revenues for both the year ended December 31, 2007 and the nine months ended September 30, 2008 were denominated in euros. An additional 13% and 17% respectively, of pro forma combined revenues for those periods were denominated in the Mexican peso. Because our consolidated financial statements are presented in U.S. dollars, we must translate revenues, income and expenses, as well as assets and liabilities, into U.S. dollars at exchange rates in effect during or at the end of each reporting period. Therefore, increases or decreases in the value of the U.S. dollar against these other currencies will affect our net operating revenues, our operating income and the value of balance sheet items denominated in foreign currencies, even if those values have not changed in the original currencies. In the past, only Isoclima has used currency hedges. In the future we may implement additional currency hedges intended to reduce our exposure to changes in foreign currency exchange rates; however, our hedging strategies may not be successful. As a result, fluctuations in foreign currency exchange rates, particularly significant strengthening of the U.S. dollar against the euro, could materially and adversely affect our business, financial condition, results of operations and cash flows.

The loss of, or significant reduction in business from, one or more of our major customers could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Aggregate revenues from the U.S. Marine Corps and Mercedes-Benz, our two largest customers, represented approximately 12% and 14% of pro forma combined revenues for the year ended December 31, 2007 and the nine months ended September 30, 2008. In the future, we may enter into one or more contracts that will constitute a significant portion of our revenue during the period of contract performance. Our success will depend on our continued ability to develop and manage relationships with significant customers. We cannot be sure that we will be able to retain our largest customers, that we will be able to attract additional customers or that our customers will continue to buy our products and services in the same volume as in prior years. The loss of one or more of our largest customers, any reduction or delay in sales to these customers or our inability to successfully develop relationships with additional customers could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Pricing pressures, vehicle manufacturers’ cost reduction initiatives and the ability of vehicle manufacturers to re-source or cancel vehicle orders could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Cost-cutting initiatives adopted by some of our Advanced Transparent and Mobile Systems customers may result in downward pressure on pricing. Vehicle manufacturers historically have had significant leverage over their outside suppliers because the automotive component supply industry is fragmented and serves a limited number of automotive vehicle manufacturers. Bentley, BMW, Fiat and Mercedes-Benz accounted for approximately 10% and 17%, respectively, of our pro forma combined revenues for the year ended December 31, 2007 and the nine months ended September 30, 2008. We have experienced pricing pressure on certain non-armored glass sales to these and other vehicle manufacturers. It is possible that pricing pressures could intensify as vehicle manufacturers pursue cost cutting initiatives, the impact of which may be exacerbated by our reliance on a relatively small number of manufacturers. Adverse global economic conditions may also exacerbate these pressures, especially on our products that are incorporated in high-end automobiles and yachts. If we are unable to generate sufficient production cost savings in the future to offset price reductions, our gross margin and profitability would be adversely affected.

Furthermore, in most instances our vehicle manufacturer customers are not required to purchase any minimum amount of products from us. The contracts we have entered into with most of our customers provide for supplying glass for a particular vehicle model, rather than for manufacturing a specific quantity of products. Such contracts range from one year to the life of the model (usually three to seven years), typically are non-exclusive or permit the vehicle manufacturer to re-source if we do not remain competitive and do not require the purchase by the customer of any minimum amount of glass from us.

Our business, financial condition, results of operations and cash flows may be adversely affected by increased costs or disruptions in the sourcing of raw materials and other components.

Our operations require the use of various raw materials and other components. Historically, we have attempted to manage the cost of these items by passing on any increases to our customers. However, we have not always been successful in these efforts. Moreover, in the future, we may not have cost-effective access to the same sources of raw materials as we currently do. For example, our Lipik Glas subsidiary manufactures solar collecting panels using a low-iron content quartz sand that is primarily available in the Balkan region of Europe. We currently enter into competitively bid annual contracts to purchase this sand from sources in the Czech Republic. If the supplier selected for any year were unable to fulfill our requirements, we could be required to acquire this raw material from another source that is not as cost-effective either because of price or transportation expense. These and similar events affecting our raw materials and other components could increase our costs and seriously harm our business, financial condition, results of operations and cash flows.

If our goodwill or amortizable intangible assets become impaired we may be required to record a significant charge to earnings.

Under generally accepted accounting principles, we review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is tested for impairment at least annually. Factors that may be considered a change in circumstances, indicating that the carrying value of our goodwill or amortizable intangible assets may not be recoverable, include a decline in stock price and market capitalization, reduced future cash flow estimates, and slower growth rates in our industry. We may be required to record a significant charge in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined, negatively impacting our results of operations.

We may not be able to compete effectively with other firms, many of which have substantially greater resources.

The market for our products and services is rapidly evolving and highly competitive. We compete for customers, contracts and key personnel with organizations varying in size, including large, well established multinational corporations, as well as small, start-up companies. We believe that our principal competitors are as follows:

•	In our Advanced Transparent and Mobile Systems division, we compete with both manufacturers of specialized protective materials and producers of vehicle armoring systems. In the area of transparent armor, high-impact glass and other specialized glass, we compete principally with PPG Industries, Inc., American Glass Products Company, Saint-Gobain-Sully and SIA Triplex. In the market for vehicle armoring systems, we compete or expect to compete with worldwide companies, principally Centigon, BAE Systems, Inc. and Scalette Moloney Armoring Corporation, as well as with smaller armoring companies operating primarily on a home-country basis. In addition, several original equipment manufacturers (OEMs), such as Mercedes-Benz and BMW, which are also our customers for transparent armor, offer factory-equipped armoring packages that compete with our vehicle armoring systems business. OEMs have a greater technical understanding of the vehicle platform they have manufactured than we do.

•	In our Sensor Systems division, we compete principally with Insight Technology, Inc. and Knight’s Armament Company in the U.S., Elbit Systems, Ltd. in Israel and Photonis Netherlands B.V. in Europe and ITT Corporation and L-3 Electro-Optics worldwide.

•	In our Training and Services division, we compete with established companies such as Blackwater USA, Olive Group FZ-LLC, Kroll-Crucible, Science Applications International Corporation and Armor Group International plc and with a highly fragmented group of smaller companies, typically headed by retired Special Operations Forces personnel.

We compete on many factors including, among others, technical expertise, ability to deliver cost-effective solutions in a timely manner, reputation and standing with government and commercial customers, pricing, geographic reach, company size and scale, and availability of key professional personnel, including those with security clearances.

Some of our competitors have substantially greater financial, management, research and marketing resources than we do and may be able to utilize their greater resources to develop competing products and technologies. If these competing products or technologies provide the same or superior benefits as our products at equal or lesser cost, they could render our products obsolete or unmarketable. Because some of our products can have long development cycles, we must anticipate changes in the marketplace and the direction of technological innovation and customer demands. Our competitors may have better access to potential customers than we do and may be able to divert sales away from us by winning broader contracts. In order to secure contracts successfully when competing with larger, well-financed companies, we may be forced to agree to contractual terms that provide for lower aggregate payments to us over the life of the contract, which could adversely affect our margins. In addition, larger diversified competitors serving as prime contractors may be able to supply underlying products and services from affiliated entities, which would prevent us from competing for subcontracting opportunities on these contracts.

We are also at a disadvantage when bidding for contracts put up for re-competition for which we are not the incumbent provider, because incumbent providers are frequently able to capitalize on customer relationships, technical knowledge and pricing experience gained from their prior service. In addition, we must compete to attract the skilled and experienced personnel integral to our continued operation. Our larger competitors may be able to hire away our employees by offering more lucrative compensation packages. Our failure to compete effectively with respect to any of these or other factors could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We currently obtain critical components for some of our products from a small number of suppliers. If the supply of these components becomes scarce or unavailable, or if we are unable to obtain these components on competitive terms, we may incur delays in manufacturing and delivery of our products, which could damage our business, financial condition, results of operations and cash flows.

We rely on a small number of suppliers for critical components in the production of certain of our products. In particular, in our Sensor Systems Division, we rely on two main suppliers, ITT Corporation and L-3 Electro-Optics Systems, a business division of L-3 Communications, for the production of the image intensifier tubes we utilize in our night vision goggles and other night vision devices. Each of these companies produces a wide variety of night vision devices, including goggles and weapons sights, and is a competitor of ours. We do not currently have long-term agreements with these suppliers, and either could discontinue supplying components to us at any time for competitive or other reasons. In addition, because these and other potential suppliers also use these tubes in night vision goggles that they manufacture and sell, we have in the past experienced delays in receiving this component due to supply shortages. For example, Northrop Grumman, which owned the tube manufacturing business now owned by L-3 Electro-Optics, had been unable to produce and deliver any significant quantity of image intensifier tubes to us since 2004. Also, during the last half of 2005 and beginning of 2006, the U.S. government purchased most of the available image intensifier tubes on the market, severely limiting our supply for non-U.S. government projects.

Our reliance on these suppliers involves significant risks and uncertainties, including whether they will provide the required components in sufficient quantities, of desirable quality, at acceptable prices and on a timely basis. If for any reason we are unable to obtain components from third-party suppliers in the quantities and of the quality that we require, on a timely basis and at acceptable prices, we may not be able to deliver our products on a timely or cost-effective basis to our customers, which could cause customers to terminate their contracts with us, increase our costs and seriously harm our business, financial condition, results of operations and cash flows. For example, during the nine months ended September 30, 2008, our working capital decreased due to the difficulty we experienced in obtaining image intensifier tubes from ITT Corporation. If we have to find new suppliers, it may take several months to do so or require us to redesign our products to accommodate components from different suppliers. As a result, we could experience significant delays in manufacturing and shipping our products to customers and incur additional development, manufacturing and other costs. We cannot predict if we will be able to obtain replacement components within the time frames that we require at an affordable cost, if at all.

We may not be able to attract and retain the highly skilled employees needed to succeed in our competitive business.

Our success depends in large part on our ability to recruit and retain the highly skilled personnel necessary to serve our customers effectively. Competition for scientists, engineers, technicians and professional personnel, including employees with sophisticated electrical, optical, manufacturing and mechanical engineering expertise and qualified personnel with extensive military and law enforcement training and backgrounds, is intense and competitors aggressively recruit key employees. We also require employees with security clearances for classified work. These employees are in great demand and are likely to remain a limited resource in the foreseeable future. If we are unable to recruit and retain a sufficient number of these and other employees, our ability to maintain our competitiveness and grow our business could be negatively affected. Moreover, some of our U.S. government contracts contain provisions requiring us to staff the contracts with personnel with specific skill sets that the customer considers key to our successful performance. In the event we are unable to provide these key personnel or acceptable substitutes, the customer may terminate the contract and our business, financial condition, results of operations and cash flows could be materially adversely effected.

We have collective labor agreements with various employees in Italy, Croatia and Mexico. We cannot guarantee that we will not in the future face labor problems that adversely affect our business, financial condition, results of operations and cash flows.

Relationships with our employees in the Italian-based operations of our Advanced Transparent and Mobile Systems division are governed by a national collective labor agreement, and some employees are members of the Italian General Confederation and the Italian Confederation of Trade Unions. Substantially all of our Croatian production employees are members of the Autonomous Trade Union of Energy, Chemical and Non-Metal Workers of Croatia. In Mexico, many of the employees of TPS are represented by the Sindicato Industrial de Trabajadores. We cannot guarantee that we will not be subject to strikes, work stoppages, work slowdowns, grievances, complaints, claims of unfair labor practices, other collective bargaining disputes or anti-union behavior in the future. Some of these activities could cause production delays and negatively affect our ability to deliver our production commitments to customers. Others could adversely affect our reputation. Any significant labor difficulties could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to Our Technology and Intellectual Property

The markets in which we compete are characterized by rapid changes in technology, which require us to develop responsive new products, services and enhancements rapidly so as to not render our offerings obsolete.

Our products and services are intended to enhance the safety and security of our customers in the face of rapidly evolving threats and, thus, must continue to evolve in step with those threats as they become increasingly sophisticated. Our future success will depend on our ability to develop and introduce a variety of new capabilities and enhancements to our existing products and services, as well as to introduce a variety of new product and service offerings that address the changing needs of the markets we serve. An inability to improve existing products and services, and to develop new product technologies and training processes, could make our products and services less competitive or obsolete, either generally or for particular applications, resulting in a material adverse effect on our business. We must be able to devote adequate resources to the development and introduction of new and enhanced products and services that meet customer requirements on a timely basis, to choose correctly among technical alternatives and to price our offerings competitively. If we are unable to do any of these things, our business, financial condition, results of operations and cash flows could be materially adversely affected.

A patent used in the manufacture of our low profile night vision goggles expired in early January 2009. We now could face competition for sales of this product that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We currently have an exclusive worldwide license of a patent, now expired, that is integral to the manufacture of the low profile night vision goggles (LPNVGs) sold by our Sensor Systems division. Sales of these goggles contributed approximately $16.7 million and $10.8 million, or 45% and 35%, respectively, of the Sensor Systems division’s pro forma combined revenues for the year ended December 31, 2007 and the nine months ended September 30, 2008, and 9.3% and 7.1% of our pro forma combined revenues for the same periods. If one or more competitors were to enter the market and we were unable to maintain our market share for LPNVGs, our business, financial condition, results of operations and cash flows could be materially adversely affected.

If we fail to protect, cannot protect or incur significant costs in defending our intellectual property and other proprietary rights, our business, financial condition, results of operations and cash flows could be materially adversely affected.

Our success depends, in large part, on our ability, and the ability of third-parties from whom we license our intellectual property, to protect our intellectual property and other proprietary rights, especially with respect to that of our Sensor Systems and Advanced Transparent and Mobile Systems divisions. However, a significant portion of our technology is not patented, and we may be unable or may not seek to obtain patent protection for this technology. Additionally, patents we own or license will expire. As noted above, we have an exclusive worldwide license for a patent that is integral to the manufacture of our LPNVGs, which patent expired in early January 2009. Moreover, existing U.S. legal standards offer only limited protection of intellectual property rights, may not provide us with any competitive advantage, and may be challenged by third parties. Furthermore, despite our efforts, we may be unable to detect unauthorized use of our intellectual property and prevent third parties from infringing upon or misappropriating our intellectual property or otherwise gaining access to our technology. Unauthorized third parties may try to copy or reverse engineer our products, without infringing any patents that we own or have rights to.

In addition to patents, we rely on trademarks, copyrights, trade secrets and unfair competition laws, as well as license agreements, confidentiality agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. Many of our employees have access to our trade secrets and other intellectual property. We generally require our U.S.-based employees, consultants and advisors to execute confidentiality agreements with us and to disclose and assign to us all inventions conceived during the term of their employment or engagement while using our property or which relate to our business. We intend to implement these requirements for appropriate employees of the companies to be acquired in the Pending Acquisitions to the extent they do not already have such agreements. However, these measures may not be adequate to safeguard our proprietary intellectual property. Our employees, consultants and advisors may unintentionally or willfully disclose our confidential information to competitors. In addition, confidentiality agreements may be unenforceable or may not provide an adequate remedy in the event of unauthorized disclosure. Enforcing a claim that a third party illegally obtained and is using our trade secrets may be expensive and time consuming, and the outcome is unpredictable.

The laws of countries other than the U.S. may be even less protective of intellectual property rights than those in the U.S. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property or otherwise gaining access to our technology. Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of the patent.

In some cases, the U.S. government retains certain rights in intellectual property that we have developed using government research and development funds. Some of our U.S. government contracts permit us to retain ownership of the technology developed under the contracts, so long as we timely report the inventions and provide the applicable government agency a license to use the inventions for non-commercial purposes. The government also may exercise “march in” rights if we fail to continue developing the technology, under which the government may exercise a non-exclusive, royalty-free, irrevocable, worldwide license to any technology developed under contracts it has funded.

We may be sued by third parties for alleged infringement of their proprietary rights, which could be costly, time-consuming and limit our ability to use certain technologies or intellectual property in the future.

We may become subject to claims that our products or services infringe upon the intellectual property or other contractual or proprietary rights of third parties. Any such claims, with or without merit, could be time-consuming and expensive to defend and could divert our management’s attention away from the execution of our business plan. Some of our competitors may be able to sustain the costs of complex patent or intellectual property litigation more effectively than we can because they have substantially greater resources. We cannot be certain that we will successfully defend against allegations of infringement of third-party intellectual property rights. Moreover, any adverse judgment or settlement resulting from these claims could require us to pay substantial amounts in damages for infringement or substantial amounts to license continued use of the disputed technology or intellectual property, or could prohibit our use of the technology or intellectual property altogether. We cannot assure you that we would be able to obtain a license from the third party asserting the claim on commercially reasonable terms, if at all, that we would be able to develop alternative technology or intellectual property on a timely basis, if at all, or that we would be able to obtain a license to use a suitable alternative technology or intellectual property to permit us to continue offering, and our customers to continue using, our affected products or services. If we were unable to sell a product at competitive prices or at all, our business, financial condition, results of operations and cash flows could be materially adversely affected.

Risks Related to Our U.S. Government Contracts

Sales to the U.S. government, particularly to agencies of the DoD, comprise a significant percentage of our revenues. A loss of a substantial portion of these contracts, or a delay or decline in funding of existing or future contracts, could adversely affect our business, financial condition, results of operations and cash flows.

Revenues from contracts and subcontracts with the U.S. government and its agencies represented approximately 18% and 16%, respectively, of our pro forma combined revenues for the year ended December 31, 2007 and the nine months ended September 30, 2008. The Department of Defense accounted for approximately 12% and 10%, respectively, of these pro forma combined revenues. We expect that U.S. government contracts, particularly with the Department of Defense, will continue to be an important source of revenue for the foreseeable future. Many of our government customers, including the Department of Defense, are subject to customary budgetary constraints and our continued performance under these contracts, or the award of additional contracts from the U.S. government, could be jeopardized by spending reductions or budget cutbacks, resulting in unexpected loss of revenue. The funding of U.S. government programs is uncertain and dependent on continued congressional appropriations and administrative allotment of funds based on an annual budgeting process. We cannot assure you that current levels of congressional funding for our products and services will continue.

Other factors that could impact U.S. government spending and reduce our federal government contracting business include:

•	changes, delays or cancellations in government programs, requirements or policies that are related to our products and services;

•	adoption of new laws or regulations relating to government contracting or changes to existing laws or regulations;

•	changes in political or public support for security, safety and defense programs, including with regard to the funding or operation of the products or services we provide;

•	impairment of our reputation or relationships with any significant government agency with which we conduct business;

•	delays or changes in the government appropriations process;

•	curtailment of the U.S. government’s outsourcing of services to private contractors; and

•	uncertainties associated with the war on terrorism and other geo-political matters.

These and other factors could cause governmental agencies to reduce their purchases under existing contracts, to exercise their rights to terminate contracts at-will, to issue temporary stop-work orders or to abstain from renewing contracts, any of which would cause our revenue to decline and could otherwise harm our business, financial condition, results of operations and cash flows.

A decrease in U.S. military operational levels in Afghanistan and Iraq may affect the U.S. government’s future procurement priorities and existing programs, which could reduce demand for certain of our products and services.

The current high levels of operational activity in Afghanistan and Iraq have led to an increase in demand for the specialized products and services of our Sensor Systems and Training and Services divisions. It currently appears likely that operational levels in Iraq will decrease, perhaps significantly, over the coming years while levels in Afghanistan will increase. We cannot predict what the overall effect of these changes will

be. If, however, operations in Afghanistan and Iraq cease or slow down and other opportunities for the sale of our products and services do not materialize, our business, financial condition, results of operations and cash flows could be materially adversely affected.

Some of the business of our Sensor Systems and Training and Services divisions depends on our employees obtaining and maintaining required security clearances.

Some of our Sensor Systems division and Training and Services division contracts with the Department of Defense and other government agencies are classified and have strict security clearance requirements for the personnel who work on them. We must comply with these requirements and with various other executive orders, federal laws and regulations and customer security requirements, which may include restrictions on how we develop, store, protect and share information. Obtaining and maintaining security clearances for employees involves a lengthy process, and it is difficult to identify, recruit and retain employees who already hold security clearances. If our employees are unable to obtain security clearances in a timely manner, or at all, or if our employees who hold security clearances are unable to maintain the clearances or terminate their employment with us, customers requiring classified work could terminate their contracts with us or decide not to renew the contracts upon their expiration. We expect that many of the contracts on which we will bid in the future will require us to demonstrate our ability to employ personnel with specified types of security clearances. If we are not able to retain and engage employees with the required security clearances for particular contracts, we may not be able to bid on or win new contracts.

A failure to comply with stringent regulations applicable to our contracts with the U.S. and foreign governments could subject us to penalties, disbarment or other actions that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are subject to and must comply with various governmental regulations that impact, among other things, our revenue, operating costs, profit margins and the internal organization and operation of our business. The most significant regulations and regulatory authorities affecting our U.S. government business include:

•	the Federal Acquisition Regulations and supplemental agency regulations, which comprehensively regulate the formation and administration of, and performance under, U.S. government contracts and, among other things, impose accounting rules that define allowable and unallowable costs and govern our right to reimbursement under certain contracts;

•	the False Claims Act and the False Statements Act, which impose penalties for payments made on the basis of false facts provided to the government and on the basis of false statements made to the government, respectively; and

•	laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

Our failure to comply with applicable regulations, rules and approvals or misconduct by any of our employees could result in the imposition of fines and penalties, the loss of security clearances, the loss of our U.S. government contracts or our suspension or debarment from contracting with the U.S. government generally, any of which could have a material adverse effect our business, financial condition, results of operations and cash flows.

In addition, we are subject to certain regulations of comparable government agencies in other countries, and our failure to comply with these non-U.S. regulations also could have a material adverse effect our business, financial condition, results of operations and cash flows.

Our U.S. government contracts may be unilaterally terminated or modified by the government prior to completion and contain other unfavorable provisions, which could adversely affect our business, financial condition, results of operations and cash flows.

Our contracts with the U.S. government typically contain provisions and are subject to laws and regulations that provide the government with rights and remedies not generally found in ordinary commercial contracts. For example, under the terms of our contracts, the U.S. government may unilaterally:

•	terminate our existing contracts for convenience;

•	modify some of the terms and conditions of our existing contracts;

•	suspend or permanently prohibit us from doing business with the government or with any specific government agency;

•	cancel or delay existing multi-year contracts and related orders if the necessary funds from contract performance for any subsequent year are not appropriated;

•	decline to exercise an option to extend an existing multi-year contract;

•	delay the payment of our invoices by government payment offices; and

•	prohibit us from receiving new contracts pending resolution of alleged violations of procurement laws and regulations.

If the U.S. government terminated a contract with us for convenience, we generally could recover only our incurred or committed costs, settlement expenses and profit on the work completed prior to termination. If any of our contracts were terminated or adversely modified, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business could be adversely affected by a negative audit by the U.S. government.

U.S. government agencies, primarily the Defense Contract Audit Agency and the Defense Contract Management Agency, routinely audit and investigate government contractors. These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. They also may review the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed, and such costs already reimbursed must be refunded. If an audit of our business were to uncover improper or illegal activities, we could be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. government. We also could suffer serious harm to our reputation if allegations of impropriety or illegal acts were made against us, even if the allegations were inaccurate. If any of the foregoing were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected.

Our subsidiaries may lose their small business eligibility for U.S. government contracts, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In the past, some of our subsidiaries have been eligible or may in the future be eligible to bid on certain government procurement contracts restricted by the U.S. government to small businesses under the Small Business Administration set-aside program. “Small business” status is measured on a procurement-by-procurement basis, and depends on the number of employees and/or the annual revenue of a company. As a result of growth or other factors, our subsidiaries that may in the past have qualified as, or may in the future qualify as, small businesses could lose such status, and as a result could lose certain advantages or incur additional charges and costs related to disclosure, accounting and reporting requirements applicable to a government contractor not qualified as a small business.

Risks Related to Our Organization and Structure

We may not be able to obtain capital when desired on favorable terms, or at all.

It is possible that we may not generate sufficient cash flow from operations or otherwise have the capital resources to meet our future capital needs. If this occurs, then we may need additional financing to pursue our business strategies, including to:

•	develop new or enhance existing products;

•	acquire businesses or technologies;

•	enhance our operating infrastructure;

•	hire additional personnel;

•	fund working capital requirements; or

•	otherwise respond to competitive pressures.

We cannot assure you that additional financing will be available on terms favorable to us, or at all. In addition, our new $35 million credit facility will contain financial and other covenants, including coverage ratios and other limitations on our ability to incur indebtedness, sell all or substantially all of our assets and engage in mergers, consolidations and acquisitions, that could restrict our ability to engage in transactions that would be otherwise in our best interests. The credit facility also will require us to use a substantial portion of the proceeds from any new equity or debt offering to pay down the term loan portion of the facility. Any future debt agreements into which we enter may contain similar or more restrictive covenants. Failure to comply with any of the covenants in a debt instrument could result in a default under that instrument and trigger a default under other debt instruments, if any, thus causing the lenders to accelerate the repayment of the indebtedness and adversely affecting our business, financial condition, results of operations and cash flows.

In addition, certain of our customers require that we obtain letters of credit to support our obligations under some of our contracts. Our new credit facility will have a limit on outstanding letters of credit of $10 million that, to the extent utilized, will limit the amount that we may borrow under the revolver portion of the credit facility. Continued access to letters of credit may be important to our ability to retain current contracts and win contracts in the future. If adequate funds are not available or are not available on acceptable terms, if and when needed, then our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products, or otherwise respond to competitive pressures would be significantly limited.

Our current senior management and key employees are important to our customer relationships and overall business. The loss of any of these persons or the failure to attract and retain employees with the expertise required for our business could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We believe that our success depends in part on the continued contributions of our current senior management and key employees, on whom we rely to generate business and execute programs successfully. In addition, the relationships and reputation that these persons have established and maintain with government defense personnel contribute to our ability to maintain good customer relations and to identify new business opportunities. Our future success will depend in part on our ability to retain our senior management and key employees and to identify, hire and retain additional qualified personnel with expertise in key areas. Each member of our senior management and each of our key employees may terminate his or her employment at will at any time. The loss of any of our senior management team or key employees could significantly delay or prevent the achievement of our business objectives, materially harm our business and customer relationships and impair our ability to identify and secure new contracts and otherwise manage our business. We do not maintain, and do not currently intend to obtain, key employee life insurance on any of our personnel.

Provisions in our Articles of Incorporation, Code of Regulations and Ohio law may discourage takeovers, which could affect the rights of holders of our common stock.

Some provisions of our Articles of Incorporation and Code of Regulations, as well as Ohio law, may have the effect of delaying or preventing a change in control. These provisions may make it more difficult for other persons, without the approval of our board of directors, to make a tender offer for our common stock or to launch other takeover attempts that shareholders might consider to be in their best interest. These provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock. See “Description of Capital Stock — Anti-takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation and Code of Regulations and of the Ohio General Corporation Law.”

Our management and managers of the companies acquired in the Pending Acquisitions, whose interests may not be aligned with yours, will have substantial influence over the vote on all matters requiring shareholder approval.

Upon completion of this offering, our directors, executive officers and their affiliates will collectively beneficially own 1,524,277 shares, or 12.5%, of our total outstanding shares of common stock, assuming no exercise of outstanding stock options held by them and no exercise of the underwriters’ over-allotment option. If all currently outstanding stock options held by our directors, executive officers and employees were exercised, this percentage would increase to 13.7% of our outstanding shares of common stock. The managers of the companies acquired in the Pending Acquisitions will beneficially own an additional 1,685,003 shares, or 13.8% of our total outstanding shares of common stock, assuming no exercise of the underwriters’ over-allotment option. Accordingly, these persons collectively will have substantial influence over the vote on all matters requiring shareholder approval, including the election of directors. The interests of our directors, executive officers and key employees may not be fully aligned with yours. Although there is no agreement among them with respect to the voting of their shares, this concentration of ownership may delay, defer or even prevent a change in control of our company, and make transactions more difficult or impossible without the support of all or some of our directors and executive officers. These transactions might include proxy contests, tender offers, mergers or other purchases of common stock that could give you the opportunity to realize a premium over the then-prevailing market price for shares of our common stock. In addition, there may be an appearance of a conflict between the interests of our executive officers and our other shareholders as a result of certain relationships and transactions among our executive officers.

As a result of this offering, we will be subject to financial reporting and other requirements for which our accounting and other management systems and resources may not be adequately prepared, which could adversely affect our business, financial condition, results of operations and cash flows.

Under Section 404 of the Sarbanes-Oxley Act, beginning with our second annual report on Form 10-K, our management will be required to deliver an annual report that attests to the effectiveness of our internal control over financial reporting.

We will be required to devote significant resources to complete the assessment and documentation of our internal control system and financial processes, including an assessment of the design of our information systems. This process may be more difficult and costly given the increased complexity and expanded geography added by Isoclima, TPS and OmniTech. We also may incur significant costs to remediate any control deficiencies we identify through these efforts. We cannot assure you that we will be able to complete the required management assessment by our Section 404 reporting deadline. An inability to complete and document this assessment would cause our auditors to conclude that our internal control over financial reporting is or was not effective. In addition, if a material weakness is identified with respect to our internal control over financial reporting, then neither we nor our auditors would be able to conclude that our internal control over financial reporting was effective. Ineffective internal control over financial reporting could cause investors to lose confidence in our reported financial information, which could cause the price of our common stock to drop significantly. Any weakness or deficiencies identified in our internal controls also could make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage and/or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors, or as executive officers.

We do not expect to pay cash dividends on our common stock in the foreseeable future.

We do not expect to pay cash dividends on our common stock, including the common stock issued in this offering. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our financial condition, results of operations, contractual restrictions, working capital requirements, business opportunities, anticipated cash needs and other factors that our board of directors may deem relevant. Additionally, our new credit facility, which expires three years from the closing of the facility, prohibits us from paying cash dividends on our common stock.

Risks Related to This Offering

There currently is no public market for our common stock and an active trading market may never develop following this offering. The price of our common stock could decline substantially following this offering.

Prior to this offering, there has been no public market for our common stock, and there can be no assurance that an active trading market will develop and be sustained after this offering. If an active sustained trading market does not develop, it would affect your ability to sell your common stock and depress the market price of your common stock. In addition, the initial offering price will be determined through negotiations between us and the representative of the underwriters and may bear no relationship to the price at which the common stock will trade after this offering.

Our quarterly operating results may vary widely.

Our quarterly revenue, cash flow and operating results have fluctuated, and may continue to fluctuate significantly in the future, due to a number of factors, including the following:

•	the size, and timing of completion of, large orders for our products and services;

•	the mix of products that we sell in the period;

•	timing of receipt of critical supplies, such as image intensifying tubes, from the manufacturers;

•	exchange rate and currency fluctuations;

•	costs incurred in the introduction of new products;

•	the timing of acceptance of our products in new markets;

•	production or other delays in shipping our products;

•	cancellations, delays or contract amendments by our governmental agency customers; and

•	changes in policy or budgetary measures that adversely affect our governmental agency customers.

Because a relatively large amount of our expenses are fixed, changes in the volume of products and services provided under existing contracts and the number of contracts commenced, completed or terminated during any quarter may cause significant variations in our cash flow from operations. We incur significant operating costs during the start-up and early stages of large commercial and government contracts and typically do not receive corresponding payments in that same quarter. We may also incur significant or unanticipated expenses when contracts expire or are terminated or are not renewed. In addition, payments due to us from government agencies may be delayed due to billing cycles or as a result of failures of governmental budgets to gain congressional and presidential approval in a timely manner.

Our stock price may be volatile, which could affect negatively the value of your investment.

The equity markets, including The NASDAQ Global Market where we anticipate listing our common stock, have experienced extreme price and volume fluctuations in recent months and years that often may have been unrelated or disproportionate to the operating performance of listed companies. As a result, the market price of our common stock may be similarly volatile to the extent such fluctuation continues, and you could experience a decrease in the value of your shares unrelated to our operating performance or prospects.

The price of our common stock also could be subject to wide fluctuations in response to all of the factors described above and a number of other factors, such as:

•	variations in our quarterly operating results;

•	perceptions of the prospects for the markets in which we compete;

•	changes in securities analysts’ estimates of our financial performance;

•	regulatory developments in the U.S. and foreign countries;

•	the initiation of litigation against us, regardless of the merit of the claims;

•	changes in general economic conditions;

•	terrorist acts or military action related to international conflicts, wars or otherwise;

•	sales of large blocks of our common stock, including sales by our executive officers, directors and significant shareholders;

•	sales of common stock or other securities by us in the future;

•	trading volume of our common stock; and

•	additions or departures of key personnel.

Future sales of our common stock may depress our stock price.

After completion of this offering and the Pending Acquisitions, we will have 12,221,377 shares of common stock outstanding. The 8,000,000 shares sold in this offering, or 9,200,000 shares if the underwriters’ over-allotment is exercised in full, will be freely tradable without restriction or further registration under federal securities laws, unless purchased by our “affiliates” as such term is used in Rule 144 of the Securities Act of 1933 (the Securities Act) or by any person who is subject to a lock-up agreement.

All of our directors and executive officers and the holders of substantially all of our shares of common stock and options to purchase common stock are subject to lock-up agreements. We also have obtained, lock-up agreements from all persons who will receive shares of our common stock upon completion of the Pending Acquisitions. The lock-up agreements generally prohibit the sale or other disposition of their shares for 365 days, in the case of our three founders and certain affiliates, and for 180 days, in the case of all others, after the date of this prospectus. After the 180-day lock-up agreements expire, approximately 2,697,946 shares of our common stock will become eligible for sale in the public market in addition to the 25,306 shares that are not subject to lock-ups. Of these, 845,109 are held by our directors, executive officers and other affiliates and may only be sold in accordance with the volume limitations of Rule 144. When the 365-day lock-up agreements expire, an additional 1,498,125 shares held by our founders and certain affiliates will become eligible for sale, subject to the volume limitations of Rule 144.

The above information assumes the effectiveness of the lock-up agreements. Morgan Keegan & Company, Inc., on behalf of the underwriters, may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In considering any request to release shares subject to a lock-up agreement, Morgan Keegan will consider the facts and circumstances relating to a request at the time of that request.

In addition, as soon as practicable after the completion of this offering, we intend to register under the Securities Act a total of 292,771 shares that are covered by outstanding options (257,211 shares) or remain available for grant (35,560 shares) under our 2004 and 2005 Option Plans and 475,508 shares reserved under our 2008 Incentive Plan. No awards are outstanding under the 2008 Incentive Plan. Of the 257,211 shares covered by options outstanding under the 2004 and 2005 Option Plans, most are immediately exercisable. Options for 52,890 shares are held by persons not subject to the lock-up agreements. Shares issued upon exercise of these options will become freely tradable on the effective date of the registration statement for the 2004 and 2005 Option Plans. Of the remaining options, 61,669 are covered by 180-day lock-up agreements and 142,652 are covered by 365-day lock-up agreements. Shares issued upon the exercise of these options will be freely tradable when the lock-up agreements expire, subject to compliance with certain restrictions on sales by our affiliates.

If our existing shareholders and option holders sell substantial amounts of common stock in the public market, or if the market perceives that these sales may occur, then the market price of our common stock may decline, including below the initial public offering price. See “Shares Eligible for Future Sale.”

As a new investor, you will experience immediate and substantial dilution in the pro forma net tangible book value of your shares of $14.26.

The initial public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our outstanding common stock immediately after this offering. If you purchase our common stock in this offering, you will incur immediate dilution of approximately $14.26 in the book value per share based on the mid-point of the range on the cover page of this prospectus. This means that investors who purchase common stock in this offering will pay a price per share of common stock that substantially exceeds the per share book value of our tangible assets after subtracting our liabilities. If outstanding options to purchase our common stock are exercised, you will experience additional dilution. See the section entitled “Dilution” in this prospectus for a more detailed description of this dilution.

Securities analysts could issue negative reports on our common stock, or cease coverage of our company, either of which could have a negative impact on the market price of our common stock.

The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. If one or more of the analysts who elects to cover us downgrades our stock, our stock price would likely decline rapidly. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

FORWARD-LOOKING STATEMENTS

Some of the statements under the sections of this prospectus entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and elsewhere in this prospectus contain forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain.

You should refer to the section of this prospectus entitled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these, as well as other factors not presently known to us or that we currently consider immaterial, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We do not undertake to update any of the forward-looking statements after the date of this prospectus, except to the extent required by applicable securities laws.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of 8,000,000 shares of common stock being offered hereby, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $109.5 million (or $123.1 million if the underwriters exercise the over-allotment option), based on an offering price of $15 per share, which is the mid-point of the estimated offering price range set forth on the cover page of this prospectus.

We intend to use all of the approximately $109.5 million in net proceeds from this offering and approximately $27.2 million in borrowings under our new credit facility for the following:

•	to fund the approximately $115.8 million remaining aggregate cash portion of the purchase price required for the Pending Acquisitions (based on the euro-dollar exchange rate on February 11, 2009),

•	to repay all outstanding indebtedness under our existing credit facility, as well as an outstanding promissory note, which together were approximately $8.6 million as of February 11, 2009,

•	to repay approximately $9.4 million of the $54.8 million debt assumed in the Pending Acquisitions and

•	to pay $2.9 million of expenses related to the Pending Acquisitions and the new credit facility.

We intend to use the proceeds of any shares sold pursuant to the underwriters’ over-allotment option to pay accounts payable, including $2 million in bonuses to two of our founders and certain costs of this offering, and to reduce amounts outstanding under our new credit facility which will then be available for working capital and general corporate purposes.

DIVIDEND POLICY AND RESTRICTIONS

We have not declared or paid any cash dividends in the past, and currently do not anticipate declaring or paying any cash dividends in the foreseeable future, on the common stock of The O’Gara Group, Inc. Additionally, our new credit facility, which expires three years from the closing date of the facility, prohibits us from paying cash dividends on our common stock. Any future determination as to the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, results of operations, contractual restrictions, working capital requirements, business opportunities, anticipated cash needs and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2008:

•	on an actual basis;

•	on a pro forma basis to reflect:

•	the filing of our amended and restated Articles of Incorporation to authorize 200,000,000 shares of common stock and 100,000 shares of undesignated preferred stock;

•	the conversion of all outstanding shares of our preferred stock into 2,109,157 shares of common stock, and the issuance of 329,694 shares of common stock in payment of all accrued dividends on our preferred stock (based on a value of $15 per share, the mid-point of the estimated offering price range set forth on the cover page of this prospectus); and

•	a 4.7550837-to-one split of our common stock in the form of a stock dividend;

•	on a pro forma as adjusted basis to reflect:

•	the sale by us of 8,000,000 shares of common stock in this offering at an assumed initial offering price of $15 per share, which is the mid-point of the estimated offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses;

•	the closing of our new credit facility; and

•	the issuance of 1,685,003 shares of common stock in connection with the completion of the Pending Acquisitions (based on a value of $15 per share, the mid-point of the estimated offering price range set forth on the cover page of this prospectus).

You should read the information in this table together with our financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of September 30, 2008
			Pro Forma
	Actual	Pro Forma	As Adjusted
	(dollars in thousands except share data)

Debt:
Revolving loans under existing credit facility	$7,632	$7,632	—
Revolving loans under new credit facility	—	—	16,523
Term loan under new credit facility	—	—	10,000
Other debt	500	500	53,775

Total debt	8,132	8,132	80,298
Shareholders’ equity:
New Class A 3% Cumulative Participating Preferred Stock, no par value: 280,000, 0 and 0 shares authorized actual, pro forma and pro forma as adjusted, respectively; 130,671, 0 and 0 shares issued and outstanding as of September 30, 2008 actual, pro forma, and pro forma as adjusted, respectively(1)	15,530	—	—
New Class B 5% Cumulative Participating Preferred Stock, no par value: 315,000, 0 and 0 shares authorized actual, pro forma and pro forma as adjusted, respectively; 312,890, 0 and 0 shares issued and outstanding as of September 30, 2008 actual, pro forma and pro forma as adjusted, respectively(1)	23,315	—	—
Undesignated preferred stock, no par value: 100,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, no par value: 956,000, 200,000,000 and 200,000,000 shares authorized actual, pro forma and pro forma as adjusted, respectively; 97,523, 2,536,374 and 12,221,377 shares issued and outstanding as of September 30, 2008 actual, pro forma and pro forma as adjusted, respectively(2)	—	—	—
Additional paid-in capital	2,129	45,248	180,957
Accumulated deficit	(5,273)	(9,547)	(16,647)
Stock subscription receivable	—	—	—
Accumulated other comprehensive loss	(117)	(117)	(117)

Total shareholders’ equity	35,584	35,584	164,193

Total capitalization	$43,716	$43,716	$244,491

(1)	All shares of preferred stock converted into shares of common stock on February 5, 2009. The New Class A 3% Cumulative Participating Preferred Stock has a liquidation value of $118.85 per share and accrued cumulative dividends of $1,154,938 as of September 30, 2008 and the New Class B 5% Cumulative Participating Preferred Stock has an average liquidation value of $75.54 per share and accrued cumulative dividends of $3,118,998 as of September 30, 2008. At an assumed public offering price of $15 per share, an aggregate of 329,694 (post-split) shares of common stock will be issued in payment of accrued dividends on the preferred stock in connection with its conversion to shares of common stock.

(2)	All shares of common stock reflect the 4.7550837-for-one stock split that occurred on February 5, 2009.

DILUTION

Dilution After This Offering

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share of our common stock after this offering. Net tangible book value per share is determined by dividing the number of outstanding shares of our common stock into our total tangible assets (total assets less intangible assets) less total liabilities and outstanding preferred stock. The pro forma net tangible book value of our common stock as of September 30, 2008 was approximately $(41.6) million, or approximately $(16.38) per share, based on the number of shares outstanding as of September 30, 2008, after giving effect to the conversion of all outstanding shares of our preferred stock into 2,109,157 shares of common stock, our 4.7550837-for-one stock split and the issuance of 329,694 shares of common stock in payment of all accrued dividends on our preferred stock.

Investors participating in this offering will incur immediate, substantial dilution in net tangible book value per share. After giving effect to the sale of common stock offered in this offering at an assumed initial public offering price of $15 per share, the mid-point of the estimated offering price range set forth on the cover page of this prospectus and the issuance of approximately 1,685,003 shares for the stock portion of the consideration for the Pending Acquisitions and after deducting underwriting discounts and commissions and estimated offering expenses and transaction expenses related to the Pending Acquisitions payable by us, our pro forma as adjusted net tangible book value as of September 30, 2008 would have been approximately $9.1 million, or approximately $0.74 per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $17.12 per share to existing stockholders, and an immediate dilution of $14.26 per share to investors participating in this offering. The following table illustrates this per share dilution:

Initial public offering price per share	$15.00
Pro forma net tangible book value per share as of September 30, 2008	$(16.38)
Pro forma increase in net tangible book value per share attributable to investors participating in this offering	$17.12
Pro forma as adjusted net tangible book value per share after this offering	$0.74
Pro forma dilution per share to investors participating in this offering	$14.26

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per share after the offering would be $2.02 per share, the increase in the pro forma net tangible book value per share to existing stockholders would be $18.40 per share and the pro forma dilution to new investors purchasing common stock in this offering would be $12.98 per share.

Differences Between New and Existing Investors in Number of Shares and Amount Paid

The following table summarizes, on a pro forma basis as of September 30, 2008, the number of shares of common stock purchased from us and the total consideration and the average price per share paid by existing shareholders, investors receiving shares at the initial public offering price of $15 per share in connection with the Pending Acquisitions and investors participating in this offering at the initial public offering price of $15 per share, before deducting underwriting discounts and commissions and estimated offering expenses:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	per Share

Existing shareholders before this offering	2,536,374	20.7%	$40,209,810	21.7%	$15.85
Investors receiving shares in connection with the Pending Acquisitions	1,685,003	13.8	25,275,000	13.6	15.00
Investors participating in this offering	8,000,000	65.5	120,000,000	64.7	15.00

Total	12,221,377	100.0%	$185,484,810	100.0%

The number of shares of common stock outstanding in the table above is based on the pro forma number of shares outstanding as of September 30, 2008 and assumes no exercise of the underwriters’ over-allotment option. If the underwriters’ over-allotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to 18.9% of the total number of shares of common stock to be outstanding after this offering, the number of shares of common stock held by investors receiving shares in connection with the Pending Acquisitions will be reduced to 12.6% of the total number of shares of common stock to be outstanding after this offering and the number of shares of common stock held by investors participating in this offering will be increased to 9,200,000 shares or 68.5% of the total number of shares of common stock to be outstanding after this offering.

The above discussion and table also assumes no exercise of any outstanding stock options. As of January 1, 2009, there were 257,211 shares of our common stock issuable upon the exercise of outstanding stock options under our 2004 and 2005 Option Plans, having a weighted average exercise price of $10.78 per share. Assuming the exercise of all these options, the information presented in the table above would be as follows:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	per Share

Existing shareholders before this offering	2,793,585	22.4%	$42,982,545	22.8%	$15.39
Investors receiving shares in connection with the Pending Acquisitions	1,685,003	13.5	25,275,000	13.4	15.00
Investors participating in this offering	8,000,000	64.1	120,000,000	63.8	15.00

Total	12,478,588	100.0%	$188,257,545	100.0%

Effective upon the closing of this offering, an aggregate of 511,068 shares of our common stock will be reserved for future issuance under our 2004 and 2005 Option Plans and the 2008 Incentive Plan. To the extent that any of these shares are issued or that we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL AND OTHER DATA

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007 and the nine months ended September 30, 2008 of The O’Gara Group, Inc. and our subsidiaries give effect to the closing of this offering, the closings of the three Pending Acquisitions and the funding of our new credit facility, as described in the notes to these financial statements, as if the transactions had occurred on January 1, 2007. The following unaudited pro forma condensed combined balance sheet at September 30, 2008 gives effect to these five transactions as if they had occurred on September 30, 2008. All of the transactions are interdependent. None will go forward unless all the others do.

The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances.

The following unaudited pro forma condensed combined financial statements and other data should be read in conjunction with the historical consolidated or combined financial statements of The O’Gara Group, Isoclima, OmniTech and TPS Armoring and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of The O’Gara Group, Inc. included elsewhere in this document. 3S refers to Security Support Solutions Limited, a wholly-owned subsidiary of The O’Gara Group, Inc. acquired in June 2007.

These unaudited pro forma condensed combined financial statements and other data are not necessarily indicative of our future results of operations or financial condition.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2007

						Pro Forma
	The O’Gara			TPS		Acquisition
	Group(1)	3S(2)	OmniTech(1)	Armoring(1)	Isoclima(1)(3)	Adjustments		Combined
	(in thousands, except per share data)

Revenues:
Advanced Transparent and Mobile Systems	$2,965	$1,278	$—	$30,277	$99,793	$(2,528	)(4)	$131,785
Sensor Systems	24,715	—	12,715	—	—	—		37,430
Training and Services	10,641	—	—	—	—	—		10,641

Total revenues	38,321	1,278	12,715	30,277	99,793	(2,528)		179,856
Cost of goods sold:
Advanced Transparent and Mobile Security	2,697	1,121	—	20,176	70,042	(384	)(5)	93,652
Sensor Systems	15,127	—	9,178	—	—	—		24,305
Training and Services	7,912	—	—	—	—	—		7,912

Total cost of goods sold	25,736	1,121	9,178	20,176	70,042	(384)		125,869
Gross profit	12,585	157	3,537	10,101	29,751	(2,144)		53,987
Operating expenses:
Selling, general and adminstrative	12,361	691	2,019	5,633	22,601	(1,097	)(6)	42,208
Amortization of intangible assets	1,189	—	—	—	—	3,751	(7)	4,940

Income (loss) from operations	(965)	(534)	1,518	4,468	7,150	(4,798)		6,839
Interest expense (income)	620	91	(3)	107	4,127	600	(8)	5,542
Other expense (income)	(26)	—	(3)	(146)	413	—		238

Income (loss) before provision (benefit) for income taxes, income (loss) related to equity investments and minority interests’ loss	(1,559)	(625)	1,524	4,507	2,610	(5,398)		1,059
Income tax provision (benefit)	(116)	—	—	1,347	3,337	(885	)(9)	3,683
Income (loss) related to equity method investments	—	—	—	—	297	—		297
Minority interests’ loss	—	—	—	—	279	—		279

Net income (loss)	$(1,443)	$(625)	$1,524	$3,160	$(151)	$(4,513)		$(2,048)

Net income (loss) per share Basic and diluted	$(32,065.40)							$(0.17)

Weighted average shares of common stock outstanding:	45							12,221,377

(1)	Derived from the audited consolidated statement of operations for each entity as of December 31, 2007 included elsewhere in this prospectus.

(2)	Derived from the unaudited condensed consolidated statement of operations for 3S for the six month period prior to acquisition in June 2007.

(3)	Converted Isoclima statement of operations from euros to U.S. Dollars using an average exchange rate of €1 = $1.368 for the year ended December 31, 2007.

(4)	Adjusted to eliminate the effect of intercompany revenues between Isoclima and TPS.

(5)	Adjustments to cost of goods sold to:

Eliminate the effect of cost of goods sold associated with intercompany revenues between Isoclima and TPS	$(2,528)
Eliminate Isoclima gross profit in TPS ending inventory	145
Record additional cost of goods sold as a result of the fair value adjustment to inventory recorded in connection with the acquisitions	1,826
Record additional depreciation expense resulting from the adjustment to the fair market value of property, plant and equipment in connection with the acquisitions	173

$(384)

(6)	Adjustments to selling, general and administrative expenses to:

Eliminate expenses related to assets of subsidiaries included in Isoclima’s financial statements not included in the purchase agreement	$(173)
Eliminate excess compensation expense to the former owner of TPS pursuant to an employment agreement effective upon completion of the acquisition	(924)

$(1,097)

(7)	Adjustment to reflect the additional amortization expense associated with the preliminary fair value of the identifiable intangible assets acquired. Identifiable intangible assets were estimated based on The O’Gara Group’s historical allocation experience in purchase accounting in prior acquisitions. The amortization expense is calculated on an accelerated basis over the assets’ estimated useful lives ranging from 2 to 18 years. Useful lives also were estimated based on The O’Gara Group’s historical experience of assigning useful lives to identifiable intangible assets resulting from prior acquisitions. The final purchase price allocation may be different than the amounts estimated and the differences may be material which could result in significant changes to the additional amortization expense reflected above. A change of the weighted average estimated useful life by three years would impact amortization expense by approximately $76,000 per month. A change of $5 million in the estimated value of the identifiable intangible assets would impact amortization expense by approximately $28,000 per month. The estimated identifiable intangible assets as if the transactions had occurred on January 1, 2007 are as follows:

	Estimated	Estimated	Estimated
	Amount	Useful Life	Amortization

Customer relationships	$36,238	18 years	$2,013
Technology	18,119	15 years	1,208
Contractual agreements	1,060	2 years	530
Trademarks	2,000	indefinite

	$57,417		$3,751

(8)	Adjustment to reflect additional interest expense based on borrowings under the new credit facility, assuming completion of the offering on January 1, 2007, at an estimated interest rate of 6.5%. Since Isoclima debt is expected to be assumed upon completion of the acquisition, it does not impact borrowings under the new credit facility or this pro forma adjustment.

				Interest
	2007	Estimated	Interest	Expense	Additional
	Debt	Interest Rate	Expense	Recorded	Expense

Average O’Gara Group debt in 2007	$4,763	6.50%	$310	$620	$(310)
Average OmniTech debt in 2007	479	6.50%	31	31	—
Average TPS debt in 2007	315	6.50%	20	107	(87)
Additional debt to complete the offering	15,333	6.50%	997	—	997

			$1,358	$758	$600

(9)	Income tax benefits resulting from the effect of the Pending Acquisitions and the related pro forma adjustments on the consolidated tax calculations as follows:

Domestic pro forma adjustments reflected above	$(4,582)
Estimated effective tax rate of 38% based on The O’Gara Group’s historical domestic effective tax rate	38%

Tax effect		(1,741)
International pro forma adjustments of $1,740 reflected above but not included in tax calculation due to non-deductibility of adjustments in foreign jurisdiction	–
International pro forma adjustments of $924 reflected above and taxable in the foreign jurisdiction	924
Estimated effective tax rate of 30% based on TPS’ historical experience	30%

Tax effect		277
Taxable income resulting from converting OSTI from an S corporation	1,524
Estimated effective tax rate of 38% based on The O’Gara Group’s historical domestic effective tax rate	38%

Tax effect		579

Total pro forma tax adjustment		$(885)

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2008

					Pro Forma
	The O’Gara		TPS		Acquisition
	Group(1)	OmniTech(1)	Armoring(1)	Isoclima (1)(2)	Adjustments		Combined
	(in thousands, except per share data)
Revenues:
Advanced Transparent and Mobile Systems	$1,531	—	$28,943	$82,564	$(1,567	)(3)	$111,471
Sensor Systems	15,676	$15,312	—	—	—		30,988
Training and Services	9,583	—	—	—	—		9,583

Total revenues	26,790	15,312	28,943	82,564	(1,567)		152,042
Cost of goods sold:
Advanced Transparent and Mobile Systems	1,283	—	18,145	56,588	(1,321	)(4)	74,695
Sensor Systems	10,263	9,930	—	—	—		20,193
Training and Services	7,091	—	—	—	—		7,091

Total cost of goods sold	18,637	9,930	18,145	56,588	(1,321)		101,979
Gross profit	8,153	5,382	10,798	25,976	(246)		50,063

					Pro Forma
	The O’Gara		TPS		Acquisition
	Group(1)	OmniTech(1)	Armoring(1)	Isoclima (1)(2)	Adjustments		Combined
	(in thousands, except per share data)
Operating expenses:
Selling, general and adminstrative	10,714	1,466	8,339	17,004	(3,144	)(5)	34,379
Amortization	1,084	—	—	—	2,813	(6)	3,897

Income (loss) from operations	(3,645)	3,916	2,459	8,972	85		11,787
Interest expense (income)	239	(2)	201	3,452	665	(7)	4,555
Other expense (income)	(146)	(1)	145	(299)	—		(301)

Income (loss) before provision (benefit) for income taxes	(3,738)	3,919	2,113	5,819	(580)		7,533
Income tax provision (benefit)	(862)	—	634	1,765	1,166	(8)	2,703
Income (loss) related to equity method investments	—	—	—	181	—		181
Minority interests’ loss (income)	—	—	—	(480)	—		(480)

Net income (loss)	$(2,876)	$3,919	$1,479	$3,755	$(1,746)		$4,531

Net income (loss) per share
Basic	$(79.93)						$0.37

Diluted	$(79.93)						$0.37

Weighted average shares of common stock outstanding
Basic	35,977						12,221,377

Diluted	35,977						12,294,121

(1)	Derived from the unaudited consolidated statement of operations for each entity as of September 30, 2008 included elsewhere in this prospectus.

(2)	Converted Isoclima statement of operations from euros to U.S. Dollars using an average exchange rate of €1 = $1.520 for the nine months ended September 30, 2008.

(3)	Adjusted to eliminate the effect of intercompany revenues between Isoclima and TPS.

(4)	Adjustment to cost of revenues to:

Eliminate the effect of cost of goods sold associated with intercompany revenues between Isoclima and TPS.	$(1,567)
Eliminate Isoclima gross profit in TPS ending inventory.	115
Record additional depreciation expense resulting from the adjustment to the fair market value of property, plant and equipment in connection with the acquisitions.	131

$(1,321)

(5)	Adjustments to selling, general and administrative expenses to:

Eliminate expenses related to assets of subsidiaries included in Isoclima’s financial statements not included in the purchase agreement.	$(84)
Eliminate expense related to founders’ bonus to a member of the company’s board of directors	(1,000)
Eliminate excess compensation expense to the former owner of TPS pursuant to an employment agreement effective upon completion of the acquisition.	(2,060)

$(3,144)

(6)	Adjustment to reflect the additional amortization expense associated with the preliminary fair value of the identifiable intangible assets acquired. Identifiable intangible assets were estimated based on The O’Gara Group’s historical experience in purchase accounting in prior acquisitions.

The amortization expense is calculated on an accelerated basis over the assets estimated useful lives ranging from 2 to 18 years. Useful lives also were estimated based on The O’Gara Group’s historical experience of assigning useful lives to identifiable intangible assets resulting from prior acquisitions. The final purchase price allocation for the Pending Acquisitions may be different than the amounts estimated and the differences may be material which could result in significant changes to the additional amortization expense reflected above. A change of the weighted average estimated useful life by three years would impact amortization expense by approximately $76,000 per month. A change of $5 million in the estimated value of the identifiable intangible assets would impact amortization expense by approximately

$28,000 per month. The estimated identifiable intangible assets as if the transactions had occurred on January 1, 2007 are as follows:

	Estimated	Estimated	Estimated
	Amount	Useful Life	Amortization

Customer relationships	$36,238	18 years	$1,510
Technology	18,119	15 years	906
Contractual agreements	1,060	2 years	397
Trademarks	2,000	indefinite

	$57,417		$2,813

(7)	Adjustment to reflect additional interest expense based on borrowings under the new credit facility, assuming completion of the offering on January 1, 2007, at an estimated interest rate of 6.5%. Since Isoclima debt is expected to be assumed upon completion of the acquisition, it does not impact borrowings under the new credit facility or this pro forma adjustment.

				Interest
	2008	Estimated	Interest	Expense	Additional
	Debt	Interest Rate	Expense	Recorded	Expense

Average O’Gara Group debt in 2007	$5,836	6.50%	$285	$239	$46
Average OmniTech debt in 2007	462	6.50%	23	23	—
Average TPS debt in 2007	1,490	6.50%	73	201	(128)
Additional debt to complete the offering	15,333	6.50%	747	—	747

			$1,128	$463	$665

(8)	Additional income tax expense resulting from the effect of the Pending Acquisitions and the related pro forma adjustments on the consolidated tax calculation

Domestic pro forma adjustments reflected above	$(2,478)
Estimated effective tax rate of 38% based on The O’Gara Group’s historical domestic effective tax rate	38%

Tax effect		(941)
International pro forma adjustments of $162 reflected above but not included in tax calculation due to non-taxability of adjustment in foreign jurisdiction	—
International pro forma adjustments of $2,060 reflected above and taxable in the foreign jurisdiction	2,060
Estimated effective tax rate of 30% based on TPS’ historical experience	30%

Tax effect		618
Taxable income resulting from converting OSTI from an S corporation to a C corporation	3,919
Estimated effective tax rate of 38% based on The O’Gara Group’s historical domestic effective tax rate	38%

Tax effect		1,489

Total pro forma tax adjustment		$1,166

Unaudited Condensed Combined Pro Forma Balance Sheet
As of September 30, 2008
(in thousands)

					Pro Forma
	The O’Gara		TPS		Offering		Acquisition
	Group(1)	Omnitech(1)	Armoring(1)	Isoclima (1),(2)	Adjustments		Adjustments		Total

Assets
Current assets:
Cash	$1,483	$3,034	$2,685	$5,577	$135,073	(3)	$(135,073)	(4)	$12,779
Accounts receivable — trade	4,314	991	5,339	31,681	—		—		42,325
Inventory	2,816	4,675	5,693	25,118	—		3,997	(11)	42,299
Deferred tax asset	218		709	1,652	—		—		2,579
Other current assets	2,963	393	875	684	—		—		4,915

	11,794	9,093	15,301	64,712	135,073		(131,076)		104,897

Property and equipment:
Property and equipment	5,658	1,917	2,929	137,972	—		(52,111)	(12)	96,365
Less: Accumulated depreciation	(2,357)	(979)	(1,384)	(69,707)	—		72,070	(13)	(2,357)

Net property and equipment	3,301	938	1,545	68,265	—		19,959		94,008

Other assets
Goodwill	19,048	—	—	—	—		40,997	(14)	60,045
Other intangible assets	14,971	—	—	1,392	—		61,961	(14)	78,324
Other long term assets	6,250	87	—	5,476	900	(5)	(3,250)	(15)	9,463

Total assets	$55,364	$10,118	$16,846	$139,845	$135,973		$(11,409)		$346,737

Liabilities and Shareholders’ Equity
Current liabilities:
Note payable — line of credit	$7,632	$100	$2,474	$24,673	$16,523	(3)	$(10,206)	(16)	$41,196
Current maturities of long-term debt	500	74	—	3,117	2,000	(3)	(667)	(16)	5,024
Accounts payable	2,210	807	3,266	25,194	—		—		31,477
Other current liabilities	5,812	1,217	8,021	32,175	3,300	(6)	6,417	(7)	56,942

	16,154	2,198	13,761	85,159	21,823		(4,456)		134,639
Long-term deferred income taxes	2,964	—	289	1,204	—		—		4,457
Other long term liabilities	662	44	212	6,515	—		—		7,433
Long-term debt	—	56	—	27,033	8,000	(3)	(1,011)	(16)	34,078
Minority interest	—	—	—	1,937			—		1,937
Shareholders’ Equity:
Common stock	—	—	1,103	5,595	—		(6,698)	(17)	—
Paid in capital	2,129	848	—	—	151,269	(8)	26,711	(18)	180,957
Series A preferred stock	15,530				(15,530)	(9)	—		—
Series B preferred stock	23,315				(23,315)	(9)	—		—
Stock subscription receivable	—	—	—	—	—		—		—
Retained earnings (deficit)	(5,273)	6,972	1,659	12,389	(6,274)	(10)	(26,120)	(19)	(16,647)
Other comprehensive income	(117)	—	(178)	13	—		165	(17)	(117)

	35,584	7,820	2,584	17,997	106,150		(5,942)		164,193

Total liabilities and shareholders’ equity	$55,364	$10,118	$16,846	$139,845	$135,973		$(11,409)		$346,737

Unaudited Condensed Combined Pro Forma Balance Sheet
(in thousands)

1)	Derived from the unaudited consolidated balance sheets for each entity as of September 30, 2008 included elsewhere herein. The total purchase price of the Pending Acquisitions is comprised of the following:

Cash and stock purchase price of Isoclima	€55,525
Exchange rate at September 30, 2008	1.444

Cash and stock purchase price of Isoclima	$80,204
Cash purchase price of Isoclima	$58,533
Stock purchase price of Isoclima		$21,671
Debt assumed			$53,775
Total Purchase Price of Isoclima					$133,979

Cash and stock purchase price of Omnitech	$30,542
Cash purchase price of Omnitech	$26,542
Stock purchase price of Omnitech		$4,000
Debt assumed			$230
Total purchase price of Omnitech					$30,772

Cash and stock purchase price of TPS	$41,000
Cash purchase price of TPS	$39,112
Stock purchase price of TPS		$1,888
Debt assumed			$2,474
Contingent consideration estimated at fair value pursuant to SFAS No. 141(R), Business Combinations				$4,617
Total purchase price of TPS					$48,091

Total Purchase Price of Pending Acquisitions					$212,842

This pro forma balance sheet considers SFAS 141(R) and its impact on business combinations. Pursuant to the provisions within SFAS 141(R), all transaction costs have been expensed and management has estimated the fair value of contractual contingencies pursuant to the stock purchase agreements of two of the Pending Acquisitions using a probability weighted discounted cash flow approach. The Company’s contractual contingency with TPS was estimated to have a fair value of $4,617 for purposes of pro forma presentation. In addition, the Company’s contractual contingency with Isoclima was estimated to have a fair value of $0 for purposes of pro forma presentation. As disclosed, the payment will either be $0 or $23,089 and the Company cannot conclude that it is more likely than not that a payment will occur. The final resolution of these contractual contingencies in the purchase price allocation may be different than the amounts estimated herein and the differences may be material which could result in significant changes to the estimates reflected above. Any changes to the purchase price allocation would result in a corresponding increase or decrease in goodwill. See “The Pending Acquisitions — Acquisition Structure and Consideration” for a description of the contingent consideration.

2)	Exchange rate used to convert Isoclima balance sheet was $1.444/Euro as of September 30, 2008.

3)	Adjustment to reflect recapitalization of The O’Gara Group, Inc. upon completion of the offering and funding of the new credit facility as follows:

Proceeds from $120 million offering	$120,000
Proceeds from $10 million term loan	10,000
Proceeds from line of credit of new credit facility	16,523
Payment of professional fees associated with the offering	(10,550)
Payment of deferred financing costs	(900)

Total net proceeds from recapitalization	$135,073

4)	Adjustment to reflect gross proceeds from offering and new credit facility used to fund the Pending Acquisitions as follows:

Payment of Isoclima cash purchase price	$58,533
Payment of Omnitech cash purchase price	26,542
Payment of TPS cash purchase price less amount previously paid of $2.25 million	36,862
Payment of transaction costs associated with the Pending Acquisitions	2,300
Repayment of The O’Gara Group debt outstanding prior to the completion of the offering	8,132
Repayment of TPS debt	2,474
Repayment of OmniTech debt	230

Total use of proceeds	$135,073

5)	Adjustment to reflect capitalization of deferred financing costs.

6)	Adjustment to reflect accrual of offering expenses and founders’ bonus not paid from the proceeds of this offering as follows:

Professional fees associated with the offering accrued at closing	$1,300
Founders’ bonus accrued at closing	2,000

$3,300

7)	Adjustment to reflect accrual of transaction costs not paid from the proceeds of this offering as follows:

Accrual of transaction costs not paid out of the proceeds of the offering	$1,800
Accrual of estimated contingent consideration related to the Pending Acquisition pursuant to SFAS 141(R)	4,617

Amount adjusted	$6,417

8)	Adjustment to reflect the equity recapitalization of The O’Gara Group, Inc. post offering as follows:

Cash from equity offering	$120,000
Conversion of existing preferred stock into common stock	38,845
Conversion of accumulated dividends on existing preferred stock into common stock	4,274
Professional fees associated with completing the offering to be paid at closing	(10,550)
Professional fees associated with the offering accrued at closing	(1,300)

Amount adjusted	$151,269

9)	Adjustment to reflect the conversion of the existing preferred stock into common stock.

10)	Adjustments to reflect the following:

Expense the issuance of the founders’ bonus	$2,000
Expense the issuance of the accumulated dividend to preferred stock holders	4,274

Amount adjusted	$6,274

11)	Adjustment to reflect the fair value of inventory in connection with the acquisitions.

12)	Adjustment to reflect the preliminary allocation of the purchase price to the estimated fair value of property, plant and equipment in connection with the acquisitions.

The final purchase price allocation may be different than the amounts estimated and the differences may be material which could result in significant changes to the estimates reflected above. Any changes to the allocation would result in a corresponding increase or decrease in goodwill.
Historical cost of acquired property, plant and equipment	$142,818
Estimated fair value of acquired property, plant and equipment	90,707

Amount adjusted	52,111

13)	Adjustment to reflect the elimination of historical accumulated depreciation of the Pending Acquisitions.

14)	Adjustment to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and to goodwill associated with the Pending Acquisitions. The final purchase price allocation has not been completed. The final purchase price allocation may be different than the amounts below and the differences may be material. Any differences in allocation are expected to have a corresponding increase or decrease to goodwill.

Current assets	$93,103
Property, plant and equipment	90,707
Other assets	5,563
Patents and licenses	1,392
Intangible assets:
Technology	19,553
Customer relationships	39,105
Non-competition agreements	1,303
Trademarks	2,000

61,961

Goodwill	40,997
Current liabilities	(70,680)
Deferred tax liabilities	(1,493)
Other non-current liabilities	(6,771)
Minority interest	(1,937)

Net Assets Acquired	$212,842

Pursuant to the provisions of SFAS 141(R), transaction costs related to acquisitions completed after December 31, 2008 must be expensed as incurred and may not be capitalized into goodwill. Such transaction costs are non-recurring and are not included in the pro forma statement of operations. In addition, the fair value of contractual contingencies must be estimated and recorded as a liability on the acquisition date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Accounting Pronouncements.”

15)	Adjustment to eliminate deposit paid to TPS which was applied to the total purchase price and to reclassify transaction costs paid prior to closing as follows:

Deposits paid to TPS applied to the purchase price	$2,250
Reclassification of transaction costs paid prior to closing	1,000

$3,250

16)	Adjustment to reflect debt repaid and debt not assumed in the Pending Acquisition as follows:

Repayment of The O’Gara Group line of credit existing prior to the offering	$7,632
Repayment of TPS line of credit	2,474
Repayment of OmniTech line of credit	100

Total reduction in line of credits existing prior to the offering	$10,206

Current portion of long-term debt of Isoclima not assumed by acquirer	$93
Repayment of current portion of long-term debt of The O’Gara Group	500
Repayment of current portion of long-term debt of OmniTech	74

Total reduction in current portion of long-term debt	$667

Long-term debt of Isoclima not assumed by acquirer	$955
Repayment of long-term debt of OmniTech	56

Total reduction in long-term debt	$1,011

17)	Elimination of subsidiary account balances in consolidation as follows:

Common stock	$(6,698)
Other comprehensive income	$165

18)	Adjustment to reflect the issuance of The O’Gara Group common stock in connection with the Pending Acquisitions:

Isoclima	$21,671
OmniTech	4,000
TPS	1,888
Elimination of the OmniTech paid in capital account balance in consolidation	(848)

$26,711

19)	Adjustment to reflect the following:

Expensed transactions costs related to the Pending Acquisitions pursuant to SFAS 141R	$(5,100)
Elimination of subsidiary retained earnings in consolidation	(21,020)

Amount adjusted	$(26,120)

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The following table presents the selected consolidated historical financial data of The O’Gara Group, Inc. as of December 31, 2003 and the four months then ended, as of December 31, 2004, 2005, 2006, 2007 and for the years then ended and as of and for the nine months ended September 30, 2007 and 2008. The selected financial data as of and for the years ended December 31, 2005, 2006 and 2007 is derived from the audited financial statements of The O’Gara Group, Inc., which appear elsewhere in this prospectus. The selected financial data as of and for the years ended December 31, 2003 and 2004 is derived from audited financial statements of The O’Gara Group, Inc. that are not included in this document. The selected financial data of The O’Gara Group, Inc. as of and for the nine months ended September 30, 2007 and 2008 is unaudited, but includes, in the opinion of our management, all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of such data. Due to the fact that the information below relates only to the operations of The O’Gara Group, Inc. prior to the closing of the Pending Acquisitions, our historical financial results are not indicative of our results after the completion of this offering and those acquisitions.

This information should be read together with the sections entitled “Summary Consolidated Historical and Pro Forma Financial and Other Data,” “Unaudited Pro Forma Condensed Combined Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

	Four Months
	Ended
	December 31,	Year Ended December 31,				Nine Months Ended September 30,
	2003	2004	2005	2006	2007	2007	2008
(in thousands, except per share data)

Statement of Operations Data(1)
Revenues	$1,649	$6,953	$14,609	$16,594	$38,321	$29,075	$26,790
Cost of goods sold	1,171	4,597	8,951	11,128	25,736	18,793	18,637

Gross profit	478	2,356	5,658	5,466	12,585	10,282	8,153
Selling, general and administrative expenses	451	2,265	4,052	7,292	13,549	8,720	11,798

Income (loss) from operations	27	91	1,606	(1,826)	(964)	1,562	(3,645)
Interest expense, net(2)	51	174	374	484	620	443	239
Other (income) expense	—	(19)	(4)	(56)	(25)	16	(146)

Income (loss) before provision (benefit) for income taxes	(24)	(64)	1,236	(2,254)	(1,559)	1,103	(3,738)
Income tax provision (benefit)	—	(72)	464	(464)	(116)	486	(862)

Net income (loss)	$(24)	$8	$772	$(1,790)	$(1,443)	$617	$(2,876)

Net income (loss) per share:
Basic	$(529.67)	$188.40	$17,160.02	$(39,767.80)	$(32,065.40)	$13,715.31	$(79.93)
Diluted	$(529.67)	$0.01	$0.85	$(39,767.80)	$(32,065.40)	$0.30	$(79.93)
Weighted average shares
Basic	45	45	45	45	45	45	35,977
Diluted	45	592,783	907,493	45	45	2,040,582	35,977

						As of
	As of December 31,					September 30,
	2003	2004	2005	2006	2007	2008

Balance Sheet Data
Cash	$33	$70	$83	$83	$147	$1,483
Working capital	241	584	385	8,176	2,237	(4,360)
Goodwill and other intangible assets, net	4,343	4,476	15,696	29,021	34,233	34,019
Total assets	6,806	8,423	23,527	47,525	52,313	55,364
Total debt, including current maturities	3,429	4,130	4,974	5,988	3,539	8,132
Total shareholders’ equity	1,306	3,301	13,793	34,141	37,033	35,584

(1)	See Note 1 to the Consolidated Financial Statements of The O’Gara Group, Inc., for information on acquisitions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for information related to significant items affecting operating income (loss).

(2)	Includes related party amounts of $(33), $(150), $(204), $(157), $(130), $(112) and $(25) as of December 31, 2003, 2004, 2005, 2006 and 2007 and the nine months ended September 30, 2007 and 2008, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations is based on the actual, historical financial statements of The O’Gara Group, Inc. It is not based on, nor does it otherwise give effect to, the financial condition and results of operations of the companies to be acquired in the Pending Acquisitions unless it specifically states otherwise. A discussion giving pro forma effect to these acquisitions would differ substantially. This discussion should be read together with the sections entitled “Summary Consolidated Historical and Pro Forma Financial and Other Data,” “Unaudited Pro Forma Condensed Combined Financial and Other Data,” “Selected Historical Consolidated Financial Data” and the consolidated financial statements and the notes to those statements included elsewhere in this prospectus. This discussion also contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements.” For additional information regarding some of the risks and uncertainties that affect our business and the industry in which we operate and that apply to an investment in our common stock, please see “Risk Factors” beginning on page 12.

Overview

We provide security, safety and defense products and services to commercial and government organizations in the U.S. and abroad, including highly specialized products and services that safeguard government officials, security and military personnel, corporate executives and other individuals from terrorism, violent crime and other hazards. We have secured a varied and distinguished list of customers around the world, including, among others: the U.S. Marine Corps, the U.S. Special Operations Command (SOCOM), the U.K. Ministry of Defence, the Italian Ministry of Defense, the U.S. Department of State, the U.S. Intelligence Community, various state and local governments and law enforcement agencies and high-profile individuals.

Prior to the Pending Acquisitions, we have conducted our business in three divisions — Sensor Systems, Training and Services and Mobile Security. These divisions are consistent with our business segments for financial reporting purposes.

•	Sensor Systems. Our Sensor Systems division designs, manufactures and sells specialized night vision equipment and tagging, tracking and locating systems to the government and military markets.

•	Training and Services. Our Training and Services division provides technical services, such as threat and vulnerability assessments and weapons of mass destruction training; tactical services, such as urban warfare and tactical driving training; and preparedness and response services, such as emergency response and continuity of operations planning. We offer our training and services to government, military and corporate customers.

•	Mobile Security. Our Mobile Security division distributes armored cars, trucks and SUVs to corporations, governments and individuals worldwide. The name of this division will be changed to Advanced Transparent and Mobile Systems after the closing of this offering.

Most of our revenues are derived from contracts with the U.S. government and European governments, under which we are either the prime contractor or a subcontractor. Contracts with the U.S. government and three European governments combined accounted for approximately $11.6 million or 80%, $11.4 million or 69%, $32.5 million or 85%, and $21.8 million or 81% of our revenues for the years ended December 31, 2005, 2006 and 2007 and the nine months ended September 30, 2008, respectively.

Our most significant expenses are cost of goods sold and services provided, which consist primarily of direct labor and associated costs for program personnel and direct expenses incurred to complete projects, including the costs of materials, equipment and subcontractors. Selling, general and administrative expenses consist primarily of costs associated with our management, finance and administrative groups; business development expenses, including bid and proposal efforts; and leasehold expenses, travel and other corporate costs. We receive revenue from some contracts for which our U.S. government customers pay us to develop specific products on their behalf. We also spend funds on internal research and development.

Historical Acquisitions

Historically, we have grown our business through acquisitions financed through private placements of equity and promissory notes issued to the sellers. Key milestones in the development of our business include the following:

•	In August 2003, we acquired 100% of the outstanding common stock of Specialized Technical Services, Inc. (STS), a developer and producer of night vision devices, the core product of which is our low-profile night vision goggles (LPNVGs). The value of the consideration and related expenses was approximately $4.8 million. The STS purchase agreement included provisions for contingent payments to the former owners of STS upon the successful realization of performance goals. This has resulted in additional consideration of approximately $1.5 million.

•	In August 2004, we started operations of a subsidiary in Great Britain, Sensor Technology Systems, LTD (STSL), for the primary purpose of servicing products already sold in this region and establishing a sales presence.

•	In May 2005, we acquired 100% of the outstanding common stock of Diffraction, Ltd., a product-oriented solutions provider focused on the development, rapid prototyping and low rate initial production of next generation optoelectronic technology for the U.S. military. The value of the consideration and related expenses was approximately $9.8 million. Diffraction’s products and research activities, most of which are classified by the U.S. government, include digital and fused night vision devices, Identification Friend or Foe systems, illuminators/pointers, intelligent sensors, optical and radio frequency communication devices, and signature management devices.

•	In April 2006, we acquired certain assets of Safety and Security Institute (SSI), a provider to the U.S. military and private companies of anti-terrorist and protective security drivers training, as well as basic, intermediate and tactical firearms training. The value of the consideration and related expenses was approximately $3.2 million. The SSI purchase agreement included provisions for contingent payments to the former owners upon the successful realization of specific performance goals for the four fiscal years after the acquisition. The contingent payments may be made in cash or stock at our election. Additional purchase price paid, if any, will be recorded in the period in which the specific provisions of the future contingent payments have been met. To date no payments have been made and future payments are not expected.

•	In November 2006, we acquired all of the capital stock of Homeland Defense Solutions, Inc. (HDS), a provider of preparedness and response training for private sector and government security personnel and emergency first responders, threat and vulnerability assessments, and emergency operations and response plan development. The value of the consideration and related expenses was approximately $10.9 million. The purchase price was subject to upward or downward adjustment based on the earnings of HDS from November 1, 2006 through October 31, 2007. As a result of operations during the performance period, the purchase price and goodwill were reduced by approximately $2.6 million.

•	In June 2007, we acquired all of the capital stock of Security Support Solutions (3S), a U.K.-based company that markets and sells armored vehicles to customers who need to obtain armored vehicles quickly or who are looking for a third party to simplify and manage the acquisition and delivery process for them. The value of the consideration and related expenses was approximately $4.0 million. The purchase price is subject to upward or downward adjustment based on the earnings of 3S from July 1, 2007 through June 30, 2008 and from July 1, 2008 through June 30, 2009. No adjustments were made for the first period; adjustments for the second period cannot be predicted at this time.

Pending Acquisitions

Simultaneously with the closing of this offering, we will complete the acquisitions of the following companies:

•	Isoclima, a designer and manufacturer of transparent armor and impact-resistant and other specialized glass for the armored vehicle, premium automotive, rail, marine, aviation and other markets, for approximately $124.2 million in a combination of cash, common stock and the assumption of debt, to join our Advanced Transparent and Mobile Systems division.

•	TPS Armoring, a manufacturer of vehicle armoring systems, for approximately $43.3 million in a combination of cash, common stock and the assumption of debt, also to join our Advanced Transparent and Mobile Systems division.

•	OmniTech, a designer and manufacturer of optoelectronic systems serving the government and military markets, for approximately $30.6 million in a combination of cash, common stock and the assumption of debt, to join our Sensor Systems division.

We believe that these companies will add significant value to our organization as they will substantially increase our size, extend and enhance our product portfolio, broaden and deepen our customer base, expand our geographic presence and enhance our management team. Assuming the Pending Acquisitions occurred as of January 1, 2007, our pro forma combined revenues for the year ended December 31, 2007 and the nine months ended September 30, 2008 were $179.9 million and $152.0 million, respectively. Our pro forma net loss for the year ended December 31, 2007 was $2.0 million and our pro forma net income for the nine months ended September 30, 2008 was $4.5 million.

Factors That May Influence Future Results of Operations

We are subject to a variety of trends, events and uncertainties that may have a material impact on our future results of operations. Most notably, our results will be significantly affected by the closing of the Pending Acquisitions. We believe that certain factors that have affected the historical operating results of Isoclima, TPS and OmniTech are likely to continue to have an impact on our future results of operations. Other factors that affected the historical operating results of Isoclima, TPS and OmniTech, either positively or negatively, may not have a similar impact on our future results of operations. We believe that the following, among others, are such key factors:

Isoclima

•	In some periods, costs of sales have been negatively impacted by rising fuel and energy costs, which have increased transportation and plant utility expense, and fluctuations in these costs may have a material effect on Isoclima’s results of operations. Isoclima’s cost of sales was 70.2% of net sales for the year ended December 31, 2007 compared to 68.9% of net sales for the year ended December 31, 2006, and was 68.5% of net sales for the nine months ended September 30, 2008 compared to 67.4% of net sales for the nine months ended September 30, 2007.

•	Selling, general and administrative expenses constitute the other major portion of Isoclima’s expenses. Selling, general and administrative expenses were higher than usual in the nine months ended September 30, 2008 due to higher labor, business development and professional fee expenses and the cost of safety upgrades at certain facilities, which Isoclima completed during that period. As Isoclima’s selling, general and administrative expenses have been relatively flat in other recent periods, we can not predict how these expenses will change in the future. Isoclima’s selling, general and administrative expenses were 23.6% of net sales for the year ended December 31, 2007 compared to 27.7% of net sales for the year ended December 31, 2006, and were 29.1% of net sales for the nine months ended September 30, 2008 compared to 25.7% of net sales for the nine months ended September 30, 2007. We do not expect that our planned addition of sales and engineering staff to address the U.S. military and commercial markets will have a material impact on Isoclima’s selling, general and administrative expenses in the future.

•	Isoclima has incurred a large amount of permanently non-deductible expenses in the past two years, which have resulted in high effective tax rates in both periods. We do not expect this trend to continue as the transactions that caused the permanent items are not expected to occur in the future.

•	Isoclima’s net sales increased by 16.3% for the year ended December 31, 2007 compared to the year ended December 31, 2006, and its net loss for the year decreased by 94.8% compared to 2006, primarily due to higher sales. For the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007, Isoclima’s net sales were relatively flat but its net income increased by 88.8% This increase was attributable primarily to higher income tax expense in the first nine months of 2007, which reduced net income in that period, as described in the previous bullet.

•	Isoclima’s income from operations increased 110% for the year ended December 31, 2007 and 9% for the nine months ended September 30, 2008 as a result of gains arising from a $5.3 million sale of previously expensed research and development costs as well as other ordinary course sales of property, plant, equipment and intangible assets and the related removal of the assets’ cost and accumulated depreciation or amortization from Isoclima’s accounts. These gains were recorded as “Other operating income”.

TPS

•	TPS’s net sales increased by 87.3% for the year ended December 31, 2007 compared to the year ended December 31, 2006, and increased by 28.4% for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007. These increases were attributable primarily to increasing demand for armored vehicles by government and individual customers.

•	TPS’s net income increased by 2,708.5% for the year ended December 31, 2007 compared to the year ended December 31, 2006. This increase was attributable primarily to increased demand for TPS’s products and the small incremental effect increased sales have on its selling, general and administrative expenses. TPS’s net income decreased by 44.7% for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007, primarily because TPS incurred approximately $2.1 million in selling, general and administrative expenses in the first nine months of 2008 for an employee bonus, compared to $0.9 million of similar expenses incurred in 2007.

•	TPS is one of three approved suppliers of armored vehicles to the Mexican federal government.

OmniTech

•	OmniTech’s results of operations to date have depended on its ability to obtain and expand its sales to the U.S. government. Consequently, changes in OmniTech’s net sales between periods are primarily driven by the government’s contracting and procurement cycle and, in particular, by when government agencies have the funding and authorization to enter into and take deliveries under contracts. For example, OmniTech’s net sales increased by 80.2% for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007, primarily because OmniTech entered into, and made deliveries under, a new contract with the United States Marine Corps.

•	In recent periods, OmniTech’s expenses have been relatively flat, and, after certain fixed costs, its costs of sales have not increased proportionately as net sales have increased. Likewise, primarily because it does not use a commission-based sales system, after certain fixed costs, its selling, general and administrative expense has not increased proportionately as net sales have increased. Consequently, the marginal cost of OmniTech’s increased net sales has been relatively low in recent years, causing proportionately greater increases in its income from operations and net income. For the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007, OmniTech’s net sales increased by 80.2%, its income from operations increased by 231.1% and its net income increased by 228.9%.

•	Certain OmniTech personnel perform both tasks that are related to the production of specific products and tasks, such as administration and development, that are not associated with specific products. The tasks assigned to these employees depend primarily on customer requirements, and these employees have historically performed production-related tasks when OmniTech is in the process of filling substantial customer orders. OmniTech accounts for certain expenses associated with these employees either as costs of sales or as selling, general and administrative expenses depending on how they are employed in a particular period. These variations in employee expenses have been a substantial source of period-to-period fluctuations in OmniTech’s cost of sales and selling, general and administrative expenses, and we expect these variations may contribute to fluctuations in our consolidated sales and selling, general and administrative expenses.

The completion of the Pending Acquisitions will significantly change the nature and composition of our business. We believe that the following factors, among others, will influence our results of operations upon completion of this offering and the Pending Acquisitions:

•	At this time we do not foresee a leveling off in the global trends of increasing terrorist activities and other unconventional threats, and continue to foresee an expansion of criminal activities in certain parts of the world, that create a demand for our security, safety and defense-related products and services. We also believe that the increased use of outsourcing by governments will continue. Adverse global economic conditions, however, may adversely affect sales of commercial products by our Advanced Transparent and Mobile Systems division, which we expect to contribute the majority of our revenues after completion of the Pending Acquisitions. For example, recessionary trends in Europe may result in pricing pressures from manufacturers and decrease demand for high-end automobiles and yachts that incorporate our specialized glass. Significant changes in U.S. or foreign defense policies may adversely affect sales by our Sensor Systems and/or Training and Services divisions.

•	Our business mix will shift from one primarily involving sales to the U.S. government and its agencies to one with substantial sales to the commercial and international markets. We also expect to derive a significantly greater portion of our revenues from our Advanced Transparent and Mobile Systems division. This division operates at historically lower gross margins than we have experienced in the past. Because of these changes, we expect gross margin as a percentage of sales to be negatively affected in the future. However, due to the significant increase in revenues resulting from the acquisitions, we expect our overall profitability to increase.

•	We will conduct a significantly greater portion of our business in euros and currencies other than the U.S. dollar, the currency in which we report our consolidated financial statements. As a result, currency rate fluctuations will have a much greater impact on our results of operation than previously. We intend to enter into currency hedging agreements to offset a portion of this risk. We cannot currently estimate the effect of currency exchange rates fluctuations on our future business, because, among other things, the portions of our revenues that will be denominated in dollars, euros and other currencies will depend in part upon the success of our attempts to enter new markets and win new customers or additional work from existing customers.

•	Isoclima is currently the primary supplier of transparent armor to TPS, and we believe the integration of these two businesses within the Advanced Transparent and Mobile Systems division will allow us to realize manufacturing efficiencies and other benefits. Importantly, this integration will provide TPS with a steady, priority source of transparent armor, which may reduce shipping and inventory storage and management costs, reduce idle time of production facilities and workers and allow TPS to fill orders more quickly. Other benefits may include: giving Isoclima access to TPS’s sophisticated engineering capabilities and expertise in lean manufacturing techniques, allowing TPS to use our sales group in London to approach potential customers in Europe and benefits arising from vertical integration of the armored vehicle business, including the ability to capture a larger portion of the margin on the components of an armored vehicle and improved management of cash flows within the business.

•	The completion of the Pending Acquisitions will result in significant amortization expense, which may affect our results of operations for an extended period of time. Although increases in revenues and gross profit will diminish this effect if other factors remain static, amortization expense will increase if and as we complete additional acquisitions.

•	After this offering and the closing of the Pending Acquisitions, we will have significantly higher relative interest expense than in the past, due to both borrowings under our new credit facility and debt of Isoclima that will remain outstanding. This may have a negative impact on our net income and also could limit the availability of cash for other purposes.

Select Key Performance Measures

EBITDA.  We manage and assess the performance of our business by evaluating a variety of metrics, including non-GAAP measures such as EBITDA. We consider EBITDA as a key indicator of financial performance and cash flow potential. We define EBITDA as net income before interest, income taxes, depreciation and amortization. Our management uses EBITDA:

•	as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of items not directly resulting from our core operations;

•	for planning purposes, including the preparation of our internal annual operating budget;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our operational strategies; and

•	to evaluate our capacity to fund capital expenditures and expand our business.

We believe that EBITDA is useful to investors in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance relative to other companies without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company, and it provides investors with insight into how management, in part, measures operating performance. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to similarly titled measures of other companies.

Our historical EBITDA was $1,061 and $(1,535) for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively.

Backlog.  We track backlog in order to assess our current business development effectiveness and to assist us in forecasting our future business needs and financial performance. Our backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts actually appropriated by a customer for payment of goods and services less revenue already recognized under that appropriation. Unfunded backlog is the actual dollar value of unexercised priced contracts and their respective options for which funding has not yet been allocated. Most of our U.S. government contracts give the customer an option to extend the period of performance of the contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. Historically, it has been our experience that the customer has typically exercised contract options.

Firm funding for our contracts is usually made for one year at a time, with the remainder of the contract period consisting of a series of one-year options. As is the case with the base period of our U.S. government contracts, option periods are subject to the availability of funding for contract performance. The U.S. government is legally prohibited from ordering work under a contract in the absence of funding. Our historical experience has been that the government has typically funded the option periods of our contracts.

Our funded backlog was $47.2 million and $37.6 million as of December 31, 2006 and 2007 and was $33.9 million and $32.3 million as of September 30, 2007 and 2008, respectively. Our unfunded backlog was

$31.5 million and $24.3 million as of December 31, 2006 and 2007 and was $32.8 million and $17.0 million at September 30, 2007 and 2008, respectively.

The following table presents funded and unfunded backlog by segment on a historical basis for The O’Gara Group at December 31, 2007 and 2008 and on a pro forma combined basis at December 31, 2008.

							Pro Forma Combined
	December 31, 2007			December 31, 2008			December 31, 2008
			Total			Total			Total
$ in thousands	Funded	Unfunded	Backlog	Funded	Unfunded	Backlog	Funded	Unfunded	Backlog

Advanced Transparent and Mobile Systems (formerly known as Mobile Security)	$—	$—	$—	$4,400	$—	$4,400	$41,200	$—	$41,200
Sensor Systems	26,300	—	26,300	25,200	—	25,200	36,300	43,100	79,400
Training and Services	11,300	24,300	35,600	8,800	8,200	17,000	8,800	8,200	17,000

Total backlog	$37,600	$24,300	$61,900	$38,400	$8,200	$46,600	$86,300	$51,300	$137,600

We expect that $13.3 million of the historical total backlog and $50.8 million of pro forma combined total backlog at December 31, 2008 will not be filled by the end of 2009. Major components in pro forma unfunded backlog as of December 31, 2008 included a U.S. Marine Corps contract in the Sensor Systems division and contracts with the U.S. Department of State in the Training and Services division.

Critical Accounting Policies and Estimates

As previously noted, this discussion and analysis of our financial condition and results of operations is based on the actual, historical consolidated financial statements of The O’Gara Group, Inc. and does not give effect to the Pending Acquisitions unless specifically stated. These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities. On an ongoing basis, we re-evaluate our estimates, including those related to revenue recognition, research and development, intangible assets and contingencies. We have based our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our significant accounting policies are described in Note 2 to the consolidated financial statements of The O’Gara Group, Inc. included elsewhere in this prospectus. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition.

We recognize revenues as services are rendered and when title transfers for products, subject to any special terms and conditions of individual contracts. We enter into two types of contracts:

•	Fixed price. For fixed price services contracts, we must determine that the costs incurred provide a proportionate amount of progress on the work and that the ultimate costs incurred will not overrun the funding on the award and that the required hours will be delivered. On fixed price product orders, revenue is not recorded until we determine that the goods have been delivered and title has transferred, subject to any special terms and conditions of specific contracts. During the performance of such contracts, estimated final contract prices and costs are periodically reviewed and revisions are made as required. The effect of these revisions to estimates is included in earnings in the period in which the revisions are made.

•	Time and materials. For time and materials contracts, revenue is recognized to the extent of billable rates multiplied by hours delivered, plus other direct costs. Anticipated losses on contracts are recorded when first identified.

The following table sets forth the percentage of revenues under each type of agreement for the fiscal years 2005, 2006 and 2007 and for the nine months ended September 30, 2008:

	Percentage of Revenues by
	Type
	Fiscal Year Ended			Nine Months
	December 31,			Ended
	2005	2006	2007	September 30, 2008

Fixed price	100.0%	90.9%	80.4%	76.7%
Time and materials	0.0	9.1	19.6	23.3

Total	100.0%	100.0%	100.0%	100.0%

Allowance for Doubtful Accounts.  We evaluate the collectability of accounts receivable based on numerous factors, including past transaction history with customers and their creditworthiness. This estimate is periodically adjusted when we become aware of specific customers’ inability to meet their financial obligations (e.g. bankruptcy filing or other evidence of liquidity problems). As we determine that specific balances ultimately will be uncollectible, we remove them from accounts receivables and record an allowance.

Inventories.  Inventories are stated at the lower of cost or market determined on the first-in, first-out method. Pursuant to contract provisions, agencies of the U.S. government and certain other customers have title to, or a security interest in, inventories related to their contracts as a result of advances, performance-based payments and progress payments. These advances and payments are reflected as an offset against the related inventory balances.

Goodwill.  Business acquisitions typically result in the recording of goodwill, which is the excess of the purchase price over the fair value of the net assets acquired. Goodwill and other intangible assets are stated on the basis of cost net of any impairment. The purchase method of accounting for business combinations requires us to make estimates and judgments to allocate the purchase price paid for acquisitions to the fair value of the net tangible and identifiable intangible assets acquired and liabilities assumed. We have adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS 142) which requires that we calculate, on an annual basis, the fair value of a reporting unit that contains goodwill and compare that to the carrying value of the reporting unit to determine if impairment exists. Impairment testing must take place more often if circumstances or events indicate a change in the impairment status. Management judgment is required in calculating the fair value of the reporting units. We performed our annual assessment of goodwill during the fourth quarter of 2007 and determined that no impairment existed.

Long-lived assets.  Long-lived assets, including certain identifiable intangibles and goodwill, are reviewed annually for impairment or whenever events or changes in circumstances indicate that the carrying amount of the asset in question may not be recoverable including, but not limited to, a deterioration of profits for a business segment. We use the two-step methodology to determine any impairment. The initial step requires us to assess the fair value of intangible assets with respect to their carrying amounts. If a carrying amount exceeds fair value, step two of the impairment test must be performed to measure the amount of the impairment loss, if any. Step two uses discounted operating cash flows estimated over the remaining useful lives of the related long-lived asset or asset groups. Impairment is measured as the difference between fair value and the unamortized cost at the date an impairment is determined.

Income taxes.  We account for income taxes pursuant to SFAS No. 109, Accounting for Income Taxes (SFAS 109). Under the asset and liability method specified thereunder, deferred taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities. Deferred tax liabilities are offset by deferred tax assets relating to net operating loss carryforwards, tax credit carryforwards and deductible temporary differences. Recognition of deferred tax assets is based on management’s belief that it is more likely than not that the tax benefit associated with temporary differences and operating and capital loss carryforwards will be utilized. A valuation allowance is recorded for those deferred tax assets for which it is more likely than not that the realization will not occur.

Stock options.  We recognize the cost of equity classified share-based awards on a straight-line basis over the vesting period of the award. Prior to January 1, 2006, we accounted for our stock option plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation. No stock option-based employee compensation cost was recognized in the income statement, as all stock options granted under those plans had an exercise price equal to or greater than the estimated fair market value of the underlying common stock on the date of grant.

On January 1, 2006, we adopted SFAS No. 123 (revised 2004), Share-Based Payments (SFAS 123(R)), requiring us to recognize expense related to the fair value of our stock option awards. We adopted the fair value recognition provisions of SFAS 123(R) using the prospective transition method. Under this transition method, expense recognized during 2006 includes compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Results for prior periods have not been restated. The effect on our income before income taxes as a result of adopting SFAS 123(R) was immaterial.

We have estimated the fair value of our option awards granted after January 1, 2006 using the Black-Scholes option pricing model. The expected life of the options granted is management’s estimate and represents the period of time that options granted are expected to be outstanding. We currently do not pay dividends on our common stock. Volatility is based on the historic volatility of comparable public companies. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The fair value of each option grant during the years ended December 31, 2006 and 2007 has been estimated on the date of grant with the following weighted-average assumptions:

	2006	2007

Expected life of option	5.6 yrs	5.6 yrs
Dividend yield	0%	0%
Volatility	57.1%	50.2%
Risk-free interest rate	4.6%	4.3%

Since September 30, 2007, we granted stock options with exercise prices as follows:

			Weighted-Average
Grants Made During	Number of	Weighted-Average	Fair Value
Quarter Ended	Options Granted	Exercise Price	per Share

December 31, 2007	223,488	$10.52	$3.92

The fair value of the common stock was determined contemporaneously with the grants.

Determining the fair value of our stock requires making complex and subjective judgments. Our approach to valuation is based on a discounted future cash flow approach that uses our estimates of revenue, driven by assumed market growth rates, and estimated costs as well as appropriate discount rates. These estimates are consistent with the plans and estimates that we use to manage the business. There is inherent uncertainty in making these estimates.

Although it is reasonable to expect that the completion of this offering will add value to the shares because they will have increased liquidity and marketability, the amount of additional value cannot be measured with either precision or certainty.

Results of Operations

The following table sets forth, for each period indicated, components of the statement of operations of The O’Gara Group, Inc. expressed as a percentage of total revenues.

	Fiscal Year Ended			Nine Months Ended
	December 31,(1)			September 30,(1)
	2005	2006	2007	2007	2008

Revenues:
Sensor Systems	100%	87%	65%	68%	58%
Training and Services	—	13	28	27	36
Mobile Security	—	—	8	5	6

Total	100	100	100	100	100
Costs of goods sold	61	67	67	65	70

Gross profit	39	33	33	35	30
Selling, general and administrative expenses	25	36	32	27	40
Amortization of other intangible assets	3	8	3	3	4

Income (loss) from operations	11	(11)	(3)	5	(14)
Interest expense, net	(3)	(3)	(2)	(2)	(1)
Other income (expense)	—	—	—	—	2

Income (loss) before provision (benefit) for income taxes	9	(14)	(4)	4	(14)
Income tax provision (benefit)	(3)	3	—	2	(3)

Net income (loss)	5%	(11)%	(4)%	2%	(11)%

(1)	Percentages do not foot due to rounding.

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

Revenues.  Total revenues decreased $2.3 million, or 8%, to $26.8 million for the nine months ended September 30, 2008, compared to $29.1 million for the nine months ended September 30, 2007.

Sensor Systems revenues decreased $3.9 million, or 20%, to $15.7 million for the nine months ended September 30, 2008, compared to $19.6 million for the nine months ended September 30, 2007. This decrease was primarily due to difficulty we experienced in obtaining image intensifier tubes needed to manufacture night vision goggles.

Training and Services revenues increased $1.6 million, or 21%, to $9.6 million for the nine months ended September 30, 2008, compared to $7.9 million for the nine months ended September 30, 2007. This increase resulted from additional funding on certain long-term U.S. government contracts the division had previously been awarded.

Mobile Security revenues for the nine months ended September 30, 2008 were $1.5 million, compared to revenues of $1.6 million for the nine months ended September 30, 2007. There were no revenues related to this division in the first six months of 2007 as the division did not begin operations until the second half of 2007 following our acquisition of 3S. 3S is a broker for armored vehicles and revenues depend on customer demand for large armored vehicle orders, which varies significantly between periods.

Cost of Goods Sold.  Cost of goods sold decreased $0.2 million, or 1%, to $18.6 million for the nine months ended September 30, 2008, compared to $18.8 million for the nine months ended September 30, 2007. Gross margin was 30.4% in 2008 compared to 35.4% in 2007. Gross margin was negatively impacted in 2008 by a combination of factors discussed below.

Cost of goods sold in the Sensor Systems division decreased $1.5 million, or 13%, to $10.3 million for the nine months ended September 30, 2008, compared to $11.7 million for the nine months ended September 30, 2007. This decrease was due primarily to the lower level of revenues for the division. Gross margin was 34.5% in 2008 compared to 40.0% in 2007 due to the less profitable mix of sales in 2008 when revenues derived from lower margin U.S. government funded low-rate-initial-production (LRIP) contracts increased relative to sales of higher margin night vision goggles.

Cost of services sold in the Training and Services division increased $1.5 million, or 26%, to $7.1 million for the nine months ended September 30, 2008, compared to $5.6 million for the nine months ended September 30, 2007. This increase was due primarily to the higher level of revenues for the division. Gross margin was 26.0% in 2008 compared to 29.2% in 2007 primarily due to a slightly less profitable mix of U.S. government sales, as prices are fixed for several of our large long-term U.S. government contracts and labor and other costs have increased slightly.

Cost of goods sold in the Mobile Security division for the nine months ended September 30, 2008 was $1.3 million, compared to $1.4 million for the nine months ended September 30, 2007. There was no cost of goods sold in the first six months of 2007 as the division did not begin operations until the second half of 2007. Gross margin was 16.2% in 2008 compared to 8.2% in 2007. Margins on the brokerage of armored vehicles vary depending on the customer.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased $2.8 million, or 35%, to $10.7 million for the nine months ended September 30, 2008, compared to $7.9 million for the nine months ended September 30, 2007. This increase was attributable to: (1) increased personnel, finance, legal and business development expenses of $1.4 million associated with the growth of the company in 2008 and with preparations for this initial public offering, (2) expenses of $0.6 million incurred by 3S in the first nine months of 2008 as we began development of the Mobile Security division, (3) increased depreciation expense of $0.3 million due to the implementation of a new software system in early 2007, (4) expenses of $0.3 million to administer the growth in the Training and Services division, and (5) increased expenses of $0.2 million due to increased internal research and development efforts and expenses associated with the increase in revenues in the Sensor Systems division.

As a percentage of revenues, selling, general and administrative expenses increased from 27% in 2007 to 40% in 2008.

Sensor Systems selling, general and administrative expenses increased $0.2 million, or 11%, to $2.3 million for the nine months ended September 30, 2008, compared to $2.1 million for the nine months ended September 30, 2007. This increase was primarily due to increased internal research and development expenses. As a percentage of net sales, selling, general and administrative expenses increased from 10.6% in 2007 to 14.7% in 2008. This increase was primarily due to the lower level of sales in the division.

Training and Services selling, general and administrative expenses increased $0.3 million, or 18%, to $1.8 million for the nine months ended September 30, 2008, compared to $1.5 million for the nine months ended September 30, 2007. This increase was due to additional administrative expenses to administer the growth experienced within the division during 2008. As a percentage of net sales, however, selling, general and administrative expenses decreased from 19.0% in 2007 to 18.5% in 2008, primarily due to the higher level of revenues in 2008 which offset the increased administrative expenses incurred.

Mobile Security selling, general and administrative expenses increased $0.6 million, or 132%, to $1.1 million for the nine months ended September 30, 2008, compared to $0.5 million for the nine months ended September 30, 2007. As a percentage of net sales, selling, general and administrative expenses increased from 29.0% in 2007 to 68.9%. As discussed above, this division had no operations in the first half of 2007.

Amortization of Other Intangible Assets.  Amortization expense increased $0.3 million to $1.1 million for the nine months ended September 30, 2008, compared to $0.8 million for the nine months ended September 30, 2007, primarily due to amortization of identifiable intangible assets associated with the June 2007 acquisition of 3S. Amortization expense is related to patents and trademarks with finite lives and acquired amortizable intangible assets that meet the criteria for recognition as an asset apart from goodwill under SFAS 141.

Income (Loss) from Operations.  The operating loss for the nine months ended September 30, 2008 was $(3.6) million, compared to operating income for the nine months ended September 30, 2007 of $1.6 million. This decrease in operating income of $5.2 million in 2008 resulted primarily from the difficulty we experienced in obtaining image intensifier tubes needed to manufacture night vision goggles as well as from higher selling, general and administrative expenses incurred during the period.

Sensor Systems operating income for the nine months ended September 30, 2008 was $3.1 million, compared to operating income for the nine months ended September 30, 2007 of $5.8 million. The decrease in operating income of $2.6 million, or 46%, was due the difficulty we experienced in obtaining image intensifier tubes needed to manufacture night vision goggles and to the less profitable mix of sales discussed above.

Training and Services operating income for the nine months ended September 30, 2008 was $0.7 million, compared to operating income for the nine months ended September 30, 2007 of $0.8 million. The decrease in operating income of $0.1 million, or 11%, was due to higher selling, general and administrative expenses, partially offset by higher revenue levels in 2008, as discussed above.

Mobile Security operating loss for the nine months ended September 30, 2008 was $(0.8) million, compared to an operating loss of $(0.3) million in the nine months ended September 30, 2007. The increase in operating loss was due to higher selling, general and administrative expenses in 2008 because the division had no operations in the first six months of 2007. This increase in expense was not offset by higher revenues as discussed above.

Interest Expense, Net.  Interest expense, net, decreased $0.2 million to $0.2 million for the nine months ended September 30, 2008, compared to $0.4 million for the nine months ended September 30, 2007, primarily due to lower outstanding debt balances and lower interest rates in 2008.

Income Tax Provision (Benefit).  The income tax benefit for the nine months ended September 30, 2008 was $0.9 million, compared to income tax expense for the nine months ended September 30, 2007 of $0.5 million. The effective tax rate was 23% in 2008 compared to 44% in 2007. The decrease in the effective tax rate related to realized losses in certain foreign jurisdictions from which the company was not able to benefit for tax purposes due to uncertainty relating to the future realizability of the net operating loss carryforward.

Net Income (Loss).  The net loss for the nine months ended September 30, 2008 was $(2.9) million compared to net income for the nine months ended September 30, 2007 of $0.6 million.

Fiscal Year 2007 Compared to Fiscal Year 2006

Revenues.  Total revenues increased $21.7 million, or 131%, to $38.3 million for the year ended December 31, 2007, compared to $16.6 million for the year ended December 31, 2006. This increase in revenues primarily was attributable to: (1) an increase of $10.2 million in revenue in our Sensor Systems division due to product shipments in 2007 which had been delayed in 2006, (2) an increase of $8.5 million in revenue in the Training and Services division associated with companies acquired during 2006 for which we had a full year of revenues in 2007 and (3) an increase of $3.0 million in revenue associated with our 2007 acquisition of 3S as we began development of our Mobile Security division.

Sensor Systems revenues increased $10.2 million, or 71%, to $24.7 million for the year ended December 31, 2007, compared to $14.5 million for the year ended December 31, 2006. This increase was due primarily to shipment of product to a foreign customer in 2007 that had been postponed in 2006 while the customer obtained a financing instrument to support payment on the executed contract, which resulted in a more profitable mix of sales.

Training and Services revenues increased $8.5 million, or 403%, to $10.6 million for the year ended December 31, 2007, compared to $2.1 million for the year ended December 31, 2006. The increase was primarily due to a full year of operations in 2007 of companies acquired at various times during 2006. Had all acquisitions in 2006 been completed at the beginning of that year, year-over-year revenue would have increased $2.7 million, or 34%. Contributing to 2007 revenues were a large U.S. military contract awarded to the division during the early part of 2007 resulting in $1.5 million of revenue, several smaller U.S. military contracts awarded during the year for $0.3 million and increased tactical and driver training of $0.6 million as the division expanded its operations into the Mexican market.

Mobile Security revenues for the year ended December 31, 2007 were $3.0 million. There were no revenues related to this division in 2006 as the division began operations in 2007.

Cost of Goods Sold.  Cost of goods sold increased $14.6 million, or 131%, to $25.7 million for the year ended December 31, 2007, compared to $11.1 million for the year ended December 31, 2006. This increase was primarily due to the increased level of revenues in the Sensor Systems and Training and Services divisions discussed above. In addition, expenses of $2.7 million were incurred in connection with the acquisition of 3S. Gross margin was 32.8% in 2007 compared to 32.9% in 2006. Gross margin was negatively impacted in 2007 by the addition of the Mobile Security division which operates at historically lower margins than have been experienced in the Sensor Systems division.

Cost of goods sold in the Sensor Systems division increased $5.8 million, or 62%, to $15.1 million for the year ended December 31, 2007, compared to $9.4 million for the year ended December 31, 2006. This was primarily due to the increased level of revenues for the division. Gross margin was 38.8% in 2007 compared to 35.4% in 2006 due to a more profitable sales mix of higher margin LPNVGs versus lower margin government funded LRIP contracts in 2006.

Cost of services sold in the Training and Services division increased $6.1 million, or 346%, to $7.9 million for the year ended December 31, 2007, compared to $1.8 million for the year ended December 31, 2006. This was primarily due to the increased level of revenues for the division. Gross margin was 25.7% in 2007, compared to 16.1% in 2006, as the division focused on cost reductions resulting from integrated operations. In 2006, operations were less efficient as multiple companies were acquired and were not integrated into a new division until 2007. Once integration was completed in early 2007, communication and decision making were streamlined which resulted in better allocation of resources for training and the elimination of non-essential expenses.

Cost of goods sold in the Mobile Security division for the year ended December 31, 2007 was $2.7 million. There was no cost of goods sold in 2006 as the division started operations in 2007. Gross margin was 9.0% in 2007.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased $6.3 million, or 104%, to $12.3 million for the year ended December 31, 2007, compared to $6.0 million for the year ended December 31, 2006. The increase primarily was attributable to (1) increased personnel, finance, legal and business development expenses of $1.3 million associated with the growth of the company in 2007, (2) a full year of selling, general and administrative expenses incurred by the companies acquired in 2006 resulting in an additional $0.9 million of expense, (3) $1.0 million of compensation expense for options issued during 2007, (4) $0.8 million of expenses associated with the termination of negotiations with several acquisition targets during the year, (5) selling, general and administrative expenses incurred by 3S of $0.8 million, (6) increased selling and administrative expenses of $0.8 million due to the increase in revenues in the Sensor Systems division and (7) increased depreciation expense of $0.3 million due to the implementation of a new software system in early 2007.

As a percentage of net sales, selling, general and administrative expenses decreased from 36% in 2006 to 32% in 2007. This decrease was primarily due to the increased level of revenues in 2007 but was partially offset by significant expenses associated with the termination of acquisition due diligence and by the compensation expense for the issuance of stock options.

Sensor Systems selling, general and administrative expenses increased $0.8 million, or 40%, to $2.8 million for the year ended December 31, 2007, compared to $2.0 million for the year ended December 31, 2006. This increase was attributable to higher expenses for sales commissions as a result of the increased revenues during the year. As a percentage of net sales, selling, general and administrative expenses decreased from 14% in 2006 to 11% in 2007. This decrease was due primarily to the increase in revenues in 2007, which more than offset the increase in expenses that resulted from those revenues.

Training and Services selling, general and administrative expenses increased $0.9 million, or 94%, to $1.9 million for the year ended December 31, 2007, compared to $1.0 million for the year ended December 31, 2006. This increase was primarily due to a full year of expenses being recognized in 2007 from the companies acquired throughout 2006 when the division was started. As a percentage of net sales, selling, general and administrative expenses decreased from 46.3% in 2006 to 17.8% in 2007, due primarily to the higher level of revenues in 2007.

Mobile Security selling, general and administrative expenses for the year ended December 31, 2007 were $0.8 million. As discussed above, this division had no operations in 2006. As a percentage of net sales, selling, general and administrative expenses were 26.2%.

Amortization of Other Intangible Assets.  Amortization expense remained relatively stable with a slight decrease of $0.1 million, or 5%, to $1.2 million for the year ended December 31, 2007, compared to $1.2 million for the year ended December 31, 2006. Amortization expense is related to patents and trademarks with finite lives and acquired amortizable intangible assets that meet the criteria for recognition as an asset apart from goodwill under SFAS 141.

Income (Loss) from Operations.  The operating loss for the year ended December 31, 2007 was $(1.0) million, compared to an operating loss for the year ended December 31, 2006 of $(1.8) million. This decrease in operating loss of $0.8 million in 2007 resulted primarily from increased revenues which were partially offset by higher selling, general and administrative expenses incurred during the year.

Sensor Systems operating income for the year ended December 31, 2007 was $6.8 million, compared to operating income for the year ended December 31, 2006 of $3.1 million. The increase in operating income of $3.7 million, or 117%, was due to the more profitable mix of higher margin LPNVGs versus lower margin government funded LRIP contracts in 2006.

Training and Services operating income for the year ended December 31, 2007 was $0.8 million, compared to an operating loss for the year ended December 31, 2006 of $0.6 million. The increase in operating income of $1.4 million was due to higher revenue levels in 2007 and the cost reductions implemented as discussed above.

Mobile Security operating loss for the year ended December 31, 2007 was $(0.5) million.

Interest Expense, Net.  Interest expense, net, increased $0.1 million, or 28%, to $0.6 million for the year ended December 31, 2007, compared to $0.5 million for the year ended December 31, 2006. This increase was attributable to increased debt resulting from the acquisitions completed in 2006 and 2007 as well as increased working capital requirements associated with the acquired companies.

Income Tax Provision (Benefit).  The income tax benefit for the year ended December 31, 2007 was $0.1 million, compared to an income tax benefit for the year ended December 31, 2006 of $0.5 million. The effective tax rate was 7% in 2007, compared to 21% in 2006. The decrease in the effective tax rate related to realized losses in certain foreign jurisdictions from which the company was not able to benefit for tax purposes due to uncertainty relating to the future realizability of the net operating loss carryforward.

Net Income (Loss).  The net loss for the year ended December 31, 2007 was $(1.4) million compared to the net loss for the year ended December 31, 2006 of $(1.8) million.

Fiscal Year 2006 Compared to Fiscal Year 2005

Revenues.  Total revenues increased $2.0 million, or 14%, to $16.6 million for the year ended December 31, 2006, compared to $14.6 million for the year ended December 31, 2005. This increase in revenues was due to an increase of $2.1 million in revenue associated with companies acquired during 2006 as we developed our Training and Services division.

Sensor Systems revenues decreased $0.1 million, or 1%, to $14.5 million for the year ended December 31, 2006, compared to $14.6 million for the year ended December 31, 2005. Revenues in 2005 included eight months of operations for Diffraction. If Diffraction had been included in our results of operations for the entire fiscal 2005, revenues would have decreased $2.0 million, or 12.3%. This decrease was primarily due to a delay in receiving a financing instrument from one of our significant foreign customers, which resulted in our inability to ship product associated with and recognize revenue on an executed contract. Product related to this delay was shipped in fiscal year 2007.

Training and Services revenues for the year ended December 31, 2006 were $2.1 million. There were no revenues related to this division in 2005 as the division began operations in 2006.

Cost of Goods Sold.  Cost of goods sold increased $2.2 million, or 24%, to $11.1 million for the year ended December 31, 2006, compared to $9.0 million for the year ended December 31, 2005. This increase was primarily due to an increase of $1.8 million in expenses related to services provided by companies acquired during 2006 in the Training and Services division. Gross margin was 32.9% in 2006 compared to 38.7% in 2005. Gross profit was negatively impacted in 2006 by the addition of the Training and Services division which operates at historically lower margins than have been experienced in the Sensor Systems division.

Cost of goods sold in the Sensor Systems division increased $0.4 million, or 4%, to $9.4 million for the year ended December 31, 2006, compared to $9.0 million for the year ended December 31, 2005. This was primarily due to a higher level of less profitable government funded LRIP contracts in 2006, which resulted in irregular production and decreased overhead absorption. Gross margin was 35.4% in 2006 compared to 38.7% in 2005 due to this less profitable sales mix.

Cost of services sold in the Training and Services division for the year ended December 31, 2006 was $1.8 million. There was no cost of services sold in 2005 as the division started operations in 2006. Gross margin was 16.1% in 2006 as the startup of operations of the division had a negative impact on profitability due to inefficiencies in work throughput at certain times in 2006.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased $2.4 million, or 68%, to $6.0 million for the year ended December 31, 2006, compared to $3.6 million for the year ended December 31, 2005. The increase was attributable to expenses incurred by the companies acquired in 2006 of $1.0 million and increased finance, legal and business development expenses of $1.3 million associated with the growth of the company in 2006.

As a percentage of net sales, selling, general and administrative expenses increased from 24.7% in 2005 to 36.4% in 2006, primarily due to increased fixed costs to administer the growth resulting from the acquisitions completed in 2005 and 2006.

Sensor Systems selling, general and administrative expenses increased $0.1 million, or 6%, to $2.0 million for the year ended December 31, 2006, compared to $1.9 million for the year ended December 31, 2005. This increase was primarily due to an increase in depreciation expense resulting from capital expenditures made for demonstration units used for marketing purposes. As a percentage of net sales, selling, general and administrative expenses increased from 12.9% in 2005 to 13.7% in 2006.

Training and Services selling, general and administrative expenses for the year ended December 31, 2006 were $1.0 million. This division had no operations in 2005. As a percentage of net sales, selling, general and administrative expenses were 46.3% in 2006 primarily due to the startup inefficiencies discussed previously.

Amortization of Other Intangible Assets.  Amortization expense increased $0.8 million, or 179%, to $1.2 million for the year ended December 31, 2006, compared to $0.4 million for the year ended December 31, 2005, primarily due to the acquisitions completed in 2005 and 2006. Amortization expense is related to patents and trademarks with finite lives and acquired amortizable intangible assets that meet the criteria for recognition as an asset apart from goodwill under SFAS 141.

Income (Loss) from Operations.  The operating loss for the year ended December 31, 2006 was $(1.8) million, compared to operating income for the year ended December 31, 2005 of $1.6 million. This decrease in operating income of $3.4 million resulted primarily from increased selling, general and administrative expenses as well as increased amortization expenses due to the factors discussed above.

Sensor Systems operating income for the year ended December 31, 2006 was $3.1 million, compared to operating income for the year ended December 31, 2005 of $3.8 million. The decrease in operating income of $0.7 million, or 17%, primarily was due to the delay in product shipment.

Training and Services operating loss for the year ended December 31, 2006 was $(0.6) million due primarily to the costs associated with the startup of operations.

Interest Expense, Net.  Interest expense, net, increased $0.1 million, or 29%, to $0.5 million for the year ended December 31, 2006, compared to $0.4 million for the year ended December 31, 2005. This increase was primarily due to increased debt resulting from the acquisitions completed in 2006 as well as increased working capital requirements associated with the acquired companies.

Income Tax Provision (Benefit).  The income tax benefit for the year ended December 31, 2006 was $(0.5) million, compared to a provision for income taxes for the year ended December 31, 2005 of $0.5 million. The effective tax rate was 21% in 2006 compared to 38% in 2005. The decrease in the effective tax rate related to realized losses in certain foreign jurisdictions from which the company was not able to benefit for tax purposes due to uncertainty relating to the future realizability of the net operating loss carryforward.

Net Income (Loss).  The net loss for the year ended December 31, 2006 was $(1.8) million, compared to net income for the year ended December 31, 2005 of $0.8 million.

Liquidity and Capital Resources

Historically, we have funded our operations primarily through a combination of the private placements of equity securities, issuances of debt and cash provided by operations. The company was initially funded with a capital contribution of $1.3 million in September 2003 through the issuance of common shares. Those shares were converted to preferred stock in conjunction with a recapitalization of the company in May 2004. Since May 2004, we have raised gross proceeds of $22.3 million from the sale of preferred stock. We also issued $15.5 million in preferred stock and $1.5 million in promissory notes as consideration for acquisitions in 2005, 2006 and 2007. All shares of our preferred stock converted into shares of our common stock upon filing of our amended and restated Articles of Incorporation and all accrued dividends on the preferred shares will be paid in shares of common stock upon the closing of this offering.

Our principal historical liquidity requirements have consisted of working capital, acquisition consideration, capital expenditures and general corporate expenses. As of September 30, 2008, we had $1.5 million of cash and cash equivalents and working capital of $(4.4) million.

Cash Flows

The following table sets forth the components of our cash flows for the following periods, in thousands:

	Year Ended December 31,			Nine Months Ended September 30,
	2005	2006	2007	2007	2008

Net cash provided by (used in) operating activities	$(424)	$(6,570)	$3,134	$1,098	$1,234
Net cash (used in) investing activities	(4,614)	(4,255)	(4,358)	(3,627)	(4,601)
Net cash provided by financing activities	5,064	10,819	1,288	2,802	4,703

Net cash provided by (used in) operating activities.  Cash used in operating activities for 2005 was primarily attributable to investments in working capital of $1.9 million partially offset by net income of $0.8 million and depreciation and amortization expense of $0.7 million. Investments in working capital consisted primarily of an increase in accounts receivable resulting from a significant shipment of product at the end of the year.

Cash used in operating activities for 2006 was primarily attributable to investments in working capital of $6.7 million and a net loss of $1.8 million, partially offset by depreciation and amortization of $1.9 million. Working capital investments in 2006 consisted primarily of a $3.5 million increase in accounts receivable due to several large orders being shipped just prior to year end as well as an increase in inventory of $3.4 million as we purchased inventory at the end of the year in order to support our revenue growth in 2007.

Cash provided by operating activities in 2007 resulted from non-cash charges related to a $1.0 million stock based compensation charge and $2.0 million of depreciation and amortization expenses as well as a reduction in working capital of $1.6 million partially offset by a net loss of $1.4 million. Cash provided by operations during the first nine months of 2007 and 2008 resulted primarily from non-cash charges for depreciation and amortization as well as a decreased level of working capital investments. In 2007, working capital decreased primarily due to a reduction in accounts receivable as revenues shipped just prior to year end in 2006 were collected in the first half of 2007.

In the first nine months of 2008, working capital decreased primarily due to a reduction in inventory levels resulting from difficulties in obtaining image intensifier tubes from ITT Corporation for low profile night vision goggles, one of our main products, and due to accruals for costs related to this offering and the Pending Acquisitions.

Net cash used in investing activities.  Cash used in investing activities included capital expenditures of $0.5 million for 2005, $1.6 million for 2006, $1.5 million for 2007 and $1.3 million and $0.5 million for the nine months ended September 30, 2007 and 2008, respectively. Cash used in investing activities in 2005, 2006 and 2007 and in the first nine months of 2007 and 2008 also included:

•	in 2005, $4.1 million, net of cash acquired, in payments for the acquisition of Diffraction;

•	in 2006, $2.3 million, net of cash acquired, in payments for the acquisition of HDS, and expenses of $0.2 million associated with the acquisition of SSI;

•	in 2007, $1.7 million, net of cash acquired, in payments for the acquisition of 3S, $0.6 million of expenses related to the Pending Acquisitions, and $0.5 million in contingent purchase price payments related to the 2003 acquisition of STS;

•	in the first nine months of 2007, $1.6 million, net of cash acquired, in payments for the acquisition of 3S, $0.4 million of expenses related to the Pending Acquisitions and $0.2 million in contingent purchase price payments related to the 2003 acquisition of STS; and

•	in the first nine months of 2008, $3.6 million of expenses related to the Pending Acquisitions, including a $2.25 million prepayment of a portion of the TPS purchase price, and $0.5 million in contingent purchase price payments related to the 2003 acquisition of STS.

Deferred acquisition and financing costs and the prepayment of a portion of the purchase price for the TPS acquisition were primarily responsible for increasing our other long-term assets by $5.1 million in the first nine months of 2008.

Net cash provided by financing activities.  Cash provided by financing activities for 2005 was primarily attributable to the issuance of $4.7 million of preferred stock.

Cash provided by financing activities in 2006 was attributable to the issuance of $11.3 million of preferred stock but was partially offset by debt repayments under the company’s then current credit facility of $0.5 million.

Cash provided by financing activities in 2007 was attributable to the issuance of $3.9 million of preferred stock but was partially offset by debt repayments under our then current credit facility of $2.2 million and $0.4 million of expenses related to this offering. During the first nine months of 2007, cash provided by financing activities was attributable to net borrowings of $2.1 million under our then current credit facility and to the issuance of $1.0 million of preferred stock.

During the first nine months of 2008, cash provided by financing activities was primarily attributable to net borrowings from the revolving line of credit under our current credit facility.

Short-Term and Long-Term Debt Prior to the Pending Acquisitions

Existing Credit Facility.  On July 13, 2007, we entered into a one year credit facility with PNC Bank, National Association (PNC) for total maximum borrowings of $10.0 million and a $6.0 million sub-limit for the issuances of commercial and standby letters of credit. On September 14, 2007 the credit facility was amended to provide for additional maximum borrowings of $1.0 million, and on March 11, 2008 the credit facility was further amended to extend the expiration date to October 13, 2008. On September 10, 2008 the credit facility was amended to provide for additional maximum borrowings of $2.0 million and to extend the expiration date to January 31, 2009. On January 28, 2009, the credit agreement was amended to extend the expiration date to May 31, 2009. All borrowings under the credit facility bear interest at a rate equal to LIBOR plus 1.85% (5.57% at September 30, 2008). The credit facility is guaranteed by our domestic subsidiaries and is collateralized by substantially all of the assets of those subsidiaries. The credit facility includes customary affirmative and negative covenants, including covenants limiting our ability to dispose of assets, change our business, merge, make acquisitions, incur indebtedness or liens, pay dividends or make investments. The credit facility’s single financial covenant requires us to maintain a funded debt to EBITDA ratio of less than 3.75 to 1.00 on a consolidating rolling four quarter basis measured quarterly. As of September 30, 2008, we believe we were in compliance with all covenants except for the financial covenant. The bank has waived this covenant violation as of September 30, 2008. Outstanding borrowings were $7.6 million at September 30, 2008. We expect to be in compliance with all other covenants until this facility is replaced as described below.

STS Seller Note.  In connection with our acquisition of the stock of STS in September 2003, we issued subordinated promissory notes in the aggregate principal amount of $2.5 million to the former shareholders of STS. The remaining balance of the subordinated notes is $0.4 million, which is due March 31, 2009. Effective December 1, 2008, the notes bear interest at the prime rate plus 4%. The notes are secured by the stock of STS.

Diffraction Seller Note.  In connection with our acquisition of the stock of Diffraction in May 2005, we issued a subordinated promissory note in the principal amount of $0.5 million to an entity affiliated with the former shareholders of Diffraction in exchange for equipment contributed as part of the transaction. The subordinated note was payable quarterly beginning August 1, 2005 in principal installments of $33,333, plus interest at prime plus 1% not to exceed 7%. This note was repaid in full in February 2007.

HDS Seller Note.  In connection with our acquisition of the stock of HDS in November 2006, we issued a subordinated promissory note in the principal amount of $1.0 million to the former shareholder of HDS. The subordinated note was payable in semi-annual installments of varying amounts, plus interest at 8.25%. This note was repaid in full in April 2008.

Short-Term and Long-Term Debt Upon Completion of the Pending Acquisitions

New Credit Facility.  We entered into a credit agreement with PNC Bank and First Commonwealth Bank, as lenders, on January 16, 2009, and amended it on February 12, 2009, pursuant to which, simultaneously with the closing of this offering, we expect to have the ability to draw funds under a $35 million credit facility for which PNC Bank will serve as Administrative Agent, and which will be comprised of a three-year $10 million senior secured term loan and a three-year $25 million senior secured revolving credit facility. Within the $25 million senior secured revolving credit facility, availability will be reserved for (i) issuance of up to $10 million of letters of credit, (ii) up to $2 million of swingline borrowings, and (iii) up to $5 million of aggregate borrowings of euros, Mexican pesos, British pounds, Croatian kunas and Canadian dollars. We also will have the ability thereafter to increase the term loan by up to an additional $15 million, without the consent of the lenders, with any financial institution reasonably satisfactory to the Administrative Agent. The new credit facility will replace our existing revolving credit facility and will be used to refinance the borrowings outstanding on our existing facility, to pay a portion of the purchase price for the Pending Acquisitions, to pay certain fees and expenses, to refinance certain debt of the companies to be acquired and, with respect to the revolver, to fund working capital, acquisitions hereafter permitted by the credit facility, capital expenditures, and other of our and our subsidiaries’ general corporate purposes.

The term loan will mature three years from the first loan under this facility. The term loan is expected to bear interest, at our option, at a rate per annum equal to either (i) the “Base Rate’’ (which is the highest of (a) the Federal Funds Rate plus 0.5%, (b) the PNC prime rate, and (c) the daily 1 month LIBOR rate plus 1%) plus 3.50% through the receipt of the March 31, 2009 compliance certificate and between 2.00% and 3.50% (based on the Company’s consolidated leverage ratio) thereafter; or (ii) the LIBOR rate plus 4.50% through the receipt of the March 31, 2009 compliance certificate and between 3.00% to 4.50% (based on the Company’s consolidated leverage ratio) thereafter. After an event of default, all loans will bear interest at a rate 2% above the rate otherwise accruing for loans using the Base Rate option. Interest is payable by us the earlier of quarterly or the last day of the chosen interest period for loans for which we have elected a LIBOR rate option. The term loan requires quarterly principal payments based upon annual reductions as follows: $2 million for year one; $3 million for year two; and $5 million for year three. The full $10 million term loan must be drawn on the closing date of the Pending Acquisitions.

The revolving credit facility will mature three years from the first loan under this facility. Borrowings under the swing line and foreign currency subline, as well as the unpaid face amount of letters of credit issued by the lenders, will reduce availability under the revolving credit facility. The revolving credit facility will bear interest, at our option, at a rate per annum equal to either the Base Rate or the LIBOR rate plus in each case then applicable margins, at the same rates as described above. The swingline loan will accrue interest at the Base Rate plus the margin then in effect. Foreign currency loans will accrue interest at the LIBOR rate plus the margin then in effect. Letters of credit will accrue fees, payable quarterly, at the LIBOR margin then in effect plus a 1/4% per annum fronting fee, in each case on the face amount of such outstanding letters of credit. We will be required to pay a fee quarterly in arrears on the daily unused portion of the revolving credit facility of 0.50% per annum.

Within 60 days of funding we are required to enter into an interest rate protection agreement for not less than 2 years on at least 50% of the outstanding balance of the term loan.

Our obligations to the lenders and the Administrative Agent, including those under the revolving credit facility and the term loan, will be guaranteed by us and all of our domestic subsidiaries. Such obligations will also be secured by a first priority lien on substantially all of our assets and the assets of our domestic subsidiaries, including any real property such entities may acquire, 100% of the stock of our domestic subsidiaries, and at least 65% of the stock of certain foreign subsidiaries.

We will be permitted to repay the revolving credit facility and term loan without penalty, but amounts repaid under the term loan may not be reborrowed. We will be required to repay the term loan with specified portions of the proceeds from certain new equity or debt securities issuances, non-ordinary course asset sales, and net proceeds from recovery events.

We have provided to the lenders and Administrative Agent representations and warranties that are usual and customary for credit facilities of this type.

In addition to the usual and customary funding conditions, the initial funding of the credit facility by the lenders requires satisfaction of the following conditions precedent:

•	We have closed on the Pending Acquisitions on terms and conditions, and pursuant to documentation, acceptable to the Administrative Agent and the lenders.

•	The aggregate cash and stock purchase price payable by us in connection with the Pending Acquisitions does not exceed $144 million (excluding transaction expenses).

•	We have raised a minimum of $120 million in gross equity proceeds through this offering of our common stock.

•	The lenders have received satisfactory evidence that, after giving effect to the Pending Acquisitions, (i) our trailing 12 month Consolidated EBITDA for the period ended September 30, 2008, is at least $24.6 million, (ii) our ratio of pro forma total debt to total trailing 12 month Consolidated EBITDA for the period ended September 30, 2008 did not exceed 3.25x and (iii) our ratio of pro forma total debt less Isoclima debt at funding to total trailing 12 month Consolidated EBITDA less Isoclima Consolidated EBITDA at funding did not exceed 3.00x.

•	Our existing credit agreements and the obligations thereunder have been repaid in full and all related documentation and liens have been terminated with the exception of debt to be assumed as part of the Pending Acquisitions, including the debt of Isoclima which may remain outstanding as of the closing in an amount not to exceed €40.6 million ($52,475,120).

The agreement contains affirmative covenants to the lenders and Administrative Agent that are usual and customary for transactions of this type, including maintaining books and records and providing inspection rights; maintaining insurance; paying taxes; preserving corporate existence, rights, and authority; maintaining properties and leases; maintaining intellectual property; complying with laws and material contractual obligations; using the proceeds of loans as restricted by the credit arrangements; subordinating intercompany loans; and repatriating on a regular basis, and at least on a quarterly basis, such portion of foreign cash flow from offshore subsidiaries in amounts necessary to service domestic fixed charges.

We and our U.S. subsidiaries, as guarantors, are subject to negative covenants that are usual and customary for transactions of this type, including the following:

Pro Forma Maximum Leverage Ratio — Our ratio of consolidated indebtedness to Consolidated EBITDA calculated at the end of each fiscal quarter for the four fiscal quarters then ended will not exceed the following amounts:

Period	Level

3/31/09	2.75	x
6/30/09	2.75	x
9/30/09	2.75	x
12/31/09-12/31/10	2.50	x
3/31/11 and thereafter	2.25	x

Our “Consolidated EBITDA” for any period of determination means: (i) the sum of net income, depreciation, depletion, amortization, interest expense, income tax expense, non-cash loss on derivative items, non-cash purchase accounting adjustments, non-cash foreign currency transaction losses, other non-recurring non-cash charges to net income, non-recurring transaction expenses paid during such period which are expensed and not capitalized, excess compensation paid for and expensed by TPS during the 2008 fiscal year in an amount not to exceed $2.1 million for such fiscal year, the Founders’ Bonus paid for and expensed during the 2008 fiscal year in an amount not to exceed $1.0 million, and non-cash stock option expense items incurred minus (ii) the sum of non-recurring non-cash credits to net income, interest income, non-cash gain on derivative items, non-cash foreign currency transaction gains and non-cash option gain items, in each case for such period determined and consolidated in accordance with GAAP. For purposes of this definition, with respect to permitted acquisitions, Consolidated EBITDA will be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the acquisition had been consummated at the beginning of such period. Additionally, for purposes of this definition, with respect to permitted dispositions, Consolidated EBITDA will be calculated as if the disposition had been consummated at the beginning of such period.

Minimum Fixed Charge Coverage Ratio — As of the end of each fiscal quarter, our ratio of Consolidated EBITDA to fixed charges, as measured on a rolling four quarter at each fiscal quarter end (unless otherwise noted below), will not be less than the following amounts:

Period	Level

9/30/09 (9 months ended)	1.10	x
12/31/09	1.10	x
3/31/10 and thereafter	1.25	x

Maximum Capital Expenditures — Our capital expenditures will not exceed the following amounts on an annual basis:

Fiscal Year End	Level

12/31/2009	$7,000,000
12/31/2010	$6,500,000
12/31/2011	$6,000,000

Minimum Consolidated EBITDA — Our Consolidated EBITDA, as measured on a rolling four quarter basis at each fiscal quarter end, will not be less than the following amounts:

Period	Level

3/31/09	$26,500,000
6/30/09	$26,500,000
9/30/09	$26,500,000

Minimum Consolidated EBITDA will not be tested after the quarter ended September 30, 2009.

Limitation on Acquisitions — We and the guarantors will not be permitted to make acquisitions (other than the Pending Acquisitions) unless various conditions are satisfied, including that (i) our maximum Leverage Ratio at the close of any acquisition is lower than 2.25x and (ii) there then exists $10 million of unused availability under the revolving credit facility after giving effect to the acquisition.

Other Limitations — We and the guarantors will have limits on our ability to enter into joint ventures and to create non wholly-owned subsidiaries, to make asset divestitures, to incur additional indebtedness/guarantee obligations, to grant liens, to make investments, to pay dividends, to redeem and repurchase our capital stock, to change the lines of business conducted by us and the guarantors and to enter into transactions with affiliates.

Events of default under the credit facility will include payment defaults, breaches of representations or warranties, violations of covenants, cross-defaults to other indebtedness, bankruptcy or insolvency events, a change of control, and unsatisfied judgments.

Use of Proceeds and Assumed Debt.  We intend to use all of the approximately $109.5 million in net proceeds from this offering and approximately $27.2 million in borrowings under our new credit facility for the following:

•	to fund the approximately $115.8 million aggregate cash portion of the purchase price (which excludes $2,250,000 already paid to TPS as part of the purchase price) required for the Pending Acquisitions (based on the euro-dollar exchange rate at February 11, 2009),

•	to repay all outstanding indebtedness under our existing credit facility, as well as an outstanding promissory note, which together was approximately $8.6 million as of February 11, 2009,

•	to repay approximately $9.4 million of the $54.8 million debt assumed in the Pending Acquisitions, and

•	to pay $2.9 million of expenses related to the Pending Acquisitions and the new credit facility.

The $9.4 million of assumed debt to be paid off upon closing of this offering and the Pending Acquisitions represents the following:

•	all $2.3 million of debt to be assumed from TPS upon closing of the Pending Acquisitions,

•	all $48,177 of debt to be assumed from OmniTech upon closing of the Pending Acquisitions, and

•	$7.1 million of debt due to Unicredit Corporate Banking to be assumed from Isoclima upon closing of the Pending Acquisitions, assuming the bank does not consent to the assignment of this loan to us.

All other debt to be assumed from Isoclima will remaining outstanding.

Isoclima Debt.  We will assume the credit facilities of Isoclima described below upon the closing of the acquisition. See “The Pending Acquisitions — Acquisition Structure and Consideration” for a description of the conditions related to debt assumption and reduction of the cash component of the purchase price.

In November 2001 Isoclima obtained a mortgage loan with a group of banks (Efibanca S.p.a. and Mediocredito Trentino Alto Adige S.p.A.) for an aggregate principal amount of €5.16 million, or $6.7 million (€1 = $1.2925 at February 11, 2009) repayable in semi-annual installments from March 15, 2002 until September 15, 2011. Interest accrues at a rate equal to that applied by the bank to the financial institutions plus a variable spread (interest rate as of September 30, 2008, 6.057%). The loan agreement requires Isoclima to maintain a net asset value of at least €10 million and to deliver its year end balance sheet within 30 days of completion. If the net asset value covenant is violated, the bank may increase the variable spread by up to 30 basis points or terminate the agreement. Isoclima was in compliance with those covenants as of September 30, 2008. Outstanding borrowings at September 30, 2008 were approximately €1.6 million, or $2.1 million, of which €0.5 million, or $0.6 million, were short-term obligations.

In September 1995, Isoclima obtained a loan granted by the Italian Ministry of Scientific Research to finance applied research activities. The loan requires repayment in annual installments from September 13, 2001 until September 13, 2010, with a fixed 1% half-yearly interest rate. Outstanding borrowings as of September 30, 2008 were €148,011, or $191,304. In December 2003, Isoclima obtained another loan for an amount of €2.6 million, or approximately $3.4 million, granted by the Italian Ministry of Scientific Research to finance applied research activities, repayable in annual installments from May 7, 2008 until May 7, 2017. Interest accrues at a 1.71% half-yearly interest rate. Outstanding borrowings at September 30, 2008 were approximately €2.5 million, or $3.2 million, of which €0.4 million, or $0.5 million, were short-term obligations.

Isoclima has unsecured lines of credit with 11 banks that are immediately due and payable on demand by each bank at any time. At September 30, 2008, the total outstanding was €18.8 million, or $24.3 million, with individual balances ranging from €20,000, or $25,850, to €4.8 million, or $6.2 million.

On November 14, 2008, Isoclima entered into an eight year term loan agreement with Unicredit Corporate Banking S.p.A. for the principal amount of €5.5 million ($7.1 million). The borrowings under the loan agreement bear interest, payable twice annually with principal, at a floating rate initially set at 6.4%. This rate increases by 1.95 base points annually, subject to further increase if Isoclima does not comply with certain year-end financial covenants based on calculations of net financial expenses and pre-tax operating margin as calculated under Italian law. The borrowings under the loan agreement are secured by a mortgage on certain real estate owned by Isoclima. The loan agreement includes customary affirmative and negative covenants, including covenants that could limit our ability to merge, make acquisitions or incur indebtedness or liens. Isoclima was in compliance with these covenants as of December 31, 2008. Unicredit may terminate the loan agreement if any of these covenants is breached. Outstanding borrowings under this loan agreement were €5.5 million ($7.1 million) at December 31, 2008.

Under the terms of the Isoclima purchase agreement, we will assume, or, if Unicredit does not consent to assignment, repay the outstanding loan balance under the loan agreement referred to above. If we repay the outstanding loan balance before maturity, we are obligated to pay Unicredit a commission equal to 1% of this balance. We do not expect a decision from Unicredit on the assignment until after the completion of this offering. Due to this uncertainty, we have assumed that the Unicredit loan will be repaid upon closing of the Pending Acquisitions, as reflected in “Use of Proceeds.”

Isoclima also has capital lease obligations for equipment in its Italian plants that expire at various points between 2010 and 2016 and are payable in monthly installments during the term of the leases. As of September 30, 2008, the outstanding balance was approximately €9.8 million, or $12.7 million, of which €1.2 million, or $1.6 million, were short-term obligations.

Liquidity Requirements Following Completion of the Offering and the Pending Acquisitions

Short-term liquidity requirements.  After the completion of this offering, given our cash and cash equivalents, the availability of borrowings under our new credit facility and our cash flows from operations, we believe that we will have sufficient liquidity to fund our business and meet our contractual obligations and capital expenditures over a period beyond the next 12 months.

Our principal short-term funding requirements over the 12 months following the closing of this offering will be as follows:

•	Payments relating to operating leases and short and long-term borrowings, including debt service obligations of up to $49.0 million in respect of indebtedness that we expect to remain outstanding and the repayment of maturing debt assumed in the Pending Acquisitions.

•	Capital expenditures of approximately $5.3 million.

Long-term liquidity requirements.  We expect to satisfy our long-term liquidity requirements (excluding the short-term requirements referenced above), including debt service obligations of $8.6 million under our new credit facility due through 2012 and $26.1 million of debt assumed in the Pending Acquisitions due through 2016 through cash flow from operations, offerings of equity or debt securities or issuances of promissory notes, and borrowings under our new credit facility. We expect to assess our financing alternatives periodically and access the source of capital that we believe is in our shareholders’ best interest at any given point in time. If our existing resources are insufficient to satisfy our liquidity requirements, or if we enter into an acquisition or strategic arrangement with another company, we may need to sell additional equity or debt securities. Any sale of additional equity or debt securities may result in dilution to our shareholders, and debt financing may involve covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or making capital expenditures. In addition, our new credit facility may require us to repay the $10 million term loan with portions of the proceeds of any additional equity issuance (other than this offering or any subsequent public offering) or the proceeds of certain additional indebtedness. These conditions may cause us to seek higher amounts of funding, which could increase our financing costs. We cannot be certain that additional public or private financing will be available in amounts or on terms acceptable to us, if at all.

Contractual Obligations and Commitments

The following table shows our contractual cash obligations as of December 31, 2007. We have no contractual cash obligations due after 2016.

	Payments Due by Period
		Less Than One			More Than
Contractual Obligations	Total	Year	1-3 Years	3-5 Years	5 Years
	(In thousands)

Operating leases	$1,992	$441	$839	$455	$257
Short-term borrowings	2,789	2,789	—	—	—
Long-term debt obligations	788	788	—	—	—

Total	$5,569	$4,018	$839	$455	$257

The following table shows our contractual cash obligations assuming completion of this offering, the new credit facility and the Pending Acquisitions as of December 31, 2007.

		Less Than One			More Than
	Total	Year	1-3 Years	3-5 Years	5 Years
	(In thousands)

Operating leases	$3,189	$803	$1,422	$707	$257
Short-term borrowings	21,158	21,158	—	—	—
Capital leases	19,035	2,572	4,823	4,142	7,498
Long-term debt obligations	38,816	9,034	24,176	3,161	2,445

Total (1)	$82,198	$33,567	$30,421	$8,010	$10,200

(1)	The total contractual obligations may increase based on the following contingent payments under the Isoclima and TPS purchase agreements as follows:

Isoclima:

•	We will assume, or, if the lender does not consent to assignment, repay a €5.5 million ($7.1 million) loan with Unicredit Corporate Banking S.p.A. entered into by Isoclima on November 14, 2008. We do not expect a decision from the lender on the assignment until after the completion of this offering. If we assume the loan, our short-term borrowings due in less than one year will increase by €889,164 ($1,149,244), including interest, and our long-term borrowings will increase by the same amount for the next seven years. If we repay the loan, our short-term borrowings due in less than one year will increase by €5.5 million ($7.1 million).

•	In 2009 and 2010, Isoclima has the option to purchase the stock held by Finest, a minority shareholder of Lipik Glas, for approximately €1,800,000 ($2,326,500). In 2010, Finest also has the option to call the purchase by Isoclima at the same price. If Isoclima acquires 100% of the stock of Lipik Glas by the end of 2009, or if Isoclima and Finest modify the terms of the equity investment by Finest in Lipik Glas or modify the terms of the put or call option, the former shareholders of Isoclima will be entitled to receive additional cash consideration of €15,309,000 ($19,786,883), of which €10,450,000 ($13,506,625) will be placed in an escrow account until December 31, 2010.

TPS:

•	The former shareholders of TPS will be entitled to receive a contingent payment equal to the amount by which the EBITDA of the TPS business (adjusted for non-recurring charges and other items consistent with past practices of TPS), determined in accordance with Mexican GAAP for the year ended December 31, 2009, exceeds $6.5 million multiplied by 6.5. The payment, if any, will occur in the first quarter of 2010.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to certain market risks in the normal course of business. At December 31, 2007 and September 30, 2008, our primary exposure to market risk was through our line of credit, under which loans bear interest at a floating rate based on LIBOR. Assuming that we borrowed the entire $13.0 million available, a 1% change in interest rates would result in an immaterial change to our interest expense. We have entered into a commitment letter with PNC Bank to provide for maximum borrowings of $35.0 million and a $10.0 million sub-limit for the issuance of commercial and standby letters of credit, which will have variable interest rates based on LIBOR. Assuming that we borrowed the entire amount available, a 1% change in interest rates would have resulted in a change to interest expense of approximately $0.4 million annually. We also intend to maintain the €5 million notional amount interest rate swap contract in place at Isoclima to reduce the impact of interest rate changes.

Currently, substantially all of our products and services sales are denominated in U.S. dollars, so we are exposed to minimal foreign currency exchange rate risk. Upon the closing of this offering, approximately 50% of our products and services sales will be denominated in euros. The euro is the functional currency in most cases. A decline in the strength of the euro in relation to the U.S. dollar will impact negatively our financial results due to the effect of transactions that are not in the same currency and the translation required for the presentation of our financial statements. We intend to engage in undetermined hedging transactions to reduce our exposure to fluctuations in the U.S. dollar to euro exchange rate.

A 10% change in the exchange rate between dollars and euros would have impacted our pro forma net income by approximately $0.4 million for the nine months ended September 30, 2008.

New Accounting Pronouncements

In June 2006, the FASB issued Financial Accounting Standards Board Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes — An Interpretation of SFAS No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax provision taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for non-public entities for fiscal years beginning after December 15, 2007. We adopted FIN 48 on January 1, 2007. The adoption of FIN 48 did not have a material effect on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We adopted SFAS 157 on January 1, 2008. The adoption of SFAS 157 did not have a material effect on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for the first fiscal year beginning after November 15, 2007. In adopting SFAS 159 on January 1, 2008, we did not elect the fair value option for any financial assets or liabilities; as such, the adoption did not have a material impact on our consolidated financial condition, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS 141(R)). SFAS 141(R) presents several significant changes from current accounting practices for business combinations, most notably the following: revised definition of a business; a shift from the purchase method to the acquisition method; expensing of acquisition-related transaction costs; recognition of contingent consideration and contingent assets and liabilities at fair value; and capitalization of acquired in-process research and development. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of this new accounting principle on the company’s consolidated financial condition, results of operations and cash flows will be dependant upon the level of future acquisitions. Under SFAS 141(R), we are required to expense the acquisition costs of the Pending Acquisitions in 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (SFAS 160). SFAS 160 (a) amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and the deconsolidation of a subsidiary; (b) changes the way the consolidated income statement is presented; (c) establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation; (d) requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated; and (e) requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary.

SFAS 160 must be applied prospectively, but the presentation and disclosure requirements must be applied retrospectively to provide comparability in the financial statements. Early adoption is prohibited. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The impact of this new accounting principle on the company’s consolidated financial condition, results of operations and cash flows will be dependant upon the level of future acquisitions.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 is effective 60 days following approval by the Securities and Exchange Commission of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. We do not expect the adoption of SFAS 162 to have a material impact on our consolidated financial condition, results of operations and cash flows.

Inflation

We believe that the relatively moderate rates of inflation in recent years have not had a significant impact on our revenue or profitability. Historically, we have been able to offset any inflationary effects by either increasing prices or improving cost efficiencies.

Off Balance Sheet Arrangements

As of September 30, 2008, other than the operating leases noted in “Contractual Obligations and Commitments,” which do not have and are not reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors, we had no off-balance-sheet arrangements.

BUSINESS

Simultaneously with the closing of this offering, we will acquire Finanziaria Industriale S.p.A. together with its wholly- and partially- owned subsidiaries (Isoclima), Transportadora de Protección y Seguridad, S.A. de C.V. (TPS Armoring or TPS), and OmniTech Partners, Inc., Optical Systems Technology, Inc. and Keystone Applied Technologies, Inc. (collectively, OmniTech) using the proceeds from this offering, borrowings under our new credit facility and issuances of our common stock. The acquisitions of Isoclima, TPS and OmniTech are referred to as the Pending Acquisitions. These Pending Acquisitions will significantly increase our size, expand and enhance our product portfolio, broaden and deepen our customer base, expand our geographic presence and enhance our management team.

The closing of this offering, the closings of the three Pending Acquisitions and the funding of our new credit facility are interdependent. None will go forward unless all the others do. As a result, except in circumstances where the context indicates otherwise, we have described our business below assuming that our new credit facility is in place and has been funded and that the Pending Acquisitions already have occurred. See “The Pending Acquisitions” and “Risk Factors — Risks Related to Our Pending and Future Acquisitions.”

Unless the context indicates otherwise, references in this prospectus to “we,” “us,” “our,” the “company” or “The O’Gara Group” refer to The O’Gara Group, Inc. and its consolidated subsidiaries and assume and give effect to the closing of the Pending Acquisitions.

Company Overview

We provide a diverse portfolio of security, safety and defense products and services to commercial and government organizations worldwide. Our business activities are focused on delivering specialized products and services that improve the ability of organizations and individuals to prepare for, respond to and recover from acts of terrorism, violent crime and other hazards. We have a varied and distinguished list of customers, including: Mercedes-Benz, BMW and Azimut-Benetti in the commercial market; the U.S. Marine Corps, U.S. Special Operations Command (SOCOM), U.K. Ministry of Defence and Italian Ministry of Defense in the military market; the U.S. Department of State, U.S. Intelligence Community and various state and local governments and law enforcement agencies in the government market; and high-profile individuals. As indicated above, the Pending Acquisitions transform the size and, to a significant extent, the business of our company. Including the Pending Acquisitions, our pro forma combined revenues for the year ended December 31, 2007 and the nine months ended September 30, 2008 were $179.9 million and $152.0 million, respectively. Our pro forma EBITDA for the year ended December 31, 2007 and the nine months ended September 30, 2008 were $22.0 million and $24.5 million, respectively. Our pro forma net loss for the year ended December 31, 2007 was $2.0 million and our pro forma net income for the nine months ended September 30, 2008 was $4.5 million. Our pro forma combined firm backlog at December 31, 2008 was $137.6 million, of which $51.3 million was unfunded government orders and $50.8 million is not reasonably expected to be filled by the end of 2009. Comparable historical information, including a description of how we use EBITDA and its limitations as a non-GAAP measure, can be found under “Summary Consolidated Historical and Pro Forma Financial Data” on pages 9 to 11.

Our business is organized into three divisions — Advanced Transparent and Mobile Systems, Sensor Systems and Training and Services.

•	Advanced Transparent and Mobile Systems. Our Advanced Transparent and Mobile Systems division designs, manufactures and sells highly engineered transparent armor, vehicle armoring systems and impact-resistant and other specialized glass. Our products safeguard government officials, security and military personnel, corporate executives and other individuals from terrorism, violent crime and other hazards. The majority of our revenues in this division are derived from sales to commercial market customers operating in the automotive, rail, marine and aviation industries. In the automotive industry, we supply transparent armor used in commercial and military armored vehicles and vehicle armoring systems for cars, trucks and SUVs. For the rail, marine and aviation industries, our activities are focused on the production of impact-resistant and other specialized glass used to protect a range of high-value assets, such as high-speed trains, yachts and aircraft. Our specialized glass products are also used in solar panels for alternative energy applications and for architectural purposes.

•	Sensor Systems. Our Sensor Systems division designs, manufactures and sells optoelectronic equipment to the government and military markets. Our principal products in this division are specialized night vision equipment and tagging, tracking and locating systems, all of which enable government agencies and militaries to conduct covert intelligence, surveillance and reconnaissance missions and battlefield operations more effectively. We believe our proprietary technologies for illumination and detection are among the most advanced in the industry, in part as a result of our use of certain infrared bands that are undetectable by conventional night vision equipment. Our products also incorporate other advanced technologies, including heads-up displays and thermal imaging sensors to enhance their overall functionality.

•	Training and Services. Our Training and Services division provides technical services, such as threat and vulnerability assessments and weapons of mass destruction training; tactical services, such as urban warfare and tactical driving training; and preparedness and response services, such as emergency response and continuity of operations planning. These offerings enhance our customers’ ability to prepare for, operate during and recover from high-risk situations and emergencies. We offer our training and services to government, military and corporate customers, both at our tactical training complex and at customer locations worldwide.

Our management team possesses a long history of building and acquiring businesses focused on the security, safety and defense markets. We believe their resident knowledge of and relationships within these markets have been instrumental in the acquisition, integration and growth of the businesses we have acquired to date and will be critical to the execution of our business strategy. Our founders, Thomas M. O’Gara, Wilfred T. O’Gara and Michael J. Lennon, previously managed O’Gara-Hess & Eisenhardt Armoring Company, a pioneer and leader in designing, engineering and manufacturing armored vehicles, including the Up-Armored High Mobility Multi-purpose Wheeled Vehicle, a key tactical vehicle now used by militaries around the world. In addition to the companies we have acquired since our inception, our founders successfully completed the acquisition of 19 businesses during their previous ventures. We intend to continue leveraging the extensive knowledge and experience of our management team as we pursue expansion through a combination of organic growth and acquisitions.

Simultaneously with the closing of this offering, we will complete the acquisitions of the following three companies:

•	Isoclima — Established in 1977 and based in Este, Italy, Isoclima is a designer and manufacturer of transparent armor and impact-resistant and other specialized glass for the automotive, rail, marine, aviation and other markets. Isoclima will join our Advanced Transparent and Mobile Systems division. Subject to customary adjustments, we will acquire Isoclima for approximately $124.2 million in a combination of cash, common stock and the assumption of debt.

•	TPS Armoring — Established in 1994 and based in Monterrey, Mexico, TPS Armoring is a manufacturer of vehicle armoring systems used primarily by government officials and private individuals. TPS Armoring also will join our Advanced Transparent and Mobile Systems division. Subject to customary adjustments, we will acquire TPS for approximately $43.3 million in a combination of cash, common stock and the assumption of debt.

•	OmniTech — Established in 1995 and based in Freeport, Pennsylvania, OmniTech is a designer and manufacturer of optoelectronic systems serving government and military customers. OmniTech will join our Sensor Systems division. Subject to customary adjustments, we will acquire OmniTech for approximately $30.6 million in a combination of cash, common stock and the assumption of debt.

We believe that these companies will add significant value to our organization as they will substantially increase our size, extend and enhance our product portfolio, broaden and deepen our customer base, expand our geographic presence and enhance our management team.

We were formed in August 2003 to acquire Specialized Technical Services, Inc., a manufacturer of night vision equipment established in 1991 and the foundation of our Sensor Systems division. In 2005, we created our current holding company structure and also acquired Diffraction, Ltd., a developer and manufacturer of optoelectronic systems since 1993, now part of the Sensor Systems division. Our Training and Services division was established in early 2006, when we hired the owners and employees of Tracor, Inc. to develop their training concepts. The division was enhanced later that year by the purchase of certain assets of Safety and Security Institute (SSI), the security and safety training division of VIR Rally, LLC, and by the acquisition of Homeland Defense Solutions, Inc. In 2007, we created the Mobile Security division, which is being renamed the Advanced Transparent and Mobile Systems division, with the acquisition of Security Support Solutions Limited (3S). 3S has sold, leased and serviced armored military and commercial vehicles since 2003.

Industry

Our advanced security, safety and defense products and services address a large and growing worldwide market comprised of governments, militaries, corporations and individuals seeking to more effectively execute their security and defense-related initiatives. Both our commercial and government customers are affected by common trends, including geopolitical and socioeconomic unrest, terrorism, violent crime and natural disasters, that have resulted in elevated concern over the protection of people and assets. These trends have resulted in increased demand for products and services that enhance situational awareness, improve the ability to respond to, operate during and recover from critical events and protect personnel in hostile, high-risk environments.

In the U.S. government market, expanding budgets related to the procurement of mission-critical products and services for security and defense initiatives are evidence of this increasing demand. For the U.S. government fiscal year 2009, budget requests for Department of Defense and homeland security-related initiatives are $581 billion and $66 billion, respectively, representing increases of approximately 31% and 63%, respectively, in the five-year period since government fiscal year 2004. The 2009 budget request for Department of Defense initiatives represents decreases of approximately 4% and 13% from amounts appropriated in 2007 and 2008, respectively. While these budgets are devoted to a diverse range of activities and initiatives, we expect certain areas of increased focus, such as counterterrorism, emergency preparedness and response and military capability enhancement, will continue to require accelerated growth in spending for the types of products and services that we offer.

Similarly, in the commercial market, both corporations and individuals have been affected by increasing security threats, and we believe there will be continued investment in products and services to enhance the security and protection of key assets and individuals. According to Homeland Security Research Corporation, the U.S. private sector is expected to procure approximately $28.5 billion of homeland security products and services between 2007 and 2011.

We believe the following trends will drive the growth in demand for our products and services.

Evolving unconventional nature of threats.  Governments and commercial organizations worldwide are increasingly encountering unconventional threats, such as highly organized and sophisticated terrorist groups and the use of unconventional weapons, that are presenting challenges to the operational efficacy of traditional security and defense practices unaccustomed to assessing and defeating those threats. In response, governments in particular are taking decisive actions, such as realigning spending priorities, to more effectively address the evolving nature of threats. In recent years, the U.S. government has shifted spending priorities away from large-scale weapons systems used primarily during periods of high-intensity conflict to tactical products more suited to combating the dangers associated with unconventional threats and to gathering intelligence to prevent — or more effectively respond to — such threats. This has resulted in the procurement of additional advanced products and services to enhance the capabilities of security and military personnel, particularly as part of the Global War on Terror, the Department of Defense-led initiative focused specifically on fighting against and eliminating terrorist organizations worldwide.

In procuring these products and services, the government relies upon elite military organizations, such as the U.S. Special Operations Command (SOCOM), the lead Department of Defense agency in the planning and synchronizing of operations for the Global War on Terror, to test and validate solutions in the field. The growing importance of SOCOM in implementing DoD strategy will require increasing procurement of advanced technology solutions. The 2006 Quadrennial Defense Review announced a force structure and budget increase for SOCOM that is intended to address the challenges of evolving asymmetric threats. The Quadrennial Defense Review announced that SOCOM will add more than 13,000 personnel to its existing

52,000-personnel command and projected that its budget will increase by approximately $9 billion by 2011. Internationally, foreign governments have similar anti-terrorism initiatives in place, and we believe they also will continue to demand advanced products and services in support of these initiatives.

Since September 11, 2001, the U.S. government has appropriated $636 billion for the Global War on Terror. The government fiscal year 2009 budget request for the Global War on Terror is $66 billion. The government fiscal year 2009 Department of Defense and Global War on Terror budget requests allow for appropriations for training services to prepare field personnel, protection systems that provide mobile security and advanced sensor and surveillance systems to enhance situational awareness. For instance, the government fiscal year 2009 Department of Defense budget request includes line items for force protection and training of $5.6 billion and $7.4 billion, respectively, as well as $5.7 billion in funding for building SOCOM capabilities through improved surveillance, communication and weapons technologies, specialized skills training and tactical vehicles.

Increased emphasis on emergency preparedness and response.  In response to destructive manmade and natural threats worldwide, U.S. federal, state and local governments, foreign governments and commercial organizations have been devoting increased funding to prepare for, respond to and recover from acts of terror and other catastrophic events. These organizations are procuring services such as vulnerability assessments, emergency response planning, business continuity planning and recovery services, which have become critical to the operational efficacy of governments and commercial organizations faced with these events.

Funding of preparedness and continuity planning initiatives continues to be a high priority for federal, state and local governments as they strive to create a viable homeland security infrastructure across all levels of government and encourage uniformity in practices and procedures instituted for addressing emergencies. In its government fiscal year 2009 budget request, the U.S. government allocates approximately $5.0 billion to emergency preparedness and response initiatives. It has spent over $30 billion enhancing state and local terrorism preparedness since government fiscal year 2001 through programs such as the National Incident Management System, which facilitates nationwide adoption of certain procedures by first responders, and the Department of Homeland Security Office of Grant Programs, which serves as the primary vehicle for federal funding of state and local preparedness efforts. These initiatives include disbursements for training and exercises as well as products enabling more efficient, effective responses to emergency situations.

Additionally, corporations continue to invest in emergency planning and response services in order to ensure continuity of operations and minimize business disruption following critical incidents. These measures range from the creation of emergency response plans to the utilization of training exercises for employees, and we believe commercial organizations will continue to increase adoption of these services to protect against threats.

Expanding criminal threats.  As a result of increased criminal threats in certain parts of the world, such as Latin America, the Middle East and areas of Europe, commercial and governmental organizations as well as individuals have taken measures to increase protection against these activities. Within the government market, law enforcement agencies are working to equip officers with the capabilities to combat escalating criminal threats, such as narcoterrorism and organized crime. In June 2005, the U.S. State Department launched the Worldwide Personal Protective Services II program, which was implemented to provide for the security of U.S. government officials, U.S. diplomats and certain foreign heads of state in high-risk environments. The Worldwide Personal Protective Services II contract, which was awarded to three other contractors, has a ceiling of $3.6 billion over five years and substantially upgrades personnel qualifications, training, equipment and management requirements in order to further increase the security and oversight of these operations.

Within the commercial market, both corporations and individuals are taking proactive measures to enhance security in increasingly high-risk environments, particularly in response to criminal acts such as the kidnapping for ransom of high-profile individuals. For example, the average number of serious federal crimes reported daily in Mexico grew approximately 86% over the five-year period from 2002 to 2007, evidencing the rapidly escalating criminal threats in this region. To provide protection against these threats, corporations and individuals have increased their investment in and use of security products and services. A common example of this is the growing use of armored vehicles to transport government officials, business executives and other high profile individuals. We believe that the use of armored vehicles will increase as multinational corporations continue to expand their operations geographically. Additionally, commercial organizations such as financial institutions continue to invest in protective capabilities to enhance security at high-risk locations and safeguard key assets.

Increased reliance upon government outsourcing.  In order to maximize efficiency, reduce costs and replace an aging government workforce, governments have come to rely upon the products and services of the private sector. This enables government agencies to leverage the highly skilled and experienced labor forces of leading commercial organizations to enhance their capabilities. Domestically, in the field of training, organizations such as the Department of Defense, Department of Homeland Security and the Department of State all utilize the services of third-party professionals, many of whom are former military and government officials, to ensure proper education and preparation of soldiers, first responders and government employees. According to the U.S. Government Accountability Office, the Department of Defense’s obligations under third-party service contracts grew from approximately $85 billion in government fiscal year 1996 to more than $151 billion in government fiscal year 2006, representing an increase of approximately 78%. As a result of the diverse priorities of U.S. government agencies and the need to cost effectively train government employees and military personnel, we believe the trend in outsourcing will continue to benefit the government and lead to increased spending on third-party products and services.

Market Opportunity

As threats to the security and safety of governments, militaries, corporations and individuals continue to increase and evolve, demand for technologies, products and services to more effectively combat such threats is growing rapidly. We believe that this has furthered the need for advanced products and services like ours that enhance situational awareness, improve the ability to respond to, operate during and recover from critical events and protect personnel in hostile, high-risk environments.

As a global provider of a diverse portfolio of advanced capability products and services, we believe we are uniquely positioned to capitalize upon the strong growth trends within the security, safety and defense markets worldwide. Specifically, we are able to provide specialty products that safeguard government and civilian personnel and enhance the effectiveness of military officials and services for government and military personnel and private citizens that help them prepare for, respond to and recover from manmade and natural disasters. For example, we believe we are one of the few companies in the world capable of manufacturing the transparent armor required for the vehicle armoring systems that we also produce. We believe that we are a leading provider of proprietary optoelectronic sensor and imaging technologies that are superior to currently deployed technologies. We have operations in the U.S., Europe and Mexico, which we believe will serve as strong bases for growth in the markets we currently serve as well as enable us to penetrate new markets globally. We believe our ability to develop and produce market-leading products and services coupled with our deep knowledge of our customers and end markets will enable us to expand our domestic and international market share and continue to offer our customers high-value solutions.

Our Competitive Strengths

Experienced and deep management team.  Our management team has an average of 23 years of experience managing businesses that serve the security, safety and defense markets. Many of our management team members, including our divisional executives, were involved in the formation of, and continue to actively manage, the businesses that currently constitute our company. In addition, our founders previously formed and managed a public company that served the security, safety and defense markets. As we continue to grow, we believe that the experience and depth of our management team will serve as a significant competitive advantage and enable us to more effectively execute our strategy.

Diversified business model.  Our broad portfolio of products and services addresses the needs of both commercial and government customers operating in domestic and international markets. For the year ended December 31, 2007 and the nine months ended September 30, 2008, sales to commercial market customers represented 66% and 63%, respectively, of our pro forma combined revenues and sales to government market customers represented 34% and 37%, respectively, of those revenues. In addition to broadening our addressable market, our strategy of serving both the commercial and government markets makes us less dependent upon government funding and commercial business cycles than businesses focused solely on either market. Similarly, by selling our products and services in many countries, we are less susceptible to economic and political uncertainties in any particular geographic region. For the year ended December 31, 2007 and the nine months ended September 30, 2008, sales to domestic customers were 22% and 20%, respectively, of our pro forma combined revenues and sales to international customers were 78% and 80%, respectively, of those revenues. As a result of this diversity, we believe that our future success is not dependent upon a single technology, product, service, customer, government program or geographic market.

Attractive, global customer base.  We have built a worldwide customer base that includes many highly discerning commercial, government and military organizations that typically are very difficult to penetrate without pre-existing business relationships. Because our products are often used in extreme conditions and for mission-critical purposes, our customers scrutinize them carefully during the procurement process. We believe that we have built a high degree of confidence with key customers, including commercial businesses recognized for their exacting quality standards, such as Mercedes-Benz and BMW, and government organizations known for demanding high-performance tactical equipment, such as SOCOM, the U.S. Intelligence Community, the U.S. Marine Corps and the U.K. Ministry of Defence. Our existing customer base provides us with substantial organic growth opportunities, and because of our customers’ reputation and stature, with strong references as we pursue new opportunities worldwide.

Strong knowledge of customer requirements.  In each of our divisions, our familiarity and direct interaction with customers provide us with strong knowledge of their requirements. Many of our personnel in the Training and Services division are former members of Special Operations Forces and other specialized U.S. military and federal government agency teams, which provides us with a means of continuing direct contact with these customers. Our Sensor Systems division has development contracts with SOCOM and other government agencies for prototype products that give us insight into, and we believe, advantageous positioning for future projects and contracts. Our Advanced Transparent and Mobile Systems division works in collaboration with major car manufacturers such as Mercedes-Benz, BMW, Audi and Fiat in developing new models of their armored vehicles as well as developing and incorporating high technology components into glass used in both armored and non-armored vehicles, such as advanced solar controls that reflect infrared energy and protect sensitive electronic instruments from interference. As a result, we have continual sources of information regarding our customers’ evolving needs that we can apply in creating innovative solutions for them.

Proprietary manufacturing methods, technologies and processes.  We have developed proprietary manufacturing methods, technologies and processes that, we believe, provide us with competitive advantages in producing highly reliable and technologically advanced products. For example, our Advanced Transparent and Mobile Systems division has invested in state-of-the-art production and testing facilities for producing advances in transparent armor and other protective glass and has developed proprietary production processes for outfitting vehicles with transparent and opaque armor. These facilities and processes are integral to our ability to exceed the stringent performance and quality assurance standards mandated by our customers. Our Sensor Systems division has developed proprietary sensor and imaging technologies, such as sensor technologies incorporated into our patented dual-band night vision scope, which we believe to be superior to those currently deployed. We also have developed other proprietary technologies for illumination and detection, such as those using certain infrared bands that are undetectable by conventional night vision equipment, which can be leveraged across multiple product groups.

Strong acquisition and integration track record.  Since our inception, we have acquired and integrated five businesses, implementing initiatives at each to enhance operational efficiencies and financial performance. This growth has allowed us to pursue and procure larger, more competitive opportunities from new customers and to capture additional revenues from existing customers. For example, in building our Training and Services division, we acquired and consolidated the operations of multiple businesses, each with distinct capabilities and in disparate locations, and hired new personnel to create a single division that addresses a significantly broader range of training and services requirements than each business previously provided. By drawing on the combined contracting experience, tactical combat experience and subject matter expertise of our personnel, in

2007, we were able to win a multi-million dollar, two-year tactical training contract with the U.S. Marine Corps Special Operation Group that we believe would not have been possible if any of the former businesses had pursued this opportunity independently. Since the initial contract was awarded, our revenues derived from it have expanded by more than 25% due to requests for additional training personnel.

Our Strategy

Our objective is to become the leading global provider of security, safety and defense products and services used by commercial, military and government customers to address risks associated with terrorism, violent crime and other hazards. We intend to realize this objective by implementing the following strategies:

Integrate our Pending Acquisitions.  A critical element of our growth strategy is the timely and successful integration of companies that we acquire, both across our entire company and within the division, with the goal of achieving sustained operational and financial benefits. We began this integration process during the negotiation and due diligence processes for each of the Pending Acquisitions. As a result, we expect to be in a position to implement our plan quickly after closing. For example, prior to this offering, we coordinated customer visits for TPS and Isoclima with a select group of our customers to begin evaluating additional business opportunities. We expect to integrate Isoclima, TPS and OmniTech and achieve benefits by, among other things:

•	capitalizing on our experience in selling to the U.S. government to generate incremental revenues through new sales opportunities for Isoclima and TPS;

•	coordinating our expanded sales and marketing resources to increase the reach of our product and service offerings by, for example, expanding TPS’s distribution capabilities from within Mexico to other parts of the world and providing OmniTech with access to our existing international sales network;

•	implementing our lean manufacturing techniques throughout our company to enhance the efficiency of our manufacturing processes;

•	coordinating the research and development activities of OmniTech with our current efforts in the Sensor Systems division to accelerate the development of the next generation of night vision and covert imaging equipment and broaden our product portfolio by combining various components currently produced by us with OmniTech’s products; and

•	sourcing internally the transparent armor that Isoclima previously sold to TPS to realize manufacturing and other efficiencies, such as access to priority deliveries and the newest technological advances.

Extend and enhance our product and service portfolio.  We expect to continue developing innovative technologies that can be leveraged across multiple product groups within our divisions and introducing new products and services that expand our offerings and help us maintain our competitive advantages within our existing markets. Through ongoing customer contact and market interaction, we monitor changing trends in all of our target markets and continually modify our portfolio of products and services to address these changing demands. For example:

•	Our Sensor Systems division has developed extensive capabilities in a broad range of covert imaging, illumination and signaling technologies. Because many of today’s adversaries possess night vision equipment, our customers’ ability to observe, track and illuminate a target or to prevent friendly fire incidents while remaining invisible to the enemy is a crucial advantage. Our expertise also includes both exchanging data via the imaging system and fusing multiple bands of light into a single, lightweight, compact instrument that takes advantage of the strengths of both systems. We have included these technologies on products as diverse as weapons-mounted scopes, head-mounted goggles and hand-held, vehicle-mounted and unmanned aerial vehicle (UAV)-borne observation turrets.

•	In our Training and Services division, we develop specific training doctrine for special units in the military. In the course of this work, we collaborate closely with our customers to understand their current priorities and the strategic direction of their training operations. This, in turn, allows us to be proactive in our training offerings before an official requirement is established.

Broaden and deepen our customer base.  We intend to further penetrate our existing customer base by marketing additional products from our expanded portfolio to existing customers, migrating products from early adopters to a broader group of customers and using our enhanced financial and operational resources to identify and pursue larger-scale opportunities.

We also intend to increase the marketing of products we currently produce internationally to the U.S. domestic market and of those we produce domestically to the international market. For example, in our Sensor Systems division, our low profile night vision goggles initially were developed for and sold to small groups within SOCOM. Over the years, sales of these goggles have expanded not only within the Department of Defense but also to international customers, as evidenced by the fact that the Italian Ministry of Defense is currently one of our largest customers for these products. In the Advanced Transparent and Mobile Systems division, we intend to market our transparent armor, which is currently sold predominantly to the commercial market and, to a lesser extent, the European military market, to the U.S. military market.

Expand our geographical presence.  We intend to continue expanding our geographical presence, both domestically and internationally in attractive markets across all of our divisions. In our Advanced Transparent and Mobile Systems division, we will consider opening select domestic and international facilities to compete more effectively for business opportunities that arise. We believe the combination of our management team’s prior experience of expanding domestically and internationally and the resident knowledge of our managers will enable us to pursue these areas of growth systematically and efficiently. For example, in 2004, we opened a London office for our Sensor Systems division, which allowed us to expand and build upon existing relationships and to obtain follow-on contracts to supply night vision goggles to the U.K. Ministry of Defence.

Grow through acquisitions.  We plan to grow our business by selectively acquiring companies and assets that enhance our technology portfolios, broaden our product and services offerings and/or expand our customer relationships or geographical presence. Overall, we believe the security, safety and defense markets are highly fragmented, with numerous small to medium size companies that have strong technologies and products but that may lack the necessary human or capital resources to achieve sustainable growth. We look for companies with proprietary products or services that fit our business model and that have reached the point at which they can recognize the benefits of our competitive strengths to support their long-term growth. We intend to continue to maintain a highly disciplined approach in our pursuit of acquisitions by performing assessments of a target’s proprietary technologies and processes, growth prospects and management aptitude.

Products and Services

Advanced Transparent and Mobile Systems Division

Our Advanced Transparent and Mobile Systems division designs, engineers, manufactures and sells highly engineered protective systems to corporations, governments and individuals worldwide. Specifically, we produce transparent armor used in automobiles and other modes of transportation to safeguard government officials, security and military personnel, corporate executives and other individuals from terrorism, violent crime and other hazards. We also produce other specialized glass used in all major modes of transportation and in alternative energy and architectural applications, that reduces noise and/or reflects heat. Our transparent armor products are manufactured to very strict quality standards and stringent dimensional tolerances for compound and simple curvatures.

Isoclima has been developing and implementing new technologies and processes for the production of composite laminate glass since 1977, and we believe we are a leader in the manufacture of ballistic resistant composite laminate, a critical component of our transparent armor products. Recently, we have made significant advances in the coating and tempering of transparencies. In the area of coating, we electronically coat glass or plastic with thin films of metal-oxide through the magnetron sputtering process. This process permits the heating and defrosting of windshields without wires, which disrupt vision, and also reflects a large part of the infrared spectrum, which greatly reduces heat build up. This metal-oxide film also can be used to shield sensitive electronic instruments from electro-magnetic interference. Although historically we have used this composite laminate process solely for the development of transparent armor, we recently have leveraged this experience to develop new laminate technologies for additional applications. For example, we have developed a proprietary process, known as Chromalitetm, that incorporates laminates and an emulsion between glass layers that, with a flip of a switch, makes transparent glass opaque from one side while it continues to be transparent on the other. We also use the laminate process to produce photovoltaic glass panels used to generate solar energy and manufacture a special patterned glass used for photovoltaic applications that intensify the sun’s rays on the cells. For applications requiring ballistic glass in which weight reduction is an important consideration, we recently have begun producing chemically tempered glass. Chemically tempered glass is much lighter and thinner than an equivalently hardened composite laminate glass; it also is flexible, thus allowing easier application by our customers. Furthermore, we have implemented technology and processes for bonding transparencies to opaque surfaces, eliminating traditional containment frames and allowing for maximum continuity between opaque and transparent surfaces together with curved and sinuous lines.

Automotive.  Currently, our principal focus in the Advanced Transparent and Mobile Systems division is on the automotive market, for which we provide specialized protective glass, fully integrated armoring systems and a customer focused sales and marketing operation that sources armored vehicles from a variety of producers around the world.

We provide specialized protective glass for both commercial and government vehicles, primarily for the purposes of enhanced ballistic protection, privacy and comfort. Our ballistic-resistant transparent armor significantly enhances the safety of vehicle occupants, as compared to standard automotive glass, while maintaining optical clarity. Many of the world’s leading manufacturers of armored automobiles, including Mercedes-Benz, BMW, Audi, Fiat, Jaguar, Maserati and Rolls Royce, use our transparent armor in the vehicles they produce for corporate executives, government and military officials and private citizens. In addition to transparent armor, we produce non-armored glass that is currently included as standard equipment in the vehicles produced by many of the world’s leading premium car manufacturers, including Bentley, Aston Martin, McLaren, Ferrari, Lamborghini, Maserati and Alfa Romeo.

We are able to incorporate our technologies for electronic defrosting and defogging and the ChromaliteTM system for complete passenger privacy in either our ballistic or non-armored glass. Adding our chemically bonded films to reduce infrared radiation and heat build up becomes important when vehicle designers incorporate premium features, such as panoramic moon roofs.

In addition, we provide fully integrated armoring systems for a variety of vehicle makes and models and are capable of outfitting vehicles with the highest classification of protection commercially available against ballistic threats. Our highly customized processes and methodologies incorporate ballistic-resistant materials and structural modification technologies into these vehicles. There are two general classifications of armored vehicles that we manufacture: fully armored vehicles (FAVs), which represent the majority of our sales, and light armored vehicles (LAVs). The armoring package is priced and sold based upon the ability to defeat a particular number of shots of a specific type and caliber of ammunition within a defined area in accordance with U.S. or European standards.

The FAV designation means the vehicle is designed to protect against attacks from military assault rifles, such as an AK-47 or M-16 with standard ball ammunition or armor-piercing rounds, as well as from certain underbody explosives. The base vehicle that is converted into a FAV typically is a large sedan, such as a Mercedes-Benz S600 or BMW 750, or a sport utility vehicle, such as a Chevrolet Suburban or Jeep Cherokee, which is purchased new from a dealership or factory or provided by the customer directly to us.

The LAV designation means the vehicle is designed to protect against handguns, such as a 9mm or .357 Magnum. The armoring necessary for LAV protection uses substantially less total weight of armoring than a FAV. This allows smaller sedans and SUVs to be used as base vehicles in addition to the larger vehicles described above.

Our armoring process begins with disassembly of the new vehicle at our production facility. This typically involves the complete removal of the interior trim, seats, doors and windows. The passenger compartment then is armored with both opaque armor (metallic, fibrous and ceramic materials) and transparent armor (glass/

plastic laminate). Other features, such as run flat tires and heavy-duty suspension and brakes, also may be added to FAVs. Finally, the vehicle is reassembled as close to its original appearance as possible.

A small component of our Advanced Transparent and Mobile Systems business involves providing related services. As a complement to our fully integrated armoring systems, we sell on-site and on-road service packages and maintain a small rental fleet of our armored vehicles for the Mexican market. We also operate a sales and marketing organization based in the U.K., which sources vehicles from a variety of armored vehicle producers around the world and therefore is able to provide a large variety of vehicles very rapidly at competitive prices. We are a supplier to the United Nations, NATO, the U.K. government, the U.S. Department of Defense and other U.S. government agencies.

Rail.  In the rail market, we provide impact-resistant and other specialized glass to protect high-speed trains and metro systems from natural risks such as falling ice and rocks and man-made risks such as items thrown from overpasses. Historically, the glass windshields used in railway applications have lacked advanced protective and aerodynamic properties. However, with the advent of high-speed rail systems and the resulting harm that can occur from falling or thrown objects, the composition, quality, level of protection and performance of a windshield have become a significant concern to transit system operators. Our proprietary manufacturing processes allow us to create specially formulated and coated glass with increased impact resistance, advanced solar temperature controls, built-in defog and defrost systems and enhanced aerodynamics while preserving the optical performance of the glass. Our specialized glass is in use at numerous high-profile locations, including the metro systems of Strasbourg, London, Milan and Helsinki and high-speed trains in Italy, Switzerland, Germany, China, Norway and Finland.

Marine.  For the marine market, we provide protective glass used in windshields and windows of yachts. In many applications we utilize our advanced chemically tempered glass, which offers functional advantages by enabling aerodynamic design while maximizing protection from both natural and man-made threats. Specifically, we introduced the concept of bonded structural glass for marine use, resulting in substantial advantages, such as solar control, improved acoustic reduction, impact and ballistic resistance and improved aerodynamics and aesthetics. Our glass has been approved by major registers such as Lloyds, Norske Veritas, Germanish Lloyd and Rina, which classify vessels according to certain criteria of physical structure and equipment to enable underwriters, shipbrokers, and shipowners to assess commercial risk and negotiate marine insurance rates. Our glass for maritime applications has become the preferred material for numerous premier yacht manufacturers.

Aviation.  In the aviation market, we provide specialized materials used in both civilian and military aircraft that are manufactured to each customer’s specifications. Specifically, we produce composite windshields and one-piece canopies for military aircraft. We also supply thermally or chemically strengthened glass as a part of windshields for the civil and military aviation industry. The materials are designed to protect the occupants from certain munitions and other objects or debris. Our ability to combine strengthened composite materials in specialized curved formations has enabled us to penetrate this market and secure new customers.

Architectural and Other Applications.  We also produce ballistic and impact-resistant and other specialized glass for architectural use, including in high-risk environments such as banks, embassies and government facilities. Our architectural glass is installed in locations as diverse as the Andromeda Tower in Vienna, Canary Wharf in London, the Italian embassy in Washington, D.C. and the flagship Apple Store in New York City. Additionally, we manufacture a low-iron patterned glass for various applications, including solar collecting panels used to produce electrical energy and solar collectors used to produce hot water. This glass is in great demand in many European countries in response to the European Commission’s proposed directive that 20% of energy used must be sourced from renewable sources by 2020.

Each of the products of the Advanced Transparent and Mobile Systems division described above is produced by Isoclima or TPS Armoring and will be acquired by us in the Pending Acquisitions. For the year ended December 31, 2007 and the nine months ended September 30, 2008, this division contributed 73% and 73%, respectively, of our pro forma combined revenues. Of these revenues, sales by Isoclima contributed 54% and 53%, respectively, and sales by TPS Armoring contributed 17% and 19%, respectively. The Advanced Transparent and Mobile Systems division had firm backlog of $41.2 million at December 31, 2008 on a pro forma combined basis, of which $0.7 million is not reasonably expected to be filled by the end of 2009.

Sensor Systems Division

Our Sensor Systems division designs and manufactures products that provide our customers with enhanced visual capability and tactical advantages in dark or near-dark conditions. The principal products sold by our Sensor Systems division include:

Night Vision Goggles.  Our Low Profile Night Vision Goggles (LPNVGs) provide the lowest profile available in the industry and have a unique “see-through” capability to allow a seamless transition from dark conditions to bright light. In contrast to a standard night vision goggle, which projects 5.86 inches from the face, the LPNVG has a profile of only 3.15 inches. This results in only a minimal change to the center of gravity of the helmet to which the goggle is attached. As a result, the LPNVG can be used in a wide variety of operational situations and harsh environments in which a standard goggle could not perform effectively. Because of the patented design of the LPNVG’s optical path, other capabilities and accessories may be integrated within the field of view. For example, our Enhanced Heads-Up-Display (EHUD) module overlays or fuses other video outputs such as thermal weapon information in the operator’s normal night vision view. Our LPNVGs are used in a wide variety of operational situations due to their design and features that enable a user to perform tasks and extract situational information that would be difficult or impossible with a standard goggle.

The table below highlights our Night Vision Goggle products. We owned and produced each of these products prior to this offering.

Product	Description	Customer(s)

AN/PVS-21	LPNVG with integral EHUD Ports; allows for aggressive movements in rough terrain, reduced neck strain, and seamless transition from dark to lit environments	SOCOM and other elite organizations, both domestic and international, such as U.K. Ministry of Defence and Italian Ministry of Defense

Model 2740 Monocular	Same as AN/PVS-21, but in a monocular (one-eye) configuration; device weighs and costs approximately half as much as a goggle, but has less depth-perception performance than a goggle configuration	Elite organizations, both domestic and international

Model 2758 DayViewer	Allows the use of an EHUD, without the need for the night vision goggle	SOCOM and elite international organizations

Model 2755 EHUD	When attached to goggle, monocular, or Dayviewer, allows overlay of external data (similar to picture-in-picture on a TV)	SOCOM and other elite organizations, both domestic and international

Various Accessories	Mounts, helmet adapters, head straps, quick-refocus lenses	SOCOM and other elite organizations, both domestic and international

Night Vision Surveillance Products.  Our family of multi-spectral optical imaging products provide our customers, such as the U.S. Department of Homeland Security, Customs and Border Protection, FBI and Department of Defense, with short-, medium-and long-range surveillance capabilities for night operations. These products provide stand-alone viewing capabilities that can be coupled with photographic and video equipment.

The table below highlights our Night Vision Surveillance products. The MK880 Pocketscope and NiteCattm Catadioptric Lenses are produced by OmniTech and will be acquired by us in the Pending Acquisitions. We owned and produced the SCIB Mark 4 prior to this offering.

Product	Description	Customer(s)

SCIB Mark 4	Short-wave infrared (SWIR) reconnaissance imager with integrated laser illuminator/pointer	U.S. Intelligence Agencies, SOCOM, FBI

MK880 Pocketscope	Universal handheld night vision surveillance device that can be used with video and still image photographic equipment	Department of Defense, Department of Energy, Department of Justice, Customs and Border Patrol, Law Enforcement, Fish and Game

NiteCattm Catadioptric Lenses	High performance specialized optical lenses used with night vision devices to extend operational range	Department of Defense, Department of Energy, Department of Justice, Law Enforcement, Fish and Game

Small Arms Night Vision Weapon Sights.  Our night vision weapon sight product line provides the DoD, Department of Energy, Department of Justice, U.S. law enforcement and international customers with clip-on, permanently aligned, in-line, night vision weapon sights used with existing day scopes. This configuration eliminates the need to boresight the weapon each time an operator is required to change from day to night time operations and thereby minimizes time delays and inaccuracies inherent in frequent changes of stand alone night vision weapon sights. Our products incorporate a patented permanent boresight alignment system and a proprietary Shock Mitigation Systemtm (SMStm) to reduce system failures due to weapon induced shock upon discharge. We offer a range of products to suit the operators’ specific needs. Four of our products, the Tactical Night Sight® (TaNS®), the AN/PVS-22 Universal Night Sighttm (UNStm), the AN/PVS-27 MAGNUM Universal Night Sighttm (MUNStm), and the Universal Night Sight XRtm, utilize image intensifier technology and provide the operator with night vision capabilities from tactical weapon effective ranges to extreme engagement scenarios for longer range sniper weapons. For example, our MAGNUM Universal Night Sighttm has been selected by the U.S. Marine Corps as its Scout Sniper Mid-Range Night Sight (SSMRNS) and type classified by the U.S. Government as the AN/PVS-27. Our Dual Band Universal Night Sighttm (DUNStm) provides the operator with the additional capability to operate in smoke, haze and light foliage by optically combining intensified images with long-wave infrared sensor images for improved target detection.

The table below highlights our Small Arms Night Vision Weapon Sights products. Each of these products is produced by OmniTech and will be acquired by us in the Pending Acquisitions.

Product	Description	Customer(s)

AN/PVS-22 UNStm	Mid-range clip on night vision weapon sight	Law Enforcement

AN/PVS-27 MUNStm	Long-range clip on night vision weapon sight	Law Enforcement

TaNS®	Night vision weapon sight for use with tactical weapons	Law Enforcement

DUNStm	Fused imagery (thermal overlaid on an intensified image) clip on night vision weapon sight	Law Enforcement

Tagging, Tracking and Locating.  In counter-terrorism operations, a rapidly growing tactical need is the ability to locate, identify, mark (or tag) and subsequently track enemy forces, as well as to identify and track friendly forces to prevent fratricide, or “friendly fire”, incidents and to enable quick rescue operations. The shorthand term for this capability is TTL. We provide an array of TTL products to SOCOM and other U.S. military, federal law enforcement and intelligence agencies. Our TTL products include miniature covert optical beacons and covert reconnaissance imagers. These devices are used to mark targets for surveillance and tracking by operators on the ground as well as by aircraft and unmanned aerial vehicles (UAVs). They are capable of marking targets in daylight and night and in all weather conditions while remaining invisible to the naked eye or conventional night vision systems. We believe the combined high power, high efficiency, small size and covert nature of these beacons is unique in our industry and positions us as a leading innovator in this field.

The table below highlights our TTL products. We owned and produced each of these products prior to consummation of the Pending Acquisitions.

Product	Description	Customer(s)

Thermal Beacons	A suite of beacons in the mid and long wave infrared bands — visible from 3 km	U.S. Intelligence Agencies, SOCOM, FBI

SWIR Beacons	A suite of beacons in the short wave infrared band — visible from 5 km	U.S. Intelligence Agencies, SOCOM, FBI

SWIR TTL Imager	Long range short wave infrared imager for covert imaging of SWIR beacons and tracking of targets	U.S. Intelligence Agencies, SOCOM, FBI

Advanced Prototype Solutions.  The use of night vision equipment by terrorist and criminal organizations has proliferated since the 1990 Gulf War, reducing the tactical advantage of counter-terrorism, military and homeland security forces in night operations. We have produced a number of products on a prototype and low-rate initial production basis that focus on certain infrared illumination bands, predominately short wave infrared (SWIR) and near infrared (NIR), that are undetectable by conventional night vision equipment. These products offer our customers, predominately U.S. Special Forces and selected U.S. government agencies, the ability to regain a strategic advantage of operation in the night. The products include advanced fused night vision devices, “friend or foe” identification systems, illuminators, intelligent sensors, optical and radio frequency communications and signature management.

The table below highlights our Advanced Prototype Solutions. We owned and produced each of these products prior to consummation of the Pending Acquisitions.

Product	Description	Customer(s)

Fused Weapon Sight (FWS)	Fused image intensifier and SWIR clip-on weapon sight for long range sniper operation	SOCOM

FWS Dual Band Laser Pointer/Illuminator	Weapon mount infrared (NIR and SWIR) scope, spot and flood laser pointer/illuminator	SOCOM

UAV Miniature Illuminator Module	Miniature NIR or SWIR laser illuminator for use with existing infrared camera on UAV for reconnaissance	SOCOM, U.S. Air Force

UAV Miniature Dual Laser Illuminator Module	Miniature NIR or SWIR laser illuminator, for UAV reconnaissance application	U.S. Air Force

UAV High Power Laser Illuminator Module	NIR or SWIR laser illuminator	U.S. Air Force, Lockheed Martin, SOCOM

For the year ended December 31, 2007 and the nine months ended September 30, 2008, the Sensor Systems division contributed 21% and 20%, respectively, of our pro forma combined revenues. The Sensor Systems division had firm backlog of $79.4 million at December 31, 2008 on a pro forma combined basis, of which $43.1 million was unfunded government orders and $41.9 million is not reasonably expected to be filled by the end of 2009. The major component of unfunded government backlog related to a U.S. Marine Corps contract.

Training and Services Division

Our Training and Services division provides technical services, tactical operations and preparedness and response training and services that enhance our customers’ ability to prepare for, operate during and recover from high-risk situations or emergencies. We offer our training and services at our tactical training complex and at customer locations worldwide.

We have assembled a highly experienced employee base to perform the services offered by our Training and Services division, and we consider the credentials of our personnel to be a competitive advantage. Our staff is comprised of personnel with a range of backgrounds and experiences, including service in SOCOM, the U.S. Marine Corps, law enforcement and public health and emergency management, most of whom are subject matter experts in their fields. In delivering our services worldwide to highly demanding organizations, we have developed a strong customer base and expect to continue to expand the range of our services for these and other customers. Twenty of our Training and Services division employees have Top Secret security clearances.

Technical Services.  We provide a range of services that assist customers in assessing potential threats to critical facilities and inform and train personnel regarding non-conventional threats, such as those posed by weapons of mass destruction (WMDs). Our offerings include:

•	threat and vulnerability assessments;

•	emergency preparedness and planning;

•	homeland security exercise and evaluation programs;

•	WMD/chemical, biological, radiological, nuclear and explosive response training;

•	improvised explosive devices training; and

•	self-protection instruction.

We provide our technical services to customers that include federal, state and local government organizations, hospitals, schools and utilities. Most notably, our technical services group delivers ongoing threat assessment support services to over 250 U.S. embassies and consulates worldwide.

Tactical Operations Training.  We provide comprehensive anti-terrorism, force protection and tactical training, and training management services using the latest tactics, techniques and procedures during both static and realistic scenario-based evaluations. Our offerings include:

•	tactical mobility training relating to mobile force protection, mounted patrols, convoys and escorts, airborne insertion and extraction and on/off road driving;

•	firearms and marksmanship training for both basic and tactical pistols and carbines, as well as sniper training; and

•	special tactics training in areas such as urban warfare and close quarters combat, maritime operations, reconnaissance and surveillance.

We provide our tactical operations services to federal, state and local law enforcement agencies and military organizations as well as private customers. We offer our services at our tactical training center in Danville, Virginia and at client locations worldwide.

Preparedness and Response Training.  We provide training, exercise and evaluation programs that inform and support emergency planners and decision-makers in crisis management situations. Our offerings include:

•	National Incident Management System/Incident Command System certification training;

•	pandemic (public health) response;

•	vulnerability, threat and risk assessments;

•	table-top, functional and full-scale homeland security exercises;

•	emergency operations and response plans; and

•	business continuity and hazard mitigation plans.

We provide our preparedness and response services primarily to state and local government organizations responsible for public safety and typically conduct training and assessments on-site.

Each of the services provided by the Training and Services division described above has been provided by us prior to the closing of the Pending Acquisitions. For the year ended December 31, 2007 and the nine months ended September 30, 2008, the Training and Services division contributed 6% and 6%, respectively, of our pro forma combined revenues. The Training and Services division had firm backlog of $17.0 million at September 30, 2008 on a pro forma combined basis, of which $8.2 million was unfunded government orders and $8.2 million is not reasonably expected to be filled by the end of 2009. The major portion of unfunded backlog related to a U.S. Department of State contract.

Customers

We market and sell our products and services to a wide range of customers, including corporations, federal, state and local governments, domestic and foreign militaries and individuals worldwide. We define our customers as those with whom we contract and, in certain other instances, the end user as well.

The following table sets forth representative customers of each of our divisions with whom we have done business since January 1, 2007:

Representative Customers

Advanced Transparent and Mobile Systems

Automotive
Alfa Romeo	Aston Martin	Audi	Bentley
BMW	Ferrari	Fiat	Lamborghini
Maserati	Mercedes-Benz(1)	Rolls Royce
Mexican government agencies and individuals	U.S. Intelligence Community

Marine
Azimut	Benetti	Ferretti	Mochi Craft
Perini Navi	Pershing	Riva	San Lorenzo

Rail
Alstom	Bombardier	Breda

Aircraft
Aermacchi	Agusta

Sensor Systems
Australia Department of Defence	Canada Ministry of Defence	German Federal Police	Italian Ministry of Defense(1)
Lockheed Martin	Poland Ministry of Defense(2)	Portugal Ministry of Defense	Spain Ministry of Defense
Taiwan Ministry of Defense	U.K. Ministry of Defence(2)	U.S. Air Force	U.S. Army
U.S. Customs and Border Protection	U.S. Intelligence Community	U.S. Marine Corps(3)	U.S. Navy
U.S. Special Forces

Training and Services
Florida Department of Health	U.S. Intelligence Community	U.S. Marine Corps(1)	U.S. Navy(1) U.S. Department of State(3)

(1) Customer accounted for 10% or more of the division’s pro forma combined revenue for the nine months ended September 30, 2008.

(2) Customer accounted for 10% or more of the division’s pro forma combined revenue for the twelve months ended December 31, 2007.

(3) Customer accounted for 10% or more of the division’s pro forma combined revenue for the twelve months ended December 31, 2007 and the nine months ended September 30, 2008.

The following table sets forth, for the year ended December 31, 2007 and the nine months ended September 30, 2008, each division’s pro forma combined revenue by geographic area and customer type.

Pro Forma Revenue by Division

	Advanced Transparent and		Sensor Systems		Training and Services
	Mobile Systems Division		Division		Division
		Nine Months		Nine Months		Nine Months
	Year Ended	Ended	Year Ended	Ended	Year Ended	Ended
	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2007	2008	2007	2008	2007	2008
	(In thousands)

Domestic
Department of Defense	$—	$—	$19,471	$13,593	$2,893	$2,138
Other Government	1,595	1,076	3,915	3,928	7,310	7,153
Commercial	3,938	1,583	367	487	200	146

Total Domestic	5,533	2,659	23,753	18,008	10,403	9,437
International
Military	633	2,968	13,677	12,980	—	—
Other Government	11,189	13,024	—	—	—	—
Commercial	114,430	92,820	—	—	238	146

Total International	126,252	108,812	13,677	12,980	238	146

Total	$131,785	$111,471	$37,430	$30,988	$10,641	$9,583

Representative Customers, Products and Services

The following tables present selected examples of products and services provided by each of our divisions during the past five years. We believe that these examples provide relevant and important information regarding the typical use of our products and services across a representative cross-section of our customers. Each of these examples was selected by the company.

Advanced Transparent and Mobile Systems Division

Customer	Product/Service	Description

U.K. Government Agency	Coordination between customer and manufacturer in design and development of armored vehicle system
•   Assisted in coordination of initial design and development of transparent armoring for a Mercedes-Benz G-wagon prototype for use alongside military operational vehicles.

•   Assisted in addressing substantial design challenges, including providing a high post-armoring payload capacity and the inclusion of highly sophisticated communications and electronic systems.

Advanced Transparent and Mobile Systems Division, cont’d

Customer	Product/Service	Description

Mexican Federal Policy Agency (PGR)	Armored vehicle system	• Manufacture armored vehicles for the PGR, which assigns the vehicles to all of its representatives in each state of Mexico. • 52 armored vehicles ordered.
Bombardier/London Underground Metroline	Protective glass windshields and side windows
•   Utilizing proprietary manufacturing processes, produced specially formulated and coated glass that met stringent aerodynamic and impact resistance requirements.

•   Our coating expertise enabled us to provide enhanced features, including advanced control of solar heating and improved defog/defrost capability.

Alfa Romeo/Italian Police & Carabinieri	Design and development of transparent armoring system
•   Developed and produced a light transparent armoring system for use in police vehicles, requiring only minor vehicle modifications during the installation process.

•   Approximately 4,000 vehicles outfitted since 1996.

Mercedes-Benz	Transparent armor	• Annual contract with Mercedes-Benz to fulfill their production needs for transparent armor used in their factory-built armored vehicles.
• Continuous collaboration with Mercedes-Benz engineers to modify transparent armor for changes in body designs and to incorporate additional features to meet new requirements.
• Proprietary coating enables favorable aesthetics and equips transparent armor with specialized capabilities, such as de-ice/defrost capabilities, noise and heat reduction and embedded antennas.

Sensor Systems Division

Customer	Product/Service	Description

SOCOM	LPNVG and MHUD
•   SOCOM required high-end sensor fusion capability to conduct “brown” water insertion/extraction for similar special operations teams.

•   Fulfilled requirement of establishing night vision capability in rough waters and other difficult conditions.

Elite Special Operations Organization for a Member of NATO	LPNVG and LPNVM
•   Provided equipment to support urgent operations outside the U.S., which required high-quality night vision equipment in order to operate effectively within the dark, mountainous terrain of the combat zone.

•   Delivered 350 systems within customer required timeframe, fulfilling the organization’s requirement.

Sensor Systems Division, cont’d

Customer	Product/Service	Description

U.K. Ministry of Defence	LPNVG
•   U.K. Ministry of Defence selected LPNVG due to requisite capabilities to withstand continuous use in support of the war efforts outside the U.S.

•   Due to equipment capabilities and contract performance, Ministry of Defence later doubled original requirement, procuring approximately 500 night vision systems that were delivered within a short timeframe.

U.S. Government Agency	LPNVG and EHUD
•   Required night vision equipment with sensor fusion capability to enable radio downlink of video imagery for personnel operating alongside military units outside the U.S.

•   Provided goggle and EHUD systems enabling the operator to simultaneously view the night vision scene and imagery from unmanned aerial vehicles operating overhead.

Elite Special Operations Organization for a Member of NATO	Dayviewer and EHUD
•   Organization had urgent requirement for robust, hands-free, heads-up video display with recording capability for combat operations in Afghanistan.

•   Delivered four integrated systems in less than two months.

Italian Ministry of Defense	LPNVG
•   Required night vision capability to support multi-role combat responsibilities of light infantry army units.

•   Contracted for approximately AN/PVS-21 2,300 systems.

•   Delivered over 1,200 systems to date of the 2,300 units ordered

U.S. SOCOM	SCIB Mark 4 Reconnaissance Imager
•   Required covert imaging and optical tagging capability to support reconnaissance and tagging, tracking, and locating missions.

•   Developed covert beacons and a handheld reconnaissance imager.

•   Delivered 10 devices to date.

Federal Bureau of Investigation and U.S. Intelligence Agencies	Micro Thermal Beacons
•   Fulfilled requirement for miniature covert thermal beacons for tagging and tracking persons of interest.

•   Developed miniature thermal beacons with the highest optical output and efficiency available.

•   Delivered over 1,000 beacons to date.

Training and Services Division

Customer	Product/Service	Description

U.S. Marine Corps Special Operations Training Group	Tactical Training	• Conducted special operations training for Marine Corps personnel, including close quarters battle, sniper and weapons manipulation training.
Department of State	Technical Training	• Performed ongoing Weapons of Mass Destruction training and provided threat assessment support services to over 250 U.S. embassies and consulates worldwide.
• Conducted surveillance detection training both domestically and internationally for Department of State employees.
DynCorp International Inc.	Tactical Training
•   Provided training and facility support to DynCorp International for the Department of State Worldwide Personnel Protective Program.

•   Conducted training program that included tactical driving, shooting and protective security detail.

U.S. Navy	Technical Training
•   Provided counter-improvised explosive device (IED) training to Navy Explosive Ordnance Disposal teams.

•   Designed and built IED training aids based on actual roadside bombs encountered in combat zones.

Department of Public Health Florida	Preparedness and Response Training	• Conducted security assessments for 95 hospitals in the state of Florida utilizing the Homeland Security Comprehensive Assessment Model.

Sales and Marketing

We employ a team-based sales and marketing approach in which our senior management, sales and marketing personnel and business development staff collaborate to identify and develop domestic and international business opportunities. Some elements of our sales and marketing strategy are division specific and executed at the divisional level. Other elements of our sales and marketing strategy are coordinated across divisions to deliver a more comprehensive and effective solution to our customers.

Advanced Transparent and Mobile Systems Division

In our Advanced Transparent and Mobile Systems division, we organize our sales force, which includes employees and agents, by product line and geographic area. This organization allows our sales force to become more familiar with customers and the product requirements of our customers.

We market our transparent armor and other specialized glass products by highlighting our quality standards for ballistics, optics and dimensional tolerances and our ability to produce intricate shapes that meet demanding specifications for impact resistance and weight. We believe the Isoclima brand is associated with quality and superior ballistic performance. Our transparent armor sales team is comprised of six individuals based in Europe and Latin America who sell primarily to luxury vehicle manufacturers. Our marine, rail, aviation, architectural and other sales teams are comprised of ten individuals located throughout the world. In addition to these direct sales teams, we also engage a network of agents who work on a commission-only basis. We generate sales by developing relationships with key customers and responding to government requests for proposals (RFPs) and other commercial solicitations. We also market our products at four major trade shows each year.

Notwithstanding this significant sales force, Isoclima has had very limited sales and marketing exposure to the U.S. military and commercial markets. We intend to add sales and engineering staff after this offering to specifically address transparent armor product sales to these markets. We also intend to pursue the U.S. aviation and marine markets for Isoclima’s products, which Isoclima currently is not doing.

We have historically focused our marketing of armored vehicles in Mexico on large corporations, high net worth families, government officials and federal and state police organizations. In addition to traditional marketing strategies, we rely on word-of-mouth recommendations. We believe the TPS brand is associated with high quality and ballistic performance. Our armored vehicle sales team is comprised of 16 individuals who sell to corporations and individuals in assigned geographic territories. We coordinate our sales to the Mexican federal government primarily through its bidding process. We believe we have been successful in winning business at the state and federal levels because of our competitive prices and commitment to quality and service.

Our international sales team at 3S for armored vehicles is comprised principally of three individuals based near London. These individuals focus on marketing and sales in the Middle East, Far East and Africa. Historically, prior to our acquisition of TPS, all of the armored vehicles we sold internationally were sourced by us from third parties. Typically, we generated these sales when customers required an armored vehicle immediately or when they outsourced the procurement process to us and relied upon our expertise to fulfill the requirement. After this offering, we will use our 3S sales team to sell TPS products directly in the international market place. Currently, TPS does not market or sell internationally and 3S has not sold TPS products. Also, we expect to use our current domestic sales personnel to market TPS products to the U.S. government.

In 2008 and to date in 2009, our marketing and sales efforts in anticipation of the acquisitions focused on introducing our products to U.S. government armored vehicle purchasers and marketing transparent armor products to U.S. military vehicle manufacturers. During these initial efforts, our goal has been to establish a dialogue with these potential customers and familiarize them with the products, services and facilities of the companies we are acquiring. Consequently, we have not yet solicited orders from these entities or entered into any contracts with them. We intend to expand this activity going forward.

Sensor Systems Division

Our Sensor Systems division generally markets and sells its products directly to domestic and foreign militaries and federal, state and local law enforcement agencies. Our Washington, D.C.-based business development office routinely works with federal government customers to generate sales opportunities for both existing and potential new Sensor Systems division products from discretionary funds in existing budgets or through requests in the yearly appropriation budgets of federal agencies. We also have an arrangement with a Washington, D.C.-based consulting firm that assist us in this process. Proposal preparation and presentation for government project opportunities is managed by a proposal team that consists of division personnel as well as other business development personnel when appropriate. Our office in the U.K. serves as our base for international sales. We believe our U.K. sales team gives us a competitive advantage because it allows us to better support our customers in Europe, the Middle East and the Far East. For some of our international customers, we use local companies, working as brokers or on commission, to market and sell our products.

We sell our products through multiple channels, including competitive quotations, competitive government RFPs, General Services Administration (GSA) Federal Supply Schedules and original equipment manufacturer contracts. The majority of our sales for small arms night vision sights and scopes result from our responses to RFPs.

Our Sensor Systems division also markets products by participating in approximately 10-15 trade shows and exhibitions each year. These shows and exhibitions are typically sponsored and heavily attended by our current and potential customers. To maximize our exposure at these events, we often present technical papers that educate existing and potential customers on the advanced capabilities of our product offerings. In 2007 and 2008 combined, we marketed our products at shows and exhibitions by attending approximately 30 events in the U.S., Europe, the Middle East and the Far East.

This division currently has a broad international sales capability through its network of agents and through direct sales by our employees in England. OmniTech also has some international agents who sell their product line outside the U.S. After this offering, we intend to consolidate the existing agent networks where there is overlap and then use the entire global network to sell the complete line of Sensor Systems products. In the domestic market, OmniTech’s full time sales person will join our full time domestic sales staff to market the complete Sensor Systems product line. OmniTech has a stronger presence in the law enforcement market than we historically have had, which we expect will enhance the division’s domestic sales capabilities. Additionally, from a marketing perspective the Sensor Systems division will have a larger presence at trade shows and exhibits post offering due to the increased breadth of its product line. We also anticipate that the combined larger manufacturing capability of the division will allow us to pursue higher volume orders from customers.

Training and Services Division

We generate sales in our Training and Services division through a focused sales and marketing effort on government procurement. The majority of our sales to federal, state and local governments result from our responses to RFPs. One team tracks all RFPs issued by the federal government and establishes contract mechanisms to facilitate the task of procuring our services. Once these contract mechanisms are established, our proposal development team, which typically consists of division employees and, when helpful, employees from our other divisions, prepares and submits our RFP response.

Our responses target specific commands in government agencies with large training requirements, such as emergency planning committees. Because many of our employees have served on these types of committees at the federal, state and local levels, we have extensive knowledge of the requirements and preferences of these customers. In addition to sales resulting from RFP responses, some of our services are listed on GSA Schedules, which enables customers to make purchases without completing the otherwise extensive negotiation and procurement process. The acquisition of TPS will enable us to use their existing in-country sales team, which is familiar with offerings such as driver training, with assistance from our existing sales team personnel who have in-depth knowledge of our complete training and services offerings, to market our training and services to potential Federal, state and private customers in Mexico.

Similar to the Sensor Systems division, our Training and Services division participates in trade shows and exhibitions. In 2007 and 2008 combined, we participated at approximately 15 shows and exhibitions. The Training and Services division also engages in a web-based marketing effort that provides details of course offerings, instructor experience and customer feedback.

Coordinated Sales and Marketing Strategy

Although certain elements of our sales and marketing strategy are division-specific and executed at that level, we coordinate other elements of our strategy across divisions to deliver a more comprehensive and effective solution to our customers. We expect to continue this strategy after the closing of the Pending Acquisitions. We believe our coordinated approach allows us to more effectively market and sell our products and services across divisions. For example, our Advanced Transparent and Mobile Systems and Training and Services divisions coordinate to market and sell driver training to customers purchasing our armored vehicles. Also, our Sensor Systems and Training and Services divisions coordinate to market and sell training services to our LPNVG customers. We believe our ability to market and offer these types of single-source solutions increases our business opportunities and revenue. We also expect to coordinate our sales and marketing efforts to the U.S. government by leveraging the experience and contacts within each division to develop new sales.

Technology and Product Development

We emphasize engineering excellence in all of our products and have invested heavily in developing proprietary technologies throughout the company, particularly in our Advanced Transparent and Mobile Systems and Sensor Systems divisions.

Our internally funded research and development expenditures, on a pro forma combined basis, were $4.0 million during 2007 and $2.6 million during the first nine months of 2008. Additionally, approximately $4.2 million and $4.0 million was spent on government funded research and development activities on a pro forma combined basis during 2007 and the first nine months of 2008, respectively. Research and development costs incurred under contracts are charged directly to the related contract and are reflected in the cost of sales. Costs not specifically covered by a contract are expensed as incurred.

Advanced Transparent and Mobile Systems Division

In the Advanced Transparent and Mobile Systems division, we have developed proprietary technologies, processes and design capabilities that we believe serve as substantial competitive differentiators. We have invested in state-of-the-art, customized production and testing facilities for producing specialized, protective glass. We continually work to further refine the composition, quality and performance of our specialty materials through internal research and development. Specifically, we conduct analysis and testing of composite materials, design and implement quality control and verification systems and assess the efficacy and optical clarity of all materials. In doing so, we believe we have established further credibility with our customer base, with whom we work on research and development projects on a regular basis to assess their evolving needs.

With regard to armored vehicles, we employ proprietary design methods involving ratchets and gears for window lifts, reinforced hinges for armored doors and glass support structures, all of which increase the efficiency of the armoring process as well as vehicle and passenger protection. Additionally, we conduct significant research and development on materials used in the armoring process. Development of manufacturing technologies to handle, form and cut new materials, such as high-hardness ballistic steel and ballistic fiber material, and the testing and evaluation of stronger, lower cost, lighter weight materials are core activities due to the potential impact of improvements on the price and quality of the end product.

Sensor Systems Division

In the Sensor Systems division, we are engaged in the research, development and production of advanced technology applications in support of U.S. Special Forces and other sophisticated U.S. government agency customers.

Research and development in our Sensor Systems division focuses on the areas of digitally augmented vision systems, short wave infrared fused day/night weapon sights, reconnaissance imagers, thermal beacons for tagging, tracking and locating activities, and laser illuminators/pointers. The division also has produced innovations in applying new technology to existing products, such as our Digital Universal Night Sighttm, Fused Weapon Sight and Magnum Universal Night Sighttm. Similarly, the development of our Enhanced Heads Up Display (EHUD) and various sensors that function with the EHUD has led to additional applications for our low profile night vision goggles. Additionally, we have made innovations that improve functionality, including our Shock Mitigation System (SMStm) for the installation of image intensifier tubes in weapon mounted night scopes. This proprietary approach protects the tubes from damage upon the weapon’s discharge, which often is especially severe on larger caliber weapons such as sniper rifles. We believe SMS technology was a significant contributor in the decision by the U.S. Marine Corps. to purchase our night sights and that it has given us a distinct competitive advantage over other manufacturers.

Some of the research and development in our Sensor Systems division for certain imagers in development takes place pursuant to U.S. government-funded contracts. Our government contracts generally permit us to retain ownership of the rights and inventions developed under the contracts so long as we timely report the inventions and provide the applicable government agency a license to use the inventions for non-commercial purposes. The government receives unlimited rights in technical data produced under government contracts, but we may nevertheless use it for commercial purposes. In order to retain ownership over pre-existing technology developed privately, we must mark this technology with restrictive legends to limit the government’s right to use the technology. In addition, the government may also exercise “march-in” rights if we fail to continue to develop the technology, under which the government may exercise a non-exclusive, royalty-free, irrevocable, worldwide license to any technology developed under contracts it has funded. We believe we have taken the necessary steps to retain our ownership of this technology, although we do not believe any loss would be material.

We augment our internal research and development capabilities by partnering with companies and universities to obtain the subcomponents of products that are outside of our areas of expertise. For example, we are collaborating with ICx Technologies to develop high performance thermal beacons for the U.S. Army. We enter into non-disclosure agreements to protect the intellectual property disclosed or developed by us during these arrangements. However our partners may use the technology developed by them.

Intellectual Property

We protect our technology and products through the pursuit of patent protection in the U.S. and internationally. We have built a portfolio of patents and patent applications relating to various aspects of our technology and products. We have four issued U.S. patents, 16 issued patents in various European countries, 13 pending U.S. patent applications and eight pending Patent Cooperation Treaty applications. Twelve of our patents and patent applications relate to technology used by our Sensor Systems division. Our patents expire at various dates from 2017 through 2025. We do not believe that any single registered or pending patent is material to us.

In addition to our own patent rights, we license certain patent rights from third parties for use in connection with some of our technology and products. In particular, we have an exclusive worldwide license for a patent that is integral to the manufacture of our low profile night vision goggles, for which we pay a per unit royalty. This patent covers the general configuration of the goggle. As the patent expired in early January 2009, others will be able to use the technology. Because we have made substantial proprietary refinements to the original patent, we currently believe that our position in this market, coupled with the investment necessary to enter the market, will provide us with a competitive advantage over future competitors who might otherwise seek to compete with us.

We also have significant rights in trademarks and trade secrets which we use to protect our intellectual property. In addition to common law trademark and trade secret rights, we have 10 issued U.S. registered trademarks and 11 pending applications in the U.S. and numerous registered trademarks and pending applications in Italy, Mexico, the U.K., Germany and other countries. We currently are involved in a dispute with Knight’s Armament Company over the rights to certain trademarks. See “Legal Proceedings.”

Our subsidiaries’ products and services have established brand recognition in their respective markets. Following the closing, we intend to continue marketing both our current subsidiaries’ existing products and services, and those acquired in the Pending Acquisitions, under their current brands. However, as part of our integration process, we will engage in a rigorous review to determine transitional and longer-term branding strategies for all of our products and services, including how they interrelate with our future product and services offerings. The branding strategies to be considered may involve the expanded use of the O’Gara name by our current and future subsidiaries. Our evaluation of new branding strategies will include consideration of others’ rights to use, or limit the use of, the O’Gara name. For example, in 2001, Thomas M. O’Gara, our Chairman of the Board, Wilfred T. O’Gara, our President and Chief Executive Officer and director, and Abram S. Gordon, our Vice President, General Counsel and Secretary, entered into agreements with Armor Holdings, Inc., in connection with its acquisition of O’Gara, Hess & Eisenhardt Armoring Company and its affiliates, a provider of military and commercial vehicles and, at the time, a provider of certain training services. Pursuant to these agreements they agreed, among other things, not to use or authorize any person to use the O’Gara name in connection with any product or service in a business competitive with the businesses being acquired by Armor Holdings. We believe that our current use of the O’Gara name does not violate any rights that Armor Holdings may have under those agreements. We also believe that, to the extent necessary, we can successfully execute our business plans based upon our current use of the O’Gara name, together with the established brands of our current subsidiaries and the subsidiaries being acquired. For example, TPS Armoring, whose business may be deemed to compete with the business acquired by Armor Holdings, is an established brand in its current markets, and we believe that we could successfully execute our business plan based on continued use of the TPS brand, if we so determine.

In addition, O’Gara Coach Company LLC, an automotive sales business, owned by Thomas M. O’Gara, and O’Gara Protective Services, a provider of private security services, and O’Gara Aviation, a provider of aircraft sales, leasing and flight operations services, both controlled by Edward F. O’Gara (the brother of T. O’Gara and W. O’Gara), use the O’Gara name in connection with their respective businesses. Although these individuals and companies do not have contractual rights to limit our use of the O’Gara name, their use of the O’Gara name will be considered as a part of our branding review in order to avoid confusion among consumers.

There is no guarantee that we will adopt new branding strategies as part of our integration process following our branding review, or that if we do so the goodwill associated with our established and acquired brands will be transferred successfully to one or more new brands. Although the rights of third parties, including with respect to the use of the O’Gara name, will be considered as we evaluate our future branding strategies, there is no guarantee that we will not become involved in a legal dispute or that an adverse result will not occur which could cause us to change those strategies.

Our employees who have access to confidential information and our contractors and customers who have access to our intellectual property are bound by strict confidentiality and nondisclosure obligations. A significant number of our trade secrets are internally “compartmentalized” to increase their protection. Our engineering and research and development employees and those who supervise them also are obligated to assign to us the rights to inventions made by them while employed by us.

Ownership of technology developed with third-party research partners and customers who are involved in the research and development of some products is determined on a contract-by-contract basis. We maintain all ownership rights over work-for-hire developments. In the case of joint development agreements, each party typically maintains ownership rights based on the market for the product.

Competition

The market for our products and services is rapidly evolving and highly competitive. Many of our target markets are subject to quickly changing product technologies, continuously evolving customer needs, stringent regulatory requirements and frequent introductions of new products and services. We compete with organizations varying in size, including many small, start-up companies as well as large, established and well-capitalized international businesses. As the markets for our products and services continue to expand, we expect that competition will continue to increase within our target markets. We encounter different competitors in each of our divisions.

Advanced Transparent and Mobile Systems Division

In our Advanced Transparent and Mobile Systems division, we compete with both manufacturers of specialized protective materials and producers of vehicle armoring systems. In the area of transparent armor, high-impact glass and other specialized glass, we compete principally with PPG Industries, Inc., American Glass Products Company, Saint-Gobain-Sully, GKN plc and SIA Triplex. In the market for vehicle armoring systems, we compete or expect to compete with worldwide companies, principally Centigon, BAE Systems plc and Scalette Moloney Armoring Corporation, as well as with smaller armoring companies operating primarily on a regional basis. In addition, several OEMs, such as Mercedes-Benz and BMW, which are our customers for transparent armor, offer factory equipped armoring packages that compete with our vehicle armoring systems business. OEMs have a greater technical understanding of the vehicle platforms they manufacture than we do. However, we compete by providing customized armoring options that are not available from OEMs, and we may also act as an OEM subcontractor.

In each case, the principal competitive factors are engineering quality, the protective capabilities of the product, price, service and reputation in the industry. We believe that we compete effectively in the markets in which we operate and that the vertical integration capabilities resulting from the Isoclima and TPS acquisitions will enhance our competitive position in both the transparent armor and other specialized glass markets and the vehicle armoring market, including those markets in which we currently do not have a presence.

Sensor Systems Division

Competitors in our Sensor Systems division include Insight Technology, Inc. and Knight’s Armament Company in the U.S., Elbit Systems, Ltd. in Israel and Photonis Netherlands B.V. in Europe and ITT Corporation and L-3 Electro-Optics Systems worldwide. Currently, we have an exclusive worldwide license for a patent that is integral to the manufacture of our low profile night vision goggles. Since the patent used in the manufacture of those goggles expired in January 2009, these and other competitors could choose to enter this market. ITT Corporation and L-3 Electro-Optics Systems also are the primary producers of image intensifier tubes, which are the core component of night vision goggles.

The principal competitive factors in sales of our Sensor Systems division products are technology, device capability and functionality, price, quality, durability and speed of delivery. We believe that we are at the forefront in the design of next-generation night vision products and that our design innovations, willingness to meet special customer requirements, response time and reputation as a high-technology supplier have enabled us to compete effectively in this market and will enable us to continue to do so.

Training and Services Division

Our Training and Services division faces competition both from established businesses such as Blackwater USA, Olive Group FZ-LLC, Kroll-Crucible, Science Applications International Corporation and Armor Group International plc and from a highly fragmented group of smaller companies, typically headed by retired Special Operations Forces personnel. Competitive factors in this market vary depending on the services desired by a customer but generally involve the expertise of the trainers, facility capabilities, proximity of facilities and price. We believe that our ability to compete is enhanced by the personal reputations of our highly credentialed training personnel, our ability to deliver custom training and exercise programs quickly and efficiently, both at our tactical training complex in Virginia and at customer locations, and the competitive pricing of our services.

Manufacturing

Our manufacturing facilities and processes are designed to produce cost-competitive, quality-assured products. We believe that we emphasize the highest standards and that our proprietary manufacturing processes serve as market differentiators and have allowed us to compete successfully domestically and internationally.

Advanced Transparent and Mobile Systems Division

We produce our transparent armor and other specialized glass at manufacturing facilities in Italy, Mexico and Croatia with a total of approximately 4.2 million square feet of manufacturing space. We emphasize the highest standards and believe our proprietary manufacturing processes serve as market differentiators that have allowed us to compete successfully internationally in supplying some of the most discerning customers in the world.

Our facilities employ proprietary technologies and include high-value manufacturing equipment and assets that are specific to the production of transparent armor, impact resistant glass and other specialized glass. Our transparent armor consists of multiple layers of glass of various thicknesses (totaling .03 inch to 4 inches) and hardnesses based on individual client requirements and international standards for protection. The layered glass required for each particular order is cut to size from large glass plates. Materials are shaped to the required curvature on special bending fixtures in tooling furnaces, further shaped by cutting and grinding and then bonded together with interlayers that incorporate various additional functions such as: heating systems for defrosting and defogging, communications antennas, metal coatings for controlling solar heat, electromagnetic interference shielding, noise reduction, and switchable capability to control visible light transmission. Typically, an additional inner layer of an elastic polycarbonate or similar material also is included to provide spall protection. The bonding of the layers and interlayers is done through heat and pressure in high pressure autoclave vessels.

In addition, our Croatian operations manufacture glass sheets from very high quality silica sand. The basic process includes preparing the required raw materials and melting them at high temperatures in a glass furnace. Raw material enters the melting furnace through a feeder on a continuous flow basis. As the silica melts, the molten glass moves to the front of the melter and flows through to the refiner. Once in the refiner, the molten glass is heat conditioned to a specific temperature and ready for the forming process. Our forming process consists of drawing the glass horizontally on plain or patterned rollers, with thickness of the sheet determined by the speed of the draw and configuration of the patterned rollers. The end product then is annealed, cut to required size, edge ground to requirement and thermally tempered.

Our Monterrey, Mexico armoring facility employs lean manufacturing concepts. In-house processes include disassembly of the new vehicle, complete removal of the interior trim, seats, doors and windows, armoring with both opaque armor and transparent armor and reassembly as close to its original appearance as possible. Inspection controls exist for each step of the process as well as for the finished product. Raw materials such as armored steel, aramid fabrics and transparent armor are sourced through U.S. and Mexican suppliers, including Isoclima, that have a proven track record of delivering quality products. We are not dependent on any one supplier for key components.

Sensor Systems Division

We manufacture our small arms night vision weapon sight products at our ISO-compliant facility in Freeport, Pennsylvania. This facility contains approximately 16,000 square feet of manufacturing space including clean room assembly areas, optical fabrication and test equipment and machine shop and environmental test systems. Manufacturing operations are divided into distinct fabrication and assembly processes and employ personnel with skill sets in optics, electronics and precision mechanical mechanisms. We employ sophisticated temperature, shock, pressure and performance test systems in the product manufacturing cycle to increase product integrity in the severe operating environment in which these products are required to perform. A second 20,000 square foot facility in North Buffalo, Pennsylvania currently is in the initial start-up phase and will, when renovations are completed during the first half of 2009, be the location of a state-of-the art precision computerized optical lens fabrication and coating facility. This facility will produce optical lens elements as well as complete assemblies to military standards.

We manufacture our low profile night vision goggles and related products at our ISO-compliant facility in Beavercreek, Ohio. This facility contains approximately 6,000 square feet of manufacturing space, including a 1,200 square foot clean room for optical assembly. In-house processes include electrical assembly, precision mechanical component assembly and precision electro-optical component assembly. Engineering design, research and development and product support and repair functions also are located at the facility.

Our tagging, tracking and locating products and our prototype and low rate initial production optoelectronic devices are manufactured at our facility in Waitsfield, Vermont. The 12,000 square foot facility includes electronics assembly and test areas, optical assembly and test laboratories, a machine shop, and environmental and mechanical test laboratories. The facility also houses engineering and research and development groups. In-house manufacturing capabilities include printed circuit board manufacturing, optoelectronic assembly, precision optical alignment, and computer numerical control machining. A local U.S. Army training center is used for outdoor optical system testing and live fire testing.

Product components for this division are sourced both domestically and internationally. We attempt to dual-source critical components such as the image intensifier tubes used in our night vision products from ITT Corporation, our primary supplier, and L-3 Electro-Optics Systems. In addition, we attempt to maintain adequate inventory of the tubes to cover current obligations plus, if available, additional supply as we deem prudent. Because our suppliers of image intensifier tubes also use these tubes in night vision goggles they manufacture and sell, and because of the priority given to tubes needed to fulfill U.S. government contracts, we have, nevertheless, experienced and are currently experiencing delays in receiving this component to fulfill foreign government contracts. Although these supply shortages have delayed shipments of products under certain foreign government contracts, pursuant to the terms of these contracts they have not caused and do not cause a default under or cancellation of the purchase agreement.

Government Contracts; Regulation

Government Contracts

A significant portion of our business is with the U.S. government. U.S. government contracts are generally awarded through formal, competitive bidding processes initiated through RFPs and, for certain products and services, pursuant to GSA Federal Supply Schedules, which enable federal agencies to order services and supplies directly from vendors holding such schedules at specified prices without engaging in a formal solicitation and bidding process. We have secured contracts with the U.S. government through both of these processes. These contracts are generally structured as fixed-price or time-and-materials contracts as described below:

•	Fixed-Price Contracts: In a fixed-price contract, the price is not subject to adjustment based on costs incurred, which can favorably or adversely impact our profitability depending upon our execution in performing the contracted service. Most of our U.S. government contracts are firm fixed-price contracts. Our fixed-price contracts include low rate initial production (LRIP) contracts. Fixed-price contracts from the U.S. government represented approximately 11% and 8% of our pro forma combined revenues for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively.

•	Time-and-Materials Contracts: A time-and-materials contract provides for acquiring supplies or services on the basis of direct labor hours at fixed hourly/daily rates plus materials at cost. Time-and-material contracts from the U.S. government represented approximately 3% of our pro forma combined revenues for the year ended December 31, 2007 and the nine months ended September 30, 2008.

In addition, our U.S. government contracts may be executed under an indefinite-delivery/indefinite-quantity (IDIQ) contract, which may be awarded to multiple contractors. IDIQ contracts obligate the government to order only a minimum quantity. When the U.S. government wishes to order services under an IDIQ contract, it issues a task order and/or request for proposal to the contractor awardees.

U.S. government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress appropriates funds on a fiscal-year basis even though contract performance may extend over many years. Long-term government contracts and related orders are thus subject to cancellation if appropriations for subsequent performance periods are not provided.

Our contracts with the U.S. government or the U.S. government’s prime contractor (to the extent that we are a subcontractor) generally contain standard, unilateral provisions under which the U.S. government may terminate for convenience or for default. Government contracts generally also contain provisions that allow the U.S. government unilaterally to suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations, to reduce the value of existing contracts or to issue modifications to contracts. U.S. government agencies routinely audit government contractors for performance under its contracts, cost accounting and compliance with applicable laws, regulations and standards.

A small portion of our pro forma combined revenue is classified by the U.S. government and cannot be specifically described. The operating results of these classified programs are included in our consolidated financial statements. The business risks associated with classified programs, as a general matter, do not differ materially from those of our other government programs and products.

Our sales to foreign governments are subject to similar contractual requirements, including competitive bidding processes, contract structures and audit requirements. In addition, our sales to foreign governments are subject to various U.S. policies and regulations as described below. Unlike our contracts with the U.S. government, the purchase orders or contracts for our foreign government sales historically have not been subject to conditions upon continuing funding or contained termination for convenience rights and are supported by irrevocable letters of credit. We had $4.3 million of orders supported by letters of credit at September 30, 2008.

Regulations

Since we contract with the Department of Defense and other agencies of the U.S. government, we are subject to and must comply with numerous federal laws and regulations, including the Federal Acquisition Regulations, the Defense Federal Acquisitions Regulations, the Truth in Negotiations Act, the Foreign Corrupt Practices Act, the False Claims Act and the regulations promulgated under the National Industrial Security Program Operating Manual, which establishes the security guidelines for classified programs and facilities as well as individual security clearances. We are also subject to government contracting laws and regulations in foreign jurisdictions into which we sell. In addition, our sales to foreign governments are subject to various U.S. policies and regulations. We provide all employees with written guidelines on interactions with government officials and on the provision of gifts and entertainment. We also carefully monitor all of our contracts and contractual efforts to minimize the possibility of any violation of these regulations.

We are subject to further U.S. and non-U.S. government regulations due to the nature of some of the products and services we provide. U.S. export control laws include the International Traffic in Arms Regulations, which are administered by the Department of State, and the Export Administration Regulations, which are administered by the Department of Commerce. These regulations give those agencies great flexibility in preventing the export of any controlled items, software, or technical data. Under U.S. sanctions laws, we are prohibited from exporting our products, technology or services to certain sanctioned countries, including Cuba, Iran, North Korea, Syria or Sudan, or to certain restricted entities or individuals designated by the U.S. Government for terrorism, narcotics trafficking, and proliferation reasons, and our compliance system is structured to address these restrictions as well. These U.S. export control laws and regulations place licensing restrictions on certain transfers of products, software, technology and services to our foreign subsidiaries or customers, and export licenses or other appropriate authorizations are obtained, as appropriate, from the U.S. Department of State or the U.S. Department of Commerce, when required by law.

U.S. export control and sanctions regulations carry substantial penalty provisions, including fines and suspension or debarment from government contracting or subcontracting for a period of time if we are found to be in violation. We recognize that an effective compliance program can help protect the reputation and relationship of a regulated company with the federal agencies administering these laws. Each of the regulatory agencies administering these laws has a voluntary disclosure program that offers the possibility of significantly reduced penalties, if any are applicable, and we have utilized these agency disclosure procedures as part of our overall compliance policy and system of internal controls.

In the ordinary course of business, we are subject to numerous other laws and regulations ranging from those relating to labor and health and safety requirements to those designed to protect the environment. In the opinion of management, compliance with existing laws and regulations applicable to us will not materially affect our business or financial condition.

Employees

As of January 1, 2009 we had approximately 1,450 employees, of which approximately 250 were located in the U.S., approximately 330 were located in Mexico and approximately 860 were located in Europe. Approximately 100 of our employees have U.S. security clearances. We believe that our relations with our employees are good. Relationships with our employees in the Italian-based operations of our Advanced Transparent and Mobile Systems division are governed by a national collective labor agreement and some employees are members of the Italian General Confederation and the Italian Confederation of Trade Unions.

Substantially all of our Croatian production employees are members of the Autonomous Trade Union of Energy, Chemical and Non-Metal Workers of Croatia. In the Mexico-based operations of our Advanced Transparent and Mobile Systems division, many of our employees are represented by the Sindicato Industrial de Trabajadores.

As of January 1, 2009, our employees were divided among our three divisions and corporate parent level as follows: approximately 1,200 employees in the Advanced Transparent and Mobile Systems division, approximately 120 employees in the Sensor Systems division, approximately 120 employees in the Training and Services division and 13 in corporate.

Properties and Facilities

Our principal executive and administrative offices are located in Cincinnati, Ohio, where we lease approximately 5,300 square feet under an agreement expiring in 2012. We also lease or own facilities around the world, including six additional facilities or properties in the U.S., seven facilities in Italy, four facilities in Mexico, three locations in the U.K., one facility in Croatia and one location in Germany.

Our principal properties and facilities as of January 1, 2009 were as follows:

Location	Approximate Size	Owned/Leased	Facility Use

Cincinnati, Ohio	5,300 sq. ft.	Leased	Executive offices
Beavercreek, Ohio	12,000 sq. ft.	Leased	Office/manufacturing
Waitsfield, Vermont	14,000 sq. ft.	Subleased	Office/manufacturing
Waitsfield, Vermont	6,600 sq. ft.	Leased	Office/manufacturing
Freeport, Pennsylvania	16,000 sq. ft.	Leased	Office/manufacturing
North Buffalo, Pennsylvania	20,000 sq. ft.	Leased	Office/manufacturing
Alton, Virginia	174 acres dedicated, use of additional 853 acres	Subleased	Training
Cincinnati, Ohio	14,000 sq. ft.	Leased	Office
Bletchingley, Surrey (England)	1,200 sq. ft.	Subleased	Office
Mexico City, Mexico	4,800 sq. ft.	Leased	Office
Monterrey (Santa Catarina), Mexico	371,000 sq. ft.	Leased	Office/production/warehouse
Naucalpan de Juarez, Mexico	19,000 sq. ft.	Leased	Office/production
Este, Italy	12 acres uncovered 377,000 sq. ft. covered	Owned	Office/production
Lipik, Croatia (1)	45 acres uncovered 25 acres covered	Owned & leased	Office/production
Mexicali, Mexico	161,000 sq. ft. uncovered 71,000 sq. ft. covered	Leased	Office/production
National City, CA	793 sq. ft.	Leased	Office
Weymouth, Dorset, UK	1,062 sq. ft.	Leased	Office

(1)	Includes land on which Lipik has concessions from the Croatian government to mine sand and remove water.

Legal Proceedings

On August 23, 2007, Knights Armament Company (KAC) filed suit in the federal district court for the Middle District of Florida against Optical Systems Technology, Inc. (OSTI), OmniTech Partners, Inc.,

Keystone Applied Technologies, Inc. and Paul Maxin (Knights Armament Company v. Optical Systems Technology, Inc., et al. (M.D.Fla.)), alleging federal and Florida state trademark infringement and related claims in connection with certain of OSTI’s night vision products. KAC seeks unspecified damages as well as injunctive and declaratory relief. OSTI counterclaimed against KAC and its owner, alleging misappropriation of OSTI’s trade secrets and asserting trademark infringement and related claims. On May 21, 2008, the court dismissed OmniTech Partners, Keystone Applied Technologies and Mr. Maxin from the proceedings for lack of personal jurisdiction. On July 15, 2008, the court dismissed OSTI’s claim for declaratory judgment without leave to amend; dismissed without prejudice OSTI’s claims for trade secret misappropriation, common law unfair competition, business disparagement and federal trade dress infringement; and denied OSTI’s motion to dismiss with respect to the claims for trademark infringement and unfair competition under the Lanham Act. This case involves common issues of law and fact with a proceeding initially filed by OSTI in 2005 with the U.S. Trademark Trial and Appeal Board (Optical Systems Technology, Inc. v. Knight’s Armament Company, Proceeding No. 92044819), which has been suspended pending resolution of the federal litigation.

In addition to the above, we are periodically subject to various other claims and lawsuits incidental to the operation of our business. We believe that none of these other claims or lawsuits to which we are currently subject, individually or in the aggregate, will have a material adverse effect on our business, financial position, results of operations or cash flows.

THE PENDING ACQUISITIONS

Overview

We have entered into definitive purchase agreements for the acquisition of each of Finanziaria Industriale S.p.A. (together with its wholly- and partially- owned subsidiaries, Isoclima), Transportadora de Protección y Seguridad, S.A. de C.V. (TPS Armoring or TPS), and OmniTech Partners, Inc., Optical Systems Technology, Inc. and Keystone Applied Technologies, Inc. (collectively, OmniTech) (OmniTech, together with Isoclima and TPS, the Pending Acquisitions). We intend that all of the conditions to the closing of each of the Pending Acquisitions, other than the closing of this offering, will have been satisfied prior to the pricing of this offering. Simultaneously with the closing of this offering, we will close each of the Pending Acquisitions using the proceeds from this offering, borrowings under our new credit facility and issuances of our common stock. These Pending Acquisitions will significantly increase our size, expand and enhance our product portfolio, broaden and deepen our customer base, expand our geographic presence and enhance our management team.

Isoclima

Isoclima, a privately-held Italian company founded in 1977, together with its wholly- and partially- owned subsidiaries, is a recognized producer of high-quality, ballistic-resistant transparent armor, impact-resistant glass and other specialized glass used throughout the world. With manufacturing operations in Italy, Croatia and Mexico and offices in the U.K. and Germany, Isoclima employs approximately 970 persons. Transparent armor is a critical component of vehicle armoring systems due to a number of factors including: the difficulty of fitting transparent armor to the original sweep of the windshield; the need for a thin cross-section in order to reduce overall vehicle weight; the need for optical clarity to operate the vehicle safely; and, most importantly, the need to protect what is visible, and therefore vulnerable, through the transparency. The high quality of Isoclima’s transparent armor has made it a key supplier to many vehicle armoring businesses, including TPS, and luxury car manufacturers such as Mercedes-Benz, BMW and Audi. In addition, Isoclima’s specialized and impact-resistant glass are used in various modes of transportation, such as high-speed rail, yachts, military and commercial aircraft and racing cars, to provide one or more key capabilities, such as ballistic or impact resistance, acoustic reduction, thermal resistance and improved aerodynamics. Isoclima’s specialized glass also serves architectural uses, including in high-risk environments such as banks, embassies, government facilities and detention facilities.

Isoclima’s manufacturing facilities total approximately 4.2 million square feet, including approximately 1.6 million square feet of covered space. Its facilities employ sophisticated proprietary technologies and include high-value manufacturing equipment and assets that are specific to the production of transparent armor, impact-resistant glass and other specialized glass. Although Isoclima has the rights to mine sand and water from four sand mines in Croatia through its majority-owned Lipik Glas subsidiary. Lipik currently obtains most quartz sand, a major raw material necessary for its glass solar collecting panels, from sources in the Czech Republic. In the future, Lipik may utilize the Croatian mines as a source for its quartz sand. Additionally, Isoclima purchases float glass from a variety of suppliers in Europe and Mexico.

Upon closing of the Isoclima acquisition, we will own, among other things, Isoclima’s equity interests in its partially-owned subsidiaries, including LIPIK Glas d.o.o., in which we currently own a 83.59% interest. In 2009, Isoclima has the right to purchase the stock held by the other Lipik minority shareholder for approximately €1.8 million.

Isoclima had consolidated revenues of $99.8 million and $82.6 million for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively, and EBITDA of $15.7 million and $16.3 million for the same periods.

The following table reconciles net income of Isoclima to EBITDA:

	Year Ended	Nine Months Ended
	December 31, 2007	September 30, 2008
	(in thousands)

Reconciliation of net income to EBITDA
Net income	$(151)	$3,755
Income taxes	3,337	1,765
Interest expense, net	4,127	3,452
Depreciation and amortization	8,410	7,340

EBITDA	$15,723	$16,312

Please see note 5 to “— Summary Consolidated Historical and Pro Forma Financial and Other Data” for a description of how we use EBITDA and its limitations as a non-GAAP measure.

The combined firm backlog of Isoclima at December 31, 2008 was $34.8 million, of which $0.8 million is not reasonably expected to be filled by the end of 2009.

TPS Armoring

TPS Armoring, a privately-held Mexican company founded in 1994, is a recognized provider of vehicle armoring systems and related services to large corporations, high net worth families and individuals, government officials and federal and state police organizations in Mexico. It employs approximately 200 persons at its headquarters and production facilities in Monterrey and approximately 25 sales and service employees in Mexico City. The primary production facility is approximately 59,000 square feet and is fully equipped to design, engineer, manufacture and service vehicle armoring systems. During the year ended December 31, 2007 and the nine months ended September 30, 2008, TPS armored 227 and 201 vehicles, respectively. TPS’s facilities employ manufacturing processes and proprietary methods that are designed to achieve high-quality results while maintaining cost efficiencies. Unlike luxury car OEMs that provide standardized armored vehicles for commercial sale, TPS customizes its armored vehicle systems to the customer’s specifications, using one of many commercially available models as the base vehicle. TPS obtains the steel, other hardware components and raw materials necessary for its operations from various suppliers within Mexico and throughout the world. It obtains the substantial majority of its transparent armor from Isoclima.

In addition to its primary business of producing vehicle armoring systems, TPS maintains a fleet of approximately 10 armored vehicles for lease and provides related services. Generally, sales are generated directly by TPS’s sales and marketing force, which is led by the company’s founder and principal owner.

TPS Armoring had consolidated revenues of $30.3 million and $28.9 million for the years ended December 31, 2007 and the nine months ended September 30, 2008, respectively, and EBITDA of $4.9 million and $2.6 million for the same periods. Net income for the nine months ended September 30, 2008 was negatively affected by excess executive compensation expense of $2.1 million.

The following table reconciles net income of TPS Armoring to EBITDA:

	Year Ended	Nine Months Ended
	December 31, 2007	September 30, 2008
	(In thousands)

Reconciliation of net income to EBITDA
Net income	$3,160	$1,479
Income taxes	1,347	634
Interest expense, net	107	201
Depreciation and amortization	291	326

EBITDA	$4,905	$2,640

Please see note 5 to “— Summary Consolidated Historical and Pro Forma Financial and Other Data” for a description of how we use EBITDA and its limitations as a non-GAAP measure.

The combined firm backlog of TPS Armoring at December 31, 2008 was $2.0 million, all of which is reasonably expected to be filled by the end of 2009.

OmniTech

OmniTech, a group of Pennsylvania corporations founded in 1995, designs and manufactures multi-spectral optical systems, including night vision weapon sights, pocket scopes, and camera kits and catadioptic lenses, for military and law enforcement applications. The company also designs, develops and builds prototypes of next-generation, multi-spectral optical imaging and surveillance systems. OmniTech employs approximately 75 persons at its headquarters and manufacturing facilities in Freeport and North Buffalo, Pennsylvania. Its primary manufacturing facility is approximately 16,000 square feet of multiple use buildings that house administration and engineering offices, laboratories and production space as well as a 3,000 square feet warehouse.

OmniTech emphasizes an innovative approach to addressing customers’ needs. For instance, OmniTech developed the ability to mount its night sights in front of a standard day scope, which provides users with increased functionality for night firing without the complication of resighting the main scope. Additionally, OmniTech developed a shock attenuation process that extends the image tube life and increases durability, particularly when used with high caliber weapons, which is critically important to customers.

OmniTech had consolidated revenues of $12.7 million and $15.3 million for the years ended December 31, 2007 and the nine months ended September 30, 2008, respectively, and EBITDA of $1.7 million and $4.0 million for the same periods.

The following table reconciles net income of OmniTech to EBITDA:

	Year Ended	Nine Months Ended
	December 31, 2007	September 30, 2008
	(In thousands)

Reconciliation of net income to EBITDA
Net income	$1,524	$3,919
Income taxes	—	—
Interest income, net	(3)	(2)
Depreciation and amortization	148	102

EBITDA	$1,669	$4,019

Please see note 5 to “— Summary Consolidated Historical and Pro Forma Financial and Other Data” for a description of how we use EBITDA and its limitations as a non-GAAP measure.

The combined firm backlog of OmniTech at December 31, 2008 was $54.2 million, of which $43.1 million was unfunded government orders and $36.7 million is not reasonably expected to be filled by the end of 2009.

Acquisition Strategy

Consistent with our acquisition strategy, we engaged in a rigorous and disciplined process of analysis before deciding to engage in discussions regarding the potential acquisition of each of Isoclima, TPS and OmniTech. While our management had knowledge of the reputation of each of these companies from current experience or from many years of working in related industries, we also engaged in an extensive review of the financial, business and legal aspects of each company prior to entering into the agreement for its acquisition.

We considered, among others, the following factors in pursuing the Isoclima acquisition:

•	Isoclima is an industry leader in Europe and in other parts of the world, with strong brand recognition and well-established relationships with customers in the vehicle armoring business, such as Mercedes-Benz and BMW, for whom Isoclima supplies transparent armor. We believe that, because of this market leadership and with help from our sales networks, Isoclima is well-positioned to pursue growth in the U.S. market, including through U.S. military sales.

•	Isoclima’s diverse business portfolio, which includes sales of high-impact and other specialized glass for use in other modes of transportation, such as high-speed rail, marine and aviation, as well as architectural applications, offers diversification to our overall business.

•	Isoclima is already the primary supplier of transparent armor to TPS, allowing us to realize potential manufacturing and other efficiencies through vertical integration and by ensuring a steady source of transparent armor.

We considered, among others, the following factors in pursuing the TPS acquisition:

•	Demand for TPS’s armored vehicles in Mexico is robust and is driven by concerns for personal safety as a result of narco-terrorism and other violent crimes in the region, a trend that we anticipate will continue. In addition, we believe that much of TPS’s sales potential is untapped, presenting opportunities for growth as we pursue sales more globally, including to the U.S. government.

•	TPS is a seasoned player in the vehicle armoring business, with strong brand recognition in the Mexican market and a reputation for excellence, which reinforces the reputation that we believe we already have established in the security, safety and defense industry. In addition, TPS’s emphasis on customer satisfaction is consistent with the importance we place on customer relationships.

•	We believe that the sophistication of TPS’s engineering capabilities, emphasis on lean manufacturing techniques and the quality of its manufacturing facilities will allow us to capture cost advantages, without compromising quality, as we pursue expansion into the U.S. market. By building certain subcomponents of the armoring system at TPS’s Mexico-based facility, we expect to achieve an accelerated ramp-up in production and cost savings when we open additional armoring facilities around the world.

We considered, among others, the following factors in pursuing the OmniTech acquisition:

•	OmniTech’s portfolio of products fits well with our existing portfolio of night vision, TTL and surveillance products, allowing us to incorporate our existing technologies onto OmniTech products and integrate our research and development efforts. The increased breadth of product offerings will also allow customers to buy a wider array of night vision and imaging products from one source.

•	We believe that the addition of OmniTech’s domestic sales force to our existing sales force will increase market exposure for and sales of both OmniTech products and our existing products. Our international sales capabilities also have the potential to help grow OmniTech’s international business.

•	Our combined product volume will be greatly increased, allowing us to achieve better volume pricing from suppliers of certain common components, such as image intensifier tubes, and enjoy higher priority for obtaining capacity limited items. In addition, our combined financial strength and production capabilities will allow us to compete for larger orders.

As we considered each of the Pending Acquisitions, we also considered a number of material risks and uncertainties associated with them, including:

•	The Pending Acquisitions will change our mix of business from one focused on defense- and security-related sales to U.S. government agencies to one that includes substantial commercial and international sales;

•	We lack experience doing business in Croatia, where Isoclima has substantial operations, and lack recent experience doing business in Italy and Mexico, where Isoclima and TPS Armoring, respectively, have substantial operations;

•	The acquired businesses depend on certain key employees, including Mr. Bertolini at Isoclima, Mr. Herrera at TPS Armoring and Mr. Maxin at OmniTech; and

•	Integrating the acquired businesses may place a substantial strain on our management and other resources.

We discuss these and other risks relating to the Pending Acquisitions under the section of this prospectus entitled “Risk Factors,” beginning on page 12.

Acquisition Structure and Consideration

We have entered into agreements entitling us to purchase all of the outstanding capital stock of each of Isoclima, TPS and OmniTech. The Isoclima and OmniTech agreements are structured as stock purchase agreements among us, the shareholders of each entity and, in the case of OmniTech, the entities involved. In the case of TPS, the agreement takes the form of an option to us from the shareholders of TPS. Upon our exercise of the option, TPS shareholders are required to enter into a pre-negotiated stock purchase agreement with us for the sale of all of their TPS stock. Prior to the closing of this offering, we will have exercised this option and satisfied all of the conditions to closing the acquisition, subject only to the closing of this offering. Other than certain customary conditions to closing, the only other condition to closing the Isoclima and OmniTech acquisitions is the closing of this offering. We will close each of the Pending Acquisitions simultaneously with the closing of this offering.

To finance the Pending Acquisitions, we will use the proceeds from this offering, borrowings under our new credit facility and issuances of our common stock valued at the offering price. The following table summarizes the purchase price obligations with respect to each of the Pending Acquisitions:

					Common Stock Component
					of Consideration
						No. of Shares
						(Assuming an
				Cash		Initial Offering
	Total Acquisition	Assumed		Component of		Price of $15
Company(1)	Consideration(2)	Debt(3)		Consideration	Amount	per Share)(7)

Isoclima(4)	$124,240,803	$52,475,120	(3a)	$52,378,183	$19,387,500	1,292,501
TPS(5)	$43,251,160	$2,251,160	(3b)	$39,112,500	$1,887,500	125,834
OmniTech(6)	$30,589,842	$48,177	(3b)	$26,541,665	$4,000,000	266,668

Total	$198,081,805	$54,774,457		$118,032,348	$25,275,000	1,685,003

(1)	We entered into our definitive acquisition agreements with the companies to be acquired as follows: Isoclima on June 24, 2008 (amended December 21, 2008 and February 11, 2009 to revise and supplement certain items); TPS on January 14, 2008 (amended on August 19, 2008, December 8, 2008, and December 22, 2008, and February 11, 2009 to revise and supplement certain terms); and OmniTech on January 10, 2008 (amended on May 23, 2008, August 19, 2008 December 23, 2008, and February 11, 2009 to revise and supplement certain terms).

(2)	Includes assumed debt, a cash component and a stock component.

(3)	(a) Amount represents the maximum bank debt that may be assumed under the Isoclima purchase agreement. See Note 4. All debt of Isoclima, other than the €5.5 million ($7.1 million) Unicredit loan, will remain outstanding under existing arrangements. Under the terms of the Isoclima purchase agreement, we will assume, or if Unicredit does not consent to assignment, repay the outstanding balance of the loan. We do not expect a decision from Unicredit on the assignment until after the completions of this offering. Due to this uncertainty, we have assumed that the Unicredit loan will be repaid upon closing of the Pending Acquisitions, as reflected in “Use of Proceeds.” See “Management’s Discussion and Analysis of Financial Condition and

Results of Operations-Liquidity and Capital Resources-Credit Facility and Other Debt Issuances” for the material terms of these Isoclima debt agreements.

(b) Approximately $2,299,000, representing all of the debt assumed from TPS and OmniTech as of December 31, 2008, will be repaid upon closing of the Pending Acquisitions using borrowings under our new credit facility.

(4)	The acquisition consideration is denominated in euros and the numbers above assume a conversion rate of €1=$1.2925 at February 11, 2009. The consideration includes a payment of €525,000 ($678,563) that is required to be included in the purchase price if Isoclima acquires all the shares of its Lipik Glas subsidiary currently held by Ingra, one of the minority shareholders. Isoclima is expected to acquire all the Ingra shares prior to the closing of this offering. The total acquisition consideration will be adjusted upward or downward on a one-to-one basis for the amount of Isoclima’s debt and certain payables that is higher or lower than €42,500,000 ($54,931,250), of which up to €40,600,000 ($52,475,120) may be bank debt and €1,900,000 ($2,455,750) may be certain payables due after six months. Payments related to this adjustment are due by March 31, 2010. In addition:

• In 2009 and 2010, Isoclima has the option to purchase the stock held by Finest, the other minority shareholder of Lipik Glas, for approximately €1,800,000 ($2,326,500). In 2010, Finest also has the option to call the purchase by Isoclima at the same price. If Isoclima acquires 100% of the stock of Lipik Glas by the end of 2009, or if Isoclima and Finest modify the terms of the equity investment by Finest in Lipik Glas or modify the terms of the put or call option, the former shareholders of Isoclima will be entitled to receive additional cash consideration of €15,309,000 ($19,786,883), of which €10,450,000 ($13,506,625) will be placed in an escrow account until December 31, 2010. Pursuant to SFAS 141(R), we estimated the fair value of this contingency as $0 for purposes of pro forma presentation.

(5)	Includes $2,250,000 that has been paid in connection with the execution of the option agreement. In addition, the former shareholders of TPS will be entitled to receive a contingent payment equal to the amount by which the EBITDA of the TPS business (adjusted for non-recurring charges and other items consistent with past practices of TPS), determined in accordance with Mexican GAAP for the year ended December 31, 2009, exceeds $6.5 million multiplied by 6.5. Pursuant to SFAS 141(R), we estimated the fair value of this contingency as $4.6 million for purposes of pro forma presentation. The cash consideration may be reduced by $1 million if we and the former shareholders of TPS agree on a more favorable tax structure prior to closing that would not change the overall financial structure of the acquisition.

(6)	The cash component reflects a reduction of approximately $1 million pursuant to the purchase agreement to reflect cash distributions to shareholders of OmniTech during 2008. The purchase price may be further reduced for any additional distributions prior to closing, net of taxes.

(7)	The shares issued will be rounded up to the nearest whole share. In addition, the former shareholders of TPS and OmniTech have been granted registration rights with respect to the shares of our common stock they will receive as part of the acquisition consideration. See “Shares Eligible for Future Sale — Registration Rights.”

Simultaneously with the closing of this offering and the acquisitions, we will enter into employment agreements with former principal shareholders of Isoclima, TPS and OmniTech. The acquisition agreements with the shareholders of each of Isoclima, TPS and OmniTech contain five-year non-competition agreements with the former principal shareholders of each company. See “Management — Key Employees.”

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information as of January 1, 2009 concerning each of our executive officers, directors and nominees for director.

Name	Age	Position(s)

Thomas M. O’Gara	58	Chairman of the Board
Wilfred T. O’Gara	51	President and Chief Executive Officer, Director
Michael J. Lennon	52	Executive Vice President and Chief Operating Officer, Director
Abram S. Gordon	45	Vice President, General Counsel and Secretary
Steven P. Ratterman	39	Chief Financial Officer and Treasurer
James M. Gould	60	Director
Frederic H. Mayerson	62	Director
Thomas J. Depenbrock*	52	Nominee for Director
Hugh E. Price*	71	Nominee for Director
General Henry Hugh Shelton*	66	Nominee for Director

*	We expect Messrs. Depenbrock, Price and Shelton to be appointed to the board of directors upon completion of this offering.

Thomas M. O’Gara, one of our founders, has been our Chairman since our formation in August 2003. He also has served as Managing Member and President of O’Gara Coach Company LLC, an automotive sales business, and O’Gara Automotive Group LLC, a holding company for an airplane charter service and a finance/leasing company, since 1997 and 2002, respectively, which are not affiliated with us. Mr. O’Gara previously served as Vice Chairman of the Board of The Kroll-O’Gara Company, a publicly traded provider of specialized products and services to the risk mitigation and security markets, from 1997 until 2001. He served as Chairman of the Board of The O’Gara Company from 1996 until the 1997 merger of Kroll Holdings, Inc. with The O’Gara Company. Mr. O’Gara also was Chairman of the Board of the O’Gara-Hess & Eisenhardt Armoring Company since 1990 and was its Chief Executive Officer from 1990 until 1995. Thomas M. O’Gara and Wilfred T. O’Gara are brothers.

Wilfred T. O’Gara, one of our founders, has been our President and Chief Executive Officer and a director since our formation in August 2003. Mr. O’Gara was the Chief Executive Officer and a director of Ohio Medical Inc., a medical instrument manufacturer, from January 2002 until the sale of substantially all of its assets in May 2004. Previously, he served as Co-Chief Executive Officer and a director of The Kroll-O’Gara Company and Chief Executive Officer of its Security Products and Services Group from 2000 until 2001 when that company’s O’Gara-Hess & Eisenhardt Armoring Company subsidiary was sold. He served as Kroll-O’Gara’s President and Chief Operating Officer from 1997 to 2000 and as Chief Executive Officer and a director of The O’Gara Company from 1996 until the 1997 merger of Kroll Holdings, Inc. with The O’Gara Company. Mr. O’Gara also serves on the board of directors of LSI Industries Inc., a publicly traded company.

Michael J. Lennon, one of our founders, has been our Executive Vice President and a director since August 2003 and our Chief Operating Officer since January 2006. Mr. Lennon previously served as President of U.S. Aeroteam Inc., a component manufacturer for the aerospace and defense industries, from 2001 to June 2003; as Chief Operating Officer, Security Products and Services Group and a director of The Kroll-O’Gara Company, with responsibility for its worldwide armored vehicle operations and various security training and services businesses, from 1998 to 2000; and as President and Chief Operating Officer of The O’Gara Company’s O’Gara-Hess & Eisenhardt Armoring Company subsidiary from 1996 to 1997. Prior to joining The O’Gara Company in 1994, Mr. Lennon held various management positions within manufacturing, engineering, and marketing at General Electric Company. During his 15 years at General Electric Mr. Lennon held positions at several GE businesses including GE Aircraft Engines, GE Aerospace, and GE Major Appliances. U.S. Aeroteam filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 2003.

Abram S. Gordon has been our Vice President, General Counsel and Secretary since our formation in August 2003. He also has served as General Counsel of Oncology Hematology Care, Inc. since 2002. Previously, Mr. Gordon was Vice President, General Counsel and Secretary of The Kroll-O’Gara Company from 1997 to 2001 and Vice President, General Counsel, Chief Administrative Officer and Chief Information Officer of O’Gara-Hess & Eisenhardt Armoring Company from 2000 to 2001.

Steven P. Ratterman has been our Chief Financial Officer and Treasurer since November 2005. Mr. Ratterman previously served as Group Controller of O’Gara-Hess & Eisenhardt Armoring Company from 2000 until October 2005; as Manager Financial Reporting of The Kroll-O’Gara Company from 1999 to 2000; Corporate Controller and Chief Accounting Officer of Brazos Sportswear, Inc., a publicly traded sportswear manufacturer, from 1996 to 1999; and a Senior Accountant with Arthur Andersen from 1992 to 1996.

James M. Gould has been a director since May 2004.  Mr. Gould has been a Managing General Partner of The Walnut Group, a group of affiliated venture capital funds, since 1994. The Walnut Group has provided private equity to us since 2005 and may be considered an affiliate of the company. Mr. Gould is also the Managing Member of Gould Venture Group V, LLC, a diversified financial concern, and the owner of Management One Ltd., a firm that represents professional athletes. He also serves on the board of directors of Build-A-Bear Workshop, Inc., a publicly traded company.

Frederic H. Mayerson has been a director since May 2004. Mr. Mayerson has been the Chairman and a Managing General Partner of The Walnut Group since 1994, and Principal of The Frederic H. Mayerson Group, a diversified private equity investment company, since 1988. Since October 2006, he has served as Chairman of Stir Crazy Partners, LLC, a Pan-Asian restaurant chain. He is a member of the U.S. Bank Cincinnati Region Board of Advisors. Mr. Mayerson also has co-produced twelve Broadway musicals. His professional and charitable affiliations include service as trustee of the Mayerson Foundation, member of the League of American Theatres and Producers and member of The Robert F. Kennedy Memorial Board.

Thomas J. Depenbrock has been Vice President, Treasurer, Secretary and Chief Financial Officer of Robbins, Inc., a privately-owned sports flooring manufacturing and services company, since January 2008. Mr. Depenbrock previously served as Vice President, Treasurer, Chief Financial Officer and Corporate Secretary of NS Group, Inc., a publicly traded producer of tubular steel products serving the domestic and international oil and natural gas drilling exploration and production industry, from 2000 until its merger with IPSCO Inc. in 2006.

Hugh E. Price has been an Operating Advisor with Pegasus Capital Advisors, a private equity firm, since March 2008. Mr. Price previously served as Chairman Lehman Brothers India, from August 2005 until December 2007 and a Managing Director and Director of Global Security of Lehman Brothers from December 2001 until August 2005. He also served as a director of The Kroll-O’Gara Company from 1997 through 2001. Mr. Price was an intelligence professional with the Central Intelligence Agency from 1960 until his retirement as Deputy Director for Operations in May 1995.

General H. Hugh Shelton, U.S. Army (Retired), served as the President, International Operations, for M.I.C. Industries, an international manufacturing company, from January 2002 until April 2006. General Shelton served as the 14th Chairman of the Joint Chiefs of Staff from October 1997 until September 2001. General Shelton also serves on the board of directors of the following public companies: Anheuser-Busch Companies, Inc., Red Hat, Inc., and Ceramic Protection Corporation (Canada). He has been a consultant to us and chairman of our board of advisors since 2004.

Each officer serves at the discretion of our board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Key Employees

Alberto Bertolini, age 64, is a founding partner of Isoclima S.p.A. and currently serves as its Managing Director. He has been involved with Isoclima and its predecessors since 1967. Upon completion of this offering, Mr. Bertolini will become the General Manager of Isoclima within the Advanced Transparent and Mobile Systems division.

Enrique Homero Herrera Martinez, age 47, has been the President, Chief Executive Officer and General Manager of TPS since its formation in 1994. Upon completion of this offering, Mr. Herrera will become the General Manager of TPS within the Advanced Transparent and Mobile Systems division.

Paul F. Maxin, age 58, has been President of OmniTech since 1996. Mr. Maxin previously served as Vice President of Contraves USA, Inc., a designer and manufacturer of electro-optical surveillance systems and as a nuclear engineer for Westinghouse Electric Corporation. Upon completion of this offering, Mr. Maxin will become the President of the Sensor Systems division.

James W. Noe, age 38, has been President of our Training and Services division since October 2006 when we acquired Homeland Defense Solutions and its subsidiaries. Mr. Noe founded Homeland Defense Solutions and had served as its President since 2002. He served in the U.S. Army from 1988 to 1999.

Messrs. Herrera and Maxin, the principal shareholders of TPS Armoring and OmniTech, respectively, each will have a two-year employment agreement with us that contains customary confidentiality, noncompetition and nonsolicitation provisions. Each agreement also contains a provision confirming that we will own any intellectual property newly conceived or developed by Messrs. Herrera or Maxin during his employment. Mr. Bertolini, one of the shareholders of Isoclima, will have a two-year employment agreement containing competition restrictions. In addition, the acquisition agreements to which Messrs. Bertolini, Herrera and Maxin are a party prohibit each of them from engaging in a business that is competitive with us and from soliciting our employees for five years after the closing. Mr. Noe entered into similar agreements with us when we acquired HDS in 2006, which was extended to a term ending November 2010.

Board of Directors

Our amended and restated Code of Regulations provides for a board of directors of at least three persons, with the size to be fixed from time to time by resolution of the directors. Currently, the board of directors is composed of five directors, Messrs. Thomas M. O’Gara, Wilfred T. O’Gara, Gould, Lennon, and Mayerson. We expect that, upon completion of this offering, the size of the board will be increased to eight, consisting of the current five directors and Messrs. Depenbrock, Price and Shelton, who will be appointed to fill the vacancies.

Directors will be elected annually at the annual meeting of shareholders. Under our amended and restated Articles of Incorporation each director normally must be elected by a majority of the votes cast on his or her nomination (excluding abstentions and broker non-votes). If the election is contested, election will be by a plurality.

Our board of directors has determined that each of Messrs. Gould, Mayerson, Depenbrock and Price is, or will be when appointed, an independent director as defined in the listing requirements of The NASDAQ Global Market. The board has also determined that each of Messrs. Depenbrock and Price will be when appointed, an independent director for audit committee service as defined in Rule 10A-3 under the Securities Exchange Act of 1934. Although NASDAQ rules require that a majority of the board of directors be independent, under special phase-in rules applicable to initial public offerings we have twelve months from the date of listing to comply with the majority board independence requirement. We currently expect to achieve compliance with the NASDAQ majority board independence requirement and committee independence requirements by adding additional independent directors to the board of directors before the expiration of the phase-in period and, for affected committees, replacing directors who are not independent with one or more of the new independent directors we expect to appoint. If we do not comply with these requirements before the expiration of the phase-in period, we will be subject to disciplinary sanctions by NASDAQ, which may include suspension of trading in the common stock or delisting of the common stock from the NASDAQ Global Market.

None of our current directors has received any fees or other compensation for his service as a director. General Shelton, who will become a director, has received compensation for certain consulting services and will continue to do so after completion of this offering, as described under “Certain Relationships and Related Person Transactions.”

Upon completion of this offering, each non-employee director will receive an annual fee of $25,000, payable quarterly in arrears, with each quarterly payment consisting of $3,750 in cash and a number of shares of our common stock having an aggregate fair market value of $2,500, based on the closing price of our common stock on The NASDAQ Global Market on the grant date, plus $1,500 for each meeting attended. The chair of the audit committee will receive an annual fee of $6,000 in cash and members of that committee will receive an annual fee of $3,000. The chairs of the compensation committee and the nominating and governance committee each will receive an annual fee of $3,000 in cash and members of those committees will receive an annual fee of $1,500. In addition, fees of $500 per meeting will be paid to members of the audit committee and fees of $750 per meeting will be paid to members of the compensation and the nominating and governance committees.

Immediately after completion of this offering, each non-employee director will be granted an option under the 2008 Incentive Plan to purchase 1,500 shares of our common stock. Equivalent grants will be made in the future to each new director who joins the board. Upon re-election at each annual meeting of shareholders, each non-employee director who has served as a director for at least six months will be granted an additional option for 1,500 shares of common stock. Options granted to non-employee directors will vest over a one year period at the rate of 25% of the shares every three months.

Committees of the Board of Directors

Upon completion of this offering, our board of directors will have an audit committee, a compensation committee and a nominating and governance committee. The board has adopted a written charter for each of these committees, as well as written board governance standards and policies and a code of ethics for senior financial officers, all of which will be available on our website, www.ogaragroup.com, after this offering. We currently expect that, at a minimum, our audit committee will meet quarterly and each of our compensation committee and nominating and governance committee will meet semi-annually.

Audit Committee

Upon the completion of this offering, our audit committee will be comprised of Messrs. Depenbrock (Chairman), Mayerson and Price. Mr. Depenbrock will be designated as the audit committee financial expert, as defined in Item 407(d) of Regulation S-K under the Securities Act. Although NASDAQ rules require that the audit committee be comprised solely of independent directors, under special phase-in rules applicable to initial public offerings, we have twelve months from the date of listing to comply with this requirement. As described more fully under “Board of Directors” above, we expect to be in compliance before the expiration of the phase-in period.

The principal duties of the audit committee will be to:

•	appoint, retain and oversee our independent auditors;

•	approve all fees and all audit and non-audit services of our independent auditors;

•	annually review the independence of our independent auditors;

•	assess annual audit results;

•	periodically reassess the effectiveness of our independent auditors;

•	review our annual and quarterly financial statements and our financial and accounting policies and disclosures;

•	review the adequacy and effectiveness of our internal accounting controls and our internal control over financial reporting;

•	oversee our programs for compliance with laws, regulations and our policies;

•	consider any requests for waivers from our code of ethics for our senior financial officers (any such waivers being subject to board approval); and

•	in connection with the foregoing, meet with our independent auditors, internal auditors and financial management.

Compensation Committee

Our compensation committee will be comprised of Messrs. Gould (Chairman), Price and Shelton. Although NASDAQ rules require that the compensation committee be comprised solely of independent directors, under special phase-in rules applicable to initial public offerings, we have twelve months from the date of listing to comply with this requirement. As described more fully under “Board of Directors” above, we expect to be in compliance before the expiration of the phase-in period.

The principal duties of the compensation committee will be to:

•	review and approve corporate goals and objectives relevant to the compensation of our executive officers in light of our business strategies and objectives;

•	review and approve all compensation of our chief executive officer and our other executive officers and any employment or severance agreements or arrangements with them;

•	administer our incentive compensation plans, including our 2008 Incentive Plan described below, and, in this capacity, make all grants or awards to our directors and employees under these plans; and

•	oversee the company’s leadership and organization development, including our executive succession planning.

Nominating and Governance Committee

Our nominating and governance committee will be comprised of Messrs. Shelton (Chairman), Depenbrock and Price. Although NASDAQ rules require that the nominating and governance committee be comprised solely of independent directors, under special phase-in rules applicable to initial public offerings, we have twelve months from the date of listing to comply with this requirement. As described more fully under “Board of Directors” above, we expect to be in compliance before the expiration of the phase-in period.

The committee’s principal duties will be to:

•	develop qualification criteria for members of the board of directors;

•	recommend to the board nominees for election and re-election at our annual meetings of shareholders and qualified candidates to fill vacancies that occur between annual meetings;

•	recommend to the board the members and chairperson of each board committee;

•	review, and make recommendations to the board regarding, the level and forms of director compensation; and

•	develop and periodically review the company’s corporate governance policies and practices, and recommend any proposed changes to the board.

Our Board of Advisors

Our board of advisors is composed of former senior public officials who have substantial experience, industry knowledge and professional contacts in the areas of homeland security, government procurements and defense. The board of advisors provides us with industry insight, advice regarding new products and ventures and other high-level strategic guidance. Where appropriate, the board of advisors also facilitates contact between our personnel and potential customers.

The members of the board of advisors receive the following compensation: (i) a retainer of $4,000 per quarter; (ii) a fee of $1,000 for each meeting of the board of directors or advisors they attend in person; and (iii) a fee of $250 for each meeting of the board of directors or advisors they attend by telephone. The current members of the board of advisors are General H. Hugh Shelton, who is the chairman, and Dr. Kurt M. Campbell.

We expect that General Shelton will be appointed to the board of directors upon completion of this offering, at which time he will cease to be a member of the board of advisors.

Compensation, Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures that follow. This discussion contains statements that are based on our current expectations regarding certain aspects of our future compensation program. We will, however, have a newly formed compensation committee after completion of this offering. See “Committees of the Board of Directors — Compensation Committee.” In some cases, features of our compensation program ultimately adopted could differ materially from those discussed below.

Compensation Philosophy and Objectives

Our compensation philosophy is to offer our named executive officers compensation and benefits that are competitive with executive officers of similarly situated companies in our industry and that meet our goals of attracting, retaining and motivating highly skilled management so that we can achieve our financial and strategic objectives and create long-term value for our shareholders.

In furtherance of this philosophy, our compensation programs are intended to:

•	be “market-based” and flexible, taking into consideration competitive market requirements and strategic business needs;

•	enable us to attract and retain talented individuals who can contribute to our long-term success;

•	motivate and reward high levels of performance and ensure commitment to the success of the company; and

•	align the interests of our named executive officers with those of our shareholders.

Role of Directors, Executive Officers and Compensation Consultants

To date, the amounts of base salary and cash bonus awarded, and the number of stock options granted, to our named executive officers have been determined primarily by our Chief Executive Officer, in consultation with our Chairman and Mr. Gould, based upon the company’s retention, performance and alignment objectives. All stock option grants were approved by our board of directors.

After this offering, we expect that all compensation decisions for named executive officers will be made by the compensation committee of the board of directors. We expect that, in making its decisions regarding officer compensation other than that of the Chief Executive Officer, the compensation committee will take into consideration the recommendations of the Chief Executive Officer. He and certain of our other named executive officers will attend compensation committee meetings when and to the extent their input is requested by the chairman of the committee, but none of these officers will attend the portion of the meeting during which his compensation is approved.

We historically have not performed competitive reviews of our compensation programs with those of similarly-situated companies, nor have we engaged in “benchmarking” of compensation paid to our named executive officers. In May 2008, however, we retained the services of Towers Perrin to review the company’s compensation levels and overall compensation structure and to recommend a framework for the compensation of our named executive officers after this offering. Towers Perrin provided the company with competitive analyses of our base salaries and maximum bonus opportunities for each named executive officer position for which data was available, as well as with market information on long-term incentive opportunities and total direct compensation (base salary, annual bonus and long-term incentives) at the 25th and 50th percentiles. In providing its analyses, Towers Perrin relied on survey databases, specifically the Watson Wyatt Top

Management Database and the Towers Perrin Executive Compensation Database, using data for companies with less than $1 billion in revenues, and on proxy disclosures of a group of similarly sized public companies in comparable industries. This peer group of public companies was comprised of the following 24 companies:

AeroVironment Inc.	Cubic Corporation	Lakeland Industries Inc.
American Science and Engineering, Inc.	Digimarc Corporation	LMI Aerospace
Apogee Enterprises Inc.	Excel Techonology	Meridian Bioscience, Inc.
Argon ST, Inc.	FLIR Systems, Inc.	Mine Safety Appliances Company
Axsys Technologies	GP Strategies Corporation	OSI Systems, Inc.
Cepheid	Herley Industries	PGT Inc.
Ceradyne, Inc.	II-VI Inc.	Rae Systems Inc.
Cogent, Inc.	L-1 Identity Solutions Inc.	Sparton Corporation

Elements of Our Compensation Program

Overview

The key elements of our compensation program prior to this offering have been base salary, cash bonus, stock option grants and benefits. Each of these compensation elements satisfies one or more of our retention, performance and alignment objectives described above. While we have combined the compensation elements for each named executive officer in a manner that we believe is consistent with the executive’s contributions to the company and with the overall goals of our compensation program, we have not adopted any formal policies with respect to long-term versus currently-paid compensation or cash versus equity compensation. Historically, our named executive officers (and employees generally) have been paid greater amounts of cash compensation, in the form of base salaries and bonuses, as compared to equity compensation, due primarily to the lack of liquidity of stock in a private company.

The Towers Perrin report concluded that our historical executive compensation has been significantly below market when compared to that of the peer companies of our approximate size after the completion of the Pending Acquisitions. On average, where comparisons were available, Towers Perrin found that our base salaries were 30-40% below market median (50% percentile) and 10-20% below the 25th percentile and that our maximum bonus percentages were approximately 15% below market median, generally falling at the 25% percentile. Because of a lack of consistent long-term incentive grants, Towers Perrin did not compare this element of our historic compensation to market. Instead, it simply furnished information on both competitive market long-term incentive compensation and total direct compensation as indicated above. Towers Perrin noted that direct market comparison data were not available for our Chairman’s position, but that total compensation for the position typically is set relative to that of the Chief Executive Officer and approximates 50-60% of CEO pay.

Based on these findings, our Chief Executive Officer, after discussions with our Chairman and Mr. Gould, determined that we should target the total direct compensation of our executive officers after this offering at approximately the 50th percentile, or market median, for comparable positions in the peer company and survey data provided by Towers Perrin (excluding the Founders’ Bonuses described below). The new employment agreements with our named executive officers reflect this decision in respect of the allocation and amounts of each individual’s base salary and bonus percentage. The amounts of long-term incentive compensation will be determined by our compensation committee after this offering.

We anticipate that, after this offering, our compensation committee will set any performance goals for and assess the performance of our company and executives officers, with recommendations from our Chief Executive Officer. We also expect that our compensation committee will review the Towers Perrin report and our overall compensation program, compare its features to those of other companies and make additional adjustments as it deems necessary, consistent with the goal of targeting total direct compensation for each of our executive officers at the market median. The compensation committee may consider the adoption of stock ownership guidelines for our executive officers, so as to further our objective of aligning the interests of our employees with those of our shareholders. Additionally, we expect that the compensation committee will adopt a long-term incentive plan, consistent with our goal of retaining top corporate talent, which will be payable in either cash or equity. The compensation committee may engage a compensation consultant, which may or may not be Towers Perrin, to assist in this review. Any compensation consultant will be engaged directly by, and report to, the committee.

Employment Agreements

We have entered into employment agreements with each of our named executive officers that will become effective upon the completion of this offering. The agreements provide for minimum base salaries and annual raises and for minimum target bonus opportunities as a percentage of base salary. We believe that the employment agreements are necessary and appropriate to retain the services of these executives, each of whom has been instrumental in the development of the company prior to this offering and is expected to be key to its future growth and success. Mr. Lennon has a current employment agreement that will be superceded by his new agreement. For additional information on these agreements, see “Employment Agreements” below.

Base Salary

We believe that a competitive base salary is an important component of compensation and is critical to recruitment and retention. The base salaries paid in 2007 and 2008 to the named executive officers, as shown in the Summary Compensation Table that follows this discussion, primarily reflect each executive’s position, his management experience, qualifications and contributions, the company’s size and its relative profitability. We made a subjective determination of base salary after considering these factors collectively. Base salaries generally are reviewed annually and adjusted, if and as deemed appropriate, at the beginning of each year.

The base salaries of Messrs. W. O’Gara, Lennon and Ratterman were increased effective January 1, 2007 to $280,000, $200,000 and $172,000, respectively, reflecting increases of approximately 4.5%, 5.8% and 2.4%, respectively, over their 2006 base salaries. Effective January 1, 2008, each of Messrs. W. O’Gara, Lennon and Ratterman received a base salary increase of approximately 5% over 2007, which was in line with the company’s merit increase guidelines for employees for the year. Mr. T. O’Gara and Mr. Gordon have not been employees of the company but have been retained by us as consultants. To date, each received base compensation for his consulting and other services to the company. In addition, Mr. Gordon has been paid on an hourly basis for work directly associated with certain acquisitions and other corporate matters. Mr. T. O’Gara did not receive an increase in his base compensation in 2007 and received a $10,000 increase in 2008. Mr. Gordon did not receive increases in his base compensation in 2007 or 2008. Each will become an employee upon the closing of this offering. Mr. T. O’Gara will devote such time to the business of the company as is necessary to fulfill the duties of his office and to carry out the projects assigned to him by our board of directors; we expect that he also will continue to be involved in other unrelated business ventures.

To date, no adjustments to the base compensation of the named executive officers have been made for 2009. After this offering, the initial base salary and the minimum annual increase in base salary of each executive officer will be as set forth in his employment agreement. As indicated above, the base salary amounts, together with other elements of the executive officers’ total direct compensation, generally target the 50th percentile of market compensation for comparable positions, based on the information provided by Towers Perrin. Mr. T. O’Gara’s duties and responsibilities include acting as our Chairman and business development efforts directed to the achievement of our strategic objectives. Because these duties and responsibilities will demand less than his full time attention, his base salary has been adjusted accordingly. Any increase in base salary beyond the minimum annual increase provided for in each employment agreement will be at the discretion of the compensation committee.

Cash Bonus

Our cash bonus compensation is designed to reward achievement of corporate strategic and financial goals and to motivate executives to achieve superior performance in their areas of responsibility. Since 2005, each of our named executive officers other than Mr. Gordon has been eligible to receive a discretionary annual cash bonus of up to 40% of base compensation. As with base salaries, these bonuses were determined by our

Chief Executive Officer in consultation with our Chairman and Mr. Gould. The bonus amounts awarded primarily have reflected the Chief Executive Officer’s discretionary assessment of company performance for the completed year in relation to our operational plan qualitative strategies and achievement of acquisition, integration and other performance expectations for that year taken as a whole.

For 2007, each of Messrs. T. O’Gara, W. O’Gara and Lennon received a bonus of $75,000, representing 41.7%, 26.8% and 37.5%, respectively, of base compensation. Mr. Ratterman received a 2007 bonus of $64,500, representing 37.5% of base salary. For 2006, Messrs. T. O’Gara, W. O’Gara, Lennon and Ratterman received bonuses of 27.8%, 18.7%, 26.4% and 26.8%, respectively, of base compensation. The increased bonus amounts and percentages for 2007 were primarily intended to reward these persons for their work during the year in identifying, analyzing and negotiating the Pending Acquisitions. Mr. T. O’Gara’s bonus was slightly outside the usual maximum because his base compensation was lower than that of Messrs. W. O’Gara and Lennon and was not increased in 2007 from 2006. Mr. W. O’Gara traditionally has taken a lower percentage bonus than has been awarded to the other participating named executive officers. For 2007, Mr. W. O’Gara determined that it would be most equitable for the three founders to receive the same bonus. After completion of this offering, the compensation committee will decide what, if any, bonuses to pay in respect of 2008 performance.

The employment agreement of each named executive officer other than Mr. T. O’Gara provides for a minimum target bonus opportunity as a percentage of base salary. The target bonus amounts are intended to further the decision to move total direct compensation of those named executive officers to the market median. We expect that, after this offering, our compensation committee will adopt a formal bonus plan and that bonuses will be based, in whole or in part, on performance criteria established by the committee in accordance with this plan. To the extent that a portion of any bonus is based on a subjective evaluation of performance, we expect that the compensation committee will take into consideration the recommendations of the Chief Executive Officer when making its decisions, as previously noted under “Role of Directors, Executive Officers and Compensation Consultants.”

Equity Compensation

We have historically made grants of stock options to our named executive officers, and to our key employees and advisors, other than Messrs. T. O’Gara, W. O’Gara and Lennon. We believe stock options further our compensation objective of aligning the interests of these persons with those of our shareholders, encouraging long-term performance and providing a simple and easy-to-understand form of equity compensation that promotes retention. We view these grants both as incentives for future performance and as compensation for past accomplishments.

We have had no set schedule for the granting of stock options to existing personnel, and an employee or advisor may receive no or multiple grants in any year. With respect to selected newly-hired employees, our practice has been to make stock option grants at the first meeting of the board of directors following the employee’s hire date. In 2007, Mr. Ratterman and Mr. Gordon each received two stock option awards; in 2006, Mr. Ratterman received two awards and Mr. Gordon received three, the last of which was a “catch up” award designed to bring his total stock option awards in line with those of Mr. Ratterman. As a result, at year-end 2007, each of these executives held options to purchase 26,152 shares of our common stock. All of the stock option awards granted, including the “catch-up” award to Mr. Gordon, reflected the Chief Executive Officer’s subjective judgment as to the relative contributions made (or expected to be made in the case of new hires) by the employee vis-à-vis other employees.

Although stock options were not previously a part of the compensation of Messrs. T. O’Gara, W. O’Gara and Lennon, in December 2007 the board of directors granted each of them an option to purchase 71,326 shares of common stock. In making these awards, the board considered the contributions of each executive to building the business to its current level as well as the desire to maintain a strong alignment with our shareholders. It concluded that the value of these options, together with the founders’ bonus discussed below, was appropriate for each executive’s contribution.

No stock options or other equity awards were granted to the named executive officers in 2008.

Prior to this offering, all stock option grants were made pursuant to the 2004 or 2005 Stock Option Plan. Following this offering, all equity awards will be made pursuant to our 2008 Stock Incentive Plan. These plans are described below under “2008 Stock Incentive Plan” and “2004 and 2005 Stock Option Plans.”

The employment agreements that become effective on completion of this offering entitle each named executive officer to participate in the 2008 Stock Incentive Plan, with the terms and conditions of any awards being determined by the compensation committee. As indicated above, we anticipate that our newly formed compensation committee will review our compensation program as an entirety after the offering, and we expect that equity compensation will be a principal area of the committee’s focus. The 2008 Stock Incentive Plan permits multiple types of awards, which may or may not be performance-based. At this time, we cannot anticipate the type(s), structure or amounts of equity compensation that the compensation committee will determine to grant.

Benefits

We have designed our benefits, such as our basic health benefits, 401(k) plan and life insurance, to be both affordable and competitive in relation to the market. We monitor the market, country specific laws and practices and adjust our benefits as needed. Our benefits program provides an element of core benefits and, to the extent possible, offers various options for additional benefits. The benefits program generally does not affect decisions regarding other elements of our compensation program. The named executive officers generally participate in our benefit plans on the same terms as other employees, except that those executives with employment agreements will be provided with term life insurance and supplemental disability insurance benefits. We believe that the additional benefits are appropriate for these named executive officers for retention purposes.

We currently do not intend to establish any deferred compensation plans, defined benefit pension plans or similar benefit plans. Employees who participate in our 401(k) plan may elect to make pre-tax salary deferral contributions to the plan from 1% to 75% of their total annual compensation, subject to applicable Internal Revenue Code limitations. We match 100% of the first 3%, and 50% of the next 2%, of pre-tax salary deferral contributions made by each plan participant. These matching contributions are fully vested when made. Although we have not done so in the past, we also may make discretionary profit-sharing contributions to the plan on behalf of participants.

Perquisites

We currently do not provide, nor do we expect to provide, perquisites with an aggregate value in excess of $10,000 to any executive officer, including the named executive officers, because we believe we can better incentivize desired performance with compensation in the forms described above. However, consistent with our compensation objectives, we recognize that, from time to time, it may be appropriate to provide certain perquisites in order to attract, motivate and retain our executives. Any such decision will be reviewed and approved by the compensation committee as needed.

Severance and Change of Control Arrangements

Prior to this offering we have not had severance or change in control agreements with any of our named executive officers other than a severance provision in Mr. Lennon’s employment agreement. The employment agreements of our named executive officers that will become effective upon completion of this offering provide for severance payments following the executive’s termination of employment for any reason other than “cause” or by the executive without “good reason” and following certain change of control events. Pursuant to these agreements, none of the named executive officers is automatically entitled to payments under his employment agreement upon a change of control unless, within 24 months, his employment is terminated by the company without cause, he terminates his employment for good reason or his employment agreement is not renewed. See “Employment Agreements” and “Potential Payments Upon Termination and Change of Control” below for a description of these arrangements for our named executive officers.

One task of our compensation committee will be to decide whether to take these severance packages into account, and/or whether to engage in a wealth accumulation analysis, in determining the amounts of other elements of our executive officers’ compensation. We cannot predict what conclusions may be reached by the committee as to these matters.

Founders’ Bonuses

As part of the Walnut Group’s May 2005 equity investment in the company of $2.7 million, Walnut negotiated a price per share for its preferred stock that was dilutive to our three founders. In order to offset this dilution, Walnut agreed to compensate our founders for their achievement of certain strategic company goals, including growth through acquisitions and the completion of an initial public offering. As a result of this agreement, in December 2007, our board of directors approved a one-time cash bonus to each of Messrs. T. O’Gara, W. O’Gara and Lennon of $1 million, payable upon the completion of this offering. As previously indicated, these bonus payments, along with the stock option grants described above, are intended to reward them for their efforts in growing the company to a stage at which this initial public offering is possible. Mr. T. O’Gara subsequently agreed to forego his bonus in exchange for the forgiveness of certain indebtedness and a cash payment of $250,000 in August 2008. See “Certain Relationships and Related Person Transactions.” The bonuses to Messrs. W. O’Gara and Lennon will be paid out of a portion of the proceeds of any shares sold pursuant to the underwriters’ overallotment option in this offering or at such later time as our cash flow is sufficient to do so.

Effect of Tax and Accounting Treatment on Compensation Decisions

As a public company, our executive compensation practices will have tax and accounting implications for us that previously were either not applicable or not material to our decisions. In particular, Section 162(m) of the Internal Revenue Code will disallow a tax deduction for any non-performance-based compensation over a $1 million that we pay to a “covered employee” in any one year. Generally, a public company’s “covered employees” are its chief executive officer and the four other highest paid officers named on the Summary Compensation Table who were serving as such at the end of the year. Compensation is “performance-based,” and deductible, if the performance measures applicable to its payment have been approved by shareholders and other requirements are satisfied.

Our annual bonus program currently is not structured so as to qualify the amounts paid as performance-based compensation under Section 162(m). Section 162(m) will not apply, however, to the founders’ bonuses discussed above because they will be paid pursuant to an agreement entered into prior to this offering.

Although we intend to consider the anticipated tax and accounting consequences of our compensation decisions, we do not expect these factors alone to be dispositive. We also will consider factors such as whether the compensation is consistent with our overall philosophy and whether it furthers our ability to attract, retain and reward the executive talent necessary to advance our corporate goals. Due to our levels of pay, we do not expect Section 162(m) to be a constraint on our compensation decisions in the near future. However, we expect that our compensation committee will assess the impact of Section 162(m) on our compensation practices as part of its overall review of our program. This review, or a subsequent review, could result in changes to our compensation program designed to qualify additional elements of compensation as performance-based and, therefore, not subject to Section 162(m).

Compensation Tables

The table below summarizes the 2007 and 2008 compensation of our principal executive officer, principal financial officer and the three most highly paid other executive officers (collectively referred to as the “named executive officers”). The information in this section regarding equity compensation reflects the 4.7550837-for-one common stock split which occured on February 5, 2009. In addition, please see “Employment Agreements” below for a narrative description of factors related to the Summary Compensation Table.

Summary Compensation Table

				Option	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Awards ($)(2)	Compensation ($)(3)	Total ($)

Wilfred T. O’Gara	2008	294,000	—	—	9,753	303,753
President & Chief Executive Officer	2007	280,000	75,000	279,900	7,781	642,681
Steven P. Ratterman	2008	181,000	—	—	9,820	190,820
Chief Financial Officer	2007	172,000	64,500	65,310	9,591	311,401
Thomas M. O’Gara(4)	2008	190,000	—	—	—	190,000
Chairman	2007	180,000	75,000	279,900	—	534,900
Michael J. Lennon	2008	210,000	—	—	16,571	226,571
Executive Vice President & Chief Operating Officer	2007	200,000	75,000	279,900	17,832	572,732
Abram S. Gordon	2008	134,250		—	—	134,250
Vice President, General Counsel & Secretary	2007	72,500	—	65,310	—	137,810

(1)	After completion of this offering, the compensation committee will decide what, if any, bonuses to pay in respect of 2008 performance.

(2)	For 2007, represents the dollar amounts expensed for financial statement reporting purposes for the year ended December 31, 2007 in accordance with SFAS 123(R). See Note 15 to the Consolidated Financial Statements of The O’Gara Group, Inc. for a discussion of the assumptions made in determining the valuations. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. All awards granted in 2007 were issued under our 2005 Stock Option Plan and were fully vested on the grant date. Generally, each option terminates on the earliest of (i) ten years less one day from the grant date, (ii) three months from the date of termination of employment or service as a consultant for any reason other than for cause, disability or death, (iii) immediately upon termination for cause, or (iv) twelve months from the date of termination of employment or service as a consultant by reason of disability or death.

(3)	For each of Messrs. W. O’Gara and Ratterman, amount represents company contributions to our 401(k) plan. For Mr. Lennon, amount includes $9,519 in company contributions to the 401(k) plan and $7,052 for life and supplemental disability insurance premiums paid by the company pursuant to his existing employment agreement.

(4)	The amounts shown reflect compensation earned for a given year. For 2007, due to timing differences in payments of consulting fees and bonus, the amounts for Mr. T. O’Gara do not coincide with the amounts described in “Certain Relationships and Related Person Transactions — Consulting Services.” The $260,000 described in that section consists of $180,000 of consulting fees in respect of 2007 services, $50,000 of bonus in respect of 2006 performance and $30,000 of consulting fees in respect of 2006 services that were invoiced too late to be paid in 2006.

The following table reports, on an award-by-award basis, each outstanding equity award held by the named executive officers on December 31, 2008.

Outstanding Equity Awards at 2008 Year-End

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

Wilfred T. O’Gara	71,326	—	10.52	12/20/2017
Steven P. Ratterman	9,510	—	12.76	10/17/2015
	4,755	—	10.52	04/04/2016
	4,755	—	10.52	12/05/2016
	2,377	—	10.52	06/08/2017
	4,755	—	10.52	12/20/2017
Michael J. Lennon	71,326	—	10.52	12/20/2017

The following table sets forth information on stock options exercised by the named executive officers during 2008. The company did not issue any stock awards in 2008.

2008 Option Exercises and Stock Vested

Option Awards
	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	On Exercise ($)(1)

Thomas M. O’Gara	71,326	319,890
Wilfred T. O’Gara	—
Michael J. Lennon	—
Steven P. Ratterman	—
Abram S. Gordon	26,152	97,395

(1)	Assumes a market price of $15.00 per share on the date of exercise.

Employment Agreements

Existing Agreement

Mr. Lennon has a current employment agreement that was entered into in 2004 for a two-year term and now is continuing on a month-to-month basis. This agreement will be superceded by the new agreement described below. Under the 2004 agreement, Mr. Lennon is entitled to a base salary of not less than $148,000, to such incentive compensation as is approved and to participate in the company’s health, welfare and other employee benefit programs. The company also has provided him with a $500,000 term life insurance policy and with supplemental disability insurance. The 2004 agreement provides for payment to Mr. Lennon of 18 months’ then-current base salary, and continuation of medical benefits for the same period, if his employment is terminated by the company other than for cause. In the event of termination of employment for any other reason, no further compensation would be payable other than any accrued salary or other compensation due.

Post-Offering Agreements

Each of our named executive officers has entered into an employment agreement with us that will become effective upon the completion of this offering. Other than job titles, base salary amounts and target bonus percentages, the agreements are substantially identical. The agreements have initial terms of three years. Thereafter, each automatically extends for successive one-year periods unless either party provides notice of non-extension.

Each agreement sets an initial annual base salary, a minimum base salary increase of 3.5% each year beginning January 1, 2010 and a target bonus of not less than a specified percentage of the executive’s base salary. The initial base salaries and target bonus percentages are as follows:

		Target
	Base	Bonus
	Salary	Percentage

Thomas M. O’Gara	$240,000	—
Wilfred T. O’Gara	450,000	65%
Michael J. Lennon	300,000	50
Steven P. Ratterman	260,000	40
Abram S. Gordon	240,000	40

Each named executive officer will be eligible to participate in our 2008 Incentive Plan, to participate in the retirement, health, welfare and other benefit plans generally made available to senior executives of the company and to receive other fringe benefits that are at least as favorable as any fringe benefits that may be provided to other senior executives. Additionally, the company will provide each named executive officer with a term life insurance policy having a face value of at least $1,750,000 and with supplemental disability insurance and will reimburse each person’s legal fees (up to a specified amount per person) in connection with the negotiation of his employment agreement.

In the event that a named executive officer’s employment terminates due to death or disability, the company terminates his employment for “Cause” or he terminates his employment without “Good Reason” (as each is defined below), the executive will be entitled to receive any earned but unpaid salary, payment for any unused vacation time for the year and reimbursement of any unpaid business expenses and legal fees through the termination date. If the executive’s employment terminates due to death or disability, or he terminates his employment without Good Reason, he also will be entitled to any earned but unpaid annual bonus for the previous completed calendar year. If termination of employment is due to death or disability, all unvested awards and rights under any equity compensation plan in which the executive participates will vest immediately, and the executive or his estate will have two years to exercise the rights (or until their earlier expiration); the executive or his survivors also will be entitled to 24 months of continued life insurance and health benefits for himself and his dependents, as applicable.

The agreements provide that, if an executive’s employment is terminated without Cause by the company, if he terminates his employment for Good Reason or his employment is terminated due to Non-renewal (as defined below), he also will receive a lump sum payment equal to two times the sum of his then-current salary and target bonus for the year, 24 months of continued life insurance and health benefits for himself and his dependents, payment for any unused vacation and immediate vesting of all unvested awards under any company equity compensation plan in which he participates. If the executive’s employment is terminated by the company without Cause, by the executive for Good Reason or due to Non-renewal within 24 months of a Change of Control (as defined below), the payments will be as described above except that he will be entitled to three, rather than two, times the sum of then-current salary and target bonus for the year.

Each employment agreement contains a covenant prohibiting the executive, during the agreement’s term and for 24 months after his termination of employment for Cause by the company or without Good Reason by himself, from engaging in specified activities and employments that are competitive with the business of the company.

For purposes of the employment agreements:

“Cause” means (i) the executive’s willful failure or refusal to materially perform his duties under his agreement, provided that the company may not terminate the executive’s employments for Cause because of dissatisfaction with the quality of the executive’s services or disagreement with actions taken by the executive in good faith performance of his duties; (ii) the executive’s willful failure or refusal to follow material directions of the board of directors or any other act of material, willful insubordination on the part of the executive; (iii) the engaging by the executive in willful misconduct which is materially and demonstrably injurious to the company or any of its divisions, subsidiaries or affiliates, monetarily or otherwise; (iv) any conviction of, or plea of guilty or nolo contendere by, the executive with respect to an act of fraud or embezzlement against the Company; (v) any conviction of, or plea of guilty or nolo contendere by, the executive with respect to a felony (other than a traffic violation); or (vi) any conviction of, or plea of guilty or nolo contendere by, the executive with respect to an act of fraud which is materially detrimental to the business or reputation of the company. The agreements provide that no act or failure to act on an executive’s part will be considered “willful” unless he has acted or failed to act with an absence of good faith and without reasonable belief that his action or failure to act was in the best interests of the company;

“Good Reason” means, without the consent of the executive, (i) the assignment to executive of any duties inconsistent with his position and authority as contemplated in his employment agreement; (ii) any adverse or material change in the executive’s reporting responsibilities and/or diminution of any material duties or responsibilities previously assigned to him; (iii) the failure of the company to perform any of its material obligations under the employment agreement; (iv) a reduction in the overall compensation and benefits available to the executive; or (v) any requirement by the company that the executive’s services be principally rendered in a location that is more than 50 miles from his normal work location. The agreements require that notice of Good Reason be timely provided to the company by the executive and provide the company with a 30-day cure period;

“Non-renewal” means the executive’s termination of employment due to the company’s non-extension of the term of his agreement, other than due to the executive’s request of non-extension, where the executive is willing and able to continue performing services; and

“Change of Control” has the meaning given that term in the 2008 Incentive Plan described below.

Potential Payments Upon Termination and Change of Control

The following table shows the payments the named executive officers would have received under various termination scenarios, assuming that the triggering event occurred on December 31, 2008 and that the new employment agreements described above were in effect on that date. We have also assumed that no unused vacation days were outstanding on that date.

	Mr. W. O’Gara	Mr. Ratterman	Mr. T. O’Gara	Mr. Lennon	Mr. Gordon

Termination without Cause, for Good Reason or upon Non-renewal
Salary	$900,000	$520,000	$480,000	$600,000	$480,000
Bonus	585,000	208,000	—	300,000	192,000
Health and welfare benefits	31,488	31,488	31,488	31,488	31,488

Total	$1,516,488	$759,488	$511,488	$931,488	$703,488
Termination after Change of Control without Cause, for Good Reason or upon Non-renewal
Salary	$1,350,000	$780,000	$720,000	$900,000	$720,000
Bonus	877,500	312,000	—	450,000	288,000
Health and welfare benefits	31,488	31,488	31,488	31,488	31,488

Total	$2,258,988	$1,123,488	$751,488	$1,381,488	$1,039,488
Death
Life insurance proceeds	$1,750,000	$1,750,000	$1,750,000	$1,750,000	$1,750,000
Survivor health and welfare benefits	31,488	31,488	31,488	31,488	31,488

Total	$1,781,488	$1,781,488	$1,781,488	$1,781,488	$1,781,488
Disability
Health and welfare benefits (Total)	$31,488	$31,488	$31,488	$31,488	$31,488

Stock Option and Incentive Plans

We have three plans under which stock incentives may be provided to our employees, directors and consultants and advisors. Our 2008 Stock Incentive Plan was adopted by our board of directors on October 3, 2008 and was approved by our shareholders and became effective on January 11, 2009. Our 2004 and 2005 Stock Option Plans were adopted by our board of directors and became effective on January 5, 2004 and June 28, 2005, respectively. The purposes of the plans are to promote our long-term growth and success by enabling us to compete successfully in attracting and retaining employees, directors and consultants and advisors of outstanding ability, to stimulate the efforts of these persons to achieve our objectives and to encourage the identification of their interests with those of our shareholders. Summaries of the material features of the plans are given below. The full texts of the plans are filed as exhibits to the registration statement of which this prospectus is a part and should be consulted for additional information.

2008 Stock Incentive Plan

Shares Available.  Subject to adjustment for subsequent changes in capitalization, the maximum number of shares of our common stock that may be issued under the 2008 Incentive Plan is 475,508, the full amount of which may be issued in the form of incentive stock options. Any shares that are not issued pursuant to awards that expire, terminate or are forfeited may be re-used for future grants under the 2008 Incentive Plan. However, shares tendered to or withheld by the company to pay an option’s exercise price or to satisfy required withholding taxes relating to a Plan award will not be added back to the number of shares available for future grants under the Plan.

Maximum Awards Per Individual.  The 2008 Incentive Plan provides that the total number of shares of common stock covered by options, together with the number of stock appreciation right units, granted to any one individual may not exceed 142,652 during any calendar year, except that this limit is 166,427 in the case of an inducement award made to a new employee. Also, no more than 89,157 shares of common stock may be issued in payment of performance awards denominated in shares of common stock, and no more than $1,500,000 in cash (or fair market value if paid in shares) may be paid pursuant to performance awards denominated in dollars, to any person during any calendar year.

Administration.  The 2008 Incentive Plan will be administered by the compensation committee of our board of directors. To the extent necessary, a subcommittee thereof, all of the members of which are “non-employee” directors under Securities and Exchange Commission Rule 16b-3 and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the Code), will approve awards to and transactions with persons subject to Section 16 of the Exchange Act and awards intended to result in payment of performance-based compensation to covered employees in accordance with Code Section 162(m). Any function of the committee, other than a function necessary to preserve the status of an award as performance-based compensation under Section 162(m) of the Code, may be performed by the full board of directors. The committee may delegate any of its functions to one or more of our officers, except that only the committee may grant awards to officers and directors and make decisions with respect to those awards.

Eligibility.  Any of our employees (including employees of our subsidiaries), non-employee directors and advisors and consultants are eligible to be selected to participate in the 2008 Incentive Plan. Participants will be selected by the committee; there is no limit on the number of participants in the 2008 Incentive Plan.

Duration of the Plan.  No award may be granted under the 2008 Incentive Plan on or after the tenth anniversary of the date on which it was adopted by our shareholders. Any outstanding awards will continue in accordance with their terms.

Types of Awards.  The 2008 Incentive Plan provides for the grant of the following types of awards: (i) stock options, including incentive stock options and nonqualified stock options; (ii) stock appreciation rights (SARs); (iii) stock awards, including awards of restricted stock, restricted stock units and unrestricted stock; and (iv) performance awards. Awards may be granted singly or in combination, as determined by the committee. Except to the extent provided by law, awards generally are non-transferable. However, the committee may in its discretion permit a participant to transfer an award (other than an incentive stock option) to a member of, or for the benefit of, his or her immediate family for no consideration.

Stock Options.  An option to purchase shares of our common stock permits the holder to purchase a fixed number of shares at a fixed price. At the time a stock option is granted, the committee determines the number of shares subject to the option, the term of the option, the time or times at which the option will become exercisable, the price per share of common stock that a participant must pay to exercise the option and any other terms and conditions of the option. No option may be granted with an exercise price per share that is less than 100% of the fair market value of our common stock on the date of grant or with a term longer than 10 years from the date of grant. Incentive stock options may be granted only to our employees and must otherwise comply with the requirements of Section 422 of the Code. An incentive stock option granted to any person who owns more than 10% of our common stock (determined after the application of certain stock attribution rules) must have an exercise price at least equal to 110% of the fair market value of a share on the date of grant and may have a term no longer than 5 years from the date of grant.

For purposes of the 2008 Incentive Plan, fair market value means the closing price of a share of common stock on The NASDAQ Global Market, with the exception that, on the date of this offering, it means the initial public offering price.

The exercise price of a stock option may be paid by a participant in cash, in shares of our common stock owned by the participant or via a net exercise procedure in which the company withholds enough shares to satisfy the exercise price and any applicable withholding taxes. If payment is made with already owned shares or in a net exercise procedure, the shares will be valued at their fair market value on the date they are tendered or withheld. A participant also may elect to pay an option’s exercise price by authorizing a broker to sell all or a portion of the shares to be issued upon exercise and remit to us a sufficient portion of the sale proceeds to pay the exercise price and any applicable tax withholding amounts.

Stock Appreciation Rights.  A SAR is a right to receive payment equal to the excess of (i) the fair market value of a share of common stock on the date of exercise of the SAR over (ii) the price per share of common stock established in connection with the grant of the SAR (the “reference price”). The reference price must be at least 100% of our common stock’s fair market value on the date the SAR is granted. A SAR will become exercisable and will terminate as provided by the committee, but no SAR may have a term longer than 10 years from its date of grant. Payment of a SAR must be made in shares of our common stock, cash or a combination of both, valued at their fair market value on the date of exercise.

Stock Awards.  Stock awards are grants of shares of common stock which may be restricted (i.e., subject to a holding period restriction, service-based vesting restriction or other conditions) or unrestricted. The committee will determine the amounts, terms and conditions of these awards, including the price to be paid, if any, for restricted stock awards and any contingencies related to the attainment of specified performance goals or continued employment or service. Unless otherwise determined by the committee at the time of grant, participants receiving restricted stock awards will be entitled to dividend and voting rights in respect of the shares.

The committee also may grant awards of restricted stock units, which are hypothetical units maintained on our books representing shares of common stock. No voting or dividend equivalent rights will apply in respect of those units. Upon vesting, either unrestricted or restricted shares of common stock may be issued, as determined by the committee.

Performance Awards.  Performance awards are the right to receive cash, shares of common stock or both, at the end of a specified performance period, subject to satisfaction of the performance criteria and any vesting conditions established for the award. A participant who receives a performance award payable in shares of common stock will not be entitled to dividend or voting rights in respect of the shares until the award vests and any shares earned are issued.

Performance-Based Compensation.  Under Section 162(m) of the Code, an income tax deduction generally is not available for annual compensation in excess of $1 million paid to the chief executive officer and any of the other three most highly compensated officers of a public corporation unless the compensation is performance-based. Stock options and SARs are performance-based if their exercise or reference prices are at least equal to 100% of the common stock’s fair market value at the time of grant. To be performance-based, other awards under the 2008 Incentive Plan must be conditioned on the achievement of one or more objective performance measures, to the extent required by Section 162(m). The 2008 Incentive Plan provides that the performance measures that may be used by the committee for these awards must be based on any one or more of the following criteria, as selected by the committee and applied to the company as a whole or to individual units, and measured either absolutely or relative to a designated group of comparable companies: (i) earnings before interest, taxes, depreciation and amortization; (ii) appreciation in the fair market value, book value or other measure of value of the common stock; (iii) cash flow; (iv) earnings (including earnings per share); (v) return on equity; (vi) return on investment; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) revenue; (xi) income (including net income); (xii) operating income (including net operating income); (xiii) operating profit (including net operating profit); (xiv) operating margin; (xv) return on operating revenue; and (xvi) market share.

Other Terms of Awards.  Awards under the 2008 Incentive Plan may be forfeited or vested early in certain circumstances. An outstanding award will be forfeited upon a participant’s separation from service for “cause” or if, following separation for any other reason, the committee determines either that, while employed, the participant had engaged in an act which warranted separation for cause or that, after separation, the participant engaged in conduct that violates his or her continuing obligations in respect to us. Unless the committee determines otherwise, and except as set forth under “Change of Control, Merger or Sale” below, if an employee or a director separates from service for any reason other than cause, (i) all awards that are not fully vested will be forfeited and (ii) any then-exercisable options and SARs must be exercised within three months after the date of separation (or the expiration date of the award, if sooner). The Plan extends the three-

month exercise period for vested stock options and SARs to one year if separation from service is due to death, disability or retirement. Awards granted to consultants and advisors will terminate as provided in the individual award agreements.

Notwithstanding the above, if a participant separates from service for any reason other than cause, the committee has discretion to accelerate the vesting of any or all of the participant’s awards and to free them from any restrictions or conditions.

The 2008 Incentive Plan also gives us the right to recapture any gain realized by a participant from an award if, within a year after the award is exercised or paid or restricted stock vests, the participant is separated from service for cause or, if following separation for any other reason, the committee determines either that, while employed, the participant had engaged in an act which warranted separation for cause or that, after separation, the participant engaged in conduct that violates his or her continuing obligations in respect to us.

The committee may establish other terms, conditions and/or limitations on awards, so long as they are not inconsistent with the Plan.

The Plan prohibits certain repricings, exchanges and repurchases of awards without shareholder approval.

Change of Control, Merger or Sale.  The 2008 Incentive Plan provides that, if within three months after a Change of Control (or such longer period as is set by the committee or specified in a separate agreement between a participant and the company) either (i) an employee separates from service as a result of action by the company or a subsidiary for any reason other than cause, or (ii) a director separates from service on the board for any reason other than death, disability, retirement or cause, all awards held by the participant on the date of separation will vest in full, regardless of any unsatisfied performance criteria. In that case, all stock options and SARs will be exercisable for one year or until expiration of their original terms, if earlier; all shares of restricted stock must be delivered immediately; and all restricted stock units and performance awards must be paid in full within 30 days.

A Change of Control occurs when (i) a person or group (other than the company or a subsidiary, a benefit plan maintained by the company or an underwriter temporarily holding securities) acquires beneficial ownership of 50% or more of the voting power of our voting securities; (ii) during any two-year period, the members of our board of directors at the beginning of the period (together with those directors elected to the board with the approval of at least two-thirds of the initial or similarly elected directors) no longer constitute at least a majority of the board; or (iii) immediately after any merger or consolidation of the company, or sale of all or substantially all of its assets, in which outstanding awards are assumed by the surviving or acquiring entity, the voting securities that were outstanding immediately before the transaction represent less than 50% of the voting power of the surviving or acquiring entity.

If a merger, consolidation or sale of all or substantially all of the company’s assets is proposed and provision is not made for the surviving entity to assume outstanding stock awards, or in the event of a proposal to dissolve or liquidate the company, all awards (including awards containing unsatisfied performance criteria) will become 100% vested. Holders of stock options and SARs will be provided the opportunity to exercise their awards conditioned on the transaction actually occurring and will be allowed to defer payment of the exercise price until after the closing of the transaction. Stock options and SARs not exercised prior to completion of the transaction will terminate. If the transaction is not completed, the conditional exercises and the accelerated vesting of awards will be annulled and the awards will return to their prior status.

Amendment and Termination.  Our board of directors may amend or terminate the 2008 Incentive Plan at any time but, unless required by law or integrally related to a requirement of law (such as Code Section 409A), may not impair the rights of a participant with respect to previously granted awards without the participant’s consent. In addition, no amendment may be made without shareholder approval if that approval is required by law, regulation or rule, including the listing criteria of The NASDAQ Global Market.

Expected Awards.  No awards have been granted under the 2008 Incentive Plan. We have not yet determined the types and amounts of awards that will be granted or the persons to whom they will be granted, except for the awards to non-employee directors described under “Board of Directors” above.

2004 and 2005 Stock Option Plans

Except as otherwise indicated below, the material terms of these 2004 and 2005 Option Plans are the same.

Shares Available.  Subject to adjustment for subsequent changes in capitalization, the maximum number of shares that may be issued under the 2004 Option Plan is 2,710 and the maximum number of shares issuable under the 2005 Option Plan is 387,539, all of which may be granted as incentive stock options. At January 1, 2009, 144 shares were available for grant under the 2004 Option Plan and 35,416 shares were available for grant under the 2005 Option Plan. If an option terminates or expires without being completely exercised, the unexercised shares may be re-used for future grants under the Option Plans. Additionally, shares that have been owned by an optionee for at least six months and that are tendered in payment of an option’s exercise price will be available for issuance under the Plans. The Plans do not limit the number of option shares that may be granted to any individual recipient.

Administration.  The Option Plans are administered by our board of directors, which has authority to select the persons to whom options are granted, to determine the number of shares subject to each option and to determine all of the terms and condition of an option. The board may delegate its functions to a board committee.

Eligibility.  Options may be granted under the Plans to our employees (including employees of our subsidiaries), non-employee directors and consultants and advisors. There are no limits on the number of participants in the Plans.

Duration of the Plans.  No options may be granted under the 2004 Option Plan after January 4, 2014 or under the 2005 Option Plan after June 27, 2015.

Types of Awards.  The Plans provide for the grant of both nonqualified stock options and incentive stock options. The exercise price of options granted under the 2004 Option Plan may not be less than 85% of the fair market value of our common stock on the date of grant in the case of nonqualified stock options, or 100% of fair market value in the case of incentive stock options, in both instances as determined by the board in good faith. All options under the 2005 Option Plan must be granted with an exercise price at least equal to the fair market value of our common stock on the date of grant, as determined by the board in accordance with specified requirements of the Code (except that, on the date of this offering, fair market value means the initial public offering price). Incentive stock options may not have a term longer than 10 years from the date of grant and otherwise must comply with the Code requirements described above under “2008 Stock Incentive Plan — Stock Options.”

The exercise price of a stock option may be paid in cash or, in whole or part, by the tender to us of shares of our common stock that have been owned by the optionee for at least six months. In the latter case, the shares will be valued at their fair market value on the date they are tendered.

Other Terms of Awards.  During the period of an optionee’s continuous service to the company or its subsidiaries, an option terminates only upon the earlier of the date on which it is fully exercised, it expires by its terms or it is terminated by mutual agreement between us and the optionee. Generally, upon termination of service, the unexercisable portion of any option terminates immediately and, unless the option expires earlier by its terms, the exercisable portion may be exercised at any time during the three months following the date of termination. The three-month period is extended to one year if service terminates due to death or disability. If, however, an employee is terminated for “cause,” or a director or advisor or consultant engages in conduct that would be grounds for termination for cause if the person were an employee, all unexercised options terminate immediately. All unexercised options also terminate immediately if an optionee terminates his or her service and the board determines that grounds existed at the time that would have justified termination for cause.

The board has discretion to fix exercise periods other than those provided for in the Plans when an option is granted and, under certain circumstances, to extend an option’s exercise period.

Options granted under the Plans are not transferable except by will or the laws of descent and distribution in the event of an optionee’s death.

The Plans contain provisions for the later repurchase by us of shares acquired by optionees. These provisions expire upon completion of this offering.

Change of Control, Merger or Sale.  The Option Plans provide that all options become fully exercisable (i) if any person or group (other than Thomas M. O’Gara and his affiliates) becomes the beneficial owner of more than 50% of the outstanding shares of our common stock or commences a tender offer which, if successful, would have that result or (ii) upon the execution of an agreement of reorganization, merger or consolidation pursuant to which the company will not be the surviving corporation or the execution of an agreement for the sale or transfer of all or substantially all of the company’s assets. Each Plan, as well as all outstanding options, terminates upon the completion of a transaction in which the successor corporation does not continue the Plan and assume its obligations.

If amounts payable under the provisions described above, together with other company payments to an optionee, would constitute excess parachute payments under the Code, the amounts payable under a Plan must be reduced such that the tax imposed on excess parachute payments does not apply.

Amendment and Termination.  The board of directors may amend, suspend or terminate the Option Plans at any time.

Expected Awards.  As of the date of this document, there are three participants in the 2004 Option Plan and 42 participants in the 2005 Option Plan. Options for 2,471 shares of our common stock are outstanding under the 2004 Plan and options for 254,740 shares of common stock are outstanding under the 2005 Plan. We do not expect to grant additional stock options under either Plan.

PRINCIPAL SHAREHOLDERS

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock by (1) each person who is known by us to own beneficially more than 5% of our common stock, (2) each director, nominee for director and named executive officer, and (3) all of our directors, nominees for director and executive officers as a group.

The information on shares beneficially owned prior to this offering is based on 2,206,680 shares issued and outstanding as of January 1, 2009 and assumes and gives effect to the one-for-one conversion of all outstanding shares of our preferred stock to shares of common stock and the 4.7550837-for-1 stock split that occurred on February 5, 2009. The information on shares beneficially owned after this offering additionally assumes the issuance of 8,000,000 shares in the offering, 1,685,003 shares to complete the Pending Acquisitions and 329,694 shares issued in payment of accrued dividends on our preferred stock, all of which will occur upon the closing of this offering.

Information with respect to beneficial ownership has been furnished by each director, nominee for director, executive officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the SEC’s rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of January 1, 2009. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Additionally, unless otherwise indicated, the address for each person is c/o The O’Gara Group, Inc., 7870 East Kemper Road, Suite 460, Cincinnati, Ohio 45249.

				Shares Beneficially Owned
				After this Offering
				Assuming the			Assuming the
	Shares Beneficially			Underwriters’			Underwriters’
	Owned Prior to			Option is			Option is
	This Offering			Not Exercised			Exercised in Full
Beneficial Owner	Number	Percent		Number	Percent		Number	Percent

Walnut Investment Partners, LP Walnut Private Equity Fund, LP Walnut Holdings O’Gara LLC(1)	568,568	25.77		697,858	5.71		697,858	5.20
Alberto Bertolini and Maria Formignani(2)	—	—		646,251	5.29		646,251	4.82
Augusto Gasparetto(3)	—	—		646,250	5.29		646,250	4.82
William P. and Julie Parker PMR, LLC(4)	201,477	9.13		240,964	1.97		240,964	1.80
Mark J. Hauser Hauser 43, LLC(5)	197,934	8.97		238,578	1.95		238,578	1.78
James W. Noe	180,816	8.19		201,639	1.65		201,639	1.50
VIR Rally, LLC(6)	120,027	5.44		137,776	1.13		137,776	1.03
Thomas M. O’Gara(7)	481,080	21.80		526,242	4.31		526,242	3.92
Wilfred T. O’Gara(8)	276,407	12.13		290,525	2.36		290,525	2.15
Michael J. Lennon(8)	123,607	5.43		126,152	1.03		126,152		*
Steven P. Ratterman(9)	26,152	1.17		26,152		*	26,152		*
Abram S. Gordon	26,152	1.19		26,152		*	26,152		*
James M. Gould(1)	568,568	25.77		697,858	5.71		697,858	5.20
Frederic H. Mayerson(1)	568,568	25.77		697,858	5.71		697,858	5.20
Thomas J. Depenbrock	—	—		—	—		—	—
Hugh E. Price	—	—		—	—		—	—
H. Hugh Shelton(9)	2,900		*	2,900		*	2,900		*
All directors, nominees and executive officers as a group (10 persons)	1,504,866	63.27		1,695,981	13.68		1,695,981	12.48

*	Less than 1% of the outstanding common stock.

(1)	The address of Walnut Investment Partners, LP, Walnut Private Equity Fund, LP and Walnut Holdings O’Gara LLC (Walnut Entities) is 312 Walnut Street, Suite 1151, Cincinnati, Ohio 45202. Walnut Investment Partners, LP owns 301,462 shares; Walnut Private Equity Fund, LP owns 215,590 shares; and Walnut Holdings O’Gara LLC owns 51,516 shares. The Walnut Entities are controlled by James M. Gould and Frederic H. Mayerson, who share voting and investment power over the shares.

(2)	The address of Mr. Bertolini and Ms. Formignani is Via Salute, 29, 35042 Este PD, Italy. Upon the closing of this offering, Mr. Bertolini will own 441,174 shares and Ms. Formignani will own 205,077 shares.

(3)	The address of Mr. Gasparetto is Via Palazzo del Principe, 6/A, 35042 Este PD, Italy.

(4)	The address of Mr. and Mrs. Parker and PMR, LLC, an entity they control, is P.O. Box 1508, 4919 Main Street, Waitsfield, Vermont 06573. Mr. and Mrs. Parker collectively own 200,051 shares and PMR, LLC owns 1,426 shares.

(5)	The address for Mr. Hauser and Hauser 43, LLC, an entity he controls, is 8260 Northcreek Drive, Suite 200, Cincinnati, Ohio 45236. Mr. Hauser and his spouse collectively own 32,957 shares and Hauser 43, LLC owns 164,977 shares.

(6)	The address of VIR Rally, LLC, an entity controlled by Connie Nyholm and Harvey Siegel, is 1245 Pinetree Road, Alton, Virginia 24520.

(7)	Mr. T. O’Gara owns 71,326 shares individually and The Thomas M. O’Gara Family Trust, for which Mr. T. O’Gara serves as trustee, owns 409,754 shares.

(8)	Includes 71,326 vested stock options issued under our 2005 Option Plan.

(9)	Consists of vested stock options issued under our 2004 and 2005 Option Plans.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Reportable Transactions

The following is a description of transactions since January 1, 2005 in which we have been a participant, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation, termination or change in control arrangements, which are described under “Management.” See “Principal Shareholders” for additional information regarding the equity holdings of our directors, executive officers and 5% beneficial owners.

Preferred Stock Offerings

Some of our directors, executive officers and shareholders beneficially owning more than 5% of our common stock have participated in transactions in which they purchased shares of our preferred stock. The share numbers and prices described below, except the shares to be issued in payment of accrued dividends, have not been adjusted for the conversion of preferred stock into common stock or the 4.7550837-for-one stock split that occurred on February 5, 2009.

On May 6, 2005, we sold 8,414 shares of Series E 5% Cumulative Participating Preferred Stock at $118.8476 per share and 34,380 shares of Series D 5% Cumulative Participating Preferred Stock at $90.1675 per share for aggregate proceeds of $4.1 million. The Series E purchasers included The Thomas M. O’Gara Family Trust for 4,149 shares and Mr. W. O’Gara for 4,148 shares. The Series D purchasers included Walnut Investment Partners, L.P. and Walnut Private Equity Fund, L.P. for 15,507 shares each and Mark J. Hauser for 3,366 shares.

On December 16, 2005, we sold 25,243 shares of Series F 5% Cumulative Participating Preferred Stock for aggregate of proceeds of approximately $3.0 million, or $118.8476 per share. The purchasers included The Thomas M. O’Gara Family Trust for 11,082 shares, Mr. W. O’Gara for 421 shares, Mr. Lennon for 210 shares, Walnut Investment Partners, L.P. for 3,845 shares, Walnut Private Equity Fund, L.P. for 5,767 shares and Mr. Hauser for 373 shares.

On July 14, 2006 and December 28, 2006, we sold an aggregate of 86,119 shares of New Class B 5% Cumulative Participating Preferred Stock for aggregate proceeds of $10.2 million, or $118.8476 per share. The purchasers included The Thomas M. O’Gara Family Trust for 13,841 shares, Walnut Investment Partners, L.P. for 4,207 shares, Walnut Private Equity Fund, L.P. for 24,065 shares, Walnut Holdings O’Gara LLC for 10,434 shares, Hauser 43, LLC for 32,815 shares and PMR LLC for 252 shares.

On December 20, 2007, we sold 24,000 shares of New Class B 5% Cumulative Participating Preferred Stock for aggregate proceeds of $3.0 million, or $125 per share. The purchasers included Mr. W. O’Gara for 160 shares, Walnut Investment Partners, L.P. for 12,880 shares, Walnut Holdings O’Gara LLC for 400 shares, Mr. Hauser, his spouse and Hauser 43 LLC for 5,072 shares and PMR LLC for 48 shares.

Upon the closing of this offering, we will pay the accrued dividends on the as-converted New Class A and New Class B preferred stock to the former holders of that stock in shares of common stock. At an assumed public offering price of $15 per share, an aggregate of 329,694 shares of common stock will be issued in payment of accrued dividends.

The following table shows the numbers of shares of our common stock that our directors, officers and holders of more than 5% of our capital stock or entities affiliated with them will receive upon the conversion of their preferred stock to common stock and in payment of the accrued preferred stock dividends.

	Shares of Common Stock
	Upon Conversion	Upon Conversion
Shareholder	Before Stock Split	After Stock Split	Accrued Dividends

Walnut Investment Partners, LP	63,398	301,462	68,895
Walnut Private Equity Fund, LP	45,339	215,590	49,885
Walnut Holdings O’Gara LLC	10,834	51,516	10,510
James M. Gould(1)	119,571	568,568	129,290
Frederic H. Mayerson(1)	119,571	568,568	129,290
William P. and Julie Parker and PMR, LLC	42,371	201,477	39,487
Mark J. Hauser, Margie Hauser and Hauser 43, LLC	41,626	197,934	40,644
James W. Noe	38,026	180,816	20,823
The Thomas M. O’Gara Family Trust	86,167	409,731	45,162
Wilfred T. O’Gara	43,126	205,067	14,118
Michael J. Lennon	10,994	52,277	2,545

(1)	The Walnut Entities are controlled by Mr. Gould and Mr. Mayerson.

Founder’s Bonus

As described in “Compensation Discussion & Analysis,” in 2005 we and the Walnut Group entered into an understanding that our three founders (Messrs. T. O’Gara, W. O’Gara and Lennon) would be compensated for their achievement of certain strategic company goals, including growth through acquisitions and the completion of an initial public offering or other liquidating event. This understanding was memorialized in a founders’ bonus plan agreement entered into with each of the founders on September 16, 2006. Under the terms of the agreement, upon a liquidating event, which included an initial public offering the acquisition of the company by another party or the sale of all or substantially all of our assets, each founder would have become entitled to a cash bonus equal to five percent of the aggregate acquisition prices for all “qualified acquisitions” prior to the liquidating event. A qualified acquisition was defined as (a) any acquisition entered into by us between the closing of the Diffraction acquisition in May 2005 and the earlier of a liquidating event or December 31, 2007 and (b) any acquisition identified in the registration statement relating to our initial public offering for which proceeds from the initial public offering would be used to pay the purchase price, provided that our initial public offering was effective prior to December 31, 2007. An understanding later was reached to include the acquisitions of both TPS and OmniTech as qualified acquisitions. Subsequently, our board of directors and founders agreed to an arrangement to eliminate the founders’ bonus plan. In connection with this arrangement, in December 2007, our board of directors approved a grant of options to purchase 15,000 shares of our common stock, at an exercise price of $50.00 per share, to each of Messrs. T. O’Gara, W. O’Gara and Lennon and a one-time cash bonus of $1 million to each. In return, each founder waived any rights he had under the founders’ bonus plan and agreed that it be terminated. As a result, the founders’ bonus plan agreement has been terminated and no amounts will become payable thereunder. Mr. T. O’Gara subsequently agreed to forego his bonus in exchange for the forgiveness of certain indebtedness and a cash payment of $250,000 as described below.

The share numbers and prices described above have not been adjusted for the 4.7550837-for-one stock split that occurred on February 5, 2009.

Stock Option Grants

From January 1, 2005 to December 31, 2007, we granted options to purchase an aggregate of 56,580 shares of common stock to our current directors and executive officers, with exercise prices ranging from $50.00 to $60.68. Because of certain negative accounting consequences to the company had their stock options remained outstanding through the public offering, in June 2008, each of Messrs. T. O’Gara and Gordon exercised all of his outstanding options (covering 15,000 and 5,500 shares of common stock, respectively) and issued a demand note to us in payment of the exercise price, which was $750,000 in the case of Mr. T O’Gara and $294,885 in the case of Mr. Gordon. The demand notes bore interest at the applicable federal rate of 2%. In August 2008, to comply with certain legal requirements, we made a cash payment of $250,000 to Mr. T. O’Gara and forgave $750,000 owed by Mr. T. O’Gara to us in payment of the exercise price for his option in exchange for Mr. T. O’Gara’s waiver of his right to the $1 million founder’s bonus to which he otherwise would have been entitled upon closing of the offering. In addition, in August 2008 Mr. Gordon paid off his note using, in part, $250,000 borrowed from Mr. T. O’Gara. At this time, Messrs. T. O’Gara and Gordon also repaid the interest on the notes of $2,507 and $986, respectively.

The share numbers and prices described above have not been adjusted for the 4.7550837-for-one stock split that occurred on February 5, 2009.

Acquisition Related Agreements

In May 2005, we issued 42,071 shares of Series C 3% Cumulative Participating Preferred Stock valued at approximately $5.0 million in connection with the purchase of all of the outstanding stock of Diffraction Ltd. As a result the former shareholders of Diffraction, William and Julie Parker, became beneficial owners of more than 5% of our common stock. Since our acquisition of Diffraction, we have leased a facility used for the Diffraction business from Platypus LLC, an entity owned by Mr. and Mrs. Parker. We paid Platypus LLC approximately $119,000, $162,000 and $120,000 for lease payments during 2005, 2006 and 2007, respectively. We also sold products to Creative Micro Corporation, which is owned by Mr. and Mrs. Parker. Payments from Creative Micro Corporation were approximately $67,000, $95,000 and $21,000 during 2005, 2006 and 2007, respectively.

In April 2006, we issued 25,242 shares of Series G 3% Cumulative Participating Preferred Stock valued at approximately $3 million to VIR Rally, LLC in connection with the purchase of substantially all of the assets of VIR Rally’s driver training business. As a result, VIR Rally became the beneficial owner of more than 5% of our common stock. The purchase agreement included provisions for contingent payments to the former owners upon the successful realization of specific performance goals for the four fiscal years after the acquisition. The contingent payments may be made in cash or stock at our election. Additional purchase price paid, if any, will be recorded in the period in which the specific provisions of the future contingent payments have been met. To date no payments have been made and future payments are not expected.

In 2006, we began renting land and paying raceway usage fees to VIR Rally. We paid VIR Rally approximately $175,000 and $243,000 during 2006 and 2007, respectively.

In November 2006, we issued 61,843 shares of New Class A 3% Cumulative Participating Preferred Stock valued at approximately $7.3 million to James W. Noe, the sole shareholder of Homeland Defense Solutions, Inc. (HDS), in connection with the acquisition of all of the stock of that company. As a result, the former shareholder of HDS became a beneficial owner of more than 5% of our common stock. The purchase price was subject to upward or downward adjustment based on the earnings of HDS from November 1, 2006 to October 31, 2007 and subsequently was reduced by the cancellation of 22,226 shares.

The share numbers and prices described above have not been adjusted for the conversion of preferred stock into common stock or the 4.7550837-for-one stock split that occurred on February 5, 2009.

Consulting Services

Since we were founded, Thomas M. O’Gara, our Chairman of the Board and a founder, has provided consulting services to us through his company O’Gara Automotive Group, LLC, primarily in connection with his responsibility for our business development activities in Washington, D.C. and strategic planning. We paid O’Gara Automotive Group approximately $169,000, $147,000 and $260,000 for Mr. O’Gara’s services during 2005, 2006 and 2007, respectively (each amount includes certain amounts earned in respect of the prior year but paid after year-end). Upon completion of this offering, Mr. O’Gara’s consulting arrangement will cease and he will become an employee. His compensation will be governed by the employment agreement described elsewhere in this prospectus.

H. Hugh Shelton, a nominee for director, has a consulting arrangement with the company pursuant to which he also participates as a member of our board of advisors. In connection with these services, he receives an annual retainer of $16,000, fees of $1,000 for each board of advisors meeting attended in person and $250 for each meeting attended telephonically, a fee of $7,000 per month for services representing the company and an annual stock option award. General Shelton also is entitled to sales commissions calculated as a percentage of the gross sales ranging from 3-5% from orders he develops for the company, subject to reduction based on the participation of others involved as determined by our Chief Operating Officer. During 2005, 2006 and 2007, General Shelton received payments of $100,000, $100,000 and $150,000, respectively, and stock option grants for an aggregate of 600 (pre-split) shares of our common stock. Upon completion of this offering, we expect to enter into an agreement with General Shelton under which he will receive $75,000 per year for his consulting services, as well as continuing to receive commissions on any sales developed by him for the company. General Shelton no longer will be a member of the board of advisors, but instead will receive the non-employee compensation for service on the board of directors described elsewhere in this prospectus.

We have entered into an agreement with Walnut Private Equity Fund, L.P., on behalf of itself and Walnut Investment Partners, L.P., Walnut Holdings O’Gara, LLC, Hauser 43, LLC, Mark J. Hauser and Margie Hauser, for consulting and financial advisory services to be provided to us for the year beginning January 1, 2010. Each of these persons or entities is a private equity sponsor and shareholder of the company. Although the Hausers, directly or indirectly, are limited partners in each of Walnut Investment Partners LP and Walnut Private Equity Fund LP, neither they nor Hauser 43 is an affiliate of any of the Walnut entities. This agreement was entered into by the company in order to gain the support of these investors, as shareholders, to proceed with this initial public offering. Under the agreement, Walnut Holdings O’Gara, LLC is required to provide consulting and financial advisory services to us, from time to time, regarding capital structure, liquidity, potential acquisitions and other matters, to the extent we request such services during 2010. Regardless of the amount or level of services that are requested of and provided by Walnut Holdings O’Gara, LLC, we are required to pay a fixed fee, or retainer, to the Walnut and Hauser parties for 2010. Although fees under this agreement are payable even if no services are requested by us, management does foresee the need for and does intend to call upon Walnut Holdings O’Gara, LLC to provide the services. The amount of the fees is tied to the initial public offering price per share and the number of shares owned by Hauser 43, LLC. The number of shares owned by Hauser 43, LLC (rather than each of the Walnut and Hauser entities) was chosen for the sake of simplicity. The calculation of fees to be paid to the Walnut and Hauser entities is as follows: (i) if the value of the shares of common stock held by Hauser 43, LLC upon the initial public offering is equal to or greater than $4,135,000, then the Walnut and Hauser entities receive no fees under the agreement; and (ii) if the value of the shares of common stock held by Hauser 43, LLC upon the initial public offering is less than $4,135,000, then the Walnut and Hauser entities receive fees ranging up to $750,000. Based upon the pricing of this offering, the total fees to be paid under this agreement will be $750,000. These fees will be paid in two installments in 2010.

Other Transactions

During 2007 and 2008, we paid approximately $196,000 and $358,000, respectively, to entities affiliated with Mr. Hauser for administration of certain benefit plans and for insurance premiums and brokerage fees.

Review of Transactions

Prior to the adoption of the formal policy on transactions with related persons described below, the board generally reviewed and approved the arrangements described above, except the consulting arrangement with General Shelton, who was not a related person at the time. The related person transactions described above predate the adoption of our formal policy.

Our board intends to adopt a written policy prior to the completion of this offering that will govern transactions in which we participate and related persons have a material interest. Related persons include our executive officers, directors, director nominees, 5% or more beneficial owners of our common stock and immediate family members of these persons. Under the policy, the audit committee is responsible for reviewing and approving or ratifying related person transactions that exceed $120,000 per year. Certain related person transactions that are exempt from the disclosure requirements of Item 404(a) of Regulation S-K are deemed pre-approved by the audit committee and do not require any other approval under the policy. These transactions include transactions involving compensation paid to officers or directors that are reportable in our 10-K or proxy statement pursuant to Item 402 of Regulation S-K, certain transactions with entities in which a related person holds an equity interest of less than ten percent or serves as a director, certain administrative banking transactions, and certain transactions in which the rates or charges are set by a competitive bidding process or a governmental authority. Our related person transactions policy treats these transactions as pre-approved because we believe that applicable disclosure requirements or regulatory, procedural or structural aspects of these transactions adequately safeguard the company’s interests without the need for the audit committee to review them in advance. In addition, our related person transactions policy provides that all pre-approved transactions will be reported to, and reviewed by, the audit committee at least annually. If an audit committee member or his or her family member is involved in a related person transaction, the member may not participate in the approval or ratification of the transaction. In instances where it is not practicable or desirable to wait until the next meeting of the audit committee for review of a related person transaction, the policy grants to the chair of the audit committee (or, if the chair or his or her family member is involved in the related person transaction, any other member of the audit committee) delegated authority to act between committee meetings for these purposes. The policy requires that a report of any action taken pursuant to delegated authority be made at the next audit committee meeting.

For the audit committee to approve a related person transaction, it must be satisfied that it has been fully informed of the interests, relationships and actual or potential conflicts present in the transaction and must believe that the transaction is fair to us. The committee also must believe, if necessary, that we have developed a plan to manage any actual or potential conflicts of interest. The audit committee has the power to ratify a related person transaction that did not receive pre-approval if it determines that there is a compelling business or legal reason for us to continue with the transaction, the transaction is fair to us and the failure to comply with the policy’s pre-approval requirements was not due to fraud or deceit.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock currently consists of 956,000 shares of common stock, of which 97,523 shares are outstanding; 280,000 shares of New Class A 3% Cumulative Participating Preferred Stock, of which 130,671 shares are outstanding; and 315,000 shares of New Class B 5% Cumulative Participating Preferred Stock, of which 312,890 shares are outstanding.

In January 2009, our shareholders adopted amended and restated Articles of Incorporation and an amended and restated Code of Regulations, both of which became effective on February 5, 2009. Pursuant to the amended and restated Articles of Incorporation:

•	our authorized capital stock consists of 200,000,000 shares of common stock, no par value, and 100,000 shares of preferred stock, no par value;

•	each share of preferred stock outstanding on the effective date of the amended and restated Articles of Incorporation converted automatically into one share of common stock; payment of accrued dividends will be made in additional shares of common stock upon closing of this offering; and

•	all special voting, dividend, conversion, redemption, preemptive and other rights formerly applicable to the preferred stock were eliminated.

Additionally, our board of directors declared a 4.7550837-for-one split of our common stock in the form of a stock dividend, which became effective immediately after the automatic conversion of our preferred stock to common stock.

Except where the text or context indicates otherwise, all descriptions of our capital stock in this prospectus reference the amended and restated Articles of Incorporation and Code of Regulations effective February 5, 2009.

The following summary of the material terms and provisions of our capital stock is qualified in its entirety by reference to the full terms and provisions contained in the forms of our amended and restated Articles of Incorporation and Code of Regulations, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

General.  All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, fully-paid and nonassessable.

Dividends.  Subject to any preferential rights of any outstanding series of preferred stock that our board of directors may create from time to time and to restrictions under our new credit facility, the holders of our common stock will be entitled to such dividends as may be declared from time to time by the board of directors from funds available for the purpose. See “Dividend Policy and Restrictions.”

Voting Rights.  Each share of common stock will entitle its holder to one vote on all matters to be voted on by the shareholders. Our Articles of Incorporation do not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the shareholders must be approved by a majority of the votes present in person or by proxy and entitled to vote. In an uncontested election of directors, the directors will be elected by a vote of the majority of the votes cast with respect to each director. If an election is contested (that is, the number of director nominees exceeds the number of directors to be elected), plurality voting will apply. For purposes of uncontested director elections, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and “broker non-votes” will not be counted.

Preemptive Rights.  Holders of common stock will not have preemptive or other subscription or purchase rights with respect to the issuance and sale by us of additional shares of common stock or other equity securities.

Liquidation Rights.  Upon dissolution, liquidation or winding-up, the holders of shares of common stock will be entitled to receive our assets available for distribution proportionate to their pro rata ownership of the outstanding shares of common stock, subject to any preferential rights granted to holders of preferred stock.

Preferred Stock

Our board of directors has the authority, without further action of our shareholders, to issue our authorized preferred stock, in one or more classes or series within a class, and to determine the designation, number and relative rights, preferences and limitations of the issued preferred stock, which may include dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences. The issuance of preferred stock could adversely affect the holders of our common stock. The potential issuance of preferred stock also may discourage bids for shares of our common stock at a premium over the market price of our common stock, may adversely affect the market price of shares of our common stock and may discourage, delay or prevent a change of control. We have no current plans to issue any shares of preferred stock.

Anti-takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation and Code of Regulations and of the Ohio General Corporation Law

The provisions of our amended and restated Articles of Incorporation and Code of Regulations and of Ohio law summarized below may have the effect of discouraging, delaying or preventing a hostile takeover, including one that might result in a premium being paid over the market price of our common stock, and discouraging, delaying or preventing changes in the control or management of our company.

Articles of Incorporation and Code of Regulations

No Cumulative Voting.  Where cumulative voting is permitted, each share is entitled to as many votes as there are directors to be elected and each shareholder may cast all of his or her votes for a single candidate or distribute those votes among two or more candidates. Cumulative voting makes it easier for a minority shareholder to elect a director. Our Articles of Incorporation deny shareholders the right to vote cumulatively.

Authorized But Unissued Shares.  Our Articles of Incorporation authorize the board of directors to issue up to 100,000 preferred shares and to determine the relative rights, preferences and limitations of the preferred shares, including voting rights, qualifications, limitations and restrictions on those shares, without any further action by the shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings and corporate acquisitions. They also could be placed in “friendly hands” with the purpose of delaying, deterring or preventing an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meetings of Shareholders.  Our Code of Regulations provides that special meetings of our shareholders may be called only by the board of directors, the chairman of the board, the president (or, in certain cases, the vice president authorized to exercise the authority of the president) or the holders of at least 25% of all shares outstanding and entitled to vote at the meeting. Only business specified in the notice of a special meeting may be brought before the meeting. These provisions may preclude shareholders from calling, or bringing business before, a special meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominations.  Our Code of Regulations provides that shareholders seeking to bring business before, or nominate candidates for election as directors at, meetings of shareholders must provide timely notice to us in writing. To be timely for an annual meeting, a shareholder’s notice generally must be received at our principal office not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting. To be timely for nominating directors at a special meeting called to elect directors, a shareholder’s notice must be received at our principal office not later than the 15th day following the earlier of the date that notice of the special meeting was sent and the date that the special meeting date was first publicly announced. Our Code of Regulations also prescribes the information required in a shareholder’s notice. These provisions may preclude shareholders from bringing business before, or making nominations for directors at, meetings of shareholders.

Ohio Law

Merger Moratorium Statute.  After the completion of this offering, we will be an issuing public corporation subject to Chapter 1704 of the Ohio Revised Code, known as the “Merger Moratorium Statute.” This statute prohibits certain transactions if they involve both the corporation and a person that is an “interested shareholder” (or anyone affiliated or associated with an “interested shareholder”), unless the board of directors has approved, prior to the person becoming an interested shareholder, either the transaction or the acquisition of shares pursuant to which the person became an interested shareholder. An interested shareholder is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% of the voting power of the corporation in the election of directors. The prohibition imposed on a person by Chapter 1704 is absolute for at least three years and continues indefinitely thereafter unless (i) the acquisition of shares pursuant to which the person became an interested shareholder received the prior approval of the corporation’s board of directors, (ii) the Chapter 1704 transaction is approved by the holders of shares entitled to exercise at least two-thirds of the voting power of the corporation in the election of directors, including shares representing at least a majority of voting shares that are not beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder or (iii) the Chapter 1704 transaction satisfies statutory conditions relating to the fairness of the consideration to be received by the shareholders of the corporation. Although entitled to do so, we have not opted out of this statute.

Ohio Control Share Acquisition Statute.  Section 1701.831 of the Ohio Revised Code, known as the “Ohio Control Share Acquisition Statute,” provides that notice and information filings, and special shareholder meetings and voting procedures, must occur prior to any person’s acquisition of an issuing public corporation’s shares that would entitle the acquirer, directly or indirectly, alone or with others, to exercise or direct the voting power of the corporation in the election of directors within any of the following ranges: (i) one-fifth or more but less than one-third of the voting power, (ii) one-third or more but less than a majority of the voting power and (iii) a majority of the voting power. Under the statute, a control share acquisition must be approved at a special meeting of shareholders, at which a quorum is present, by at least a majority of the voting power of the corporation in the election of directors represented at the meeting and by the holders of a majority of the voting power excluding the voting power of shares owned by the acquiring shareholder and certain “interested shares,” including shares owned by officers elected or appointed by the directors of the corporation and by directors of the corporation who also are employees of the corporation. We have elected to opt out of the application of this statute.

Other Provisions of Ohio Law.  In addition:

•	Section 1707.043 of the Ohio Revised Code provides a corporation, or in certain instances the shareholders of the corporation, a cause of action to recover profits realized under certain circumstances by persons who dispose of securities of the corporation within 18 months after proposing to acquire the corporation. Although entitled to do so, we have not opted out of the application of this statutory provision.

•	Section 1707.041 of the Ohio Revised Code imposes advance filing and notice requirements for tender offers for more than 10% of any class of issued and outstanding equity securities of certain Ohio corporations. We may not opt out of the application of this statutory provision.

Listing

We have applied to list our common stock on The NASDAQ Global Market under the trading symbol “OGAR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Computershare Trust Company, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has been no public market for our common stock. We cannot predict what effect, if any, sales of shares of common stock, or the availability of shares of common stock for sale in the public market, will have on the price of our common stock. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Upon the closing of this offering, we will have 12,221,377 shares of common stock outstanding, assuming the issuance of 1,685,003 shares in the Pending Acquisitions (based on a value of $15 per share, the mid-point of the estimated offering price set forth on the cover page of this prospectus) but assuming no exercise of the underwriters’ option to purchase additional shares. Of the outstanding shares, all 8,000,000 shares sold in this offering, plus any shares sold upon exercise of the underwriters’ over-allotment option, will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased in the offering by an “affiliate” of ours as that term is defined in Rule 144 under the Securities Act or by any person subject to a lock-up agreement. Rule 144 and the lock-up agreements are discussed below.

The remaining 4,221,377 outstanding shares of common stock will be deemed “restricted securities” as defined in Rule 144. These shares may not be sold in the public market unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, including an exemption under Rule 144. Moreover, all except 25,306 of the restricted shares are subject to the lock-up agreements described below. Subject to the provisions of Rule 144, which may limit sales in any period, but giving effect to the lock-up agreements, these restricted securities will be available for sale in the public market as follows:

Approximate
Date	Number of Shares

As of the date of this prospectus	25,306
From 90 to 180 days after the date of this prospectus	25,306
From 181 to 365 days after the date of this prospectus	2,723,252
Beginning more than 365 days after the date of this prospectus	4,221,377

In addition, upon completion of this offering, we will have reserved for issuance 35,560 shares of common stock under the 2004 and 2005 Option Plans and 475,508 shares under the 2008 Incentive Plan. Options for 257,211 shares of common stock will be outstanding under the 2004 and 2005 Option Plans, most of which may be exercised immediately. No awards will be outstanding under the 2008 Incentive Plan. As soon as practicable after this offering, we currently intend to register on Form S-8 under the Securities Act all of the shares of common stock reserved for issuance under these three Plans. Subject to the expiration of the 180-day and 365-day lock-up periods and compliance with Rule 144 by our affiliates, shares issued upon exercise of outstanding options granted under these Plans will become freely tradable on the effective date of that Form S-8 registration statement. Of the 257,211 shares issuable upon exercise of outstanding stock options, 61,669 are covered by 180-day lock-up agreements and 142,652 are subject to a 365-day lock-up.

Lock-Up Agreements

We and all of our directors and executive officers and the holders of substantially all of our shares of common stock and options to purchase common stock are subject to lock-up agreements. All persons who will receive shares of our common stock upon closing of the Pending Acquisitions also are subject to lock-up agreements. Pursuant to these lock-up agreements, during the period from the date of this prospectus through the date 180 days after the date of this prospectus (365 days in the case of Messrs. T. O’Gara, W. O’Gara and Lennon and certain affiliates), we and all persons who have signed lock-up agreements will be prohibited, subject to certain exceptions, from engaging in multiple types of transactions that directly or indirectly have the effect of disposing of or hedging any of our or their ownership of or economic interest in any shares of our common stock or securities convertible into or exchangeable for shares of common stock, except with the prior written consent of Morgan Keegan. Morgan Keegan has advised us that they have no current intent or arrangement to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period. Morgan Keegan does not have any pre-established conditions to, or contractually specified conditions for, waiving the terms of the lock-up agreements. Any determination to release any shares subject to the lock-up agreements is at the sole discretion of Morgan Keegan and would be based on a number of factors at the time of determination, including, but not necessarily limited to, the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold and the timing, purpose and terms of the proposed sale. See “Underwriting” for a further description of these agreements.

Rule 144

In general, under Rule 144, an affiliate who has beneficially owned restricted shares of our common stock for at least six months, as well as any affiliate who owns shares acquired in the public market, is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, or approximately 122,214 shares immediately after this offering, assuming no exercise by the underwriters of their option to purchase additional shares; and

•	the average weekly trading volume of the common stock on all national securities exchanges during the four calendar weeks preceding the sale.

These sales may commence beginning 90 days after the date of this prospectus, subject to continued availability of current public information about us and to the lock-up agreements described below. They also are subject to certain manner of sale and notice requirements of Rule 144.

A person who is not one of our affiliates, and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, may sell shares according to the following conditions:

•	If the person has beneficially owned the shares for at least six months, including the holding period of any prior owner other than an affiliate, the shares may be sold subject to continued availability of current public information about us.

•	If the person has beneficially owned the shares for at least one year, including the holding period of any prior owner other than an affiliate, the shares may be sold without any Rule 144 limitations.

Rule 701

Rule 701 under the Securities Act, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with specified restrictions, including the holding period requirement, of Rule 144. Most of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates who purchased shares under a written compensation plan or contract may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements with the underwriter and will only become eligible for sale at the expiration of the applicable 180-day or 365-day lock-up agreements or upon obtaining the prior written consent of Morgan Keegan, but in either event, no sooner than 90 days after this offering.

Registration Rights

The former shareholders of TPS and OmniTech have been granted Form S-3 registration rights in respect of the 392,502 shares of common stock to be received by them in the Pending Acquisitions. The shareholders of each company may exercise their rights on an unlimited number of occasions, but must do so jointly. As is the case with the registration rights referenced above, the rights granted to the former shareholders of TPS and OmniTech do not apply to shares that may be sold without registration under Rule 144. Of the approximately 1,685,003 shares to be issued in the Pending Acquisitions all will be issued to persons who become our affiliates in the transaction. We anticipate that all of these shares will become eligible for sale under Rule 144 approximately six months before we become eligible to register the shares on Form S-3, subject to the volume limitations and other requirements of Rule 144.

UNDERWRITING

Morgan Keegan & Company, Inc. is acting as sole book-running manager of this offering and as representative of the several underwriters. Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, we have agreed to sell and the underwriters named below severally have agreed to purchase, the following numbers of shares of our common stock:

Name	Number of Shares

Morgan Keegan & Company, Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, LLC.
Oppenheimer & Co. Inc.
Raymond James & Associates, Inc.
Stifel, Nicolaus & Company, Incorporated

8,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken, other than those covered by the underwriters’ over-allotment option described below. If an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters an over-allotment option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,200,000 additional shares of common stock at the initial public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed for all underwriters in the preceding table.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the initial public offering price listed on the cover page of this prospectus and to dealers at the initial public offering price less a concession not in excess of $      per share, of which a concession not in excess of $      per share may be reallowed to other dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may be varied by the representative from time to time.

The following table summarizes the underwriting discounts and commissions that we will pay. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	Per Share		Total
	Without	With	Without	With
	Over-	Over-	Over-	Over-
	allotment	allotment	allotment	allotment

Underwriting discounts and commissions paid by us	$	$	$	$

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $2.2 million.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

We, each of our directors and executive officers and the holders of substantially all of our other shares of common stock and options to purchase common stock are subject to lock-up agreements. All persons who will receive shares of our common stock upon closing of the Pending Acquisitions also are subject to lock-up agreements. For a period of 180 days after the date of this prospectus (365 days in the case of Messrs. T. O’Gara, W. O’Gara and Lennon and certain affiliates), which we refer to as the initial lockup period, persons subject to a lock-up agreement may not offer, sell, contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the shares, whether any such aforementioned transaction is to be settled by delivery of the shares or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Morgan Keegan. In addition, if (1) during the last 17 days of the initial lock-up period, we release earnings results or publicly announce material news or a material event relating to us or (2) prior to the expiration of the initial lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the initial lock-up period, then in each case the initial lock-up period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Morgan Keegan, waives, in writing, such extension. The initial lock-up period, as so extended, is referred to as the lock-up period.

The foregoing restrictions do not prohibit (1) any exercise of stock options, provided that the shares of common stock so acquired by any executive officer, director or other person will be subject to terms of the lock-up agreement signed by such person and (2) a transfer of shares of common stock by gift, will or intestacy to a family member, affiliate or trust, but only to the extent the transferee agrees to be bound in writing by the terms of the lock-up agreement signed by the donor/transferor prior to such transfer (or as soon as practicable after such transfer in the case of transfer by will or intestacy) and no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 , Schedule 13 G/G-A or Schedule 13D/D-A made after the expiration of the lock-up period or filings on Form 3, Schedule 13G/G-A or Schedule 13D/D-A as required for a transfer to an estate or trust upon the death of the signatory to the lock-up agreement).

A total of 4,196,071 shares of common stock and options for 204,321 shares of common stock are subject to the lock-up provisions. Morgan Keegan does not have any current intention to release shares of common stock or other securities subject to the lock-up. Any determination to release any shares subject to the lock-up would be based upon a number of factors at the time of the determination, including the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold and the timing, purpose and terms of the proposed sale.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in that respect.

We intend to seek approval for listing of our common stock on The NASDAQ Global Market under the symbol “OGAR.” In order to meet one of the requirements for listing the common stock on The NASDAQ Global Market, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

Prior to this offering, there has been no public market for the shares of common stock. The initial public offering price will be determined by negotiations between us and the representative of the underwriters. Among the factors to be considered in determining the initial public offering price will be our future prospects and those of our industry in general; sales, earnings and other financial operating information in recent periods; and the price-earnings ratios, price-sales ratios and market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. An active trading market for the shares may not develop, and it is possible that after the offering the shares will not trade in the market above their initial offering price. A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, and one or more of the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that make Internet distributions on the same basis as other allocations.

Certain of the underwriters and their respective affiliates may in the future perform various financial advisory and investment banking services for us, for which they will receive customary fees and expenses.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of shares through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the Company or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in the Republic of Italy

This offering and this prospectus have not been submitted to the clearance procedures of the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation. Accordingly, the company’s common shares may not and will not be offered, sold or delivered and copies of this prospectus or any other document relating to the company’s common shares may not and will not be distributed or disclosed in the Republic of Italy except (i) to qualified investors, as defined in Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended (“Decree No. 58”) as well as in CONSOB Regulation No. 16190 of October 29, 2007 (“Regulation No. 16190”); or (ii) in any other circumstances where an express exemption from compliance with the public offering restrictions applies, as provided under Decree No. 58 or Article 33 of CONSOB Regulation No. 11971 of May 14, 1999, as amended. Any such offer, sale or delivery of the company’s common shares or distribution of copies of this prospectus or any other document relating to the company’s common shares in the Republic of Italy must be made (a) by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993 (the “Banking Act”), Decree No. 58, Regulation No. 16190 and any other applicable law or regulation; (b) in compliance with Article 129 of the Banking Act pursuant to which the Bank of Italy may request post-offering information on the issue or the offer of securities in the Republic of Italy; and (c) in compliance with any other applicable requirement or limitation which may be imposed from time to time by CONSOB or the Bank of Italy.

No person resident or located in Italy other than the recipients of this prospectus in accordance with the requirements above may rely on it or its content.

Prospective Investors should also note that, in any subsequent distribution of the company’s common shares in the Republic of Italy, Article 100-bis of Decree No. 58 may require compliance with the law relating to public offers of securities. Furthermore, where the company’s common shares are placed solely with qualified investors and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of the company’s common shares who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and, in addition, to claim damages from any authorised person at whose premises the company’s common shares were purchased, unless an exemption provided for under Decree No. 58 applies.

Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive in the Republic of Italy, such requirements shall be replaced by the applicable requirements under the relevant implementing measures of the Prospectus Directive in the Republic of Italy.

Notice to Prospective Investors in Switzerland

The common stock may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland and neither this prospectus nor any other solicitation for investments in our common stock may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus may not be copied, reproduced, distributed or passed on to others without the underwriters’ prior written consent. This prospectus is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations (Schweizerisches Obligationenrecht) or a listing prospectus according to article 32 of the Listing Rules of the Swiss Exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our common stock on any Swiss stock exchange or other Swiss regulated market and this prospectus may not comply with the information required under the relevant listing rules. The common stock offered hereby has not and will not be registered with the Swiss Federal Banking Commission and has not and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our common stock.

Notice to Prospective Investors in Germany

This prospectus is not a Securities Selling Prospectus (Verkaufsprospekt) within the meaning of the German Securities Prospectus Act (Verkaufsprospektgesetz) of September 9, 1998, as amended, and has not been filed with and approved by the German Federal Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or any other German governmental authority. The common shares may not be offered or sold and copies of this prospectus or any document relating to the common shares may not be distributed, directly or indirectly, in Germany except to persons falling within the scope of paragraph 2 numbers 1, 2 and 3 of the German Securities Prospectus Act. No steps will be taken that would constitute a public offering of the common shares in Germany.

LEGAL MATTERS

The validity of the issuance of the shares of common stock to be sold in this offering will be passed upon for us by Taft Stettinius & Hollister LLP, Cincinnati, Ohio. Certain other legal matters will be passed upon for the underwriters by Hogan & Hartson LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of The O’Gara Group, Inc. and subsidiaries as of December 31, 2006 and 2007 and for each of the three years in the period ended December 31, 2007 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Transportadora de Protección y Seguridad, S.A. de C.V. as of and for the years ended December 31, 2006 and 2007 included in this prospectus have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C., member of Deloitte Touche Tohmatsu, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Finanziaria Industriale S.p.A. as of and for the year ended December 31, 2007 included in this prospectus have been audited by Deloitte & Touche S.p.A, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Finanziaria Industriale S.p.A. as of and for the year ended December 31, 2006 included in this prospectus have been audited by Delta Erre Revisione S.r.L., independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of Optical Systems Technologies, Inc., Keystone Applied Technologies, Inc. and OmniTech Partners, Inc. as of December 31, 2006 and 2007 and for each of the three years in the period ended December 31, 2007 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Security Support Solutions Limited as of and for the year ended July 31, 2005, as of December 31, 2005 and for the five month period ended December 31, 2005 and as of and for the year ended December 31, 2006 included in this prospectus have been audited by FW Stephens, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the issuance of shares of our common stock being offered. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares of our common stock, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete; you should refer to the copies of the actual documents that are included as exhibits to the registration statement.

Upon the closing of the offering, we will be subject to the informational requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference facilities.

We also maintain a website at “www.ogaragroup.com”, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
The O’Gara Group, Inc.
Cincinnati, Ohio

We have audited the accompanying consolidated balance sheets of The O’Gara Group, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2007, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The O’Gara Group, Inc. and subsidiaries as of December 31, 2006 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

August 22, 2008, except for the first four paragraphs and the sixth and seventh paragraphs of Note 23, as to which the date is February 12, 2009, and the effect of the stock split in the form of a stock dividend described in the fifth paragraph of Note 23, as to which the date is February 5, 2009

THE O’GARA GROUP, INC.

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND 2007

	2006	2007

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$83,198	$147,011
Accounts receivable	8,460,480	4,438,706
Inventories	5,152,319	6,545,906
Prepaid expenses and other	757,146	975,692
Income tax receivable	865,018	951,160
Deferred income taxes	201,837	218,199

Total current assets	15,519,998	13,276,674
PROPERTY AND EQUIPMENT — Net	2,671,887	3,665,497
GOODWILL	17,117,530	18,178,232
OTHER INTANGIBLE ASSETS — Net	11,903,108	16,054,409
OTHER LONG-TERM ASSETS	312,460	1,138,217

TOTAL	$47,524,983	$52,313,029

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$237,907	$2,789,345
Current maturities of long-term debt — including amounts due to related parties of $2,050,000 and $750,000 in 2006 and 2007, respectively	2,250,000	750,000
Accounts payable	2,587,216	3,345,547
Accrued liabilities and other	2,268,664	4,154,309

Total current liabilities	7,343,787	11,039,201
DEFERRED INCOME TAXES	2,037,871	3,802,810
LONG-TERM DEBT — Less current maturities — including amounts due to related parties of $750,000 in 2006	3,500,000	—
OTHER LONG-TERM LIABILITIES	501,973	437,831

Total liabilities	13,383,631	15,279,842

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock, no par value — 956,000 shares authorized, 45 shares issued and outstanding	—	—
New Convertible preferred stock — Class A, no par value — 280,000 shares authorized, 133,017 and 130,671 issued and outstanding at December 31, 2006 and 2007, respectively	15,808,751	15,529,935
New Convertible preferred stock — Class B, no par value — 300,000 and 315,000 shares authorized, 288,890 and 312,890 issued and outstanding at December 31, 2006 and 2007, respectively	20,373,479	23,314,608
Additional paid-in capital	128	705,764
Stock subscription receivable	(1,044,995)	(61,000)
Accumulated other comprehensive loss, net of tax benefit of $27,003 in 2006 and $37,978 in 2007	(42,235)	(59,401)
Accumulated deficit	(953,776)	(2,396,719)

Total shareholders’ equity	34,141,352	37,033,187

TOTAL	$47,524,983	$52,313,029

See notes to the consolidated financial statements.

THE O’GARA GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2005, 2006 AND 2007

	2005	2006	2007

NET SALES
Products	$14,609,702	$14,478,152	$27,679,886
Services	—	2,116,059	10,641,342

	14,609,702	16,594,211	38,321,228
COST OF SALES
Products	8,951,279	9,352,403	17,824,591
Services	—	1,775,940	7,911,429

	8,951,279	11,128,343	25,736,020

GROSS PROFIT	5,658,423	5,465,868	12,585,208
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	4,052,410	7,291,899	13,549,669

INCOME (LOSS) FROM OPERATIONS	1,606,013	(1,826,031)	(964,461)
INTEREST EXPENSE, NET — Including amounts for related parties of $204,154, $157,401 and $129,542 in 2005, 2006 and 2007, respectively	(374,159)	(483,978)	(620,340)
OTHER INCOME	4,258	56,358	25,931

INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	1,236,112	(2,253,651)	(1,558,870)
INCOME TAX PROVISION (BENEFIT)	463,911	(464,100)	(115,927)

NET INCOME (LOSS)	$772,201	$(1,789,551)	$(1,442,943)

Net income (loss) per share
Basic	$17,160.02	$(39,767.80)	$(32,065.40)

Diluted	$0.85	$(39,767.80)	$(32,065.40)

Weighted average shares outstanding
Basic	45	45	45

Diluted	907,493	45	45

Pro forma net income (loss) per share-
Basic and diluted (unaudited)			$(0.70)

Pro forma weighted average shares outstanding-
Basic and diluted (unaudited)			2,059,522

See notes to the consolidated financial statements.

THE O’GARA GROUP, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2005, 2006 AND 2007

													Unearned	Accumulated
				Additional								Stock	Compensation	Other	Retained
	Common	New Preferred Stock		Paid-in	Preferred Stock							Subscription	Restricted	Comprehensive	Earnings
	Stock	Class A	Class B	Capital	Series A	Series B	Series C	Series D	Series E	Series F	Series G	Receivable	Stock	Loss	(Deficit)	Total

BALANCE — December 31, 2004	$—	$—	$—	$128	$1,300,000	$1,960,000	$—	$—	$—	$—	$—	$—	$(21,681)	$(918)	$63,574	$3,301,103
Issuance of preferred stock — Series C	—	—	—	—	—	—	5,000,000	—	—	—	—	—	—	—	—	5,000,000
Issuance of preferred stock — Series D	—	—	—	—	—	—	—	3,046,000	—	—	—	—	—	—	—	3,046,000
Issuance of preferred stock — Series E	—	—	—	—	—	—	—	—	1,000,000	—	—	—	—	—	—	1,000,000
Issuance of preferred stock — Series F	—	—	—	—	—	—	—	—	—	2,977,211	—	—	—	—	—	2,977,211
Stock subscription receivable	—	—	—	—	—	—	—	—	—	—	—	(2,303,148)	—	—	—	(2,303,148)
Compensation expense for restricted stock	—	—	—	—	—	—	—	—	—	—	—	—	12,995	—	—	12,995
Currency translation adjustment — net of tax benefit of $8,653	—	—	—	—	—	—	—	—	—	—	—	—	—	(13,534)	—	(13,534)
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	772,201	772,201

Comprehensive income																758,667

BALANCE — December 31, 2005	—	—	—	128	1,300,000	1,960,000	5,000,000	3,046,000	1,000,000	2,977,211	—	(2,303,148)	(8,686)	(14,452)	835,775	13,792,828
Issuance of preferred stock — Series G	—	—	—	—	—	—	—	—	—	—	3,272,874	—	—	—	—	3,272,874
Recapitalization of preferred stock	—	8,272,874	10,283,211	—	(1,300,000)	(1,960,000)	(5,000,000)	(3,046,000)	(1,000,000)	(2,977,211)	(3,272,874)	—	—	—	—	—
Issuance of preferred stock — New Class A	—	7,535,877	—	—	—	—	—	—	—	—	—	—	—	—	—	7,535,877
Issuance of preferred stock — New Class B	—	—	10,090,268	—	—	—	—	—	—	—	—	—	—	—	—	10,090,268
Stock subscription receivable	—	—	—	—	—	—	—	—	—	—	—	1,258,153	—	—	—	1,258,153
Compensation expense for restricted stock	—	—	—	—	—	—	—	—	—	—	—	—	8,686	—	—	8,686
Currency translation adjustment — net of tax benefit of $17,763	—	—	—	—	—	—	—	—	—	—	—	—	—	(27,783)	—	(27,783)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,789,551)	(1,789,551)

Comprehensive loss																(1,817,334)

BALANCE — December 31, 2006	—	15,808,751	20,373,479	128	—	—	—	—	—	—	—	(1,044,995)	—	(42,235)	(953,776)	34,141,352
Issuance of preferred stock — New Class A	—	2,362,691	—	—	—	—	—	—	—	—	—	—	—	—	—	2,362,691
Issuance of preferred stock — New Class B	—	—	2,941,129	—	—	—	—	—	—	—	—	—	—	—	—	2,941,129
HDS purchase price adjustment	—	(2,641,507)	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,641,507)
Stock subscription receivable	—	—	—	—	—	—	—	—	—	—	—	983,995	—	—	—	983,995
Compensation expense for stock options	—	—	—	705,636	—	—	—	—	—	—	—	—	—	—	—	705,636
Currency translation adjustment — net of tax benefit of $10,975	—	—	—	—	—	—	—	—	—	—	—	—	—	(17,166)	—	(17,166)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,442,943)	(1,442,943)

Comprehensive loss																(1,460,109)

BALANCE — December 31, 2007	$—	$15,529,935	$23,314,608	$705,764	$—	$—	$—	$—	$—	$—	$—	$(61,000)	$—	$(59,401)	$(2,396,719)	$37,033,187

See notes to the consolidated financial statements.

THE O’GARA GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005, 2006 AND 2007

	2005	2006	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$772,201	$(1,789,551)	$(1,442,943)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	654,726	1,902,659	2,000,459
Loss on disposals of property and equipment	—	27,699	7,350
Stock-based compensation expense	12,995	8,686	995,437
Deferred income taxes	(152,143)	(467,093)	(711,784)
Changes in operating assets and liabilities — net of effects of acquisitions:
Accounts receivable	(1,482,831)	(3,497,987)	4,075,582
Inventories	(110,952)	(3,379,247)	(1,393,587)
Prepaid expenses and other	(298,226)	(287,873)	1,462,694
Income tax receivable	(218,320)	(538,946)	(86,142)
Accounts payable	(249,782)	719,950	(1,436,133)
Accrued liabilities and other	648,244	731,666	(336,641)

Net cash provided by (used in) operating activities	(424,088)	(6,570,037)	3,134,292

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchases of property and equipment	(548,437)	(1,578,005)	(1,518,331)
Payments for purchases of businesses — net of cash acquired	(4,065,369)	(2,677,042)	(2,850,082)
Proceeds from sale of property and equipment	—	—	10,000

Net cash used in investing activities	(4,613,806)	(4,255,047)	(4,358,413)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	1,250,000	3,000,000	—
Payments on long-term debt	(2,256,253)	(1,743,747)	(4,733,333)
Payment of loan fees	—	(42,000)	(12,500)
Proceeds from issuance of preferred stock	4,720,063	11,348,421	3,925,124
Deferred public financing	—	—	(442,967)
Net proceeds (payments) on short-term borrowings	1,350,227	(1,743,711)	2,551,438

Net cash provided by financing activities	5,064,037	10,818,963	1,287,762

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(13,534)	6,261	172

NET INCREASE IN CASH AND CASH EQUIVALENTS	12,609	140	63,813
CASH AND CASH EQUIVALENTS Beginning of the year	70,449	83,058	83,198

CASH AND CASH EQUIVALENTS End of the year	$83,058	$83,198	$147,011

See notes to the consolidated financial statements.

THE O’GARA GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION

Operations — These consolidated financial statements include the accounts of The O’Gara Group, Inc. and its wholly owned subsidiaries, Sensor Technology Systems, Inc. (STS), Diffraction, Ltd. (Diffraction), O’Gara Safety and Security Institute. Inc. (SSI), Homeland Defense Solutions, Inc. (HDS) and Security Support Solutions Ltd. (3S) (collectively, the Company). The Company was formed on August 21, 2003.

STS was acquired August 31, 2003 and is engaged primarily in the development and production of night vision devices. The core business is selling and assembling low-profile night vision goggles (LPNVG). Ancillary products, which are compatible with the LPNVG, include Heads Up Displays (HUD), helmet interfaces, cockpit compatible filters and optical devices to enhance close-up operations. Additionally, the Company develops system solutions, including integrated thermal sensor inputs that provide situational awareness information to the operator. In August 2004, STS started operations of a wholly owned subsidiary in the United Kingdom (U.K.), Sensor Technology Systems, LTD (STSL). The primary purpose of this startup was to service product already sold into the region and to establish a sales presence in the region.

Diffraction was acquired May 10, 2005 and is a product-oriented solutions provider focused on the development, rapid prototyping and low rate initial production of next generation optoelectronic technology. Diffraction’s products and research activities, most of which are classified by the U.S. Government, include digital and fused night vision devices, Identification Friend or Foe systems, illuminators/pointers, intelligent sensors, optical and radio frequency communication devices and signature management devices. As a result of this acquisition, the Company enhanced its ability to create next generation night vision devices as well as other next generation optoelectronic technology.

SSI was acquired April 4, 2006 and provides a comprehensive curriculum for the U.S. military and private companies in anti-terrorist and protective security drivers training, as well as basic, intermediate and tactical firearms training. This acquisition provided the Company with the ability to enter into the training and services market.

HDS was acquired November 1, 2006 to be a provider of preparedness and response training for private sector and government security personnel and emergency first responders, threat and vulnerability assessments, and emergency and response plan development.

3S was acquired June 29, 2007 and is a U.K.-based company that markets and sells armored vehicles. 3S specializes in assisting customers who need to obtain armored vehicles quickly or who are looking for a third party to simplify and manage the acquisition and delivery process for them. This acquisition positions the Company in the armored vehicle market and establishes a platform for future growth.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The results of companies acquired during the year are included in the consolidated financial statements from the effective date of the acquisition. All intercompany balances and transactions have been eliminated.

Sales and Revenue Recognition — The Company recognizes revenues as services are rendered and when title transfers for products, subject to any special terms and conditions of individual contracts. Under certain long-term fixed priced contracts, the Company generally recognizes sales and anticipated profits based on the units of delivery method or as work on a contract progresses under the percentage-of completion method. Estimated contract profits are recorded into earnings in proportion to recorded sales. During the performance of such contracts, estimated final contract prices and costs are periodically reviewed and revisions are made as required. The effect of these revisions to estimates is included in earnings in the period in which the revisions are made. Sales under cost-reimbursement contracts are recorded as costs are incurred and include estimated

THE O’GARA GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

earned fees or profits calculated on the basis of the relationship between costs incurred and total estimated costs. For time-and-material contracts, revenue is recognized to the extent of billable rates times hours incurred plus material and other reimbursable costs incurred. Anticipated losses on contracts are recorded when first identified by the Company.

Cash and Cash equivalents — Cash and cash equivalents can include highly liquid investments with an original maturity date of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts — The Company extends credit in the normal course of business to agencies of the governments of primarily the United States, Italy, U.K., and Poland. The related billings of these customers represented a substantial portion of the Company’s sales for 2005, 2006 and 2007. Sales to the U.S. government were approximately $4,385,000, $3,405,000 and $20,829,000 for 2005, 2006 and 2007, respectively. Sales to the Italian government were approximately $6,530,000, $2,085,000 and $3,321,000 for 2005, 2006 and 2007, respectively. Sales to the U.K. government were approximately $733,000, $5,890,000 and $4,320,000 for 2005, 2006 and 2007 respectively. Sales to the Polish government began in 2007 and were approximately $3,985,000 in that year.

Management periodically reviews the listing of accounts receivable to assess their probability of collection. Allowances for doubtful accounts were nominal as of December 31, 2006 and 2007.

Inventories — Inventories are stated at the lower of cost or market with cost being determined principally on the first-in, first-out method.

Property and Equipment — Property and equipment are recorded at cost or fair value at the date of acquisition. Depreciation of property and equipment is provided using the straight-line basis and accelerated methods over the assets’ estimated useful lives as follows:

Years

Equipment, furniture and fixtures	3-10
Software	3-5
Facilities and leasehold improvements	3-20

The Company charges repair, maintenance, and minor renewal expenditures and other purchases against earnings in the year incurred, while major improvements are capitalized and depreciated. When an item is sold or retired, the related asset cost and accumulated depreciation are removed from the books and gains or losses are recognized in the consolidated statements of operations. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the terms of the respective leases.

Depreciation expense recorded in cost of sales for 2005, 2006 and 2007 totaled approximately $42,000, $324,000 and $317,000, respectively. Depreciation expense recorded in selling, general, and administrative expenses for 2005, 2006 and 2007 totaled approximately $167,000, $333,000 and $495,000, respectively.

Long-Lived Assets — The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets may be impaired and the undiscounted net cash flows estimated to be generated by those assets are less than their carrying amounts. When the undiscounted net cash flows are less than the carrying amount, losses are recorded for the difference between the discounted net cash flows of the assets and the carrying amount.

Goodwill and Other Intangible Assets — Goodwill, the excess of cost over the fair value of net assets acquired, and indefinite-lived intangible assets are tested for impairment on an annual basis, or more frequently if circumstances warrant. See Note 8, Goodwill and Other Intangible Assets, for a description of the Company’s goodwill and other intangible assets.

THE O’GARA GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates — The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates are revised as additional information becomes available. Actual results could differ from those estimates.

Foreign Currency Translation — Operations outside the United States include those conducted by STSL and 3S. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price and foreign exchange controls, and restrictions on currency exchange. Net assets of foreign operations were less than 1% of the Company’s total net assets at December 31, 2006 and approximately 2% of the Company’s total net assets at December 31, 2007.

Results of operations for STSL and 3S are translated from the local (functional) currency to the U.S. dollar using average exchange rates during the period, while assets and liabilities are translated at the exchange rate in effect at the reporting date. Resulting gains or losses from translating foreign currency are recorded as other comprehensive income (loss). Foreign currency transaction gains (losses) resulting from exchange rate fluctuations on transactions denominated in a currency other than the British pound are included in earnings.

Earnings Per Share — The Company computes earnings per share in accordance with the provisions of SFAS No. 128, Earnings Per Share. The Company’s convertible preferred stock is not considered a participating security as preferred shareholders are not entitled to receive dividends when dividends are paid to common stockholders. Diluted earnings per share for common stock reflects the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted earnings per share assumes the conversion of the Company’s convertible preferred stock using the if-converted method.

Research and Development Costs — Research and development costs are incurred each year in connection with research, development and engineering programs that are expected to contribute to future earnings. Research and development costs are charged to expense as incurred. During 2005, 2006 and 2007, research and development costs incurred totaled approximately $13,000, $99,000 and $288,000, respectively.

Stock-Based Employee Compensation — Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share Based Payment (SFAS 123(R)), using the prospective method, to account for stock-based awards issued under its compensation plan. SFAS 123(R) revises SFAS 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and its related implementation guidance. This statement establishes standards of accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement also requires compensation expense to be measured based upon the estimated fair value of the stock-based awards and recognized in income on a straight-line basis over the related service period. The adoption of SFAS 123(R) did not require a cumulative effect adjustment. Prior to January 1, 2006, the Company applied the provisions of APB 25 to account for stock-based awards issued under its compensation plans.

Advertising — The Company expenses advertising costs as they are incurred. Advertising expenses for 2005, 2006 and 2007 were approximately $6,000, $24,000 and $33,000, respectively.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. Accounts receivable included approximately $6,531,000 from three customers at December 31, 2006 and $3,216,000 from two customers at December 31, 2007.

THE O’GARA GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recent Accounting Pronouncements — In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. The Statement does not require any new fair value measures. The Statement is effective for fair value measures already required or permitted by other standards for fiscal years beginning after November 15, 2007. Except as discussed below, the Company was required to adopt SFAS 157 beginning on January 1, 2008. SFAS 157 is required to be applied prospectively, except for certain financial instruments. On February 12, 2008, the FASB issued FSP FAS 157-1 and FSP FAS 157-2, which removed leasing transactions accounted for under SFAS No. 13, Accounting for Leases from the scope of SFAS 157 and partially deferred the effective date of SFAS 157 as it relates all nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. The adoption of this statement on January 1, 2008 did not have a material impact on the Company’s consolidated financial condition, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for the first fiscal year that begins after November 15, 2007. In adopting SFAS 159 on January 1, 2008, the Company did not elect the fair value option for any financial assets or liabilities; as such, the adoption did not have a material impact on the Company’s consolidated financial condition, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations — a replacement of FASB No. 141 (SFAS 141(R)). SFAS 141(R) requires (a) a company to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at fair value as of the acquisition date; and (b) an acquirer in preacquisition periods to expense all acquisition-related costs. SFAS 141(R) requires that any adjustments to an acquired entity’s deferred tax asset and liability balance that occur after the measurement period to be recorded as a component of income tax expense. This accounting treatment is required for business combinations consummated before the effective date of SFAS 141(R) (non-prospective); otherwise SFAS 141(R) must be applied prospectively. The presentation and disclosure requirements must be applied retrospectively to provide comparability in the financial statements. Early adoption is prohibited. SFAS 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The impact of this new accounting principle on the Company’s consolidated financial condition, results of operations and cash flows will be dependant upon the level of future acquisitions.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (SFAS 160). SFAS 160 (a) amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and the deconsolidation of a subsidiary; (b) changes the way the consolidated income statement is presented; (c) establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation; (d) requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated; and (e) requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. SFAS 160 must be applied prospectively, but the presentation and disclosure requirements must be applied retrospectively to provide comparability in the financial statements. Early adoption is prohibited. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect this Statement to have a material impact on its consolidated financial condition, results of operations and cash flows.

THE O’GARA GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 is effective 60 days following approval by the Securities and Exchange Commission of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company does not expect the adoption of SFAS 162 to have a material impact on the Company’s consolidated financial condition, results of operations and cash flows.

Income Tax Provision — The provision for income taxes includes federal, state, foreign, and local income taxes currently payable and deferred taxes arising from temporary differences between the financial statement and tax basis of assets and liabilities. Income taxes are recorded under the liability method. Under this method, deferred income taxes are recognized for the estimated future tax effects of differences between the tax basis of assets and liabilities and their financial reporting amounts as well as net operating loss carryforwards and tax credits based on enacted tax laws. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of FIN 48 on January 1, 2007 did not have a material impact on the Company’s consolidated financial condition, results of operations or cash flows, and any exposure due to uncertain tax positions is immaterial. The Company recognized no interest or penalties relating to tax matters in 2005, 2006 and 2007.

In many cases, uncertain tax positions are related to tax years that remain subject to examination by the relevant taxing authorities. The earliest open tax years are 2004 in the United States and 2003 in the U.K.

3.	EARNINGS PER SHARE

The calculation of basic and diluted earnings per share (EPS) follows:

				(Unaudited)
				2007
	2005	2006	2007	Pro Forma

Basic net income (loss) per share
Net income (loss)	$772,201	$(1,789,551)	$(1,442,943)	$(1,442,943)
Weighted average shares outstanding:
Common stock	45	45	45	2,059,522

Number of shares used in basic EPS	45	45	45	2,059,522

Net income (loss) per share	$17,160.02	$(39,767.80)	$(32,065.40)	$(0.70)

Diluted net income (loss) per share
Net income (loss)	$772,201	$(1,789,551)	$(1,442,943)	$(1,442,943)
Weighted average shares outstanding:
Common stock	45	45	45	2,059,522
Preferred stock	907,448	—	—	—

Number of shares used in diluted EPS	907,493	45	45	2,059,522

Net income (loss) per share	$0.85	$(39,767.80)	$(32,065.40)	$(0.70)

THE O’GARA GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company excluded 1,499,297 and 2,059,474 potential common shares resulting from the conversion of preferred stock from the calculation of diluted EPS for 2006 and 2007, respectively, because the effect would be anti-dilutive.

Shortly before consummation of an initial public offering of the Company’s common stock, all of its outstanding shares of preferred stock will convert to an equivalent number of shares of common stock. Pro forma basic and diluted EPS have been calculated to give effect to the conversion of the preferred stock (using the if-converted method, giving effect to the 4.7550837-for-one split for the common stock described in Note 23) into common stock as though the conversion had occurred on the original date of issuance.

4.	ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2006 and 2007 consisted of the following:

	2006	2007

Trade	$8,457,765	$4,430,339
Other	2,715	8,367

Total	$8,460,480	$4,438,706

5.	INVENTORIES

Inventories at December 31, 2006 and 2007 consisted of the following:

	2006	2007

Raw materials	$1,366,879	$2,767,098
Work-in-process	474,352	1,809,553
Finished goods	3,311,088	1,969,255

Total	$5,152,319	$6,545,906

6.	PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2006 and 2007 consisted of the following:

	2006	2007

Equipment, furniture, and fixtures	$1,930,719	$2,687,395
Software	949,426	1,704,531
Facilities and leasehold improvements	496,284	773,522

	3,376,429	5,165,448
Less accumulated depreciation	(704,542)	(1,499,951)

Total	$2,671,887	$3,665,497

7.	ACQUISITIONS

STS — On August 31, 2003, the Company acquired 100% of the outstanding common stock of Specialized Technical Services, Inc. (and subsequently changed its name to Sensor Technology Systems, Inc.). The STS purchase agreement included several provisions for contingent payments to the former shareholders of STS upon the shipment of goods pertaining to specific contracts. In 2006 and 2007, the shipment of goods specified in the agreement were achieved resulting in additional consideration of $243,000 and $240,000,

THE O’GARA GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

respectively, to the former shareholders; these amounts have been reflected in the consolidated financial statements as additional goodwill (see Note 8).

Additional contingent payments of up to $870,000 may be necessary through March 31, 2009 if future performance goals specified in the STS purchase agreement are achieved. Any additional purchase price will be recorded as additional goodwill in the period in which the specific provisions of the future contingent payments have been met.

O’Gara Safety and Security Institute — On April 4, 2006, the Company acquired certain assets of VIR Rally, LLC. The aggregate purchase price was $3,198,240, consisting of $3,000,000 of Series G Preferred Stock (25,242 shares) based on a valuation of the preferred shares of $118.85 per share and $198,240 in acquisition costs. The SSI purchase agreement included certain provisions for annual contingent payments to the former owners of SSI totaling 50% of the positive annual operational results (as defined), if any, through December 31, 2010. No additional contingent payment was required as of December 31, 2007. Any additional purchase price will be recorded to goodwill in the period in which the specific provisions of the future contingent payments have been met. The following summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Property and equipment	$593,252
Trade name	190,000
Contractual agreement	1,450,000
Customer relationships	420,000
Goodwill	550,817
Current liabilities	(5,829)

Net assets acquired	$3,198,240

Goodwill associated with this transaction of $550,817 is expected to be deductible for tax purposes.

Homeland Defense Solutions, Inc. — On November 1, 2006, the Company acquired all of the capital stock of HDS. The original aggregate purchase price was $10,863,672, consisting of $7,349,881 of New Class A Preferred Stock (61,843 shares) based on a valuation of the preferred shares of $118.85 per share, $2,050,108 in cash, a $1,000,000 note payable to the former HDS shareholder and $463,683 in acquisition costs. The purchase price was subject to upward or downward adjustment based on the earnings (as defined) of HDS from November 1, 2006 through October 31, 2007. As a result of operations during the performance period, the purchase price and goodwill were reduced by $2,641,507, consisting of 22,226 shares of New Class A Preferred Stock valued at $118.85 per share. The final aggregate purchase price was $8,222,165. The following summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Current assets	$1,003,456
Property and equipment	58,130
Trade name	1,180,000
Customer relationships	2,310,000
Contractual agreement	200,000
Goodwill	5,947,458
Other assets	12,606
Current liabilities	(1,078,744)
Deferred tax liabilities	(1,410,741)

Net assets acquired	$8,222,165

THE O’GARA GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill associated with this transaction of $5,947,458 is not deductible for tax purposes.

Security Support Solutions — On June 29, 2007, the Company acquired 100% of the outstanding stock of 3S. The aggregate purchase price was $4,034,467, consisting of $2,225,065 of New Class A Preferred Stock (18,722 shares) based on a valuation of the preferred shares of $118.85 per share, $1,259,935 in cash and $549,467 in acquisition costs. The purchase price is subject to upward or downward adjustment based on the earnings (as defined) of 3S from July 1, 2007 through June 30, 2008. As a result of operations during this performance period, the Company estimates the purchase price may decrease and goodwill may be reduced up to approximately $1,500,000; however, as the contingency period was not closed as of December 31, 2007, no adjustment has been recorded for such contingency. Also, the amount to be paid is currently in dispute between the two parties. In addition, the 3S purchase agreement included provisions for annual contingent payments based on the earnings (as defined) of 3S from July 1, 2008 through June 30, 2009. Any additional purchase price increase or reduction will be recorded to goodwill in the period in which the specific provisions of the future contingent payments have been met. The following summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Current assets	$2,241,257
Property and equipment	120,783
Trade name	340,000
Customer relationships	3,360,000
Contractual agreement	100,000
Goodwill	3,708,259
Current liabilities	(4,529,152)
Deferred tax liabilities	(1,306,680)

Net assets acquired	$4,034,467

Estimated goodwill associated with this transaction of $3,708,259 is not deductible for tax purposes.

The Company’s Consolidated Statement of Operations includes the operations of 3S starting with its June 29, 2007 acquisition date and HDS starting with its November 1, 2006 acquisition date. The following is unaudited summary pro forma information for the Company for 2005, 2006 and 2007, giving effect to the acquisitions of 3S and HDS as though they had been acquired on January 1, 2005.

	(Unaudited)	(Unaudited)	(Unaudited)
	2005	2006	2007
	Pro Forma	Pro Forma	Pro Forma

Net sales	$27,109,669	$25,954,937	$39,599,228
Operating loss	(729,594)	(2,790,303)	(1,528,461)
Net loss	(2,142,199)	(3,043,789)	(2,135,943)
Net loss per share — basic and diluted	$(47,604.42)	$(67,639.75)	$(47,465.40)

8.	GOODWILL AND OTHER INTANGIBLE ASSETS

In connection with the Company’s acquisitions, management of the Company performed valuations on the Company’s goodwill and other intangible assets for financial reporting purposes. Assets identified through this valuation process included goodwill, customer relationships and contracts, technology, contact database, contractual agreements, training manuals and trade names.

The Company applied certain provisions of SFAS 142 for the goodwill and other intangible assets acquired. Under the provisions of SFAS 142, goodwill and indefinite lived assets, such as the trade names, are not subject to amortization. Rather, management assesses at least annually whether there has been any

THE O’GARA GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

impairment by utilizing a two-step methodology. The initial step requires the Company to assess its fair value with its respective carrying amount, including goodwill. If the carrying value exceeds the fair value, step two of the impairment test must be performed to measure the amount of the impairment loss, if any. Management completed its impairment test during the fourth quarters of 2006 and 2007 and concluded no impairment charges were required as of those dates.

The changes in the carrying amount of goodwill at December 31, 2006 and 2007 were as follows:

	Sensor	Training and	Mobile	Total
	Systems	Services	Security	Goodwill

Balance — December 31, 2005	$7,465,144	$—	$—	$7,465,144
SSI acquisition	—	550,817	—	550,817
HDS acquisition	—	8,835,015	—	8,835,015
Adjustments to purchase allocation of STS	243,000	—	—	243,000
Adjustments to purchase allocation of Diffraction	23,554	—	—	23,554

Balance — December 31, 2006	7,731,698	9,385,832	—	17,117,530
Adjustments to purchase allocation of HDS	—	(2,887,557)	—	(2,887,557)
Adjustments to purchase allocation of STS	240,000	—	—	240,000
3S Acquisition	—	—	3,708,259	3,708,259

Balance — December 31, 2007	$7,971,698	$6,498,275	$3,708,259	$18,178,232

The adjustments to the purchase price allocation of STS recorded during 2006 and 2007 were due to meeting certain contingent payment provisions of the STS purchase agreement. The adjustments to the purchase price allocation of Diffraction recorded during 2006 were due to additional acquisition costs. The adjustments to the purchase price allocation of HDS in 2007 were due to the final determinations of the fair value of the intangible assets acquired (approximately $246,000) and a decrease in the purchase price based on the earnings of HDS as defined in the purchase agreement (approximately $2,642,000).

THE O’GARA GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other intangible assets as of December 31, 2006 and 2007 include the following:

	Weighted-
	Average	Gross
	Amortizable	Carrying	Accumulated	Net
	Life	Amount	Amortization	Intangibles

2006
Amortizable assets
Customer relationships	17 years	$7,320,000	$(847,135)	$6,472,865
Technology and other	14 years	3,093,210	(651,967)	2,441,243
Customer contracts and contractual agreements	9 years	1,450,000	(201,000)	1,249,000
Indefinite lived asset — trade names		1,740,000	—	1,740,000

Total		$13,603,210	$(1,700,102)	$11,903,108

2007
Amortizable assets
Customer relationships	19 years	$11,290,000	$(1,380,806)	$9,909,194
Technology and other	14 years	3,093,210	(988,446)	2,104,764
Customer contracts and contractual agreements	8 years	1,750,000	(519,549)	1,230,451
Indefinite lived asset — trade names		2,810,000	—	2,810,000

Total		$18,943,210	$(2,888,801)	$16,054,409

The assets associated with customer relationships, technology and other, and customer contracts and contractual agreements are being amortized on an accelerated basis over their estimated useful lives.

Future amortization expense is as follows:

Years Ending December 31,
2008	$1,397,626
2009	1,133,875
2010	1,125,756
2011	1,059,541
2012	1,007,138
Thereafter	7,520,473

Total	$13,244,409

Amortization expense of other intangible assets was approximately $446,000, $1,246,000 and $1,189,000 for 2005, 2006 and 2007, respectively.

9.	OTHER LONG-TERM ASSETS

Other long-term assets at December 31, 2006 and 2007 consisted of the following:

	2006	2007

Deferred public financing costs	$—	$442,967
Deferred acquisition costs	131,492	687,594
Other	180,968	7,656

Total	$312,460	$1,138,217

THE O’GARA GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2007, the Company initiated efforts to raise capital through a proposed offering of securities and made payments of $442,967 directly attributable to the proposed offering, which are recorded as deferred public financing costs at December 31, 2007. In addition, the Company made payments of $131,492 and $687,594 directly related to proposed business combinations through December 31, 2006 and 2007, respectively, which are recorded as deferred acquisition costs at December 31, 2006 and 2007, respectively.

10.	ACCRUED LIABILITIES AND OTHER

Accrued liabilities and other at December 31, 2006 and 2007 consisted of the following:

	2006	2007

Accrued payroll and payroll taxes	$818,533	$1,164,595
Accrued professional fees	536,118	952,109
Deferred revenue	215,692	669,739
Other accrued liabilities	698,321	1,367,866

Total	$2,268,664	$4,154,309

11.	SHORT-TERM BORROWINGS

On July 13, 2007, the Company refinanced certain of its short-term and long-term borrowings with a new lender. As amended on September 14, 2007, the new senior credit facility agreement allows for a maximum line of credit of $11.0 million, including up to $6.0 million of outstanding letters of credit. The line of credit bears interest at LIBOR plus 1.85% (6.48% at December 31, 2007). The new credit facility is secured by substantially all of the assets of the Company. On March 11, 2008, the credit facility was extended to October 13, 2008.

At December 31, 2007, $2,789,345 of borrowings was outstanding under the credit facility and $4,004,778 was used to support issued letters of credit, leaving $4,205,877 of credit available. At December 31, 2006, $237,907 of borrowings was outstanding under the then existing credit facility. Under the terms of certain sales contracts, the Company is required to maintain letters of credit supporting potential future commitments.

At December 31, 2007, the Company was in compliance with the financial covenant under the credit facility agreement. The Company was not in compliance with a non-financial covenant, but a waiver was obtained from the lender.

THE O’GARA GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	LONG-TERM DEBT

Long-term notes payable outstanding at December 31, 2006 and 2007 consisted of the following:

	2006	2007

Subordinated installment notes payable to former shareholders of STS, due November 30, 2008, payable annually in principal installments of $500,000 commencing August 31, 2004, plus interest at prime rate (7.25% at December 31, 2007); secured by the stock of STS; immediately due and payable in the event of a change of control of the Company	$1,500,000	$500,000
Subordinated note payable to the former shareholder of HDS, due April 1, 2008, plus interest at 8.25% and secured by certain assets of the Company	1,000,000	250,000
Subordinated note payable to bank, repaid on July 13, 2007, interest rate of 11.35% at December 31, 2006	2,000,000	—
Term note payable to bank, repaid on July 13, 2007, interest rate of 9.0% at December 31, 2006	950,000	—
Subordinated note payable to former shareholders of Diffraction (one of whom was a board member of the Company), repaid in February 2007, interest rate of 7.00% at December 31, 2006	300,000	—

	5,750,000	750,000
Less current maturities	(2,250,000)	(750,000)

Total	$3,500,000	$—

13.	INCOME TAXES

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of FIN 48 on January 1, 2007 did not have a material impact on the Company’s consolidated financial condition, results of operations or cash flows, and any exposure due to uncertain tax positions is immaterial. The Company recognized no interest or penalties relating to tax matters in 2005, 2006 and 2007.

In many cases, uncertain tax positions are related to tax years that remain subject to examination by the relevant taxing authorities. The earliest open tax years are 2004 in the United States and 2003 in the U.K.

THE O’GARA GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The income tax provision (benefit) for the years ended December 31, 2005, 2006 and 2007 was comprised of the following:

	2005	2006	2007

Current:
Federal	$537,073	$(140,729)	$483,148
Foreign	—	70,659	—
State	78,981	73,063	112,709

	616,054	2,993	595,857

Deferred:
Federal	(132,637)	(407,209)	(532,164)
State	(19,506)	(59,884)	(179,620)

	(152,143)	(467,093)	(711,784)

Total	$463,911	$(464,100)	$(115,927)

The following table reconciles the amounts obtained by applying the statutory U.S. federal income tax rate of 34% to income (loss) before provision for income tax to the actual tax provision (benefit) for the years ended December 31, 2005, 2006 and 2007:

	2005	2006	2007

Federal provision (benefit) computed at statutory rate	$420,278	$(766,241)	$(530,016)
State income tax provision (benefit) (net of federal tax benefits and apportionment factors) computed at statutory rate	61,806	(112,683)	31,012
Impact of foreign operations	—	132,358	137,203
Change in valuation allowance	—	139,324	196,004
Other	(18,173)	143,142	49,870

Total	$463,911	$(464,100)	$(115,927)

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2006 and 2007 are summarized as follows:

	2006	2007

Deferred tax assets:
Inventories	$145,124	$165,189
Accrued liabilities	280,364	528,747
Foreign net operating loss	139,324	335,328
Other	—	8,803

	564,812	1,038,067

THE O’GARA GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2006	2007

Deferred tax liabilities:
Depreciation and amortization	(1,912,284)	(4,068,576)
Change in acquired business’ method of accounting for tax purposes from cash to accrual basis	(342,511)	(194,189)
Other	(6,727)	(24,585)

	(2,261,522)	(4,287,350)

Valuation allowance	(139,324)	(335,328)

Net deferred tax liability	$(1,836,034)	$(3,584,611)

Classified in balance sheet:
Deferred income taxes — current	$201,837	$218,199
Deferred income taxes — noncurrent	(2,037,871)	(3,802,810)

Total	$(1,836,034)	$(3,584,611)

14.	PREFERRED STOCK

On July 14, 2006, the Company recapitalized its preferred stock in order to simplify its capital structure. Each share of Preferred Stock — Series A, B, D, E and F was recapitalized into one share of New Class B Preferred Stock. Each share of Preferred Stock — Series C and G was recapitalized into one share of New Class A Preferred Stock.

On July 14, 2006, the Company issued 86,119 shares of New Class B Preferred Stock in connection with raising capital of $10.1 million (after expenses), including approximately $1.0 million of a stock subscription receivable.

On December 20, 2007, the Company issued 24,000 shares of New Class B Preferred Stock in connection with raising capital of approximately $3.0 million (after expenses), including $61,000 of a stock subscription receivable.

All of the preferred stock requires cumulative dividends. New Class B Preferred Stock has certain additional blocking rights based on percentage of ownership. Cumulative dividends are computed daily based on a 360 day year. New Class A Preferred Stock provides for a dividend of 3% while New Class B Preferred Stock provides for a dividend of 5%. The dividend is payable upon the sale, initial public offering or liquidating event of the Company. As none of these events had occurred as of December 31, 2007, the Board of Directors has not yet declared a dividend. The cumulative dividends through December 31, 2006 and 2007 were approximately $1,420,000 and $2,943,000, respectively, and were not recorded in the consolidated financial statements. Each share of preferred stock is convertible into a number of shares of common stock determined by dividing (i) the applicable Subscription Price (as defined), by (ii) the applicable Conversion Price (as defined) in effect on the Conversion Date (as defined), subject to adjustment under certain circumstances. At December 31, 2007, the liquidating values of the New Class A Preferred Stock and New Class B Preferred Stock were $15,529,935 and $23,634,990, respectively.

In the event of liquidation, all undeclared dividends on the preferred stock are payable. Additionally, the preferred shareholders would receive the stated value of their original investment in the preferred stock prior to any distributions to other shareholders. Once the preferred shareholders have received their preferential payment, the remaining liquidation value is distributed to all the preferred and common shareholders based on the number of total shares owned.

THE O’GARA GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	STOCK-BASED COMPENSATION PLANS

Shareholders’ Restricted Stock Plan — The Company had a stock incentive plan (Stock Incentive Plan) for employees under which the Company’s Board of Directors could grant restricted stock with terms, vesting and exercise prices determined at its discretion. A total of 47,551 shares could be granted under the Stock Incentive Plan, of which 37,014 were issued prior to the termination of the Plan in May 2004. The deferred compensation amounts issued under the Stock Incentive Plan are presented as a reduction of shareholders’ equity and are amortized on a straight-line basis over the vesting periods of the applicable grants. The Company recognized $12,995, $8,686 and $0 of deferred compensation expense in 2005, 2006 and 2007, respectively.

Stock Option Plans — The Company has a 2004 Stock Option Plan (2004 Plan) and a 2005 Stock Option Plan (2005 Plan), each of which permits the granting of nonqualified and incentive options to purchase shares of the Company’s common stock. Options for a total of 2,710 and 387,539 shares may be granted under the 2004 and 2005 Plans, respectively, of which options for 2,568 and 358,557 shares, respectively, were issued and outstanding at December 31, 2007. Under the plans, the Board of Directors may grant options with terms and vesting determined at its discretion and has issued both options that vest immediately upon grant and options that vest ratably over three years. All outstanding options have 10 year terms. Prior to January 1, 2006, the Company applied the provisions of APB 25 to account for stock-based awards issued under its compensation plans. Since January 1, 2006, the Company has utilized the Black-Scholes option pricing model based on the following assumptions at the date of the option grant:

	2006	2007

Risk-free interest rate	4.64%	4.28%
Dividend yield	0%	0%
Volatility rate	57.1%	50.2%
Expected life (years)	5.6	5.6
Weighted average grant date fair value	$0.78	$3.04

Compensation expense recognized in the consolidated financial statements related to these plans was nominal in 2005 and 2006 and was $995,000 in 2007. The income tax benefit recognized for these plans was $0, $0 and $241,000 in 2005, 2006 and 2007, respectively.

A summary of the status of the stock option plans at December 31, 2005, 2006 and 2007, and the changes during the years then ended, is presented in the table below:

	2005		2006		2007
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding — beginning of year	2,710	$9.78	48,264	$12.58	84,973	$11.66
Granted	45,554	12.75	38,040	10.52	290,774	10.52
Forfeited	—	—	(1,331)	12.24	(14,622)	10.83

Outstanding — end of year	48,264	$12.58	84,973	$11.66	361,125	$10.77

Exercisable — end of year	15,530	$12.45	47,194	$11.59	288,610	$10.76

THE O’GARA GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Options outstanding as of December 31, 2007 had a weighted average remaining contractual life of 9.5 years and had exercise prices ranging from $2.73 to $12.87. The following table provides further information on the range of exercise prices:

	Options Outstanding			Options Exercisable
		Weighted-	Weighted-		Weighted-	Weighted-
		Average	Average		Average	Average
		Exercise	Remaining		Exercise	Remaining
Range of Option Exercise Prices	Shares	Price	Life	Shares	Price	Life

$2.73 - 10.46	2,568	$9.88	6.6	2,568	$9.88	6.6
$10.52	316,213	10.52	9.8	253,441	10.52	9.9
$12.69 - 12.87	42,344	12.75	7.8	32,601	12.75	7.8

	361,125			288,610

16.	OPERATING LEASES

The Company leases its office and manufacturing facilities and certain office equipment. Some of the leases are with related parties (see Note 18). Lease expense for 2005, 2006 and 2007 was approximately $227,000, $430,000 and $480,000, respectively. The Company recognizes lease expense on a straight-line basis and records the difference between the recognized expense and the amounts payable under the lease as deferred rent when the lease contains predetermined fixed escalations of the minimum rent.

Minimum annual rentals for operating leases with non-cancelable terms in excess of one year (excluding renewal options) are approximately as follows:

Years Ending December 31,

2008	$441,422
2009	461,497
2010	377,978
2011	241,974
2012	212,853
Thereafter	256,048

$1,991,772

17.	401(k) PLAN

The Company sponsors a 401(k) plan that covers all eligible full-time employees. Company matching contributions for 2005, 2006 and 2007 were approximately $60,000, $120,000 and $284,000, respectively. In addition, the Company can make discretionary profit-sharing contributions. No discretionary contributions were made in 2005, 2006 or 2007.

18.	ROYALTY AGREEMENT

The Company has a royalty agreement through June 1, 2010 with a company which has patented certain materials used in the Company’s production of night vision goggles. During 2005, 2006 and 2007, the Company paid 5% of the sales price on certain night vision goggles and accessories, with a minimum annual royalty amount of $25,000. From January 1, 2008 through June 1, 2010, the Company will pay 6% of the sales price of these products. Total royalties paid under this agreement were approximately $502,000, $401,000, and $765,000 during 2005, 2006, and 2007, respectively.

THE O’GARA GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	RELATED-PARTY TRANSACTIONS

The Company paid a shareholder and a board member of the Company for consulting services provided. Consulting service expenses associated with this individual approximated $169,000, $147,000 and $260,000 in 2005, 2006 and 2007, respectively.

The Company paid entities affiliated with a shareholder $65,000, $162,000 and $196,000 for administration of certain benefit plans and for insurance premiums and brokerage fees in 2005, 2006 and 2007, respectively.

The Company paid a shareholder $119,000, $162,000 and $120,000 for a building lease expense in 2005, 2006 and 2007, respectively.

The Company paid a shareholder $175,000 and $234,000 for land and facility rental expense in 2006 and 2007, respectively.

During 2005, 2006 and 2007, the Company had sales to a company that is owned by a shareholder and director of the Company. Total sales approximated $67,000 in 2005, $95,000 in 2006 and $21,000 in 2007. At December 31, 2006, the Company had a note payable to this party in the amount of $300,000. During 2007, this note was repaid with cash of $33,333 and property and equipment of $266,667.

During 2005, 2006 and 2007, an officer and director of the Company provided certain legal services to the Company. Payments associated with these services were approximately $36,000 in 2005, $71,000 in 2006 and $71,000 in 2007.

20.	COMMITMENTS AND CONTINGENCIES

Legal Matters — The Company is from time to time involved in legal proceedings that are incidental to the operation of its business. The Company establishes accruals in cases where the outcome of the matter is probable and can be reasonably estimated. Although the ultimate outcome of any legal matter cannot be predicted with certainty, based on present information, including the Company’s assessment of the merits of the particular claims as well as its current reserves and insurance coverage, the Company does not expect that such legal proceedings to which it is a party will have any material adverse impact on the cash flow, results of operations or financial condition of the Company on a consolidated basis in the foreseeable future.

Founders’ Plan — In December 2007, the Company entered into an agreement with its three founding shareholders under which each was immediately granted an option to purchase 71,326 (15,000 pre-split) shares of the Company’s common stock and, upon an initial public offering by the Company, would receive a bonus payment of $1,000,000. In August 2008, one of the founders agreed to forego his bonus payment and entered into a separate loan forgiveness agreement.

Product Warranties — Accruals for estimated expenses related to warranties are made at the time products are sold or services are rendered. These accruals are established using historical information on the nature, frequency, and average cost of warranty claims. While the terms of the Company’s warranties vary widely, in general, the Company warrants its products against defects and specific types of nonperformance. As of December 31, 2006 and 2007 accruals related to warranties were $6,000 and $17,000, respectively.

Shareholders Agreement — The Company has a Shareholders Agreement dated July 14, 2006 that includes transfer restrictions on shareholders’ preferred and common stock and provides for the right of certain holders of the Company’s preferred stock to designate members of the Board of Directors for election. The Shareholders Agreement terminates upon the closing of an initial public offering by the Company.

THE O’GARA GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	BUSINESS SEGMENT INFORMATION

The Company is organized by differences in products and services and reports three business segments: Sensor Systems, Training and Services and Mobile Security. The Company evaluates the performance of its business segments based on operating income. There are no intercompany transactions between segments. The Sensor Systems segment designs, manufactures and sells specialized night vision equipment and tagging, tracking and locating systems to the government and military markets. The Training and Services segment provides technical and tactical services to government, military and corporate customers worldwide. The Mobile Security division assists customers with the acquisition and delivery of armored vehicles. Where applicable, Corporate and Other represents items necessary to reconcile to the consolidated financial statements, which include corporate activity. Corporate assets include cash, deferred income taxes, certain property and equipment, prepaid assets, and goodwill and other intangible assets.

THE O’GARA GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial information for each segment follows:

	Sensor	Training and	Mobile	Corporate and
	Systems	Services	Security	Other	Consolidated

2005
Net sales	$14,609,702	$—	$—	$—	$14,609,702

Income (loss) from operations	3,775,397	—	—	(2,169,384)	1,606,013
Interest expense, net					(374,159)
Other income					4,258

Income before provision for income tax					$1,236,112

Capital expenditures	548,437	—	—	—	548,437
Depreciation	209,127	—	—	—	209,127
Amortization	—	—	—	445,599	445,599
2006
Net sales	$14,478,152	$2,116,059	$—	$—	$16,594,211

Income (loss) from operations	3,135,691	(640,952)	—	(4,320,770)	(1,826,031)
Interest expense, net					(483,978)
Other income					56,358

Loss before provision for income tax					$(2,253,651)

Total assets	14,460,824	2,171,773	—	30,892,386	47,524,983
Capital expenditures	282,803	339,830	—	955,372	1,578,005
Depreciation	285,850	136,790	—	233,957	656,597
Amortization	—	—	—	1,246,062	1,246,062
2007
Net sales	$24,714,709	$10,641,342	$2,965,177	$—	$38,321,228

Income (loss) from operations	6,796,582	832,032	$(508,550)	(8,084,525)	(964,461)
Interest expense, net					(620,340)
Other income					25,931

Loss before provision for income tax					$(1,558,870)

Total assets	10,407,991	2,804,463	835,145	38,265,430	52,313,029
Capital expenditures	262,125	331,938	13,922	910,346	1,518,331
Depreciation	260,142	243,648	20,016	287,954	811,760
Amortization	—	—	—	1,188,699	1,188,699

Net sales by geographic area, based on the domicile of the customer:

	2005	2006	2007

United States	$7,346,319	$8,466,010	$24,433,680
Western Europe	7,263,383	8,128,201	12,085,556
Other	—	—	1,801,992

Total	$14,609,702	$16,594,211	$38,321,228

THE O’GARA GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company had sales to customers that accounted for more than 10% of net sales. Sales to these customers are shown by segment below:

	Sensor	Training and	Mobile
	Systems	Services	Security	Total

2005
Italian government	$6,530,829	$—	$—	$6,530,829
United States government	4,385,000	—	—	4,385,000
2006
United Kingdom government	$5,889,884	$—	$—	$5,889,884
United States government	1,916,699	1,488,343	—	3,405,042
Italian government	2,085,203	—	—	2,085,203
2007
United States government	$11,487,157	$8,345,431	$996,540	$20,829,128
United Kingdom government	4,320,467	—	—	4,320,467
Poland government	3,985,002	—	—	3,985,002

22.	SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for 2005, 2006 and 2007 is approximately as follows:

	2005	2006	2007

Interest paid	$369,000	$345,000	$777,000

Income taxes paid	$773,000	$542,000	$1,434,000

The following transactions were treated as noncash activities on the consolidated statements of cash flows for the Company:

On May 10, 2005, the Company issued $5,000,000 in Series C Preferred Stock, subsequently recapitalized into New Class A Preferred Stock, (42,071 shares) and $500,000 in long-term notes to the former shareholders of Diffraction as a partial payment on the acquisition of Diffraction (see Note 7).

On April 4, 2006, the Company issued $3,000,000 in Series G Preferred Stock, subsequently recapitalized into New Class A Preferred Stock, (25,242 shares) as payment on the acquisition of SSI (see Note 7).

On November 1, 2006, the Company issued $7,349,881 in New Class A Preferred Stock (61,843 shares) and $1,000,000 in long-term notes to the former shareholder of HDS as a partial payment on the acquisition of HDS (see Note 7). On November 1, 2007, $2,641,507 in New Class A Preferred Stock (22,226 shares) were returned to the Company as a result of a decrease in the purchase price of HDS (see Note 7).

In 2006 and 2007, the Company recorded a stock subscription receivable for the issuance of preferred stock of $1,044,995 and $61,000, respectively.

On June 29, 2007, the Company issued $2,225,065 in New Class A Preferred Stock (18,722 shares) to the former shareholders of 3S as a partial payment on the acquisition of 3S (see Note 7).

23.	SUBSEQUENT EVENTS

On January 10, 2008, the Company entered into a stock purchase agreement with the owners of OmniTech Partners, Inc., Optical Systems Technology, Inc. and Keystone Applied Technologies, Inc. (collectively, “OmniTech”), which are U.S.-based companies engaged in the design and manufacturing of optoelectronic systems serving the government and military markets. As amended on May 23, 2008, August 19, 2008, December 23, 2008 and February 11, 2009, subject to customary adjustments, the Company will acquire OmniTech for aggregate consideration of approximately $31 million consisting of cash, Company stock and assumed debt. The stock purchase agreement can be terminated by either party if it is not consummated by February 20, 2009.

THE O’GARA GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On January 14, 2008, the Company entered into an option agreement to purchase Transportadora de Proteccion y Seguridad, S.A. de C.V. (“TPS Armoring”), a Mexico-based company engaged in the manufacturing of vehicle armoring systems used primarily by government officials and private individuals. As amended on August 19, 2008, December 8, 2008 and December 22, 2008, subject to customary adjustments, the Company will acquire TPS Armoring for aggregate consideration of approximately $43 million (excluding contingent consideration) consisting of cash, Company stock and assumed debt. The purchase price is subject to increase based on the earnings of TPS Armoring (as defined in the option agreement) for the year ending December 31, 2009. The option agreement can be terminated by either party if it is not exercised by February 15, 2009.

On June 24, 2008, the Company entered into a stock purchase agreement with the owners of Finanziaria Industriale S.p.A. (“Isoclima”), an Italy-based company engaged in the design and manufacturing of transparent armor and impact-resistant and other specialized glass for the automotive, rail, marine, aviation and other markets. As amended on December 21, 2008 and February 11, 2009, subject to customary adjustments, the Company will acquire Isoclima for aggregate consideration of approximately $124 million (excluding contingent consideration) consisting of cash, Company stock and assumed debt (€1=$1.2925). The stock purchase agreement can be terminated by either party if it is not consummated by February 27, 2009.

On December 10, 2008, the Company signed an agreement with the former shareholders of STS extending the final payment date of subordinated notes held by them which were due on November 30, 2008. The remaining balance of the subordinated notes is $500,000, of which $100,000 plus accrued interest is due January 31, 2009 and $400,000 is due March 31, 2009. The interest rate also increased to the prime rate plus 4%, beginning December 1, 2008.

On January 11, 2009, the Company’s shareholders approved Amended and Restated Articles of Incorporation to be filed prior to effectiveness of the registration statement for the Company’s initial public offering. On February 5, 2009 the Company completed this filing and, as such, all of the Company’s issued and outstanding shares of preferred stock automatically converted to shares of common stock. Additionally, the Company’s Board of Directors had approved a 4.7550837-for-one split of the common stock of The O’Gara Group, Inc., in the form of a stock dividend, which took effect immediately after the conversion of the preferred stock to common stock. All common stock share and per share data, for all periods presented, have been adjusted to reflect the effect of the stock split. In addition, the numbers of shares of common stock issuable upon exercise of outstanding stock options and the respective per share exercise prices, as well as the numbers of shares of common stock reserved for issuance under our equity incentive plans, have been proportionately adjusted in accordance with the terms of those respective agreements and plans. Preferred stock shares and preferred stock per share values have not been adjusted for the conversion, other than within the pro forma disclosures (Note 3).

On January 16, 2009, as amended on February 12, 2009, the Company entered into a $35 million Senior Secured Credit Facility, which is contingent upon the completion of the Company’s initial public offering with at least $120 million in gross proceeds and the completion of the three acquisitions described above. This new credit facility is comprised of a three-year $10 million senior secured term loan and a three-year $25 million senior secured revolving credit facility, and will replace the existing credit facility as well as pay a portion of the purchase price for the proposed business acquisitions upon the closing of the initial public offering. The new credit facility contains, amongst others, financial covenants, material adverse change provision and other restrictions on the use of cash, including the inability to pay dividends.

On January 28, 2009, the Company received an extension of its $13.0 million senior credit facility agreement through May 31, 2009. All other terms of the agreement remain unchanged.

* * * * * *

THE O’GARA GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	September 30,
	2007	2008

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$147,011	$1,483,181
Accounts receivable	4,438,706	4,314,295
Inventories	6,545,906	2,816,207
Prepaid expenses and other	975,692	1,904,164
Income tax receivable	951,160	1,057,704
Deferred income taxes	218,199	218,199

Total current assets	13,276,674	11,793,750
PROPERTY AND EQUIPMENT — Net	3,665,497	3,300,651
GOODWILL	18,178,232	19,048,232
OTHER INTANGIBLE ASSETS — Net	16,054,409	14,970,626
OTHER LONG-TERM ASSETS	1,138,217	6,250,208

TOTAL	$52,313,029	$55,363,467

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$2,789,345	$7,631,508
Current maturities of long-term debt	750,000	500,000
Accounts payable	3,345,547	2,210,423
Accrued liabilities and other	4,154,309	5,811,688

Total current liabilities	11,039,201	16,153,619
DEFERRED INCOME TAXES	3,802,810	2,963,673
OTHER LONG-TERM LIABILITIES	437,831	662,466

Total liabilities	15,279,842	19,779,758

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock, no par value — 45 and 97,523 shares outstanding, respectively	—	—
New Convertible preferred stock — Class A, no par value — 130,671 outstanding	15,529,935	15,529,935
New Convertible preferred stock — Class B, no par value — 312,890 outstanding	23,314,608	23,314,608
Additional paid-in capital	705,764	2,128,674
Stock subscription receivable	(61,000)	—
Accumulated other comprehensive loss	(59,401)	(116,997)
Accumulated deficit	(2,396,719)	(5,272,511)

Total shareholders’ equity	37,033,187	35,583,709

TOTAL	$52,313,029	$55,363,467

See notes to the condensed consolidated financial statements (unaudited).

THE O’GARA GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Nine Months Ended
	September 30,
	2007	2008

NET SALES
Products	$21,141,310	$17,206,585
Services	7,934,112	9,583,450

	29,075,422	26,790,035
COST OF SALES
Products	13,178,674	11,545,610
Services	5,614,598	7,090,549

	18,793,272	18,636,159

GROSS PROFIT	10,282,150	8,153,876
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	8,719,829	11,797,837

INCOME (LOSS) FROM OPERATIONS	1,562,321	(3,643,961)
INTEREST EXPENSE, NET	(443,382)	(239,413)
OTHER INCOME (LOSS)	(15,630)	146,070

INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	1,103,309	(3,737,304)
INCOME TAX PROVISION (BENEFIT)	486,120	(861,512)

NET INCOME (LOSS)	$617,189	$(2,875,792)

Net income (loss) per share
Basic	$13,715.31	$(79.93)

Diluted	$0.30	$(79.93)

Weighted average shares outstanding
Basic	45	35,977

Diluted	2,040,582	35,977

Pro forma net loss per share-
Basic and diluted		$(1.34)

Pro forma weighted average shares outstanding-
Basic and diluted		2,145,151

See notes to the condensed consolidated financial statements (unaudited).

THE O’GARA GROUP, INC.

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
AND COMPREHENSIVE LOSS (UNAUDITED)

						Accumulated
				Additional	Stock	Other
	Common	New Preferred Stock		Paid-in	Subscription	Comprehensive	Retained
	Stock	Class A	Class B	Capital	Receivable	Loss	Deficit	Total

BALANCE — December 31, 2007	$—	$15,529,935	$23,314,608	$705,764	$(61,000)	$(59,401)	$(2,396,719)	$37,033,187
Stock option exercises	—	—	—	1,320,464		—	—	1,320,464
Stock subscription receivable collected	—	—	—	—	61,000	—	—	61,000
Compensation expense for stock options	—	—	—	102,446	—	—	—	102,446
Currency translation adjustment	—	—	—	—	—	(57,596)	—	(57,596)
Net loss	—	—	—	—	—	—	(2,875,792)	(2,875,792)

Comprehensive loss								(2,933,388)

BALANCE — September 30, 2008	$—	$15,529,935	$23,314,608	$2,128,674	$—	$(116,997)	$(5,272,511)	$35,583,709

See notes to the condensed consolidated financial statements (unaudited).

THE O’GARA GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30,
	2007	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$617,189	$(2,875,792)
Depreciation and amortization	1,380,652	1,963,770
Loss on disposals of property and equipment	7,350	—
Stock-based compensation expense	50,000	102,446
Forgiveness of stock subscription receivable	—	750,000
Changes in operating assets and liabilities — net of effects of acquisitions:
Accounts receivable	1,153,369	618,918
Inventories	(1,722,286)	3,729,699
Prepaid expenses and other	(7,594)	(1,035,394)
Income tax receivable	451,397	228,134
Accounts payable	(134,288)	(1,135,124)
Accrued liabilities and other	(697,806)	(1,112,864)

Net cash provided by operating activities	1,097,983	1,233,793

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchases of property and equipment	(1,284,349)	(530,217)
Payments for purchases of businesses — net of cash acquired	(2,352,460)	(4,070,315)
Proceeds from sale of property and equipment	10,000	—

Net cash used in investing activities	(3,626,809)	(4,600,532)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt	(4,233,333)	(250,000)
Proceeds from issuance of preferred stock	1,044,995	61,000
Proceeds from exercise of stock options	—	294,885
Deferred public financing	(344,494)	(245,135)
Net proceeds on short-term borrowings	6,334,344	4,842,163

Net cash provided by financing activities	2,801,512	4,702,913

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	408	(4)

NET INCREASE IN CASH AND CASH EQUIVALENTS	273,094	1,336,170
CASH AND CASH EQUIVALENTS — Beginning	83,198	147,011

CASH AND CASH EQUIVALENTS — End	$356,292	$1,483,181

See notes to the condensed consolidated financial statements (unaudited).

THE O’GARA GROUP, INC.

NOTES TO THE CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (UNAUDITED)

Interim results for The O’Gara Group, Inc and subsidiaries (collectively, the Company) are not necessarily indicative of the results of operations for a full fiscal year. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the results of the interim periods shown have been made. See Notes to Consolidated Financial Statements included in the Company’s Consolidated Financial Statements as of December 31, 2006 and 2007, and for each of the three years in the period ended December 31, 2007 for additional information relating to the Company’s financial statements.

1.	EARNINGS PER SHARE

The calculation of basic and diluted earnings per share (EPS) follows:

	Nine Months Ended September 30,
			Pro Forma
	2007	2008	2008

Basic net income (loss) per share
Net income (loss)	$617,189	$(2,875,792)	$(2,875,792)
Weighted average shares outstanding:
Common stock	45	35,977	2,145,151

Number of shares used in basic EPS	45	35,977	2,145,151

Net income (loss) per share	$13,715.31	$(79.93)	$(1.34)

Diluted net income (loss) per share
Net income (loss)	$617,189	$(2,875,792)	$(2,875,792)
Weighted average shares outstanding:
Common stock	45	35,977	2,145,151
Preferred stock	2,040,537	—	—

Number of shares used in diluted EPS	2,040,582	35,977	2,145,151

Net income (loss) per share	$0.30	$(79.93)	$(1.34)

The Company excluded 2,109,157 potential common shares from the calculation of diluted EPS for the nine months ended September 30, 2008 because the effect would be anti-dilutive.

Shortly before consummation of an initial public offering of the Company’s common stock, all of its outstanding shares of preferred stock will convert to an equivalent number of shares of common stock. Pro forma basic and diluted EPS have been calculated to give effect to the conversion of the preferred stock (using the if-converted method, giving effect to the 4.7550837-for-one split for the common stock described in Note 15) into common stock as though the conversion had occurred on the original date of issuance.

2.	ACCOUNTS RECEIVABLE

	December 31,	September 30,
	2007	2008

Trade	$4,430,339	$4,303,994
Other	8,367	10,301

Total	$4,438,706	$4,314,295

THE O’GARA GROUP, INC.

NOTES TO THE CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

3.	INVENTORIES

	December 31,	September 30,
	2007	2008

Raw materials	$2,767,098	$2,018,990
Work-in-process	1,809,553	747,796
Finished goods	1,969,255	49,421

Total	$6,545,906	$2,816,207

4.	PROPERTY AND EQUIPMENT

	December 31,	September 30,
	2007	2008

Equipment, furniture, and fixtures	$2,687,395	$2,978,117
Software	1,704,531	1,888,184
Facilities and leasehold improvements	773,522	791,073

	5,165,448	5,657,374
Less accumulated depreciation	(1,499,951)	(2,356,723)

Total	$3,665,497	$3,300,651

5.	GOODWILL AND OTHER INTANGIBLE ASSETS

The change in the carrying amount of goodwill at September 30, 2008 was as follows:

	Sensor	Training and	Mobile	Total
	Systems	Services	Security	Goodwill
Balance — December 31, 2007	$7,971,698	$6,498,275	$3,708,259	$18,178,232
Adjustments to purchase allocation of Sensor Technology Systems, Inc. (STS)	870,000	—	—	870,000

Balance — September 30, 2008	$8,841,698	$6,498,275	$3,708,259	$19,048,232

The adjustment to the purchase price allocation was due to meeting certain contingent payment provisions of the STS purchase agreement.

THE O’GARA GROUP, INC.

NOTES TO THE CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Other intangible assets include the following:

	Weighted-
	Average	Gross
	Amortizable	Carrying	Accumulated	Net
	Life	Amount	Amortization	Intangibles

December 31, 2007
Amortizable assets
Customer relationships	19 years	$11,290,000	$(1,380,806)	$9,909,194
Technology and other	14 years	3,093,210	(988,446)	2,104,764
Customer contracts and contractual agreements	8 years	1,750,000	(519,549)	1,230,451
Indefinite lived asset — trade names		2,810,000	—	2,810,000

Total		$18,943,210	$(2,888,801)	$16,054,409

September 30, 2008
Amortizable assets
Customer relationships	19 years	$11,290,000	$(1,875,533)	$9,414,467
Technology and other	14 years	3,093,210	(1,251,344)	1,841,866
Customer contracts and contractual agreements	8 years	1,750,000	(845,707)	904,293
Indefinite lived asset — trade names		2,810,000	—	2,810,000

Total		$18,943,210	$(3,972,584)	$14,970,626

The assets associated with customer relationships, technology and other, and customer contracts and contractual agreements are being amortized on an accelerated basis over their estimated useful lives.

Future amortization expense is as follows:

2008	$313,843
2009	1,133,875
2010	1,125,756
2011	1,059,541
2012	1,007,138
Thereafter	7,520,473

Total	$12,160,626

Amortization expense of other intangible assets was approximately $807,000 and $1,084,000 for the nine months ended September 30, 2007 and 2008, respectively.

THE O’GARA GROUP, INC.

NOTES TO THE CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

6.	OTHER LONG-TERM ASSETS

	December 31,	September 30,
	2007	2008

Deferred public financing costs	$442,967	$1,275,418
Deferred acquisition costs	687,594	2,638,068
Prepayment of a proposed acquisition purchase price	—	2,250,000
Other	7,656	86,722

Total	$1,138,217	$6,250,208

The Company initiated efforts to raise capital through a proposed offering of securities and incurred costs of $442,967 and $1,275,418 directly attributable to the proposed offering through December 31, 2007 and September 30, 2008, respectively, which are recorded as deferred public financing costs at December 31, 2007 and September 30, 2008, respectively. In addition, the Company incurred costs of $687,594 and $2,638,068 directly related to proposed business combinations through December 31, 2007 and September 30, 2008, respectively, which are recorded as deferred acquisition costs at December 31, 2007 and September 30, 2008, respectively. As part of a purchase option agreement for one of the proposed business combinations, a $2,250,000 prepayment was required, which will be applied against the purchase price when the deal is consummated. Should the proposed business combination terminate, the prepayment will be expensed as the amount is non-refundable.

Under SFAS No. 141(R), Business Combinations — a replacement of FASB No. 141, the Company plans to elect to defer acquisition-related costs until the first reporting period of 2009. If the proposed business combinations do not occur by December 31, 2008, the Company will be required to expense the deferred acquisition costs of $2,638,068 in 2009.

7.	ACCRUED LIABILITIES AND OTHER

	December 31,	September 30,
	2007	2008

Accrued payroll and payroll taxes	$1,164,595	$999,135
Accrued professional fees	952,109	1,602,973
Deferred revenue	669,739	1,845,298
Other accrued liabilities	1,367,866	1,364,282

Total	$4,154,309	$5,811,688

8.	SHORT-TERM BORROWINGS

On September 10, 2008, the Company amended its senior credit facility agreement, allowing additional borrowings of up to $2.0 million and extending it through January 31, 2009. The maximum line of credit is now $13.0 million, including up to $6.0 million of outstanding letters of credit. The line of credit bears interest at LIBOR plus 1.85% (5.57% at September 30, 2008). The credit facility is secured by substantially all of the assets of the Company.

At September 30, 2008, $7,631,508 of borrowings was outstanding under the credit facility and $4,277,778 was used to support issued letters of credit, leaving $1,090,714 of credit available. Under the terms of certain sales contracts, the Company is required to maintain letters of credit supporting potential future commitments.

THE O’GARA GROUP, INC.

NOTES TO THE CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

At September 30, 2008, the Company was not in compliance with the financial covenant under the credit facility agreement which requires us to maintain a funded debt to EBITDA ratio of less than 3.75 to 1.00 on a rolling four quarter basis. A waiver was obtained from the lender.

As indicated above, the Company’s credit facility expires January 31, 2009, and a $500,000 subordinated note matures November 30, 2008 (see Notes 9 and 15). On January 16, 2009, the Company entered into a $35 million Senior Secured Credit Facility, which is contingent upon the completion of the Company’s initial public offering (the “Public Offering” — see Note 15). There is no assurance that the Public Offering will be successful, or that the Company will be able to extend the term of the credit facility, which could adversely affect the Company’s liquidity. Any decision by the Company’s lenders to provide the Company with financing will depend on a number of factors, such as the Company’s compliance with the terms of its existing credit arrangements, the Company’s financial performance, industry or market trends, the general availability of and rates applicable to financing transactions, such lenders’ resources and policies concerning the terms under which they make capital commitments and the relative attractiveness of alternative opportunities.

9.	LONG-TERM DEBT

	December 31,	September 30,
	2007	2008

Subordinated installment notes payable to former shareholders of STS, due November 30, 2008, secured by the stock of STS; immediately due and payable in the event of a change of control of the Company	$500,000	$500,000
Subordinated note payable to the former shareholder of Homeland Defense Solutions, Inc., repaid April 1, 2008	250,000	—

	750,000	500,000
Less current maturities	(750,000)	(500,000)

Total	$—	$—

10.	PREFERRED STOCK

All of the preferred stock requires cumulative dividends. New Class B Preferred Stock has certain additional blocking rights based on percentage of ownership. Cumulative dividends are computed daily based on a 360 day year. New Class A Preferred Stock provides for a dividend of 3% while New Class B Preferred Stock provides for a dividend of 5%. The dividend is payable upon the sale, initial public offering or liquidating event of the Company. As none of these events had occurred as of September 30, 2008, the Board of Directors has not yet declared a dividend. The cumulative dividends through December 31, 2007 and September 30, 2008 were approximately $2,943,000 and $4,274,000, respectively, and were not recorded in the consolidated financial statements. Each share of preferred stock is convertible into a number of shares of common stock determined by dividing (i) the applicable Subscription Price (as defined) by (ii) the applicable Conversion Price (as defined) in effect on the Conversion Date (as defined), subject to adjustment under certain circumstances. At September 30, 2008, the liquidating values of the New Class A Preferred Stock and New Class B Preferred Stock were $15,529,935 and $23,634,990, respectively.

In the event of liquidation, all undeclared dividends on the preferred stock are payable. Additionally, the preferred shareholders would receive the stated value of their original investment in the preferred stock prior to any distributions to other shareholders. Once the preferred shareholders have received their preferential payment, the remaining liquidation value is distributed to all the preferred and common shareholders based on the number of total shares owned.

THE O’GARA GROUP, INC.

NOTES TO THE CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

11.	STOCK-BASED COMPENSATION PLANS

Shareholders’ Restricted Stock Plan — The Company had a stock incentive plan (Stock Incentive Plan) for employees under which the Company’s Board of Directors could grant restricted stock with terms, vesting and exercise prices determined at its discretion. A total of 47,551 shares could be granted under the Stock Incentive Plan, of which 37,014 were issued prior to the termination of the Plan in May 2004. The deferred compensation amounts issued under the Stock Incentive Plan are presented as a reduction of shareholders’ equity and are amortized on a straight-line basis over the vesting periods of the applicable grants. The Company recognized no deferred compensation expense in the nine months ended September 30, 2007 and 2008.

Stock Option Plans — The Company has a 2004 Stock Option Plan (2004 Plan) and a 2005 Stock Option Plan (2005 Plan), each of which permits the granting of nonqualified and incentive options to purchase shares of the Company’s common stock. Options for a total of 2,710 and 387,539 shares may be granted under the 2004 and 2005 Plans, respectively, of which options for 2,471 and 254,740 shares, respectively, were issued and outstanding at September 30, 2008. Under the plans, the Board of Directors may grant options with terms and vesting determined at its discretion and has issued both options that vest immediately upon grant and options that vest ratably over three years. All outstanding options have 10 year terms. Compensation expense recognized in the consolidated financial statements related to this plan was approximately $50,000 and $102,000 in the nine months ended September 30, 2007 and 2008, respectively.

In the nine months ended September 30, 2008, no options were granted and options for 6,436 shares were forfeited. Additionally, options for 97,478 shares were exercised, resulting in cash proceeds to the Company of approximately $295,000 and forgiveness of a stock subscription receivable of $750,000 (see Note 12 — Founders’ Plan).

Options outstanding as of September 30, 2008 had a weighted average remaining contractual life of 8.7 years and had exercise prices ranging from $2.73 to $12.87.

12.	COMMITMENTS AND CONTINGENCIES

Legal Matters — The Company is from time to time involved in legal proceedings that are incidental to the operation of its business. The Company establishes accruals in cases where the outcome of the matter is probable and can be reasonably estimated. Although the ultimate outcome of any legal matter cannot be predicted with certainty, based on present information, including the Company’s assessment of the merits of the particular claims as well as its current reserves and insurance coverage, the Company does not expect that such legal proceedings to which it is a party will have any material adverse impact on the cash flow, results of operations or financial condition of the Company on a consolidated basis in the foreseeable future.

Founders’ Plan — In December 2007, the Company entered into an agreement with its three founding shareholders under which each was immediately granted an option to purchase 71,326 (15,000 pre-split) shares of the Company’s common stock and, upon an initial public offering by the Company, would receive a bonus payment of $1,000,000. In August 2008, to comply with certain legal requirements, the Company agreed to make a cash payment of $250,000 (recorded as an accrued liability at September 30, 2008) to one of the founders and forgave $750,000 owed by the founder to the Company related to the exercise of stock options in exchange for the founder’s waivers of his right to his $1,000,000 founder’s bonus. Expense of $1,000,000 related to this transaction was recorded in selling, general and administrative expenses in the third quarter of 2008.

Shareholders Agreement — The Company has a Shareholders Agreement dated July 14, 2006 that includes transfer restrictions on shareholders’ preferred and common stock and provides for the right of certain holders of the Company’s preferred stock to designate members of the Board of Directors for election. The Shareholders Agreement terminates upon the closing of an initial public offering by the Company.

THE O’GARA GROUP, INC.

NOTES TO THE CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

13.	BUSINESS SEGMENT INFORMATION

	Sensor	Training and	Mobile	Corporate and
	Systems	Services	Security	Other	Consolidated

September 30, 2007
Net sales	$19,572,151	$7,934,112	$1,569,159	$—	$29,075,422

Income (loss) from operations	5,760,144	811,489	(326,443)	(4,682,869)	1,562,321
Interest expense, net					(443,382)
Other loss					(15,630)

Income before provision for income tax					$1,103,309

Capital expenditures	223,195	253,469	3,796	803,889	1,284,349
Depreciation	213,055	167,099	12,424	181,056	573,634
Amortization	—	—	—	807,018	807,018

September 30, 2008
Net sales	$15,675,660	$9,583,450	$1,530,925	$—	$26,790,035

Income (loss) from operations	3,114,700	720,392	(806,400)	(6,672,653)	(3,643,961)
Interest expense, net					(239,413)
Other income					146,070

Loss before provision for income tax					$(3,737,304)

Total assets	7,049,652	2,683,178	2,042,394	43,588,243	55,363,467
Capital expenditures	248,145	88,428	3,589	190,055	530,217
Depreciation	260,790	221,076	26,729	371,392	879,987
Amortization	—	—	—	1,083,783	1,083,783

14.	SUPPLEMENTAL CASH FLOW INFORMATION

The following transactions were treated as noncash activities on the condensed consolidated statements of cash flows for the Company:

On June 29, 2007, the Company issued $2,225,065 in New Class A Preferred Stock (18,722 shares) to the former shareholders of Security Support Solutions Ltd. (3S) as a partial payment on the acquisition of 3S.

In August 2008, the Company forgave a stock subscription receivable for the exercise of stock options of $750,000.

On September 30, 2008, the Company accrued for deferred public financing costs of approximately $587,000, deferred acquisition costs of approximately $580,000 and a contingent payment for the purchase of STS of $420,000.

15.	SUBSEQUENT EVENTS

On December 10, 2008, the Company signed an agreement with the former shareholders of STS extending the final payment date of subordinated notes held by them which were due on November 30, 2008. The remaining balance of the subordinated notes is $500,000, of which $100,000 plus accrued interest is due January 31, 2009 and $400,000 is due March 31, 2009. The interest rate also was increased to the prime rate plus 4%, beginning December 1, 2008.

On February 11, 2009, the Company further amended a stock purchase agreement entered into on January 10, 2008 and amended on May 23, 2008, August 19, 2008 and December 23, 2008 with the owners of OmniTech Partners,

THE O’GARA GROUP, INC.

NOTES TO THE CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Inc., Optical Systems Technology, Inc. and Keystone Applied Technologies, Inc. (collectively, “OmniTech”), which are U.S.-based companies engaged in the design and manufacturing of optoelectronic systems serving the government and military markets. Subject to customary adjustments, the Company will acquire OmniTech for aggregate consideration of approximately $31 million consisting of cash, Company stock and assumed debt. The stock purchase agreement can be terminated by either party if it is not consummated by February 20, 2009.

On December 22, 2008, the Company further amended an option agreement entered into on January 14, 2008 and amended on August 19, 2008 and December 8, 2008 to purchase Transportadora de Proteccion y Seguridad, S.A. de C.V. (“TPS Armoring”), a Mexico-based company engaged in the manufacturing of vehicle armoring systems used primarily by government officials and private individuals. Subject to customary adjustments, the Company will acquire TPS Armoring for aggregate consideration of approximately $43 million (excluding contingent consideration) consisting of cash, Company stock and assumed debt. The purchase price is subject to increase based on the earnings of TPS Armoring (as defined in the option agreement) for the year ending December 31, 2009. The option agreement can be terminated by either party if it is not exercised by February 15, 2009.

On February 11, 2009, the Company amended a stock purchase agreement entered into on June 24, 2008 and amended on December 21, 2008, with the owners of Finanziaria Industriale S.p.A. (“Isoclima”), an Italy-based company engaged in the design and manufacturing of transparent armor and impact-resistant and other specialized glass for the automotive, rail, marine, aviation and other markets. Subject to customary adjustments, the Company will acquire Isoclima for aggregate consideration of approximately $124 million (excluding contingent consideration) consisting of cash, Company Stock and assumed debt (€1=$1.2925). The stock purchase agreement can be terminated by either party if it is not consummated by February 27, 2009.

On January 11, 2009, the Company’s shareholders approved Amended and Restated Articles of Incorporation to be filed prior to effectiveness of the registration statement for the Company’s initial public offering. On February 5, 2009 the Company completed this filing and, as such, all of the Company’s issued and outstanding shares of preferred stock automatically converted to shares of common stock. Additionally, the Company’s Board of Directors had approved a 4.7550837-for-one split of the common stock of The O’Gara Group, Inc., in the form of a stock dividend, which took effect immediately after the conversion of the preferred stock to common stock. All common stock share and per share data, for all periods presented, have been adjusted to reflect the effect of the stock split. In addition, the numbers of shares of common stock issuable upon exercise of outstanding stock options and the respective per share exercise prices, as well as the numbers of shares of common stock reserved for issuance under our equity incentive plans, have been proportionately adjusted in accordance with the terms of those respective agreements and plans. Preferred stock shares and preferred stock per share values have not been adjusted for the conversion, other than within the pro forma disclosures (Note 1).

On January 16, 2009 as amended on February 12, 2009, the Company entered into a $35 million Senior Secured Credit Facility, which is contingent upon the completion of the Company’s initial public offering with at least $120 million in gross proceeds and completion of three proposed acquisitions. This new credit facility is comprised of a three-year $10 million senior secured term loan and a three-year $25 million senior secured revolving credit facility and will replace the existing credit facility as well as pay a portion of the purchase price for the proposed business acquisitions upon the closing of the initial public offering. The new credit facility contains, amongst others, financial covenants, material adverse change provision and other restrictions on the use of cash, including the inability to pay dividends.

On January 28, 2009, the Company received an extension of its $13.0 million senior credit facility agreement through May 31, 2009. All other terms of the agreement remain unchanged.

* * * * * *

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of
FINANZIARIA INDUSTRIALE S.p.A.

We have audited the accompanying consolidated balance sheets of FINANZIARIA INDUSTRIALE S.p.A. and subsidiaries (the Company) as of December 31, 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of FINANZIARIA INDUSTRIALE S.p.A. and subsidiaries as of December 31, 2007, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche S.p.A.
Padua, Italy
August 8, 2008

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of
Finanziaria Industriale S.p.A.

1.	We have audited the accompanying consolidated balance sheet of Finanziaria Industriale S.p.A. and subsidiaries (the Company) as of December 31, 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

2.	We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

3.	In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and the results of its operations and cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

DELTA ERRE REVISIONE S.R.L.
Padova, Italy
August 7, 2008

FINANZIARIA INDUSTRIALE S.p.A.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2007

	2006	2007
	(In euro)

Net sales	62,748,038	72,947,980
Cost of sales	43,233,331	51,199,881

GROSS PROFIT	19,514,707	21,748,099

Selling expenses	5,148,458	4,986,509
General and administrative expenses	12,258,673	12,205,488
Research and development costs	2,901,621	2,633,378
Other operating income	(3,286,036)	(3,304,710)

INCOME FROM OPERATIONS	2,491,991	5,227,434

Other expenses	(471,065)	(470,916)
Financial loss- net	(2,846,949)	(2,848,049)

INCOME (LOSS) BEFORE INCOME TAXES, RESULT OF EQUITY METHOD INVESTMENTS AND MINORITY INTERESTS	(826,023)	1,908,469

Income taxes	1,478,281	2,439,183
Income/(Loss) related to equity method investments	(102,210)	216,869
Minority interests	315,009	204,233

NET LOSS	(2,091,505)	(109,612)

See notes to the consolidated financial statements

FINANZIARIA INDUSTRIALE S.p.A.

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND 2007

	2006	2007
	(In euro)

ASSETS
Current assets
Cash and cash equivalents	1,068,114	984,561
Accounts receivable- net (Less allowance for doubtful accounts, €884,615 in 2006 and €605,040 in 2007)	19,288,849	15,581,758
Inventories	16,810,373	16,467,819
Accrued income and prepaid expenses	446,995	344,101
Deferred tax assets	1,434,566	1,310,767

Total current assets	39,048,897	34,689,006

Property, plant and equipment -net	54,607,859	49,794,358
Intangible assets	134,424	116,117
Equity method investments	1,035,962	1,260,612
Loans to affiliated companies	587,659	587,659
Deferred tax assets	4,305,710	3,910,965
Other financial assets	1,820,711	1,739,074

Total assets	101,541,222	92,097,791

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Bank overdrafts and lines of credit	16,940,627	12,479,836
Current portion of long-term debt (bank)	1,675,632	1,508,370
Current portion of long-term debt (other)	2,535,922	2,013,773
Trade accounts payable	17,919,804	16,499,132
Advance payments received from customers	633,595	1,209,230
Payables to social security institutions	1,635,304	1,930,287
Other payables	2,396,766	2,822,441
Deferred income related to sale and leaseback transactions	7,039,367	6,614,620
Accrued expenses and deferred income	770,493	668,270
Tax payables	8,764,740	8,071,146

Total current liabilities	60,312,250	53,817,105

Long term debt (bank)	7,777,754	6,257,809
Long term debt (other)	15,838,922	13,830,845
Termination indemnities	4,376,642	3,990,168
Deferred tax liabilities	4,694,154	4,793,636
Other liabilities	622,133	1,413,144

Total liabilities	93,621,855	84,102,707

Commitments and Contingencies
Minority interests in consolidated subsidiaries	615,076	838,111

Shareholders’ Equity
Capital stock	929,700	929,700
Retained earnings	6,346,765	6,237,153
Accumulated other comprehensive income/(loss)	27,826	(9,880)

Total shareholders’ equity	7,304,291	7,156,973

Total liabilities and shareholders’ equity	101,541,222	92,097,791

See notes to the consolidated financial statements

FINANZIARIA INDUSTRIALE S.p.A.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2007

					Accumulated Other	Total
			Retained	Comprehensive	Comprehensive	Shareholders’
	Common Stock		Earnings	Income/(Loss)	Income/(Loss)	Equity
(In euro)

Balance Dec 31, 2005	18,000	929,700	8,438,270		110,545	9,478,515

Translation adjustments				(82,719)	(82,719)	(82,719)
Net income/(loss)			(2,091,505)	(2,091,505)		(2,091,505)

Comprehensive income/(loss)				(2,174,222)

Balance Dec 31, 2006	18,000	929,700	6,346,765		27,826	7,304,291

Translation adjustments				(37,706)	(37,706)	(37,706)
Net income/(loss)			(109,612)	(109,612)		(109,612)

Comprehensive income/(loss)				(147,318)

Balance Dec 31, 2007	18,000	929,700	6,237,153		(9,880)	7,156,973

See notes to the consolidated financial statements

FINANZIARIA INDUSTRIALE S.p.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2007

	2006	2007
	(In euro)

Operating Activities
Net loss	(2,091,505)	(109,612)
Adjustments to reconcile net loss to cash provided by operations:
Minority interests in loss	(315,009)	(204,233)
Depreciation and amortization	5,583,837	6,148,085
Gain on disposals of fixed assets	(132,636)	(293,276)
Deferred income tax	(339,177)	565,462
Current income tax	1,817,458	1,873,721
Termination indemnities, net	147,506	(386,474)
Other Provision	230,939	195,444
Cash effects of changes in:
Receivables	(5,398,622)	3,707,091
Inventories	(2,917,614)	342,554
Accounts payable	1,748,074	(1,420,672)
Tax payable	1,537,726	(2,567,315)
Deferred tax (assets and liabilities)	(308,464)	52,564
Other assets and liabilities	653,812	1,650,593

Net cash provided by operations	216,325	9,553,932

Investing activities
Additions to property, plant and equipment	(11,105,720)	(3,982,889)
Sale of property, plan and equipment	7,718,504	2,987,318
Additions to intangible assets	(295,425)	(127,196)
Purchases of marketable securities	—	(108,919)
Other	271,191	(143,013)

Net cash used in investing activities	(3,411,450)	(1,374,699)

Financing activities
Payments on long-term debt	(3,604,285)	(4,375,396)
Long-term debt proceeds	7,078,311	157,963
Increase (decrease) in overdraft balances	124,102	(4,460,791)
Payments from minority shareholders for share capital	—	399,842

Net cash (used in)/provided by financial activities	3,598,128	(8,278,382)

Effect of exchange rate	21,994	15,596

Net increase (decrease) in cash and cash equivalents	424,997	(83,553)
Cash and cash equivalents at beginning of year	643,117	1,068,114

Cash and cash equivalents at the end of year	1,068,114	984,561

Supplemental Cash Flow Information
Income taxes paid	1,224,764	1,285,969
Interest paid	2,368,744	2,235,204

See notes to the consolidated financial statements

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In euro)

1.	ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

The “Finanziaria Industriale S.p.A.” Group (hereinafter Finind Group or the Company) is a group of companies mainly operating in the production and distribution of armoured and security glass, particularly through its subsidiaries ISOCLIMA S.p.A., ISOCLIMA DE MEXICO S.A. and ISOCLIMA INTERNATIONAL S.A. in Mexico, ISOCLIMA INC., a distribution company on the American market, and LIPIK GLAS D.O.O., a manufacturing company in Croatia, as well as through the associated companies IONTECH S.r.l. and SIVIS S.p.A.. The Finind Group products are sold to the following sectors: the vehicle safety sector, the building sector, the rail sector, including high speed trains, and the shipping and aeronautical sectors. Finind Group services leading Italian and foreign customers, and due to its state-of-the-art production structure, know-how and a level of experience capable of providing suitable solutions to complex technical problems, Finind Group offers diverse but high quality products over a wide geographical area that ranges from the Italian to European markets, to the markets of North and Latin America.

Principles of consolidation and basis of presentation — The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

The significant accounting policies followed in the preparation of the consolidated financial statements are outlined below.

The consolidated financial statements of Finind Group include the financial statements of the parent company and all wholly or majority owned subsidiaries.

The companies that have been consolidated on a line-by-line basis are listed in the following table:

Description	Company Name	Registered Office	Share Capital		% Control

Parent Company	Finanziaria Ind.le S.p.A.	Este (Padua)	929,700	€	N/A
	Isoclima S.p.A.	Este (Padua)	12,000,000		€96.00
	Isoclima Gmbh	Monaco (Germany)	102,258		€96.00
	Isoclima de Mexico	Mexicali — Mexico	46,961,000	MXN	96.00
	Isoclima International	Mexicali — Mexico	1,654,000	MXN	96.00
	Isoclima Incorporated	U.S.A.	10,000	$ USA	96.00
	Lipik-Glas	Croatia	61,700,000	HRK	55.20
	Isoclima UK	United Kingdom	21,927	GBP	96.00

where €= euro, the reporting currency; MXM = Mexican peso; HRK = Croatian kuna; GBP = British pound.

Equity investments in associated companies, valued using the equity method, are listed in the following table:

Company Name	Registered Office		Share Capital	% Control

Iontech S.r.l.	Este (PD	)	23,460 €	48.00
Isoclima Sud	Avellino		105,000 €	23.04
Sivis S.p.A.	Conza (AV	)	1,806,000 €	45.80

All intercompany accounts and transactions are eliminated in consolidation.

The balance sheets and statements of operations of the companies consolidated line-by-line, listed earlier in these notes, are aggregated in full regardless of the interest held, with the portion of shareholders’ equity and net income (loss) attributable to minority interests reported separately on the face of the consolidated financial statements.

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The valuation of equity investments using the equity method refers to the corresponding portion of shareholders’ equity reported in the most recently approved financial statements, prior to applying the consolidation principles.

Significant accounting policies

Use of estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant judgment and estimates are required in the determination of the valuation allowances against receivables, inventory and deferred tax assets, legal and other accruals for contingent liabilities and the determination of impairment considerations for long-lived assets, among other items. Actual results could differ from those estimates.

Foreign currency translation and transactions — Finind Group accounts for its foreign currency denominated transactions and foreign operations in accordance with SFAS No. 52, Foreign Currency Translation. The financial statements of foreign subsidiaries are translated into euro, which is the functional currency of the parent company and the reporting currency of the Finind Group. Assets and liabilities of foreign subsidiaries, which use the local currency as their functional currency, are translated at year-end exchange rates. Results of operations are translated using the average exchange rates prevailing throughout the year. The resulting cumulative translation adjustments are recorded as a separate component of “Accumulated other comprehensive income (loss).”

Transactions in foreign currencies are recorded at the exchange rate in effect at the transaction date. Gains or losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables during the year, are recognized in the consolidated statement of operations in such year. Gains from foreign currency transactions are recognized in the consolidated statements of operations for the years ended December 31, 2006 and 2007 for €0.5 million and €1.1 million respectively. Losses from foreign currency transactions for the same periods are recognized for €1.42 million and €1.17 million respectively.

Cash and cash equivalents — Cash and cash equivalents include cash on hand, demand deposits, and highly liquid investments with an original maturity of three months or less. Substantially all amounts in transit from the banks are converted to cash within four business days from the time of sale.

Accounts receivable and Allowance for doubtful accounts — Trade accounts receivable are recorded at the invoiced amount and do not bear interest due to their short-term nature. Amounts collected on trade accounts receivable are included in net cash from operating activities in the statements of cash flows. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses and current receivables aging.

Bank overdrafts and lines of credit — Bank overdrafts represent negative cash balances held in banks, payable on demand, with interest rates variable from 9.5% to 14%. Lines of credit represent amounts borrowed under various unsecured short-term agreements that the Finind Group’s companies have obtained through local financial institutions. These facilities usually contain provisions that allow them to renew automatically with a cancellation notice period. Interest rates on these lines of credit vary from 4.6% to 9.15%.

Inventories — Inventories of raw, ancillary and consumable materials are stated at the lower of cost, as determined under the weighted average method, or market. Inventories of work in progress and finished products are valued at the lower of production cost, on the basis of production costs incurred to date, or market. Contract work in progress is valued on the basis of contractual income earned following the

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

percentage-of-completion method. Inventories of slow-moving or obsolete raw materials and finished products are duly written down on the basis of their expected future use or estimated net realizable value.

Property, plant and equipment — Property, plant and equipment are stated at historical cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. The estimated useful lives of the major classes of depreciable assets are 33 years for buildings and 10 to 20 years for machinery, equipment and fixtures. The Company periodically evaluates whether current events or circumstances indicate that the carrying value of its depreciable assets may not be recoverable. Maintenance and repair expenses are expensed as incurred. Improvement expenditures on leased assets are capitalized and amortized over the lesser of the leasehold improvement useful life or the lease term (including any renewal periods reasonably assured). Upon the sale or disposition of property and equipment, the cost of the asset and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the consolidated statement of income.

Capitalized leased property — Capitalized leased assets are amortized using the straight-line method over the term of the lease, or in accordance with practices established for similar owned assets if ownership transfers to the Company at the end of the lease term. For sale and lease-back transactions, profit on the sale is deferred and amortized in proportion of the amortization of the leased assets.

Intangibles — Intangible assets, consisting of concessions, licenses, trademarks and patents and other intangible assets, are amortized on a straight-line basis over their useful lives, ranging from 3 to 18 years.

Impairment of Long-Lived Assets — The Company periodically reviews for impairment considering whether current facts or circumstances indicate that the carrying value of its depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on the difference between the asset’s fair value and its carrying value. An estimate of the asset’s fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows.

No impairment losses have been determined to be necessary for the years ended December 31, 2006 and 2007.

The Company reports an asset to be disposed of at the lower of its carrying value or its estimated net realizable value.

Research and development expenses — Research and development costs are expensed as incurred. Research and development expenses recorded for the years ended December 31, 2006 and 2007 were €2.9 million and €2.6 million, respectively.

Fair value of financial instruments — Financial instruments consist primarily of cash and cash equivalents, debt obligations, and derivative financial instruments. At December 31, 2006 and 2007, the fair value of the Company’s financial instruments approximated the carrying value except as otherwise disclosed.

Derivative financial instruments — Derivative financial instruments are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. SFAS 133 requires that all derivatives, whether or not designed in hedging relationships, be recorded on the balance sheet at fair value regardless of the purpose or intent for holding them. If a derivative is designated as a fair-value hedge, changes in the fair value of the derivative and the related change in the hedge item are recognized in operations. If a derivative is designated as a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income/(loss) (OCI) in the consolidated statements of shareholders’ equity and are recognized in the consolidated statements of income when the hedged item

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

affects operations. The effect of these derivatives in the consolidated statements of operations depends on the item hedged (for example, interest rate hedges are recorded in interest expense). For a derivative that does not qualify as a hedge, changes in fair value are recognized in the consolidated statements of operations, under the caption “Other -net”.

Designated hedging instruments and hedged items qualify for hedge accounting only if there is a formal documentation of the hedging relationship at the inception of the hedge, the hedging relationship is expected to be highly effective and effectiveness is tested at the inception date and at least every three months.

Income taxes — Income taxes are recorded in accordance with SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Finind Group consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the consolidated financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded for deferred tax assets if it is determined that it is more likely than not that the asset will not be realized. Changes in valuation allowances from period to period are included in the tax provisions in the relevant period of change.

In July 2006, the Financial Accounting Standards Board (FASB) issued FIN 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. FIN 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. In addition, it provides additional requirements regarding measurement, de-recognition, disclosure, interest and penalties and classification. In February 2008, The FASB issued FASB Staff Position (FSP) No. FIN 48-2, Effective Date of FASB Interpretation No. 48 for certain Nonpublic Enterprises. FSP FIN 48-2 defers the effective date of FIN No. 48 for certain nonpublic enterprises as defined in paragraph 289, as amended, of FASB Statement No. 109. FSP FIN 48-2 applies to nonpublic enterprises subject to the provision of FIN 48, unless that nonpublic enterprise a) is a consolidated entity of a public enterprise that applies U.S. GAAP or b) has issued a full set of U.S. GAAP annual financial statements prior to the issuance of this FSP. This FSP defers the effective date of FIN 48 for nonpublic enterprises included within this FSP’s scope to the annual financial statements for fiscal years beginning after December 15, 2007.

The Finind Group is included within the scope of FSP FIN 48-2 and, therefore, has not yet adopted FIN 48.

Liability for termination indemnities — Within the group only Italian consolidated companies provide for a staff leaving indemnity (called TFR). The reserve for employee termination indemnities of Italian companies was considered a defined benefit plan through December 31, 2006. Therefore, Finind Group accounted for the defined benefit plan in accordance with EITF 88-1, Determination of Vested Benefit Obligation for a Defined Benefit Pension Plan, using the option to record the vested benefit obligation, which is the actuarial present value of the vested benefits to which the employee would be entitled if the employee retired, resigned or were terminated as of the date of the financial statements.

Effective January 1, 2007, the Italian employee termination indemnity system was reformed, and such indemnities are subsequently accounted for as a defined contribution plan.

Revenue recognition — The Finind Group recognizes revenue from product sales when the goods are shipped or delivered and title and risk of loss pass to the customer. Provisions for certain rebates, product returns and discounts to customers are accounted for as reductions in sales in the same period the related sales are recorded. Sales returns are estimated and recorded based on historical sales and returns information.

Product warranty — Accruals for product warranty (including associated legal costs) are recorded on an undiscounted basis when it is probable that a liability has been incurred and the amount of the liability can be

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reasonably estimated based on existing information. These accruals are adjusted periodically as assessment efforts progress or as additional information becomes available. Receivables for related insurance or other third-party recoveries for product liabilities are recorded, on an undiscounted basis, when it is probable that a recovery will be realized and are classified as a reduction of litigation charges in the income from operations.

Contingencies — In the normal course of business, the Finind Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters. In accordance with SFAS No. 5, Accounting for Contingencies, the Finind Group records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The Finind Group, in accordance with SFAS No. 5, does not recognize gain contingencies until realized.

Government grants — Capital grants from government agencies are granted for the acquisition of fixed assets that are used in operations and are recorded when there is reasonable assurance that the grants will be received and that the Group will comply with the conditions applying to them.

Capital grants are recorded in the consolidated balance sheet initially as deferred income and subsequently recognized in the consolidated statement of operations as revenue on a systematic basis over the useful life of the related asset.

Recent accounting pronouncements — In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The guidance in SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Finind Group is currently assessing the impact of SFAS 161.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment to ARB No. 51, establishing new accounting and reporting standards for noncontrolling interests (formally known as “minority interests”) in a subsidiary and, when applicable, how to account for the deconsolidation of such subsidiary. The key differences include that non-controlling interests will be recorded as a component of equity, the consolidated income statements and statements of comprehensive income will be adjusted to include the non controlling interest and certain disclosures are required. The statement is effective for the fiscal years and interim periods within those years beginning on or after December 15, 2008. Earlier adoption is prohibited. The Finind Group has minority interests in certain subsidiaries and as such is currently evaluating the effect of adoption.

In December 2007, FASB issued SFAS No. 141(R), Business Combinations Revised, which revises the current SFAS 141. The significant changes include a change from the “cost allocation process” to determine the value of assets and liabilities to a full fair value measurement approach. In addition, acquisition related expenses will be expensed as incurred and not included in the purchase price allocation and contingent liabilities will be separated into two categories, contractual and non-contractual, and accounted for based on which category the contingency falls into. This statement applies prospectively and is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning after December 15, 2008. Since it will be applied prospectively it will not have an effect on the current financial statements. The Finind Group is currently assessing the impact of adopting this pronouncement.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB No. 115, which allows the entities to elect to record

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

at fair value financial assets and liabilities, on an instrument by instrument basis, with the change being recorded in earnings. Such election is irrevocable after elected for that instrument and must be applied to the entire instrument. The adoption of such standard is for fiscal years beginning after November 15, 2007. The adoption is not expected to have a material effect on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157), which defines fair value, establishes a framework for measuring fair value, and expands disclosure requirements regarding fair value measurement. Where applicable, SFAS 157 simplifies and codifies fair value related guidance previously issued within generally accepted accounting principles. Although SFAS 157 does not require any new fair value measurements, its application may, for some entities, change current practice. SFAS 157 is effective for us beginning January 1, 2008. In February 2008, the FASB issued Staff Positions 157-1 and 157-2 which partially defer the effective date of SFAS No. 157 for one year for certain nonfinancial assets and liabilities and remove certain leasing transactions from its scope. We do not expect the adoption of SFAS 157 to have a material impact on our consolidated financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles in the United States. This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. We do not expect SFAS 162 to have a material impact on our consolidated financial position, results of operations and cash flows.

2.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents are analyzed as follows:

	2006	2007
	(euro)	(euro)

Cash on hand	10,051	17,027
Bank accounts	1,058,063	967,534

Total	1,068,114	984,561

As of December 31, 2006 and 2007 the bank accounts included €1,055,274 and €816,857, respectively, denominated in foreign currency.

3.	ACCOUNTS RECEIVABLE

Accounts receivable as of December 31, 2006 and 2007 were as follows:

	2006	2007
	(euro)	(euro)

Trade receivables	16,162,261	12,914,229
Trade receivables from affiliated companies	263,405	315,592
Tax receivables	735,214	1,307,058
Other receivables	3,012,584	1,649,919
(Allowance for doubtful accounts)	(884,615)	(605,040)

Total	19,288,849	15,581,758

Tax receivables includes offsettable tax credits.

The allowance for doubtful accounts refers both to Trade receivables and Other receivables.

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	INVENTORIES

At the end of 2006 and 2007, inventories were comprised of:

	2006	2007
	(euro)	(euro)

Raw materials and supplies	6,933,077	6,447,277
Work in process	4,107,767	4,583,838
Construction contracts	256,929	402,000
Finished goods	5,512,600	5,034,704

Total	16,810,373	16,467,819

5.  PROPERTY, PLANT AND EQUIPMENT

At the end of 2006 and 2007, property, plant and equipment at cost and accumulated depreciation were:

	2006	2007
	(euro)	(euro)

Land and Buildings	31,866,550	30,990,998
Plants and Machinery	44,984,179	46,459,609
Industrial and commercial equipment	5,714,591	6,267,485
Other fixed assets	4,777,587	4,998,907
Tangible assets under construction and advances	860,154	716,283

	88,203,061	89,433,282
Less: accumulated depreciation	(33,595,202)	(39,638,924)

Total	54,607,859	49,794,358

The estimated useful lives of the major classes of depreciable assets are 33 years for buildings and 10 to 20 years for machinery, equipment and fixtures.

Depreciation expense for the years ended December 31, 2006 and 2007 was €5.6 million and €6.1 million, respectively.

A group of owned industrial buildings are pledged as collateral for two long-term loans obtained by the Italian subsidiary Isoclima S.p.A. in May 1998 and November 2001, with final maturity date December 2008 and September 2011 respectively.

These assets were recorded at the end of 2006 and 2007 at a cost (aggregate) of €7.7 million and €8.1 million respectively, with a net book value of €3 million and €2.96 million.

A group of owned industrial buildings and plants are pledged as collateral for four long-term loans obtained by the Croatian subsidiary Lipik Glas d.o.o. in the period between May 2003 and January 2005, with final maturity date between January 2009 and August 2012.

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

These assets were recorded at the end of 2006 and 2007 as follows:

	2006	2007
	(euro)	(euro)

Land and buildings	3,518,924	3,558,453
Plants	320,774	326,531

	3,839,698	3,884,984
Less: accumulated depreciation	(1,360,417)	(1,439,991)

Total	2,479,281	2,444,993

6.	INTANGIBLE ASSETS

At the end of 2006 and 2007, intangible assets at cost and accumulated amortization were:

	2006	2007
	(euro)	(euro)

Permits, licenses, trademarks	712,430	723,970
Capitalized software	638,407	660,259
Other intangible fixed assets	29,196	58,789

	1,380,033	1,443,018
Less: accumulated amortization	(1,245,609)	(1,326,901)

Total	134,424	116,117

Intangible fixed assets are amortized on a straight-line basis over their useful lives, ranging from 3 to 18 years. Amortization expense for the years ended December 31, 2006 and 2007 was €71,126 and €58,433, respectively.

7.	OTHER FINANCIAL ASSETS

Other financial assets include:

	2006	2007
	(euro)	(euro)

Advances for the acquisition of further interest in Lipik Glas by Isoclima	1,050,000	1,050,000
Guarantee deposits	559,882	565,558
Other financial assets	210,829	123,516

Total	1,820,711	1,739,074

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	INCOME TAXES

The Group is subject to taxation in Italy and foreign jurisdictions.

Total income taxes for the years ended December 31, 2006 and 2007 are allocated as follows:

	2006	2007
	(euro)	(euro)

Current taxes:
Italian companies	1,780,724	1,729,917
Foreign companies	36,734	143,804

Total provision for current income taxes	1,817,458	1,873,721

Deferred taxes
Italian companies	(2,358)	469,069
Foreign companies	(336,819)	96,393

Total provision for deferred income taxes	(339,177)	565,462

Total taxes	1,478,281	2,439,183

The Italian statutory tax rate is the result of two components: national (IRES) and regional (IRAP) tax. IRAP could have a substantially different base for its computation than IRES. In general, the taxable base of IRAP is a form of gross profit determined as the difference between gross revenues (excluding interest and dividend income) and direct production costs (excluding labour costs, interest expenses and other financial costs).

The differences between the Italian statutory tax provision and the effective tax provision as reflected in the consolidated statement of income are as follows:

	2006	2007
	(euro)	(euro)

Income before income taxes and minority interests	(928,233)	2,125,338
Italian statutory tax rate	517,827	1,443,045
Aggregate effect of different rates in foreign jurisdiction	36,734	143,804
Aggregate Italian tax benefit	(102,398)	(252,426)
Nondeductible expenses	959,583	1,190,086
Other	66,535	(85,326)

Total income tax expense	1,478,281	2,439,183

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred tax assets and liabilities as of December 31, 2006 and 2007 were as follows:

	2006	2007
	(euro)	(euro)

Deferred tax assets
Intangible assets	2,437,235	2,372,420
Property, plant and equipment	688,629	523,749
Profit on sale and leaseback transactions	1,084,778	912,976
Inventory	175,174	151,479
Loss on investments	95,068	57,861
Bad debt reserve	1,071,474	951,195
Accrued expenses	103,065	121,252
Other	84,853	130,800

Total	5,740,276	5,221,732

Deferred tax liabilities
Property, plant and equipment	(4,694,154)	(4,566,685)
Other	—	(226,951)

Total	(4,694,154)	(4,793,636)

Net deferred income tax assets	1,046,122	428,096

Deferred income tax assets and liabilities have been classified in the consolidated financial statements as follows:

	2006	2007
	(euro)	(euro)

Deferred income tax assets — current	1,434,566	1,310,767
Deferred income tax assets — non current	4,305,710	3,910,965

Deferred income tax liabilities — non current	(4,694,154)	(4,793,636)

Net deferred income tax assets/liabilities	1,046,122	428,096

As of December 31, 2006 and 2007, the Finind Group has not recorded any aggregate valuation allowance against deferred tax assets, as the directors, on the basis of the long-term budget prepared, deem is more likely than not that all the above deferred income tax assets will be realized in future periods.

On December 24, 2007, the Italian Government issued the Italian Finance bill of 2008 (the 2008 Bill). The 2008 Bill decreases the national tax rate (referred to as IRES) from 33% to 27.5%, and the regional tax rate (referred to as IRAP) from 4.25% to 3.9%. The effect of this change created an additional €62,300 of deferred tax income in 2007.

Italian companies’ taxes are subject to review pursuant to Italian law. As of December 31, 2007, tax years from 2002 through the most recent year were open for such review. Management believes no significant unaccrued liabilities should arise from the related tax reviews.

As of December 31, 2007, the Croatian subsidiary Lipik Glas d.o.o. had net operating loss carryforwards of approximately €0.5 million, which mostly begin expiring in 2008.

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	TRADE ACCOUNTS PAYABLE

Accounts payable as of December 31, 2006 and 2007 were as follows:

	2006	2007
	(euro)	(euro)

Trade payables	16,234,041	14,483,229
Trade payables to affiliated companies	1,685,763	2,015,903

Total	17,919,804	16,499,132

10.	ACCRUED EXPENSES AND DEFERRED INCOME

Accrued expenses amounted to €189,672 and €153,026 as of December 31, 2006 and 2007 respectively, of which €131,793 and €153,026 respectively referred to interests on loans.

Deferred incomes as of December 31, 2006 and 2007 were as follows:

	2006	2007
	(euro)	(euro)

Government grants	502,426	419,565
Deferred income (other)	78,395	95,679

Total	580,821	515,244

11.	LIABILITIES FOR TERMINATION INDEMNITIES

At the end of 2006 and 2007, employee related obligations were €4,376,642 and €3,990,168 respectively.

Within the group only Italian consolidated companies provide for a staff leaving indemnity (TFR).

With regards to staff leaving indemnities (TFR), Italian law provides for severance payments to employees upon dismissal, resignation, retirement or other termination of employment. TFR, through December 31, 2006, was considered an unfunded defined benefit plan. Therefore, through December 31, 2006, the Finind Group accounted for the defined benefit plan in accordance with EITF 88-1, “Determination of Vested Benefit Obligation for a Defined Benefit Pension Plan,” using the option to record the vested benefit obligation, which is the actuarial present value of the vested benefits to which the employee would be entitled if the employee retired, resigned or were terminated as of the date of the financial statements.

Effective January 1, 2007, the TFR system was reformed, and under the new law, employees are given the ability to choose where the TFR compensation is invested, whereas such compensation otherwise would be directed to the National Social Security Institute or Pension Funds. As a result, contributions under the reformed TFR system are accounted for as a defined contribution plan. The liability accrued until December 31, 2006 continues to be considered a defined benefit plan, therefore each year the Finind Group adjusts its accrual based upon headcount and inflation and excluding the changes in compensation level.

The related charge to earnings for the years ended December 31, 2006 and 2007, aggregated, is €0.96 million and €1.06 million respectively.

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	LONG-TERM DEBT

Long-term debt consists of the following:

	2006	2007
	(euro)	(euro)

Credit agreements with Italian financial institutions(a)	3,803,895	2,511,714
Credit agreements with foreign financial institutions(b)	5,649,491	5,254,465

	9,453,386	7,766,179
Less: Current maturities	1,675,632	1,508,370

Total	7,777,754	6,257,809
Capital lease obligations — total	12,537,602	10,741,759
Current maturities	1,752,724	1,198,319
Other loans with third parties — total(c)	5,837,242	5,102,859
Current maturities	783,198	815,454

A portion of €6,965,785 and €5,295,231 as of December 31, 2006 and 2007 respectively have a maturity — term over 5 years.

As of December 31, 2006 and 2007 the long-term debt accounts included €6,066,761 and €5,626,303, respectively, denominated in foreign currency.

(a)	In May 1998 Isoclima S.p.A. entered into a credit facility with two banks (S.Paolo IMI S.p.A. and CAB S.p.A.) providing for mortgage loans in the aggregate principal amount of €5.16 million. The agreement requires repayment of quarterly instalments starting on September 15, 1998 until the final maturity date of December 15, 2008, with an interest rate equal to that applied by EIB to the financial institutions plus 0.7%( 5.49% on December 31, 2007). Residual amounts as of December 31, 2006 and 2007 were €1,156,605 and €396,381 respectively.

In November 2001 Isoclima S.p.A. obtained a mortgage loan with a group of banks (Efibanca S.p.a. and Mediocredito Trentino Alto Adige S.p.A.) for an aggregate principal amount of €5.16 million, repayable in semi-annual instalments starting on March 15, 2002 until September 15, 2011. Interests accrues at a rate equal to that applied by EIB to the financial institutions plus a variable spread (interest rate as of December 31, 2007, 6.057%). The loan agreement contains certain financial covenants. The Company was in compliance with those covenants as of December 31, 2006 and 2007. Residual amounts at December 31, 2006 and 2007 were €2,647,290 and €2,115,333 respectively.

(b)	Credit agreements with foreign financial institutions mainly concerns four mortgage loans obtained by the Croatian subsidiary Lipik Glas d.o.o. The subsidiary entered in two credit facilities with PBZ (Prevredna Banka Zagreb) d.d. and in two further credit facilities with HBOR (Croatian Bank for Reconstruction and Development) in the period between May 2003 and January 2005.

A detail of the agreements requirements is as follows:

	Principal	First	Last		Residual Amount
Bank	Amount (HRK)	Instalment Due	Instalment Due	Interest Rate	Dec 31, 2007
					(euro)

PBZ	16 millions	Sept 30, 2004	Aug 31, 2012	Zibor 3m +3.45%	1,345,596
PBZ	9.5 millions	Sept 30, 2005	Aug 31, 2012	Euribor 3m + 3.45%	916,281
HBOR	8 millions	Jan 31, 2009	Jan 31, 2009	4.75%	1,095,316
HBOR	10 millions	Mar 31, 2009	Mar 31, 2009	4%	1,368,349

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(c)	Other loans with third parties consist of:

	2006	2007
	(euro)	(euro)

Loans from the Italian Government for applied research(c1)	3,057,296	2,796,412
Loan from FINEST S.p.A.(c2)	1,731,876	1,729,681
Loans for the purchase of fixed assets	274,276	204,927
Other loans	773,794	371,839

(c1)	The subsidiary Isoclima S.p.A. obtained in September 1995 a loan granted by Italian Ministry of Scientific Research to finance applied research activities. The loan was paid in three tranches (September 1996, April 1997 and March 1999) for a total amount of €649,728. The agreement, as amended by the Ministry in July 2000, requires repayment of annual installments starting on September 13, 2001 until the final maturity date of September 13, 2010, with a fixed 1% half-yearly interest rate. Residual amounts as of December 31, 2006 and 2007 were €286,382 and €218,362 respectively.

In December 2003, Isoclima S.p.A. obtained another loan for an amount of €2.6 million granted by Italian Ministry of Scientific Research to finance applied research activities, repayable in annual instalments starting on May 7, 2008 until May 7, 2017. As a consequence the residual amount as of December 31, 2006 and 2007 is €2.6 million. Interest accrues at a 1.71% half-yearly interest rate.

Interest expense related to long-term debt for the years ended December 31, 2006 and 2007 was €844,940 and €793,396 respectively.

(c2)	The subsidiary Isoclima S.p.A. obtained in October 2001 a loan granted by FINEST S.p.A. The loan was paid by FINEST in different tranches, the last in 2007.

The final repayment will be in October 2009, interests accrues at the Euribor interest rate plus a 1.5% spread.

Future repayments for long-term debt are as follows:

(euro)
2008	2,323,824
2009	5,675,046
2010	1,368,952
2011	1,282,993
2012	602,168
Thereafter	1,616,055

Total	12,869,038

13.	FINANCIAL INSTRUMENTS

Financial instruments including cash and cash equivalents, receivables and payables and current portions of long-term debt are deemed to approximate fair value due to their short maturities. The carrying amounts of long-term debt and capitalized lease obligations are also deemed to approximate their fair values. The fair value of derivative instruments is disclosed below.

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Derivative instruments

For the purposes of reducing market risks associated with interest rate changes, the Italian subsidiary Isoclima S.p.A. utilizes interest rate swap contracts.

Following are the notional amounts and net recorded fair values of the Isoclima S.p.A. derivative instruments:

	2006		2007
	Notional Amount	Fair Value	Notional Amount	Fair Value
	(euro)	(euro)	(euro)	(euro)

Interest rate swap contract-(loss)	5,000,000	(298,733)	5,000,000	(210,405)
Interest rate swap contract	5,000,000	10,649	—	—

Since these contracts do not qualify as hedge instruments, changes in the fair values have been recognized in the consolidated statements of income, under the caption “Financial income (loss)-net”.

14.	SHAREHOLDERS’ EQUITY

Share capital of Finanziaria Industriale S.p.A. consists of 18,000 shares with a value of €51.65 each, making a total of €929,700.

The Parent Company does not own any treasury shares, nor are such shares owned by subsidiaries, including through nominee companies or other intermediaries.

Italian law requires that five percent of net income be retained as a legal reserve, until this reserve is equal to one-fifth of the issued share capital. The legal reserve may be utilized to cover losses; any portion which exceeds one-fifth of the issued share capital is available for dividends to the shareholders.

Legal reserve of the Finind Group included in retained earnings at December 31, 2006 as well as December 31, 2007 was €282,065.

On May 15, 2008, the Finanziaria Industriale S.p.A. shareholders’ meeting approved a capital increase from €929,700 to €3,808,568, issuing 55,738 new shares with a nominal value of €51.65 each. As of September 30, 2008 the capital increase has been fully paid.

On the same date, the subsidiary Isoclima S.p.A. shareholders’ meeting approved a capital increase from €12 million to €15 million, issuing 3,000 new shares with a nominal value of €1,000 each, assigning to the shareholders 1 new share for every 4 old shares. As of September 30, 2008 the capital increase has been fully paid.

15.	LEASES

The Italian subsidiary Isoclima S.p.A. leases some manufacturing equipments, as well as manufacturing, warehouse and office facilities, under capital lease arrangements expiring between 2008 and 2012. The lease arrangements include provisions allowing Isoclima S.p.A., at its option, to purchase the leased properties at the end of the lease terms at a price equal to 1% of the fair value of the property at the inception of the lease.

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assets recorded under capital leases as of December 31, 2006 and 2007 were as follows:

	2006	2007
	(euro)	(euro)

Land and Buildings	6,123,416	3,541,132
Plants and Machinery	2,786,720	2,757,480
Other fixed assets	399,196	433,955
	9,309,332	6,732,567
Less: accumulated depreciation	(3,564,699)	(3,200,343)

Total	5,744,633	3,532,224

Amortization charge for capitalized leases for the years ended December 31, 2006 and 2007 was €542,289 and €374,502 respectively.

Payments for capital leases for the years ended December 31, 2006 and 2007 were €1,113,279 and €1,175,066 respectively.

Future minimum lease payments for capital leases are as follows:

(euro)

2008	498,396
2009	547,410
2010	319,365
2011	231,612
2012	172,731

Total	1,769,514

The amount of imputed interests necessary to reduce the net minimum lease payments to present value was €294,898 at December 31, 2007.

Contingent rentals are not significant.

The Italian subsidiary Isoclima S.p.A. entered in three sale-leaseback agreements in May, 2005, December 2005 and September 2006 respectively, regarding manufacturing, warehouse and office facilities. Profit on the sale, totalling €7.5 million, was deferred and amortized in proportion of the amortization of the leased assets. Properties were leased back to the Company under capital lease arrangements expiring between 2015 and 2016. The lease arrangements include provisions allowing Isoclima S.p.A., at its option, to purchase the leased properties at the end of the lease terms at a price equal to 10% of the fair value of the property at the inception of the lease.

Assets recorded under lease-back agreements as of December 31, 2006 and 2007 were as follows:

	2006	2007
	(euro)	(euro)

Land and Buildings	13,023,965	13,023,965
Less: accumulated depreciation	(699,445)	(1,415,763)

Total	12,324,520	11,608,202

Amortization charge for capitalized leases for the years ended December 31, 2006 and 2007 was €528,802 and €716,318 respectively.

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Payments for capital leases for the years ended December 31, 2006 and 2007 were €781,554 and €1,205,179 respectively.

Future minimum lease payments are as follows:

(euro)

2008	1,205,178
2009	1,205,178
2010	1,205,179
2011	1,205,179
2012	1,205,179
Thereafter	5,094,415

Total	11,120,308

The amount of imputed interests necessary to reduce the net minimum lease payments to present value was €1,853,249 at December 31, 2007.

Contingent rentals are not significant.

Isoclima S.p.A. leases a building, utilized for manufacturing and office activities, under an operating lease agreement with the related party Ianua S.p.A. (common shareholders with Isoclima). Inception of the lease was July 2006 and the expiration date is July 2012.

Future minimum lease payments required as of December 31, 2007 are as follows:

(euro)

2008	84,000
2009	114,000
2010	114,000
2011	114,000
2012	57,000

Total	483,000

16.	COMMITMENTS AND CONTINGENCIES

Supply agreement

In May 2007 Isoclima S.p.A. entered into an open-end contract with a supplier for the supplying of some defined products. The agreement commits Isoclima S.p.A. to purchase from the immediate party said products for a minimum amount of €1.5 million every 12 months. A penalty is provided for in case Isoclima should not reach the minimum in one 12-month period, based on a percentage (as defined) of the difference between the minimum and the actual purchase value. No penalty was paid in 2007.

Guarantees

The Italian subsidiary Isoclima S.p.A. is the guarantor of the full repayment of the loan of Croatian kuna 16 million obtained by the Croatian subsidiary Lipik Glas d.o.o from PBZ (Prevredna Banka Zagreb) in September 2004 with last instalment due on August 31, 2012. The guarantee is for a maximum amount of €1.5 million, with expiring date September 30, 2012. The outstanding balance is €1,345,596 as of December 31, 2007.

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Litigation

In 2002 the Italian subsidiary Isoclima S.p.A. entered into a contract with Ingra d.d., a Croatian company which at that time held 24% of the capital stock of Lipik Glas d.o.o. With this contact Ingra committed itself to sell to Isoclima 20% of the total Lipik capital stock. The contractual price was €1.9 million. Starting April 2003, Isoclima made the payments on maturities provided for by the contract and obtained from Ingra 6.46% of the Lipik capital stock. Isoclima continued to meet payments for a total consideration of €1.050.000 as of April 2005, corresponding to 12.8% of the Ingra’s investment in Lipik. In May 2005 Ingra offered to Isoclima to buy the entire residual Lipik shares owned for an amount of €1.5 million. A dispute arose at that time since Ingra deemed the €1.5 million price should have been paid in addition to the amount already received, while Isoclima intended to pay only the difference (€450,000).

At the present date, Ingra considers the shares transfer agreement void but doesn’t intend to give back the total amount already received.

Isoclima decided to submit the claim to arbitration at the Croatian Board of Trade. Ingra’s statement of defense has been filed in April 24, 2008.

Now the arbitration is in progress. Management believes, based in part on advice from counsel, that no estimate of the result of arbitration can be made at this time.

Finind Group is involved in claims and legal actions arising in the ordinary course of business, which mainly relate to claims for damages due to defective products. A specific provision has been accrued for an amount of €259,551 and €391,914 as of December 31, 2006 and 2007 respectively. Charges recorded to the income statement in 2006 and 2007 were €230,939 and €185,007 respectively. In the opinion of the management, the ultimate disposition of these matters, after considering amounts accrued, will not have a material adverse effect on the Group’s consolidated financial position or results of operations.

17.	RELATED PARTY TRANSACTIONS

Fixed assets

As described in note 15, the Italian subsidiary Isoclima S.p.A. leases a building, utilized for manufacturing and office activities, under an operating lease agreement with the related party Ianua S.p.A. Inception of the lease was July 2006 and the expiration date is July 2012. As of December 31, 2007 the payable to the related party was €69,634 (no payable as of December 31, 2006). The related expenses for the operating lease were €84,000 in 2007 and €42,000 in 2006.

During 2007 Ianua S.p.A. also performed some maintenance services on some Isoclima’s plants.

As of December 31, 2007 the payable to the related party for these services was €54,880 (no payable as of December 31, 2006). The related expenses for the maintenance services were €135,407 in 2006 and €78,265 in 2007.

The Croatian subsidiary Lipik Glas d.o.o. is still debtor to the related party Ianua S.p.A. for the supplying of some industrial equipments and maintenance services rendered in the period 2003-2006. As of December 31, 2006 and 2007 the outstanding amounts were approximately €3.5 million and €3.2 million respectively. With reference to the same transactions Lipik Glas d.o.o. claimed a sum for delay in supplying and Ianua S.p.A. recognized the debt. At December 31, 2006 and 2007 that receivable was recorded for €360,000 and €200,000 respectively. The related expenses for maintenance services were €250,000 in 2006.

Other transactions

In November 2006, the Italian subsidiary Isoclima S.p.A. (as a client) and the related party Ianua S.p.A. (as a supplier) decided the consensual rescission of a contract for the supplying of two industrial plants. As

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

agreed between the parties, Ianua S.p.A. committed itself to return to Isoclima S.p.A. the advances previously received for a total amount, plus interests.

As of December 31, 2006 and 2007 the Isoclima S.p.A. receivable was €2,073,728 and €492,174 respectively. The residual amount as of December 31, 2007 was paid in 2008.

The related interests were €46,000 in 2007.

“Loans to affiliated companies” refer to a non-interest-bearing loan that the Italian subsidiary Isoclima S.p.A. granted to the affiliated company Iontech S.r.l.

18.	SUBSEQUENT EVENTS

In May, 2008, the Italian subsidiary Isoclima S.p.A. entered into a contract with a related party, Ianua S.p.A..On the basis of this contract, Isoclima S.p.A. sold to Ianua S.p.A. a project concerning the basic design and engineering of a float glass manufacturing system, for the price of €3.5 million, which represents the amount of research and development costs borne in previous years (until 2005) and charged to expense. Payment of the price will be in 36 monthly installments, with a 4.20% annual interest rate.

Isoclima S.p.A. signed on January 8, 2008 a licence agreement with Saint-Gobain Glass France. With this agreement, Saint-Gobain grants to Isoclima, including its subsidiaries for which it holds more than 50% of the shares, a nonexclusive licence of its patents, for the purpose of making products and selling them worldwide.

The duration of the agreement is equal to the duration of the patents and payments are due so long as at least one of the patents is still alive in at least one country.

In each of the years subsequent to December 31, 2007 Isoclima will pay an annual license fee of €300,000 in the year 2008 and an annual license fee of €150,000 for each of the period 2009-2010 plus royalties (twice a year) in an amount per unit (as defined) variable depending on the units sold.

In July, 2008 the Italian subsidiary Isoclima S.p.A. received a preliminary assessment from the Italian tax authorities totaling approximately €193,000, excluding interests and penalties (not yet quantified), with reference to the income tax return and the VAT statement filed for the fiscal year 2005. Mainly, the tax authorities pointed out that the company did not charge interests related to loans granted to subsidiaries and disallowed some cost deductions. The Company intends to enter into settlement discussion with the Italian tax authorities regarding these matters. The management, based on the advice of outside counsel, recorded a provision equal to €140,000 as an estimate of the liability that might arise from the above settlement discussion.

* * * * *

FINANZIARIA INDUSTRIALE S.p.A.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Nine Months Ended September 30,
	2007	2008
	(In euro)

Net sales	54,213,490	54,304,112
Cost of sales	36,557,055	37,219,275

GROSS PROFIT	17,656,435	17,084,837

Selling expenses	3,856,142	4,741,110
General and administrative expenses	10,075,705	11,088,065
Other operating income	(2,744,580)	(6,164,349)
Research and development costs	1,041,993	1,518,810

INCOME FROM OPERATIONS	5,427,175	5,901,201

Other income (expense)	5,525	(88,568)
Financial (loss)- net	(2,210,751)	(1,984,581)

INCOME BEFORE TAXES AND MINORITY INTERESTS	3,221,949	3,828,052

Income taxes	2,305,962	1,161,063
Income related to equity method investments	264,236	119,079
Minority interests	128,670	(315,412)

NET INCOME	1,308,893	2,470,656

See notes to the condensed consolidated financial statements (unaudited).

FINANZIARIA INDUSTRIALE S.p.A.

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	September 30,
	2007	2008
	(In euro)

ASSETS
Current assets
Cash and cash equivalents	984,561	3,861,477
Accounts receivable- net	15,581,758	21,932,609
Inventories	16,467,819	17,389,341
Accrued income and prepaid expenses	344,101	473,260
Deferred tax assets	1,310,767	1,144,316

Total current assets	34,689,006	44,801,003
Property, plant and equipment -net	49,794,358	47,260,167
Intangible assets	116,117	963,945
Investments	1,260,612	1,376,228
Loans to affiliated companies	587,659	587,769
Deferred tax assets-long term	3,910,965	3,414,322
Other financial assets	1,739,074	1,826,676

Total assets	92,097,791	100,230,110

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Bank overdrafts and lines of credit	12,479,836	17,081,045
Current portion of long-term debt (bank)	1,508,370	534,537
Current portion of long-term debt (other)	2,013,773	1,622,878
Trade accounts payable	16,499,132	17,441,844
Advance payments received from customers	1,209,230	614,454
Payables to social security institutions	1,930,287	1,989,802
Other payables	2,822,441	3,963,558
Profit on sale and leaseback transactions	6,614,620	6,305,159
Accrued expenses and deferred income	668,270	1,106,416
Tax payables	8,071,146	8,295.392

Total current liabilities	53,817,105	58,955,085

Long term debt (bank)	6,257,809	6,068,798
Long term debt (other)	13,830,845	12,645,763
Termination indemnities	3,990,168	3,663,716
Deferred tax liabilities	4,793,636	4,249,126
Other liabilities	1,413,144	846,314

Total liabilities	84,102,707	86,428,802

Commitments and Contingencies
Minority interests in consolidated subsidiaries	838,111	1,341,159

Shareholders’ Equity
Capital stock	929,700	3,873,750
Retained earnings	6,237,153	8,577,469
Accumulated other comprehensive income (loss)	(9,880)	8,930

Total shareholders’ equity	7,156,973	12,460,149

Total liabilities and shareholders’ equity	92,097,791	100,230,110

See notes to the condensed consolidated financial statements (unaudited).

FINANZIARIA INDUSTRIALE S.p.A.

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY AND
COMPREHENSIVE INCOME (UNAUDITED)

					Accumulated Other	Total
			Retained	Comprehensive	Comprehensive	Shareholders’
	Common Stock		Earnings	Income	Income/(Loss)	Equity
(In euro)
	Shares	€

Balance Dec 31, 2007	18,000	929,700	6,237,153		(9,880)	7,156,973

Share capital paid in	57,000	2,944,050				2,944,050
Translation adjustments				18,810	18,810	18,810
Net income			2,470,656	2,470,656		2,470,656
Effects of first time adoption of FIN 48			(130,340)			(130,340)

Comprehensive income				2,489,466

Balance September 30, 2008	75,000	3,873,750	8,577,469		8,930	12,460,149

See notes to the condensed consolidated financial statements (unaudited).

FINANZIARIA INDUSTRIALE S.p.A.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30,
	2007	2008
	(In euro)

Operating activities:
Net income	1,308,893	2,470,656
Adjustments to reconcile net income to cash provided by operations:
Minority interests	(128,670)	315,412
Depreciation and amortization	4,466,388	4,828,180
Gain on disposals of fixed assets	(6,050)	(9,003)
Deferred income tax	348,365	193,893
Current income tax	2,097,597	967,170
Termination indemnities-net	(22,382)	(326,452)
Writedown of receivables	189,888	316,736
Income related to equity method investments	(264,236)	(119,079)
Effect of first time adoption of FIN 48 on retained earnings		(130,340)
Cash effects of changes in:
Receivables	1,881,007	(6,667,587)
Inventories	74,832	(921,522)
Accounts payable	(1,850,136)	942,712
Tax payable	(1,762,208)	(742,924)
Deferred tax (assets and liabilities)	21,129	(75,309)
Other assets and liabilities	2,203,204	38,552

Net cash provided by operations	8,557,621	1,081,095

Investing activities:
(Additions) disposal of property, plant and equipment	38,531	(2,166,481)
Additions to intangible assets	(270,259)	(966,332)
Sales of marketable securities	—	108,919
Other	3,064	(193,168)

Net cash used in investing activities	(228,664)	(3,217,062)

Financing activities:
Payments on long-term debt:	(3,337,080)	(2,738,821)
Increase (decrease) in overdraft balances	(4,277,548)	4,601,210
Payments from minority shareholders for share capital	399,848	120,000
Share capital paid in		2,944,050

Net cash (used in)/provided by financial activities	(7,214,780)	4,926,439

Effect of exchange rate	(108,722)	86,444

Net increase in cash and cash equivalents	1,005,456	2,876,916
Cash and cash equivalents at beginning of period	1,068,114	984,561

Cash and cash equivalents at the end of period	2,073,570	3,861,477

See notes to the condensed consolidated financial statements (unaudited).

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(In euro)

1.	ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

The Finanziaria Industriale S.p.A. Group (hereinafter Finind Group) is a group of companies mainly operating in the production and distribution of armoured and security glass, particularly through its subsidiaries ISOCLIMA S.p.A., ISOCLIMA DE MEXICO S.A. and ISOCLIMA INTERNATIONAL S.A. in Mexico, ISOCLIMA INC., a distribution company on the American market, and LIPIK GLAS D.O.O., a manufacturing company in Croatia, as well as through the associated companies IONTECH S.r.l. and SIVIS S.p.A.. The Finind Group products are sold to the following sectors: the vehicle safety sector, the building sector, the rail sector, including high speed trains, and the shipping and aeronautical sectors. Finind Group services leading Italian and foreign customers, and due to its state-of-the-art production structure, know-how and a level of experience capable of providing suitable solutions to complex technical problems, Finind Group offers diverse but high quality products over a wide geographical area that ranges from the Italian to European markets, to the markets of North and Latin America.

Principles of consolidation and basis of presentation

The nine month condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The significant accounting policies followed in the preparation of the nine month condensed consolidated financial statements are not different from those applied at year end. They are outlined below. The nine month condensed consolidated financial statements of Finind Group include the financial statements of the parent company and all wholly or majority owned subsidiaries.

The companies that have been consolidated on a line-by-line basis are listed in the following table:

Description	Company Name	Registered Office	Share Capital		% Control

Parent Company	Finanziaria Ind.le S.p.A.	Este (Padua)	3,873,750	€	N/A
	Isoclima S.p.A.	Este (Padua)	15,000,000		€96.00
	Isoclima Gmbh	Monaco (Germany)	102,258		€96.00
	Isoclima de Mexico	Mexicali — Mexico	46,961,000	MXN	96.00
	Isoclima International	Mexicali — Mexico	1,654,000	MXN	96.00
	Isoclima Incorporated	U.S.A.	10,000	$USA	96.00
	Lipik-Glas	Croatia	83,723,000	HRK	83.59
	Isoclima UK	United Kingdom	21,927	GBP	96.00

where €= euro, the reporting currency; MXN = Mexican peso; HRK = Croatian kuna; GBP = British pound.

Equity investments in associated companies, valued using the equity method, are listed in the following table:

Company Name	Registered Office	Share Capital	% Control

Iontech S.r.l.	Este (Padua)	23,460 €	48.00
Isoclima Sud S.p.A.	Avellino	105,000 €	23.04
Sivis S.p.A.	Conza (Avellino)	1,806,000 €	45.80

All intercompany accounts and transactions are eliminated in consolidation.

The balance sheets and statements of operations of the companies consolidated line-by-line, listed earlier in these notes, are aggregated in full regardless of the interest held, with the portion of shareholders’ equity

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

and net income (loss) attributable to minority interests reported separately on the face of the consolidated financial statements.

The valuation of equity investments using the equity method refers to the corresponding portion of shareholders’ equity reported in the most recently approved financial statements, prior to applying the consolidation principles.

Significant accounting policies

Use of estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant judgment and estimates are required in the determination of the valuation allowances against receivables, inventory and deferred tax assets, legal and other accruals for contingent liabilities and the determination of impairment considerations for long-lived assets, among other items. Actual results could differ from those estimates.

Foreign currency translation and transactions — Finind Group accounts for its foreign currency denominated transactions and foreign operations in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, Foreign Currency Translation. The financial statements of foreign subsidiaries are translated into euro, which is the functional currency of the parent company and the reporting currency of the Finind Group. Assets and liabilities of foreign subsidiaries, which use the local currency as their functional currency, are translated at year-end exchange rates. Results of operations are translated using the average exchange rates prevailing throughout the year. The resulting cumulative translation adjustments are recorded as a separate component of “Accumulated other comprehensive income (loss).”

Transactions in foreign currencies are recorded at the exchange rate in effect at the transaction date. Gains or losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables during the nine month period, are recognized in the consolidated statements of operations in such nine month periods. Gains from foreign currency transactions are recognized in the consolidated statements of operations for the nine month periods ended September 30, 2008 and 2007 for €0.8 million. Losses from foreign currency transactions for the same periods are recognized for €1.0 million.

Accounts receivable and Allowance for doubtful accounts — Trade accounts receivable are recorded at the invoiced amount and do not bear interest due to their short-term nature. Amounts collected on trade accounts receivable are included in net cash from operating activities in the statements of cash flows. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses and current receivables aging.

Cash and cash equivalents — Cash and cash equivalents include cash on hand, demand deposits, and highly liquid investments with an original maturity of three months or less. Substantially all amounts in transit from the banks are converted to cash within four business days from the time of sale.

Bank overdrafts and lines of credit — Bank overdrafts represent negative cash balances held in banks, payable on demand, with interest rates variable from 9.5% to 14%. Lines of credit represent amounts borrowed under various unsecured short-term agreements that the Finind Group’s companies have obtained through local financial institutions. These facilities usually contain provisions that allow them to renew automatically with a cancellation notice period. Interest rates on these lines of credit vary from 4.6% to 9.15%.

Inventories — Inventories of raw, ancillary and consumable materials are stated at the lower of cost, as determined under the weighted average method, or market. Inventories of work in progress and finished

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

products are valued at the lower of production cost, on the basis of production costs incurred to date, or market. Contract work in progress is valued on the basis of contractual income earned following the percentage-of-completion method. Inventories of slow-moving or obsolete raw materials and finished products are duly written down on the basis of their expected future use or estimated net realizable value.

Property, plant and equipment — Property, plant and equipment are stated at historical cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. The estimated useful lives of the major classes of depreciable assets are 33 years for buildings and 10 to 20 years for machinery, equipment and fixtures. The Company periodically evaluates whether current events or circumstances indicate that the carrying value of its depreciable assets may not be recoverable. Maintenance and repair expenses are expensed as incurred. Improvement expenditures on leased assets are capitalized and amortized over the lesser of the leasehold improvement useful life or the lease term (including any renewal periods reasonably assured). Upon the sale or disposition of property and equipment, the cost of the asset and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the consolidated statement of income.

Capitalized leased property — Capitalized leased assets are amortized using the straight-line method over the term of the lease, or in accordance with practices established for similar owned assets if ownership transfers to the Company at the end of the lease term. For sale and lease-back transactions, profit on the sale is deferred and amortized in proportion of the amortization of the leased assets.

Intangibles — Intangible assets, consisting of concessions, licenses, trademarks and patents and other intangible assets, are amortized on a straight-line basis over their useful lives, ranging from 3 to 18 years.

Impairment of Long-Lived Assets — The Company periodically reviews for impairment considering whether current facts or circumstances indicate that the carrying value of its depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on the difference between the asset’s fair value and its carrying value. An estimate of the asset’s fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows.

No impairment losses have been determined to be necessary for the nine month periods ended September 30, 2008 and 2007.

The Company reports an asset to be disposed of at the lower of its carrying value or its estimated net realizable value.

Fair value of financial instruments — Financial instruments consist primarily of cash and cash equivalents, debt obligations, and derivative financial instruments. At December 31, 2007 and September 30, 2008, the fair value of the Company’s financial instruments approximated the carrying value except as otherwise disclosed.

Research and development expenses — Research and development costs are expensed as incurred. Research and development expenses recorded for the nine month periods ended September 30, 2007 and 2008 were €1.0 million and €1.5 million, respectively.

Derivative financial instruments — Derivative financial instruments are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. SFAS 133 requires that all derivatives, whether or not designed in hedging relationships, be recorded on the balance sheet at fair value regardless of the purpose or intent for holding them. If a derivative is designated as

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

a fair-value hedge, changes in the fair value of the derivative and the related change in the hedge item are recognized in operations. If a derivative is designated as a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income/(loss) (OCI) in the consolidated statements of shareholders’ equity and are recognized in the consolidated statements of operations when the hedged item affects operations. The effect of these derivatives in the consolidated statements of operations depends on the item hedged (for example, interest rate hedges are recorded in interest expense). For a derivative that does not qualify as a hedge, changes in fair value are recognized in the consolidated statements of operations, under the caption “Other — net”.

Designated hedging instruments and hedged items qualify for hedge accounting only if there is a formal documentation of the hedging relationship at the inception of the hedge, the hedging relationship is expected to be highly effective and effectiveness is tested at the inception date and at least every three months.

Income taxes — Income taxes are recorded in accordance with SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Finind Group consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the consolidated financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded for deferred tax assets if it is determined that it is more likely than not that the asset will not be realized. Changes in valuation allowances from period to period are included in the tax provisions in the relevant period of change.

In July 2006, the Financial Accounting Standards Board (FASB) issued FIN 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. FIN 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. In addition, it provides additional requirements regarding measurement, de-recognition, disclosure, interest and penalties and classification. In February 2008, The FASB issued FASB Staff Position (FSP) No. FIN 48-2, Effective Date of FASB Interpretation No. 48 for certain Nonpublic Enterprises. FSP FIN 48-2 defers the effective date of FIN No. 48 for certain nonpublic enterprises as defined in paragraph 289, as amended, of FASB Statement No. 109. FSP FIN 48-2 applies to nonpublic enterprises subject to the provision of FIN 48, unless that nonpublic enterprise a) is a consolidated entity of a public enterprise that applies U.S. GAAP or b) has issued a full set of U.S. GAAP annual financial statements prior to the issuance of this FSP. This FSP defers the effective date of FIN 48 for nonpublic enterprises included within this FSP’s scope to the annual financial statements for fiscal years beginning after December 15, 2007.

The Finind Group adopted FIN 48 as of January 1, 2008. As a consequence of the adoption of FIN 48 the company recorded against retained earnings an amount equal to €130,340 in the nine month consolidated financial statements as of September 30, 2008.

Liability for termination indemnities — Within the group only Italian consolidated companies provide for a staff leaving indemnity (called TFR). The reserve for employee termination indemnities of Italian companies was considered a defined benefit plan through December 31, 2006. Therefore, Finind Group accounted for the defined benefit plan in accordance with EITF 88-1, Determination of Vested Benefit Obligation for a Defined Benefit Pension Plan, using the option to record the vested benefit obligation, which is the actuarial present value of the vested benefits to which the employee would be entitled if the employee retired, resigned or were terminated as of the date of the financial statements. Effective January 1, 2007, the Italian employee termination indemnity system was reformed, and such indemnities are subsequently accounted for as a defined contribution plan.

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

Revenue recognition — The Finind Group recognizes revenue from product sales when the goods are shipped or delivered and title and risk of loss pass to the customer. Provisions for certain rebates, product returns and discounts to customers are accounted for as reductions in sales in the same period the related sales are recorded. Sales returns are generally estimated and recorded based on historical sales and returns information.

Product warranty — Accruals for product warranty (including associated legal costs) are recorded on an undiscounted basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on existing information. These accruals are adjusted periodically as assessment efforts progress or as additional information becomes available. Receivables for related insurance or other third-party recoveries for product liabilities are recorded, on an undiscounted basis, when it is probable that a recovery will be realized and are classified as a reduction of litigation charges in the income from operations.

Contingencies — In the normal course of business, the Finind Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters. In accordance with SFAS No. 5, Accounting for Contingencies, the Finind Group records accruals for such loss contingencies when it is probable that a liability has incurred and the amount of loss can be reasonably estimated. The Finind Group, in accordance with SFAS No. 5, does not recognize gain contingencies until realized.

Government grants — Capital grants from government agencies are granted for the acquisition of fixed assets that are used in operations and are recorded when there is reasonable assurance that the grants will be received and that the Group will comply with the conditions applying to them.

Capital grants are recorded in the consolidated balance sheet initially as deferred income and subsequently recognized in the consolidated statement of operations as revenue on a systematic basis over the useful life of the related asset.

Recent accounting pronouncements — In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles in the United States. This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” We do not expect SFAS 162 to have a material impact on our consolidated financial position, results of operations or cash flows.

In March 2008, FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The guidance in SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Finind Group is currently assessing the impact of SFAS 161.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment to ARB No. 51, establishing new accounting and reporting standards for noncontrolling interests (formally known as “minority interests”) in a subsidiary and, when applicable, how to account for the deconsolidation of such subsidiary. The key differences include that non-controlling interests will be recorded as a component of equity, the consolidated income statements and statements of

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

comprehensive income will be adjusted to include the non controlling interest and certain disclosures are required. The statement is effective for the fiscal years and interim periods within those years beginning on or after December 15, 2008. Earlier adoption is prohibited. The Finind Group has minority interests in certain subsidiaries and as such is currently evaluating the effect of adoption of such standard.

In December 2007, FASB issued SFAS No. 141(R), Business Combinations Revised, which revises the current SFAS 141. The significant changes include a change from the “cost allocation process” to determine the value of assets and liabilities to a full fair value measurement approach. In addition, acquisition related expenses will be expensed as incurred and not included in the purchase price allocation and contingent liabilities will be separated into two categories, contractual and non-contractual, and accounted for based on which category the contingency falls into. This statement applies prospectively and is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning after December 15, 2008. Since it will be applied prospectively it will not have an effect on the current financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB No. 115, which allows the entities to elect to record at fair value financial assets and liabilities, on an instrument by instrument basis, with the change being recorded in earnings. Such election is irrevocable after elected for that instrument and must be applied to the entire instrument. The adoption of such standard is for fiscal years beginning after November 15, 2007. The Finind Group adopted such standard January 1, 2008, and the adoption did not have a material effect on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157), which defines fair value, establishes a framework for measuring fair value, and expands disclosure requirements regarding fair value measurement. Where applicable, SFAS 157 simplifies and codifies fair value related guidance previously issued within generally accepted accounting principles. Although SFAS 157 does not require any new fair value measurements, its application may, for some entities, change current practice. SFAS 157 is effective for us beginning January 1, 2008. In February 2008, the FASB issued Staff Positions 157-1 and 157-2 which partially defer the effective date of SFAS 157 for one year for certain nonfinancial assets and liabilities and remove certain leasing transactions from its scope. The Finind Group adopted such standard January 1, 2008, and the adoption did not have a material effect on the consolidated financial statements.

2.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents as of December 31, 2007 and September 30, 2008 are analyzed as follows:

	2007	2008
	(euro)	(euro)

Cash on hand	17,027	29,294
Bank accounts	967,534	3,832,183

Total	984,561	3,861,477

As of December 31, 2007 and September 30, 2008 the bank accounts included €816,857 and €3,384,338, respectively, denominated in foreign currency.

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

3.	ACCOUNTS RECEIVABLE

Accounts receivable as of December 31, 2007 and September 30, 2008 were as follows:

	2007	2008
	(euro)	(euro)

Trade receivables	12,709,189	19,524,531
Trade receivables from affiliated companies	215,592	221,084
Tax receivables	1,307,058	1,050,615
Other receivables	1,349,919	1,136,379

Total	15,581,758	21,932,609

Tax receivables include offsettable tax credits.

4.	INVENTORIES

Inventories as of December 31, 2007 and September 30, 2008 were as follows:

	2007	2008
	(euro)	(euro)

Raw materials and supplies	6,447,277	7,296,144
Work in process	4,583,838	5,087,784
Construction contracts	402,000
Finished goods	5,034,704	5,005,413

Total	16,467,819	17,389,341

5.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment and accumulated depreciation as of December 31, 2007 and September 30, 2008 were as follows:

	2007	2008
	(euro)	(euro)

Land and buildings	30,990,998	31,394,127
Plants and machinery	46,459,609	47,461,649
Industrial and commercial equipment	6,267,485	6,915,563
Other fixed assets	4,998,907	5,253,514
Tangible assets under construction and advances	716,283	608,638
Less: accumulated depreciation	(39,638,924)	(44,373,324)

Total	49,794,358	47,260,167

The estimated useful lives of the major classes of depreciable assets are 33 years for buildings and 10 to 20 years for machinery, equipment and fixtures.

Depreciation expense for the nine month periods ended September 30, 2007 and 2008 was €4.5 million and €4.7 million, respectively.

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

6.	INTANGIBLE ASSETS

Intangible assets including accumulated amortization as of December 31, 2007 and September 30, 2008 were as follows:

	2007	2008
	(euro)	(euro)

Permits, licenses, trademarks	93,736	695,111
Other intangible fixed assets	22,381	268,834

Total	116,117	963,945

Intangible assets are amortized on a straight-line basis over their useful lives, ranging from 3 to 18 years. Amortization expense for the nine month periods ended September 30, 2007 and 2008 was approximately €11,000 and €119,000, respectively.

7.	OTHER FINANCIAL ASSETS

Other financial assets as of December 31, 2007 and September 30, 2008 were as follows:

	2007	2008
	(euro)	(euro)

Advances for the acquisition of further interest in Lipik Glas by Isoclima S.p.A.	1,050,000	1,050,000
Guarantee deposits	565,558	527,309
Other financial assets	123,516	249,367

Total	1,739,074	1,826,676

8.	INCOME TAXES

The Group is subject to taxation in Italy and foreign jurisdictions.

Total income taxes for the nine month periods ended September 30, 2007 and 2008 are allocated as follows:

	2007	2008
	(euro)	(euro)

Current taxes:
Italian companies	1,839,380	936,644
Foreign companies	118,217	30,526

Total provision for current income taxes	1,957,597	967,170

Deferred taxes
Italian companies	142,187	313,503
Foreign companies	206,178	(119,610)

Total provision for deferred income taxes	348,365	193,893

Total income taxes	2,305,962	1,161,063

The Italian statutory tax rate is the result of two components: national (IRES) and regional (IRAP) tax. IRAP could have a substantially different base for its computation than IRES. In general, the taxable base of IRAP is a form of gross profit determined as the difference between gross revenues (excluding interest and

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

dividend income) and direct production costs (excluding labour costs, interest expenses and other financial costs).

Deferred income tax assets and liabilities have been classified in the consolidated financial statements as follows:

	2007	2008
	(euro)	(euro)

Deferred income tax assets — non current	3,910,965	3,414,322
Deferred income tax assets — current	1,310,767	1,144,316
Deferred income tax liabilities — non current	(4,793,636)	(4,249,126)

Net deferred income tax assets/liabilities	428,096	309,512

As of September 30, 2008, the Finind Group has recorded an aggregate valuation allowance against deferred tax assets equal to €1.1 million related to operating loss carryforwards of the Croatian and Mexican subsidiaries, as the directors, on the basis of the long-term budget prepared, deem is less likely than not that the above deferred income tax assets will be realized in future periods.

On December 24, 2007, the Italian Government issued the Italian Finance bill of 2008 (the 2008 Bill). The 2008 Bill decreases the national tax rate (IRES) from 33% to 27.5%, and the regional tax rate (IRAP) from 4.25% to 3.9%. The effect of this change created an additional €62,300 of deferred income tax in 2007.

Italian companies’ taxes are subject to review pursuant to Italian law. As of September 30, 2008, tax years from 2002 through the most recent year were open for such review. Management believes no significant unaccrued liabilities should arise from the related tax reviews.

As of September 30, 2008, the Croatian subsidiary Lipik Glas d.o.o. had net operating loss carryforwards of approximately €0.5 million, which mostly begin expiring in 2008.

9.	TRADE ACCOUNTS PAYABLE

Accounts payable as of December 31, 2007 and September 30, 2008 were as follows:

	2007	2008
	(euro)	(euro)

Trade payables	14,483,229	15,542,552
Trade payables to affiliated companies	2,015,903	1,899,292

Total	16,499,132	17,441,844

10.	ACCRUED EXPENSES AND DEFERRED INCOME

Accrued expenses amounted to €153,026 and €105,543 as of December 31, 2007 and September 30, 2008, respectively, primarily related to accrued interest on loans.

Deferred incomes as of December 31, 2007 and September 30, 2008 were as follows:

	2007	2008
	(euro)	(euro)

Government grants	419,565	970,669
Deferred income (other)	95,679	30,204

Total	515,244	1,000,873

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

11.	LIABILITIES FOR TERMINATION INDEMNITIES

At the end of December 31, 2007 and September 30, 2008, employee related obligations were €3,990,168 and €3,663,716 respectively.

Within the group only Italian consolidated companies provide for a staff leaving indemnity (called TFR).

With regards to staff leaving indemnities (TFR), Italian law provides for severance payments to employees upon dismissal, resignation, retirement or other termination of employment. TFR, through December 31, 2006, was considered an unfunded defined benefit plan. Therefore, through December 31, 2006, the Finind Group accounted for the defined benefit plan in accordance with EITF 88-1, Determination of Vested Benefit Obligation for a Defined Benefit Pension Plan, using the option to record the vested benefit obligation, which is the actuarial present value of the vested benefits to which the employee would be entitled if the employee retired, resigned or were terminated as of the date of the financial statements.

Effective January 1, 2007, the TFR system was reformed, and under the new law, employees are given the ability to choose where the TFR compensation is invested, whereas such compensation otherwise would be directed to the National Social Security Institute or Pension Funds. As a result, contributions under the reformed TFR system are accounted for as a defined contribution plan. The liability accrued until December 31, 2006 continues to be considered a defined benefit plan, therefore each year the Finind Group adjusts its accrual based upon headcount and inflation and excluding the changes in compensation level.

The related charge to earnings for the nine month periods ended September 30, 2007 and 2008, aggregated, is €0.78 million and €0.84 million, respectively.

12.	LONG-TERM DEBT

Long-term debt as of December 31, 2007 and September 30, 2008 consisted of the following:

	2007	2008
	(euro)	(euro)

Credit agreements with Italian financial institutions (a)	2,511,714	1,586,500
Credit agreements with foreign financial institutions (b)	5,254,465	5,016,835

	7,766,179	6,603,335
Less: Current maturities	1,508,370	534,537

Total long-term debt (bank)	6,257,809	6,068,798
Capital lease obligations — total	10,741,759	9,783,517
Less: Current maturities	1,198,319	1,190,786
Other loans with third parties — total(c)	5,102,859	4,485,124
Less: Current maturities	815,454	432,092

Total long-term debt (other) less current maturities	13,830,845	12,645,763

A portion of €5,295,231 and €4,640,838 as of December 31, 2007 and September 30, 2008 respectively have a maturity — term over 5 years.

As of December 31, 2007 and September 30, 2008 the long-term debt accounts included €5,626,303 and €4,512,238 respectively, denominated in foreign currency.

(a)	In May 1998 Isoclima S.p.A. entered into a credit facility with two banks (S.Paolo IMI S.p.A. and CAB S.p.A.) providing for mortgage loans in the aggregate principal amount of €5.16 million. The agreement requires repayment of quarterly installments starting on September 15, 1998, with an interest rate equal to

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

that applied by EIB to the financial institutions plus 0.7% (5.49% on December 31, 2007). During the first months of 2008 Isoclima S.p.A. has repaid the debts, the residual amounts as of December 31, 2007 were €396,381.

In November 2001 Isoclima S.p.A. obtained a mortgage loan with a group of banks (Efibanca S.p.a. and Mediocredito Trentino Alto Adige S.p.A.) for an aggregate principal amount of €5.16 million, repayable in semi-annual installments starting on March 15, 2002 until September 15, 2011.

Interest accrues at a rate equal to that applied by EIB to the financial institutions plus a variable spread (interest rate as of December 31, 2007, 6.057%). The loan agreement contains certain financial covenants. The Company was in compliance with those covenants as of September 30, 2008 and December 31, 2007. Residual amounts at December 31, 2007 and September 30, 2008 were €2,115,333 and €1,586,500, respectively.

(b)	Credit agreements with foreign financial institutions mainly concern four mortgage loans obtained by the Croatian subsidiary Lipik Glas d.o.o. The subsidiary entered in two credit facilities with PBZ (Prevredna Banka Zagreb) d.d. and in two further credit facilities with HBOR (Croatian Bank for Reconstruction and Development) in the period between May 2003 and January 2005.

(c)	Other loans with third parties consist of:

	2007	2008
	(euro)	(euro)

Loans from the Italian Government for applied research (c1)	2,796,412	2,479,781
Loan from FINEST S.p.A. (c2)	1,729,681	1,729,681
Loans for the purchase of fixed assets	204,927	170,067
Other loans	371,839	105,595

Total	5,102,859	4,485,124

(c1)	The subsidiary Isoclima S.p.A. obtained in September 1995 a loan granted by Italian Ministry of Scientific Research to finance applied research activities. The loan was paid in three tranches (September 1996, April 1997 and March 1999) for a total amount of €649,728. The agreement, as amended by the Ministry in July 2000, requires repayment of annual installments starting on September 13, 2001 until the final maturity date of September 13, 2010, with a fixed 1% half-yearly interest rate. Residual amounts as of December 31, 2007 and September 30, 2008 were €218,362 and €148,011, respectively.

In December 2003, Isoclima S.p.A. obtained another loan for an amount of €2.6 million granted by Italian Ministry of Scientific Research to finance applied research activities, repayable in annual installments starting on May 7, 2008 until May 7, 2017. Interest accrues at a 1.71% half-yearly interest rate.

(c2)	The subsidiary Isoclima S.p.A. obtained in October 2001 a loan granted by FINEST S.p.A, the final repayment will be in October 2009, interests accrue at the Euribor interest rate plus a 1.5% spread.

13.	FINANCIAL INSTRUMENTS

Financial instruments including cash and cash equivalents, receivables and payables and current portions of long-term debt are deemed to approximate fair value due to their short maturities. The carrying amounts of long-term debt and capitalized lease obligations are also deemed to approximate their fair values. The fair value of derivative instruments is disclosed below.

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

Derivative instruments

For the purposes of reducing market risks associated with interest rate changes, the Italian subsidiary Isoclima S.p.A. utilizes interest rate swap contracts.

Following are the notional amounts and net recorded fair values of the Isoclima S.p.A. derivative instruments:

	2007		2008
	Notional		Notional
	Amount	Fair Value	Amount	Fair Value
	(euro)	(euro)	(euro)	(euro)

Interest rate swap contract (loss)	5,000,000	(210,405)	5,000,000	(135,720)

Since these contracts do not qualify as hedge instruments, changes in the fair values have been recognized in the nine months consolidated statements of income, under the caption “Financial income (loss)-net”.

14.	SHAREHOLDERS’ EQUITY

Share capital of Finanziaria Industriale S.p.A. consists of 75,000 shares with a value of €51.65 each, making a total of €3,873,750.

On May 15, 2008, the Finanziaria Industriale S.p.A. shareholders’ meeting approved a capital increase from €929,700 to €3,808,568, issuing 55,738 new shares with a nominal value of €51.65 each. As of September 30, 2008 the capital increase has been fully paid.

On the same date, the subsidiary Isoclima S.p.A. shareholders’ meeting approved a capital increase from €12 million to €15 million, issuing 3,000 new shares with a nominal value of €1,000 each. As of September 30, 2008 the capital increase has been fully paid.

On July 8, 2008 the Finanziaria Industriale S.p.A. shareholders’ meeting approved a capital increase from €3,808,568 to €3,873,750. As of September 30, 2008 the capital increase has been fully paid.

The Parent Company does not own any treasury shares, nor are such shares owned by subsidiaries, including through nominee companies or other intermediaries.

Italian law requires that five percent of net income be retained as a legal reserve, until this reserve is equal to one-fifth of the issued share capital. The legal reserve may be utilized to cover losses; any portion which exceeds one-fifth of the issued share capital is available for dividends to the shareholders.

Legal reserve of the Finind Group included in retained earnings at December 31, 2007 as well as September 30, 2008 was €282,065.

15.	LEASE

The Italian subsidiary Isoclima S.p.A. leases some manufacturing equipment, as well as manufacturing warehouse and office facilities, under capital lease arrangements expiring between 2008 and 2012. The lease arrangements include provisions allowing Isoclima S.p.A., at its option, to purchase the leased properties at the end of the lease terms at a price equal to 1% of the fair value of the property at the inception of the lease.

Isoclima S.p.A. entered into three sale-leaseback agreements in May 2005, December 2005 and September 2006 respectively, regarding manufacturing, warehouse and office facilities. Profit on the sale, totaling €7.5 million, was deferred and amortized in proportion of the amortization of the leased assets. Properties were leased back to the Company under capital lease arrangements expiring between 2015 and 2016. The lease arrangements include provisions allowing Isoclima S.p.A., at its option, to purchase the leased properties at the end of the lease terms at a price equal to 10% of the fair value of the property at the inception of the lease.

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

Assets recorded under capital leases and leaseback agreements as of December 31, 2007 and September 30, 2008 were as follows:

	2007	2008
	(euro)	(euro)

Land and Buildings	16,565,097	16,565,097
Plants and Machinery	2,757,480	2,757,480
Other fixed assets	433,955	433,955

	19,756,532	19,756,532
Less: accumulated depreciation	(4,616,106)	(5,287,116)

Total	15,140,426	14,469,416

Amortization charge for capitalized leases for the nine month period ended September 30, 2008 was €671,010. Payments for capital leases for the year ended December 31, 2007 and for the nine month period ended September 30, 2008 were €1,175,066 and €958,242 respectively.

Future minimum lease payments for capital leases and leaseback agreements are as follows:

(euro)

2008	267,217
2009	1,752,588
2010	1,524,544
2011	1,436,791
2012	1,377,910
Thereafter	5,094,415

Total	11,453,465

The amount of imputed interest necessary to reduce the net minimum lease payments to present value was €1,669,948 at September 30, 2008.

Contingent rentals are not significant.

Isoclima S.p.A. leases a building, utilized for manufacturing and office activities, under an operating lease agreement with the related party Ianua S.p.A. Inception of the lease was July 2006 and the expiration date is July 2012.

Future minimum lease payments required as of September 30, 2008 are as follows:

(euro)

2008	21,000
2009	114,000
2010	114,000
2011	114,000
2012	57,000

Total	420,000

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

16.	COMMITMENTS AND CONTINGENCIES

Supply agreement

In May 2007 Isoclima S.p.A. entered into an open-end contract with a supplier for the supplying of some defined products. The agreement commit Isoclima S.p.A. to purchase from the immediate party said products for a minimum amount of €1.5 million every 12 months. A penalty is provided for in case Isoclima should not reach the minimum in one 12-month period, based on a percentage (as defined) of the difference between the minimum and the actual purchase value. No penalty was paid neither in 2007 nor during the first nine months of 2008.

Guarantees

The Italian subsidiary Isoclima S.p.A. is the guarantor of the full repayment of the loan of Croatian kuna 16 million obtained by the Croatian subsidiary Lipik Glas d.o.o from PBZ (Prevredna Banka Zagreb) in September 2004 with last installment due on August 31, 2012. The guarantee is for a maximum amount of €1.5 million, with an expiration date of September 30, 2012.

Litigation

In 2002 the Italian subsidiary Isoclima S.p.A. entered into a contract with Ingra d.d., a Croatian company which at that time held 24% of the capital stock of Lipik Glas d.o.o. With this contract Ingra committed itself to sell to Isoclima a 20% of the total Lipik capital stock. The contractual price was €1.9 million. Starting April 2003, Isoclima made the payments on maturities provided for by the contract and obtained from Ingra a 6.46% of the Lipik capital stock. Isoclima continued to meet payments for a total consideration of €1,050,000 as of April 2005, corresponding to 12.78% of the Ingra’s investment in Lipik. In May 2005 Ingra offered to Isoclima to buy by the entire residual Lipik shares owned for an amount of €1.5 million. A dispute arose at that time since Ingra deemed the €1.5 million price should have been paid in addition to the amount already received, while Isoclima intended to pay only the difference (€450,000).

Ingra considered void the shares transfer agreement, nevertheless does not intend to give back the total amount already received.

Isoclima decided to submit the claim to arbitration at the Croatian Board of Trade. Ingra’s statement of defense was filed on April 24, 2008. In July 2008 the minority share in Lipik decreased to 12.93% of the capital stock of Lipik Glas d.o.o. as Ingra did not take up the option to underwrite an increase in capital that Isoclima S.p.A underwrote referring only to its share.

At this date the arbitration is in progress, but at the same time, the management of Ingra and Isoclima are trying to come to an arrangement in order to settle the matter. No estimate of the result neither of the arbitration nor of the above arrangement can be made at this time.

Finind Group is involved in a few claims and legal actions arising in the ordinary course of business, which mainly relate to claims for damages due to defective products. A specific provision has been accrued for an amount of €278,482 and €310,000 as of December 31, 2007 and September 30, 2008 respectively.

In July, 2008 the Italian subsidiary Isoclima S.p.A. received a preliminary assessment from the Italian tax authorities totaling approximately €193,000, excluding interests and penalties (not yet quantified), with reference to the Income tax return and the VAT statement filed for the fiscal year 2005. Mainly, the tax authorities pointed out that the company did not charge interests related to loans granted to subsidiaries and disallowed some cost deductions. The Company intends to enter into settlement discussion with the Italian tax authorities regarding these matters. The management, based on the advice of outside counsel, recorded a

FINANZIARIA INDUSTRIALE S.p.A.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

provision equal to €140,000 as an estimate of the liability that might arise from the above settlement discussion.

In the opinion of the management, the ultimate disposition of these matters, after considering amounts accrued, will not have a material adverse effect on the Group’s consolidated financial position or results of operations.

17.	RELATED PARTY TRANSACTIONS

Fixed assets

As described in note 15, the Italian subsidiary Isoclima S.p.A. leases a building, utilized for manufacturing and office activities, under an operating lease agreement with the related party Ianua S.p.A. Inception of the lease was July 2006 and the expiration date is July 2012. As of December 31, 2007 the payable to the related party was €69,634 (no payable as of September 30, 2008).

During the last year Ianua S.p.A. also performed some maintenance services on some Isoclima’s plants. As of December 31, 2007 the payable to the related party for these services was €54,880 (no payable as of September 30, 2008).

The Croatian subsidiary Lipik Glas d.o.o. is still debtor to the related party Ianua S.p.A. for the supplying of some industrial equipments and maintenance services rendered in the period 2003-2006. As of December 31, 2007 and September 30, 2008 the outstanding amounts were approximately €3.2 million. With reference to the same transactions Lipik Glas d.o.o. claimed a sum for delay in supplying and Ianua S.p.A. recognized the debt. At December 31, 2007 that receivable was recorded for €200,000 and it has been totally paid in May 2008.

Other transactions

In May, 2008, the Italian subsidiary Isoclima S.p.A. entered into a contract with a related party, Ianua S.p.A.. On the basis of this contract, Isoclima S.p.A. sold to Ianua S.p.A. a project concerning the basic design and engineering of a float glass manufacturing system, for the price of €3.5 million, which represents the amount of research and development costs borne in previous years (until 2005) and charged to expense. Such amount has been recorded as “Other operating income” in the nine months consolidated financial statements as of September 30, 2008. Payment of the price will be in 36 monthly installments, with a 4.20% annual interest rate. As of September 30, 2008 the receivable was €2.55 million V.A.T. included.

In November 2006, the Italian subsidiary Isoclima S.p.A. (as a client) and the related party Ianua S.p.A. (as a supplier) decided the consensual rescission of a contract for the supplying of two industrial plants. As agreed between the parties, Ianua S.p.A. committed itself to return to Isoclima S.p.A. the advances previously received for a total amount, plus interests.

As of December 31, 2007 the Isoclima S.p.A. receivable was €492,174, Ianua S.p.A. returned all the amount during the first six months of 2008.

“Loans to affiliated companies” refer to a non interest-bearing loan that the Italian subsidiary Isoclima S.p.A. granted to the affiliated company Iontech S.r.l.

* * * * *

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
Optical Systems Technology, Inc.,
Keystone Applied Technologies, Inc. and
OmniTech Partners, Inc:

We have audited the accompanying combined balance sheets of Optical Systems Technology, Inc., Keystone Applied Technologies, Inc., and OmniTech Partners, Inc. (the “Companies”) as of December 31, 2006 and 2007, and the related combined statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These combined financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Companies as of December 31, 2006 and 2007, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

August 21, 2008
Cincinnati, Ohio

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

COMBINED BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND 2007

	2006	2007

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,688,770	$1,438,326
Accounts receivable	1,327,388	2,309,263
Due from OmniTech Properties, LLC, a related party	—	285,286
Inventories	2,481,690	4,443,799
Prepaid expenses and other	32,300	30,816

Total current assets	5,530,148	8,507,490
PROPERTY AND EQUIPMENT — Net	1,010,852	965,123
OTHER LONG-TERM ASSETS	53,319	81,676

TOTAL	$6,594,319	$9,554,289

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$—	$500,000
Current maturities of long-term debt	69,165	78,220
Accounts payable	608,875	2,003,812
Deferred revenue	540,438	41,810
Accrued payroll and vacation	51,868	97,813
Accrued 401(k) company match	81,557	93,543
Accrued sales commissions	—	42,035
Accrued shareholders’ distributions	—	645,000
Accrued warranty reserve	33,073	57,500
Accrued liabilities and other	24,049	47,935

Total current liabilities	1,409,025	3,607,668
LONG-TERM LIABILITIES:
Long-term debt, less current portion	194,563	116,343
Other long-term liabilities	73,280	43,500

Total liabilities	1,676,868	3,767,511

SHAREHOLDERS’ EQUITY:
Optical Systems Technology, Inc. common stock, no par value — 1,000 shares authorized, issued, and outstanding at December 31, 2006 and 2007
Keystone Applied Technologies, Inc. common stock, no par value — 1,000,000 shares authorized, issued, and outstanding at December 31, 2006 and 2007
OmniTech Partners, Inc. common stock, no par value — 1,000,000 shares authorized, issued, and outstanding at December 31, 2006 and 2007
Additional paid-in capital	847,572	847,572
Retained earnings	4,069,879	4,939,206

Total shareholders’ equity	4,917,451	5,786,778

TOTAL	$6,594,319	$9,554,289

See notes to the combined financial statements.

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

COMBINED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2005, 2006 AND 2007

	2005	2006	2007

NET SALES	$11,561,125	$8,234,738	$12,715,173
COST OF SALES	7,149,368	5,560,516	9,178,104

GROSS PROFIT	4,411,757	2,674,222	3,537,069
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	1,697,762	2,046,015	2,019,489

INCOME FROM OPERATIONS	2,713,995	628,207	1,517,580

OTHER INCOME (EXPENSE)
Interest income	44,203	43,152	39,117
Interest expense	(21,416)	(21,340)	(35,878)
Miscellaneous income	—	—	3,157

Total other income	22,787	21,812	6,396

NET INCOME	$2,736,782	$650,019	$1,523,976

See notes to the combined financial statements.

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

COMBINED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005, 2006 AND 2007

	Optical	Keystone
	Systems	Applied	OmniTech
	Technology,	Technologies,	Partners,
	Inc.	Inc.	Inc.	Additional		Total
	Common	Common	Common	Paid-in	Retained	Shareholders’
	Stock	Stock	Stock	Capital	Earnings	Equity

BALANCE — December 31, 2004	$—	$—	$—	$847,572	$2,850,430	$3,698,002
Net income	—	—	—	—	2,736,782	2,736,782
Shareholders’ distributions	—	—	—	—	(1,246,393)	(1,246,393)

BALANCE — December 31, 2005	—	—	—	847,572	4,340,819	5,188,391
Net income	—	—	—	—	650,019	650,019
Shareholders’ distributions	—	—	—	—	(920,959)	(920,959)

BALANCE — December 31, 2006	—	—	—	847,572	4,069,879	4,917,451
Net income	—	—	—	—	1,523,976	1,523,976
Shareholders’ distributions	—	—	—	—	(654,649)	(654,649)

BALANCE — December 31, 2007	$—	$—	$—	$847,572	$4,939,206	$5,786,778

See notes to the combined financial statements.

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005, 2006 AND 2007

	2005	2006	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,736,782	$650,019	$1,523,976
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	138,088	134,871	147,775
Changes in operating assets and liabilities:
Accounts receivable	15,426	(299,798)	(981,875)
Inventories	(225,796)	(591,537)	(1,962,109)
Prepaid expenses and other	24,816	(5,451)	1,484
Other long-term assets	(39,023)	(6,792)	(28,357)
Accounts payable	(20,012)	(313,433)	1,394,937
Deferred revenue	195,985	320,523	(498,628)
Accrued payroll and vacation	(7,749)	(13,218)	45,945
Accrued 401(k) company match	14,865	(10,118)	11,986
Accrued sales commissions	—	—	42,035
Accrued warranty reserve	(2,387)	16,440	24,427
Accrued liabilities and other	47,165	8,377	(5,894)

Net cash provided by (used in) operating activities	2,878,160	(110,117)	(284,298)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchases of property and equipment	(216,370)	(34,447)	(102,046)
Loan to OmniTech Properties, LLC, a related party	—	—	(285,286)

Net cash used in investing activities	(216,370)	(34,447)	(387,332)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from shareholders	—	—	180,000
Repayment of shareholder loans	—	—	(180,000)
Payments on long-term debt	(88,963)	(91,192)	(69,165)
Proceeds from short-term borrowings	—	—	500,000
Shareholder distributions	(1,246,393)	(920,959)	(9,649)

Net cash (used in) provided by financing activities	(1,335,356)	(1,012,151)	421,186

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,326,434	(1,156,715)	(250,444)
CASH AND CASH EQUIVALENTS — Beginning of year	1,519,051	2,845,485	1,688,770

CASH AND CASH EQUIVALENTS — End of year	$2,845,485	$1,688,770	$1,438,326

See notes to the combined financial statements.

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

1.	ORGANIZATION

Operations — These combined financial statements include the accounts of Optical Systems Technology, Inc. (OSTI), Keystone Applied Technologies, Inc. (KATI) and OmniTech Partners, Inc. (OmniTech). OSTI was formed in 1995 to develop multi-spectral optical systems and stabilized gimbaled optical platforms for military and law enforcement applications. On December 23, 1996, OSTI acquired the Star Tron Night Vision product line and became a manufacturer of night vision products.

KATI was formed in 2001 to design, develop and prototype new electro-optical surveillance systems, small arms night vision weapon sights and stabilized gimbaled products for use in military, law enforcement and commercial purposes.

OmniTech was formed in 2002 to provide support to OSTI and KATI as a central paymaster of payroll, payroll taxes and the related employee benefits. OmniTech does not generate any revenue.

The combined financial statements and related notes are presented as of December 31, 2006 and 2007 and for the years ended December 31, 2005, 2006 and 2007. The years ended December 31, 2005, 2006 and 2007, are referred to as 2005, 2006 and 2007, respectively.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Combined Presentation — The combined financial statements include the accounts of OSTI, KATI, and OmniTech (collectively the Companies), which are owned by the same shareholders and are under common control since inception. All intercompany balances and transactions have been eliminated.

Revenue Recognition — For the goods and services delivered under long-term contracts with the U.S. government, the Companies follow Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, for revenue recognition. Under these long-term contracts, the Companies recognize revenue and anticipated profits based on the number of units delivered. Revenue recognized under cost-reimbursement contracts is recorded as allowable costs are incurred and include estimated earned fees or profits calculated on the basis of the relationship between costs incurred and total estimated costs. Anticipated losses on contracts are recorded when first identified by the Companies. For other sales, the Companies recognize revenues when services are rendered and title transfers to the customer for the products, subject to any special terms and conditions of specific contracts.

Cash and Cash Equivalents — The Companies consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts — The Companies extend credit in the normal course of business to agencies of the United States government (U.S. Government) and other customers.

Management periodically reviews the listing of accounts receivable to assess the probability of collection. No allowances for doubtful accounts were deemed necessary as of December 31, 2006 and 2007.

Inventories — Inventories are stated at the lower of cost or market with cost being determined principally on the first-in, first-out method, except for image intensifier tubes and raw materials, which are stated at average cost.

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Property and Equipment — Property and equipment are recorded at cost, which includes the cost of installations. Depreciation of property and equipment is recorded using the straight-line method over the assets’ estimated useful lives as follows:

Years

Equipment, furniture and fixtures	3 to 7
Buildings and improvements	39

The Companies charge repair, maintenance, and minor renewal expenditures and other purchases against earnings in the year incurred, while major improvements are capitalized and depreciated. When an item is sold or retired, the related asset cost and accumulated depreciation are removed from the books and gains or losses are recognized in the combined statements of operations.

Depreciation expense recorded in cost of goods sold for 2005, 2006 and 2007 totaled $107,264, $102,355 and $106,922, respectively. Depreciation expense recorded in selling, general and administrative expenses for 2005, 2006 and 2007 totaled $30,824, $32,516 and $40,853, respectively.

Long-Lived Assets — The Companies record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets may be impaired and the undiscounted net cash flows estimated to be generated by those assets are less than their carrying amounts. When the undiscounted net cash flows are less than the carrying amount, losses are recorded for the difference between the discounted net cash flows of the assets and the carrying amount.

Deferred Revenue — Deferred revenue represents customer deposits collected in advance under certain product contracts. These deposits are considered to be deferred revenue and revenue recognized as products are provided under the respective contracts.

Shipping and Handling Costs — Customers generally prepay their own freight or the Companies include anticipated shipping costs into base selling prices. Amounts incurred by the Companies for shipping and handling costs for the years ended December 31, 2005, 2006 and 2007 amounted to $15,283, $17,729 and $34,846, respectively and are included in cost of sales in the accompanying combined statements of operations.

Use of Estimates — The preparation of the combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are revised as additional information becomes available. Actual results could differ from those estimates.

Research and Development Costs — Research and development costs are incurred each year in connection with research, development, and engineering programs that are expected to contribute to future earnings. Research and development costs are charged to selling, general, and administrative expenses as incurred and totaled approximately $137,000, $119,000 and $114,000 for 2005, 2006 and 2007, respectively.

Concentration of Credit Risk — Financial instruments that potentially subject the Companies to concentrations of credit risk consist primarily of trade receivables. Sales to the U.S. government were approximately $4,668,000, $2,715,000, and $10,610,000 for 2005, 2006, and 2007, respectively.

During the year ended December 31, 2005, the Companies had 69% of their revenues from two customers, one representing 40% of sales and one representing 29% of sales.

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

During the year and at December 31, 2006, the Companies received 46% of their revenues and 32% of their accounts receivable, respectively, from two customers, one representing 33% of sales and 20% of accounts receivable and one representing 13% of sales and 12% of accounts receivable.

During the year and at December 31, 2007, the Companies received 84% of their revenues and had 83% of their accounts receivable, respectively, from one customer.

Income Taxes — Each of the Companies has elected for federal and state income tax purposes to include its taxable income with that of its shareholders (an S-Corporation election). Accordingly, net income reported by the Companies does not include a provision for income taxes. Distributions to shareholders are provided to fund, among others, tax obligations of the shareholders attributable to the Companies’ net income.

Recently Issued Accounting Pronouncements — In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a threshold of more-likely-than-not for recognition of tax benefits of uncertain tax positions taken or expected to be taken in a tax return. FIN 48 also provides related guidance on measurement, derecognition, classification, interest and penalties, and disclosure. The FASB decided to defer the effective date of FIN 48 for nonpublic entities for one year for those nonpublic entities that have not already issued a complete set of annual financial statements fully reflecting the Interpretation’s requirements, which means that the provisions of FIN 48 will be effective for the Companies’ fiscal years beginning after December 15, 2007, with any cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Companies adopted this statement on January 1, 2008 and the adoption did not have a material impact on the Companies’ combined financial condition, results of operations and cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurement (SFAS 157). SFAS 157 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. It does not require any new fair value measures. The Statement is effective for fair value measures already required or permitted by other standards for fiscal years beginning after November 15, 2007. The Companies are required to adopt SFAS 157 beginning on January 1, 2008. SFAS 157 is required to be applied prospectively, except for certain financial instruments. On February 12, 2008, the FASB issued FSP FAS 157-1 and FSP FAS 157-2, which remove leasing transactions accounted for under SFAS No. 13, Accounting for Leases from the scope of SFAS 157 and partially defer the effective date of SFAS 157 as it relates all nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. The Companies adopted this statement on January 1, 2008 and the adoption did not have a material impact on the Companies’ combined financial condition, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for the first fiscal year that begins after November 15, 2007. In adopting SFAS 159 on January 1, 2008, the Companies did not elect the fair value option for any financial assets or liabilities; as such, the adoption did not have a material impact on the Companies’ combined financial condition, results of operations and cash flows.

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (SFAS 160). SFAS 160 (a) amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and the deconsolidation of a subsidiary; (b) changes the way the consolidated income statement is presented; (c) establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation; (d) requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated; and (e) requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. SFAS 160 must be applied prospectively, but the presentation and disclosure requirements must be applied retrospectively to provide comparability in the financial statements. Early adoption is prohibited. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The impact of this new accounting principle on the Companies’ combined financial condition, results of operations and cash flows is dependant upon the level of future acquisitions.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations — a replacement of FASB No. 141 (SFAS 141(R)). SFAS 141(R) requires (a) a company to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at fair value as of the acquisition date; and (b) an acquirer in preacquisition periods to expense all acquisition-related costs. SFAS 141(R) requires that any adjustments to an acquired entity’s deferred tax asset and liability balance that occur after the measurement period be recorded as a component of income tax expense. This accounting treatment is required for business combinations consummated before the effective date of SFAS 141(R) (non-prospective), otherwise SFAS 141(R) must be applied prospectively. The presentation and disclosure requirements must be applied retrospectively to provide comparability in the financial statements. Early adoption is prohibited. SFAS 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The impact of this new accounting principle on the Companies’ combined financial condition, results of operations and cash flows is dependant upon the level of future acquisitions.

3.	ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2006 and 2007 consisted of the following:

	2006	2007

Trade receivables	$1,313,614	$2,289,580
Other	13,774	19,683

Total	$1,327,388	$2,309,263

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

4.	DUE FROM OMNITECH PROPERTIES, LLC

The amounts due from OmniTech Properties, LLC, a related party by common ownership, are non-interest bearing and payable on demand.

5.	INVENTORIES

Inventories at December 31, 2006 and 2007 consisted of the following:

	2006	2007

Raw materials	$768,248	$1,977,311
Work-in-process	1,697,206	2,312,322
Finished goods	16,236	154,166

Total	$2,481,690	$4,443,799

6.	PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2006 and 2007 consisted of the following:

	2006	2007

Land	$32,072	$32,072
Buildings and improvements	531,649	552,643
Equipment, furniture and fixtures	1,176,976	1,258,028

Subtotal	1,740,697	1,842,743
Less accumulated depreciation	(729,845)	(877,620)

Total	$1,010,852	$965,123

7.	TITLE III AGREEMENT

OSTI has a technology investment agreement with the U.S. government under Title III of the Defense Production Act to establish a certain manufacturing capability at the Companies’ facility. The U.S. government reimburses OSTI for costs incurred to study, plan and develop the manufacturing capability and for the procurement of manufacturing equipment. Title to all property and equipment purchased under this agreement remains U.S. government property. The U.S. government, at its discretion, may elect to transfer title of the property and equipment to OSTI.

OSTI bills the U.S. government for a portion of the amounts incurred on a monthly basis. For the years ended December 31, 2005, 2006 and 2007, OSTI billed $212,872, $386,781, and $1,358,208, respectively, for reimbursement of the U.S. government’s share of costs incurred under the agreement, including payment for property and equipment purchases. The amounts billed offset the applicable expenses incurred in the accompanying statements of operations or reimburse OSTI for costs incurred to purchase property and equipment on behalf of the U.S. government.

Total U.S. government owned property and equipment purchased and maintained by OSTI, including advanced deposits paid for property and equipment on behalf of the U.S. government, but not reflected in the combined financial statements as of December 31, 2006 and 2007 was $247,878 and $1,266,918 respectively.

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

8.	SHORT-TERM BORROWINGS

On March 27, 2006, OSTI executed a $750,000 line of credit agreement with a bank, subject to borrowing base restrictions of 80% of eligible accounts receivable and 50% of eligible inventories, and due on demand. Interest is variable and payable monthly at the lender’s prime rate less 0.25%. As of December 31, 2006 and 2007, the interest rate was 8.00% and 7.00%, respectively. The line of credit note is collateralized by substantially all of the assets of OSTI. The Companies had borrowings under the line of credit of $0 and $400,000 as of December 31, 2006 and 2007, respectively. The credit agreement contains financial covenants including a minimum current ratio, maximum leverage ratio and limits on capital expenditures and shareholder distributions. At December 31, 2007, the Companies were in compliance with the financial covenant under the credit agreement. The Companies were not in compliance with a non-financial covenant, but a waiver was obtained from the lender.

The line of credit agreement was amended in January 2008 to increase the maximum borrowings under the line of credit to $1,000,000.

The Companies also have a $100,000 line of credit agreement with another bank due on demand and secured by certain assets of the Companies. Interest is variable and payable monthly at the lender’s prime rate plus 1%. As of December 31, 2006 and 2007, the interest rate was 9.25% and 8.25%, respectively. Borrowings under this line of credit were $0 and $100,000 as of December 31, 2006 and 2007, respectively.

On May 29, 2007, the Companies borrowed $180,000 from their shareholders. Interest was payable at 4.7%, the applicable federal rate, and the loan was repaid December 19, 2007.

9.	LONG-TERM DEBT

Long-term notes payable outstanding at December 31, 2006 and 2007 consisted of the following:

	2006	2007

Mortgages payable to the Pennsylvania Industrial Development Authority, due June 2015 with monthly payments of principal and interest of $909 at a fixed interest rate of 3.75%. Secured by the Companies’ buildings and improvements	$78,630	$70,531
Term note payable to bank, due September 2009, payable over 60 months with escalating principal payments from $5,747 to $6,031 with interest at the bank’s prime rate plus 0.25% (7.50% at December 31, 2007) secured by certain assets of the Companies	185,098	124,032

	263,728	194,563
Less current maturities	(69,165)	(78,220)

Total	$194,563	$116,343

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Future minimum payments on long-term debt at December 31, 2007 were as follows:

Years Ending
December 31,

2008	$78,220
2009	62,947
2010	9,061
2011	9,406
2012	9,765
Thereafter	25,164

Total	$194,563

10.	401(k) PLAN

The Companies sponsor a 401(k) plan that covers all eligible full-time employees. Matching contributions for the Companies for 2005, 2006 and 2007 amounted to $91,675, $81,557 and $93,543, respectively. In addition, the Companies may make discretionary profit-sharing contributions. The Companies did not make discretionary profit sharing contributions in 2005, 2006 and 2007.

11.	COMMITMENT AND CONTINGENCIES

Legal Matters — The Companies are from time to time involved in legal proceedings that are incidental to the operation of its business. The Companies establish accruals in cases where the outcome of the matter is probable and can be reasonably estimated. Although the ultimate outcome of any legal matter cannot be predicted with certainty, based on present information, including the Companies’ assessment of the merits of the particular claims, as well as its current reserves and insurance coverage, the Companies do not expect that such legal proceedings to which it is a party will have any material adverse impact on the cash flow, results of operations or financial condition of the Companies on a combined basis in the foreseeable future.

Product Warranties — Accruals for estimated expenses related to warranties are made at the time products are sold or services are rendered. These accruals are established using historical information on the nature, frequency and average cost of warranty claims. The Companies generally warrant their products against defects and specific nonperformance for one or two year period.

A reconciliation of warranty reserve activity for 2005, 2006 and 2007 is as follows:

	2005	2006	2007

Balance — beginning of the year	$19,018	$16,633	$33,073
Provision for warranties issued	16,633	33,073	59,024
Payments made during the year	(19,018)	(16,633)	(34,597)

Balance — end of the year	$16,633	$33,073	$57,500

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

12.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Companies in estimating fair value disclosures for financial instruments:

a. The carrying amounts of the following assets and liabilities meeting the definition of a financial instrument approximate their fair value due to the short period to maturity of the instruments: cash and cash equivalents, accounts receivable, accounts payable.

b. Long-term debt — The carrying amounts reported in the combined balance sheets for long-term debt, including the current portion, approximates their fair value.

13.	SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for December 31, 2005, 2006 and 2007 is as follows:

	2005	2006	2007

Interest paid	$21,416	$21,340	$27,447

The following transactions were treated as noncash activities on the combining statements of cash flows for the Companies:

During 2007, the Companies authorized and accrued $645,000 in shareholders’ distributions representing the shareholders’ estimated tax liability on the Companies’ 2007 net income.

******

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

CONDENSED COMBINED BALANCE SHEETS (UNAUDITED)

	December 31,	September 30,
	2007	2008

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,438,326	$3,033,820
Accounts receivable	2,309,263	991,290
Due from OmniTech Properties, LLC, a related party	285,286	313,315
Inventories	4,443,799	4,675,092
Prepaid expenses and other	30,816	79,958

Total current assets	8,507,490	9,093,475
PROPERTY AND EQUIPMENT — Net	965,123	938,044
OTHER LONG-TERM ASSETS	81,676	87,266

TOTAL	$9,554,289	$10,118,785

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$500,000	$100,000
Current maturities of long-term debt	78,220	74,194
Accounts payable	2,003,812	807,091
Deferred revenue	41,810	513,131
Accrued payroll and vacation	97,813	192,636
Accrued 401(k) company match	93,543	72,963
Accrued sales commissions	42,035	10,325
Accrued shareholders’ distributions	645,000	248,000
Accrued warranty reserve	57,500	92,338
Accrued liabilities and other	47,935	88,404

Total current liabilities	3,607,668	2,199,082
LONG-TERM LIABILITIES:
Long-term debt, less current portion	116,343	56,343
Other long-term liabilities	43,500	43,500

Total liabilities	3,767,511	2,298,925

SHAREHOLDERS’ EQUITY:
Optical Systems Technology, Inc. common stock, no par value — 1,000 shares authorized, issued, and outstanding at December 31, 2007 and September 30, 2008
Keystone Applied Technologies, Inc. common stock, no par value — 1,000,000 shares authorized, issued, and outstanding at December 31, 2007 and September 30, 2008
Omnitech Partners, Inc. common stock, no par value — 1,000,000 shares authorized, issued, and outstanding at December 31, 2007 and September 30, 2008
Additional paid-in capital	847,572	847,572
Retained earnings	4,939,206	6,972,288

Total shareholders’ equity	5,786,778	7,819,860

TOTAL	$9,554,289	$10,118,785

See notes to the condensed combined financial statements (unaudited).

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

	Nine Months Ended
	September 30,
	2007	2008

NET SALES	$8,495,891	$15,312,068
COST OF SALES	6,303,699	9,929,780

GROSS PROFIT	2,192,192	5,382,288
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	1,009,457	1,466,585

INCOME FROM OPERATIONS	1,182,735	3,915,703

OTHER INCOME (EXPENSE)
Interest income	28,516	21,878
Interest expense	(21,904)	(19,990)
Miscellaneous income	2,379	1,427

Total other income	8,991	3,315

NET INCOME	$1,191,726	$3,919,018

See notes to the condensed combined financial statements (unaudited).

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

CONDENSED COMBINED STATEMENT OF SHAREHOLDERS’ EQUITY (UNAUDITED)

	Optical	Keystone
	Systems	Applied	Omnitech
	Technology,	Technologies,	Partners,
	Inc.	Inc.	Inc.	Additional		Total
	Common	Common	Common	Paid-in	Retained	Shareholders’
	Stock	Stock	Stock	Capital	Earnings	Equity

BALANCE — December 31, 2007	$—	$—	$—	$847,572	$4,939,206	$5,786,778
Net income	—	—	—	—	3,919,018	3,919,018
Shareholders’ distributions	—	—	—	—	(1,885,936)	(1,885,936)

BALANCE — September 30, 2008	$—	$—	$—	$847,572	$6,972,288	$7,819,860

See notes to the condensed combined financial statements (unaudited).

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30,
	2007	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,191,726	$3,919,018
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	104,207	101,559
Changes in operating assets and liabilities:
Accounts receivable	(109,997)	1,317,973
Inventories	(1,073,844)	(231,293)
Prepaid expenses and other	(31,356)	(49,142)
Accounts payable	608,553	(1,196,722)
Deferred revenue	(323,651)	471,320
Accrued payroll and vacation	116,872	94,823
Accrued 401(k) company match	(22,422)	(20,580)
Accrued sales commissions	23,092	(31,710)
Accrued warranty reserve	40,277	34,838
Accrued liabilities and other	(61,460)	40,469

Net cash provided by operating activities	461,997	4,450,553

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for patent costs	(10,527)	(6,154)
Payments for purchases of property and equipment	(76,963)	(73,916)
Loan to OmniTech Properties, LLC, a related party	—	(28,029)

Net cash used in investing activities	(87,490)	(108,099)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from shareholders	180,000	—
Payments on long-term debt	(55,619)	(64,026)
Proceeds from (payments of) short-term borrowings	250,000	(400,000)
Shareholder distributions	(8,649)	(2,282,934)

Net cash provided by (used in) financing activities	365,732	(2,746,960)

INCREASE IN CASH AND CASH EQUIVALENTS	740,239	1,595,494
CASH AND CASH EQUIVALENTS — Beginning of year	1,688,770	1,438,326

CASH AND CASH EQUIVALENTS — End of period	$2,429,009	$3,033,820

See notes to the condensed combined financial statements (unaudited).

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

1.	ORGANIZATION

Operations — These condensed combined financial statements include the accounts of Optical Systems Technology, Inc., (OSTI), Keystone Applied Technologies, Inc., (KATI) and OmniTech Partners, Inc. (OmniTech). OSTI was formed in 1995 to develop multi-spectral optical systems and stabilized gimbaled optical platforms for military and law enforcement applications. On December 23, 1996, OSTI acquired the Star Tron Night Vision product line and became a manufacturer of night vision products.

KATI was formed in 2001 to design, develop and prototype new electro-optical surveillance systems, small arms night vision weapon sights and stabilized gimbaled products for use in military, law enforcement and commercial purposes.

OmniTech was formed in 2002 to provide support to OSTI and KATI as a central paymaster of payroll, payroll taxes and the related employee benefits. OmniTech does not generate any revenue.

The condensed combined financial statements and related notes are presented as of December 31, 2007 and September 30, 2008 and for the nine months ended September 30, 2007 and 2008 unless otherwise noted. The nine months ended September 30, 2007 and 2008 are referred to as 2007 and 2008, respectively.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Combined Presentation — The condensed combined financial statements include the accounts of OSTI, KATI, and OmniTech (collectively the Companies), which are owned by the same shareholders and are under common control since inception. Intercompany balances and transactions have been eliminated.

Revenue Recognition — For the goods and services delivered under long-term contracts with the U.S. government, the Companies follow Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, for revenue recognition. Under these long-term contracts, the Companies recognize revenue and anticipated profits based on the number of units delivered. Revenue recognized under cost-reimbursement contracts is recorded as allowable costs as incurred and include estimated earned fees or profits calculated on the basis of the relationship between costs incurred and total estimated costs. Anticipated losses on contracts are recorded when first identified by the Companies. For other sales, the Companies recognize revenues when services are rendered and title transfers to the customer for the products, subject to any special terms and conditions of specific contracts.

Cash and Cash Equivalents — The Companies consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts — The Companies extend credit in the normal course of business to agencies of the United States government (U.S. Government) and other customers.

Management periodically reviews the listing of accounts receivable to assess the probability of collection. No allowances for doubtful accounts were deemed necessary as of December 31, 2007 and September 30, 2008.

Inventories — Inventories are stated at the lower of cost or market with cost being determined principally on the first-in, first-out method, except for image intensifier tubes and raw materials, which are stated at average cost.

Property and Equipment — Property and equipment are recorded at cost, which includes the cost of installations. Depreciation of property and equipment is recorded using the straight-line method over the assets’ estimated useful lives as follows:

Years

Equipment, furniture and fixtures	3 to 7
Buildings and improvements	39

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

The Companies charge repair, maintenance, and minor renewal expenditures and other purchases against earnings in the year incurred, while major improvements are capitalized and depreciated. When an item is sold or retired, the related asset cost and accumulated depreciation are removed from the books and gains or losses are recognized in the combined statements of operations.

Long-Lived Assets — The Companies record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets may be impaired and the undiscounted net cash flows estimated to be generated by those assets are less than their carrying amounts. When the undiscounted net cash flows are less than the carrying amount, losses are recorded for the difference between the discounted net cash flows of the assets and the carrying amount.

Deferred Revenue — Deferred revenue represents customer deposits collected in advance under certain product contracts and monies advanced for equipment to be purchased on behalf of the U.S. government under Title III. With the exception of the Title III advances, these deposits are considered to be deferred revenue and revenue recognized as products are provided under the respective contracts. The advances received under Title III will be used to purchase equipment on behalf of the U.S. government.

The equipment to be purchased with the advances received under Title III on behalf of the U.S. government will be used and maintained by the Companies, however title to this equipment will remain with the U.S. government and will not be reflected in the combined financial statement of the Companies (see Note 7).

Shipping and Handling Costs — Customers generally prepay their own freight or the Companies include anticipated shipping costs into base selling prices.

Use of Estimates — The preparation of the combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are revised as additional information becomes available. Actual results could differ from those estimates.

Research and Development Costs — Research and development costs are incurred each year in connection with research, development, and engineering programs that are expected to contribute to future earnings. Research and development costs are charged to selling, general, and administrative expenses as incurred.

Concentration of Credit Risk — Financial instruments that potentially subject the Companies to concentrations of credit risk consist primarily of trade receivables.

Income Taxes — Each of the Companies has elected for federal and state income tax purposes to include its taxable income with that of its shareholders (a S-Corporation election) Accordingly, net income reported by the Company does not include a provision for income taxes. Distributions to shareholders are provided to fund, among others, tax obligations of the shareholders attributable to Companies net income.

Recently Issued Accounting Pronouncements — In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a threshold of more-likely-than-not for recognition of tax benefits of uncertain tax positions taken or expected to be taken in a tax return. FIN 48 also provides related guidance on measurement, derecognition, classification, interest and penalties, and disclosure. The FASB decided to defer the effective date of FIN 48 for nonpublic entities for one year for those nonpublic entities that have not already issued a complete set of annual financial statements fully reflecting the Interpretation’s requirements, which means that the provisions of FIN 48 will be effective for the Company’s fiscal years

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

beginning after December 15, 2007, with any cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Companies adopted this statement on January 1, 2008 and the adoption did not have a material impact on the Companies’ combined financial condition, results of operations and cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. It does not require any new fair value measures. The Statement is effective for fair value measures already required or permitted by other standards for fiscal years beginning after November 15, 2007. SFAS 157 is required to be applied prospectively, except for certain financial instruments. On February 12, 2008, the FASB issued FSP FAS 157-1 and FSP FAS 157-2, which remove leasing transactions accounted for under SFAS No. 13, Accounting for Leases from the scope of SFAS 157 and partially defer the effective date of SFAS 157 as it relates all nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. The Company adopted this statement on January 1, 2008 and the adoption did not have a material impact on the Company’s combined financial condition, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for the first fiscal year that begins after November 15, 2007. In adopting SFAS 159 on January 1, 2008, the Companies did not elect the fair value option for any financial assets or liabilities; as such, the adoption did not have a material impact on the Companies’ combined financial condition, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (SFAS 160). SFAS 160 (a) amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and the deconsolidation of a subsidiary; (b) changes the way the consolidated income statement is presented; (c) establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation; (d) requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated; and (e) requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. SFAS 160 must be applied prospectively, but the presentation and disclosure requirements must be applied retrospectively to provide comparability in the financial statements. Early adoption is prohibited. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The impact of this new accounting principle on the Company’s combined financial condition, results of operations and cash flows is dependent upon the level of future acquisitions.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations — a replacement of FASB No. 141 (SFAS 141(R)). SFAS 141(R) requires (a) a company to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at fair value as of the acquisition date; and (b) an acquirer in preacquisition periods to expense all acquisition-related costs. SFAS 141(R) requires that any adjustments to an acquired entity’s deferred tax asset and liability balance that occur after the measurement period be recorded as a component of income tax expense. This accounting treatment is required for business combinations consummated before the effective date of SFAS 141(R) (non-prospective), otherwise

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

SFAS 141(R) must be applied prospectively. The presentation and disclosure requirements must be applied retrospectively to provide comparability in the financial statements. Early adoption is prohibited. SFAS 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The impact of this new accounting principle on the Company’s combined financial condition, results of operations and cash flows is dependent upon the level of future acquisitions.

3.	ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2007 and September 30, 2008 consisted of the following:

	2007	2008

Trade receivables	$2,289,580	$990,804
Other	19,683	486

Total	$2,309,263	$991,290

4.  DUE FROM OMNITECH PROPERTIES, LLC

The amounts due from OmniTech Properties, LLC, a related party by common ownership, are non-interest bearing and payable on demand.

5.	INVENTORIES

Inventories at December 31, 2007 and September 30, 2008 consisted of the following:

	2007	2008

Raw materials	$1,977,311	$2,154,617
Work-in-process	2,312,322	1,800,654
Finished goods	154,166	719,821

Total	$4,443,799	$4,675,092

6.	PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2007 and September 30, 2008 consisted of the following:

	2007	2008

Land	$32,072	$32,072
Buildings and improvements	552,643	552,643
Equipment, furniture and fixtures	1,258,028	1,331,944

Subtotal	1,842,743	1,916,659
Less accumulated depreciation	(877,620)	(978,615)

Total	$965,123	$938,044

7.	TITLE III AGREEMENT

OSTI has a technology investment agreement with the U.S. government under Title III of the Defense Production Act to establish a certain manufacturing capability at the Companies’ facility. The U.S. government reimburses OSTI for costs incurred to study, plan and develop the manufacturing capability and for the procurement of manufacturing equipment. Title to all property and equipment purchased under this agreement remains U.S. government property. The U.S. government, at its discretion, may elect to transfer title of the property and equipment to OSTI.

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

OSTI bills the U.S. government for a portion of the amounts incurred on a monthly basis. For the nine months ended September 30, 2007 and 2008, OSTI billed $697,609 and $616,787, respectively, for reimbursement of the U.S. government’s share of costs incurred under the agreement, including payment for property and equipment purchases. The amounts billed offset the applicable expenses incurred in the accompanying statements of operations or reimburse OSTI for costs incurred to purchase property and equipment on behalf of the U.S. government

Total U.S. government owned property and equipment purchased and maintained by OSTI, including advanced deposits paid for property and equipment on behalf of the U.S. government, but not reflected in the combined financial statements as of December 31, 2007 and September 30, 2008 was $1,266,918 and $1,847,134 respectively.

8.	SHORT-TERM BORROWINGS

OSTI has a $1,000,000 line of credit agreement with a bank, subject to borrowing base restrictions of 80% of eligible accounts receivable and 50% of eligible inventories, and due on demand. Interest is variable and payable monthly at the lender’s prime rate less 0.25%. As of December 31, 2007 and September 30, 2008, the interest rate was 7.00% and 4.75%, respectively. The line of credit note is collateralized by substantially all of the assets of OSTI. The Companies had borrowings under the line of credit of $400,000 and $0 as of December 31, 2007 and September 30, 2008, respectively. The credit agreement contains financial covenants including a minimum current ratio, maximum leverage ratio and limits on capital expenditures and shareholder distributions.

The Companies also have a $100,000 line of credit agreement with another bank due on demand and secured by certain assets of the Companies. Interest is variable and payable monthly at the lender’s prime rate plus 1%. As of December 31, 2007 and September 30, 2008, the interest rate was 8.25% and 6.00% respectively. Borrowings under this line of credit were $100,000 and $100,000 as of December 31, 2007 and September 30, 2008, respectively.

In May 2007, the Companies borrowed $180,000 from their shareholders. Interest was payable at 4.75%, the applicable federal rate, and the loan was repaid in December 2007.

9.	LONG-TERM DEBT

Long-term notes payable outstanding at December 31, 2007 and September 30, 2008 consisted of the following:

	2007	2008

Mortgages payable to the Pennsylvania Industrial Development Authority, due June 15, 2015 with monthly payments of principal and interest of $909 at a fixed interest rate of 3.75%. Secured by the Companies’ buildings and improvements.	$70,531	$64,256
Term note payable to bank, due September 2009, payable over 60 months with escalating principal payments from $5,747 to $6,031 with interest at the bank’s prime rate plus 0.25% (5.25% at September 30, 2008) secured by certain assets of the Companies	124,032	66,281

	194,563	130,537
Less current maturities	(78,220)	(74,194)

Total	$116,343	$56,343

OPTICAL SYSTEMS TECHNOLOGY, INC.,
KEYSTONE APPLIED TECHNOLOGIES, INC., AND
OMNITECH PARTNERS, INC.

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

10.	COMMITMENT AND CONTINGENCIES

Legal Matters — The Companies are from time to time involved in legal proceedings that are incidental to the operation of their businesses. The Companies establish accruals in cases where the outcome of the matter is probable and can be reasonably estimated. Although the ultimate outcome of any legal matter cannot be predicted with certainty, based on present information, including the Companies’ assessment of the merits of the particular claims, as well as its current reserves and insurance coverage, the Companies do not expect that such legal proceedings to which they are a party will have a material adverse impact on the cash flow, results of operations or financial condition of the Companies on a combined basis in the foreseeable future.

Product Warranties — Accruals for estimated expenses related to warranties are made at the time products are sold or services are rendered. These accruals are established using historical information on the nature, frequency and average cost of warranty claims. The Companies generally warrant their products against defects and specific nonperformance for one or two year period.

11.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Companies in estimating fair value disclosures for financial instruments:

a. The carrying amounts of the following assets and liabilities meeting the definition of a financial instrument approximate their fair value due to the short period to maturity of the instruments: cash and cash equivalents, accounts receivable, and accounts payable.

b. Long-term debt — The carrying amounts reported in the combined balance sheets for long-term debt, including the current portion, approximates their fair value.

12.	SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for September 30, 2007 and 2008 is as follows:

	2007	2008

Interest paid	$21,904	$19,990

The following transactions were treated as noncash activities on the combining statements of cash flows for the Companies:

The Companies authorized and accrued $182,000 and $248,000 in shareholders’ distributions representing the shareholders’ estimated tax liability on the Companies’ net income for the nine month period ended September 30, 2007 and 2008, respectively.

******

INDEPENDENT AUDITORS’ REPORT

To the Stockholders of
Transportadora de Protección y Seguridad, S.A. de C.V.
Monterrey, N.L., Mexico

We have audited the accompanying balance sheets of Transportadora de Protección y Seguridad, S.A. de C.V. (the “Company”) as of December 31, 2006 and 2007, and the related statements of income and comprehensive income, of changes in stockholders’ equity and of cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Transportadora de Protección y Seguridad, S.A. de C.V. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu

C.P.C. Roberto Lozano
Monterrey, N.L., Mexico
May 5, 2008

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND 2007

	2006	2007
	(U.S. dollars)

ASSETS
Current assets:
Cash and cash equivalents	$449,310	$632,722
Accounts receivable, net	1,250,646	2,041,894
Due from related parties	6,456	—
Inventories	4,444,022	5,686,013
Taxes receivable	202,006	—
Deferred income taxes	142,568	377,289
Other current assets	96,066	802,922

Total current assets	6,591,074	9,540,840
Property and equipment, net	843,182	1,433,387

Total	$7,434,256	$10,974,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$123,906	$506,665
Trade accounts payable	2,269,633	2,169,462
Due to related parties	1,754,431	1,086,251
Income taxes payable	81,442	1,022,790
Accrued expenses and other current liabilities	2,012,915	921,513
Employee statutory profit sharing	65,889	571,697

Total current liabilities	6,308,216	6,278,378
Deferred income taxes	353,592	249,950
Labor obligations	108,133	167,823

Total liabilities	6,769,941	6,696,151

Commitments and contingencies (see Note 14)
Stockholders’ equity:
Common stock, $93 par value, 11,900 shares and 7,000 shares authorized, issued and outstanding in 2007 and 2006, respectively	647,613	1,103,130
Accumulated other comprehensive loss	(203,219)	(204,800)
Retained earnings	219,921	3,379,746

Total stockholders’ equity	664,315	4,278,076

Total	$7,434,256	$10,974,227

See notes to the financial statements.

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2007

	2006	2007
	(U.S. dollars)

Net sales	$16,161,646	$30,277,177
Cost of sales	11,707,442	20,175,812

Gross profit	4,454,204	10,101,365
Selling, general and administrative expenses	4,142,128	5,632,835

Income from operations	312,076	4,468,530
Interest expense	16,744	112,620
Interest income	(3,701)	(5,665)
Foreign exchange (gain) loss, net	13,409	(26,391)

	26,452	80,564
Other income, net	12,377	118,880

Income before income taxes	298,001	4,506,846
Income tax provision	185,491	1,347,021

Net income	$112,510	$3,159,825

Other comprehensive income:
Foreign currency translation adjustments	8,850	13,248

Comprehensive income	$121,360	$3,173,073

See notes to the financial statements.

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2007

			Accumulated
		Stock	Other		Total
	Common	Subscription	Comprehensive	Retained	Stockholders’
	Stock	Receivable	Loss	Earnings	Equity
	(U.S. dollars)

Balances as of December 31, 2005	$647,613	$(627,370)	$(212,069)	$107,411	$(84,415)
Proceeds from issuance of common stock	—	627,370	—	—	627,370
Translation adjustment, net of tax of $3,442	—	—	8,850		8,850
Net income				112,510	112,510

Balances as of December 31, 2006	647,613	—	(203,219)	219,921	664,315
Proceeds from issuance of common stock	455,517	—	—	—	455,517
Translation adjustment, net of tax of $5,152	—	—	13,248		13,248
Net income				3,159,825	3,159,825
Adjustment to adopt SFAS No 158, net of tax of $5,767	—	—	(14,829)	—	(14,829)

Balances as of December 31, 2007	$1,103,130	$—	$(204,800)	$3,379,746	$4,278,076

See notes to the financial statements.

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2007

	2006	2007
	(U.S. dollars)

Cash flows from operating activities:
Net income	$112,510	$3,159,825
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	163,993	291,828
Deferred income taxes	(100,489)	(330,784)
Labor obligations	28,113	39,231
Unrealized exchange (gain) loss	7,906	(2,180)
Change in operating assets and liabilities:
Accounts receivable	(548,052)	(798,213)
Inventories	(1,416,488)	(1,248,989)
Taxes receivable	(108,520)	200,711
Other current assets	(73,279)	(704,437)
Trade accounts payable	130,371	(87,220)
Income taxes payable	81,090	938,004
Accrued expenses and other current liabilities	1,060,812	(577,913)
Related parties	243,148	(195,580)

Net cash provided by (used in) operating activities	(418,885)	684,283
Cash flows from investing activities:
Payments for purchases of property and equipment	(306,777)	(882,020)

Net cash used in investing activities	(306,777)	(882,020)
Cash flows from financing activities:
Proceeds from short-term borrowings	121,262	381,639
Proceeds from issuance of common stock	627,370	—

Net cash provided by financing activities	748,632	381,639
Effect of exchange rate changes on cash and equivalents	(2,020)	(490)
Net increase in cash and cash equivalents	20,950	183,412
Cash and cash equivalents at beginning of the year	428,360	449,310

Cash and cash equivalents at end of the year	$449,310	$632,722

See notes to the financial statements.

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

NOTES TO THE FINANCIAL STATEMENTS
(U.S. DOLLARS)

1.	DESCRIPTION OF BUSINESS

Transportadora de Protección y Seguridad, S.A. de C.V. (the Company) was founded in 1994 with its headquarters located in Monterrey, Mexico. Its principal activity is the manufacturing of armored vehicles as well as providing armoring related services to its clients.

2.	BASIS OF PRESENTATION

The Company maintains its books and records in Mexican pesos and prepares financial statements in accordance with Mexican Financial Reporting Standards (Mexican FRS) (previously known as accounting principles generally accepted in Mexico or Mexican GAAP ) issued by the Mexican Board for Research and Development of Financial Reporting Standards (the CINIF). The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and have been translated into U.S. dollars as discussed below. The most significant difference between Mexican FRS and U.S. GAAP, as it relates to the Company, is that Mexican FRS recognizes the comprehensive effects of inflation on financial statements, which effects have been eliminated in the accompanying financial statements.

3.	SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents — Cash and cash equivalents consist of cash held in checking accounts and other highly liquid instruments with maturities of less than 3 months.

Accounts Receivable and Allowance for Doubtful Accounts — Trade accounts receivable are recorded at the invoiced amount and do not bear interest due to their short-term nature. Amounts collected on trade accounts receivable are included in net cash used in operating activities in the statements of cash flows. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses and current receivables aging.

The Company sells products to customers primarily in Mexico. The Company conducts periodic evaluations of its customers’ financial condition and generally does not require collateral. The Company does not believe that significant risk of loss from a concentration of credit risk exists given the large number of customers that comprise its customer base. The Company also believes that its potential credit risk is adequately covered by the allowance for doubtful accounts. Management periodically reviews the listing of accounts receivable to assess their probability of collection. The total allowance for doubtful accounts was $192,910 and $292,401 as of December 31, 2006 and 2007, respectively.

Inventories — Materials and parts, vehicles in process and armored vehicles are stated at the lower of cost or market, with cost being determined on the first-in, first-out method.

The Company records the necessary adjustments for inventory impairment arising from damaged, obsolete, or slow-moving inventory.

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Property and Equipment — Property and equipment are recorded at acquisition cost net of accumulated depreciation and amortization. Depreciation of property and equipment is provided using the straight-line method over the assets’ estimated useful lives as follows:

Years

Machinery and equipment	10.0
Vehicles	4.0
Furniture and fixtures	3.3
Computer equipment	3.3
Leasehold improvements	5.0

The Company charges repair, maintenance and minor renewal expenditures and other purchases against earnings in the year incurred, while major improvements are capitalized and depreciated. When an item is sold or retired, the related asset cost and accumulated depreciation and amortization are removed from the books and gains or losses are recognized in the statements of income. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the terms of the respective leases. Depreciation and amortization expense recorded in cost of sales totaled $95,158 and $169,260 in 2006 and 2007, respectively, and depreciation and amortization expense recorded in selling, general and administrative expenses for 2006 and 2007 totaled $68,835 and $122,568, respectively.

Long-Lived Assets — In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by the asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models and quoted market values as considered necessary.

Labor Obligations — In accordance with Mexican Labor Law, the Company provides seniority premium benefits to its employees under certain circumstances. These benefits consist of a one-time payment equivalent to 12 days wages for each year of service (at the employee’s most recent salary, but not to exceed twice the legal minimum wage), payable to all employees with 15 or more years of service, as well as to certain employees terminated involuntarily prior to the vesting of their seniority premium benefit. The Company also provides statutorily mandated severance benefits to its employees terminated under certain circumstances. Such benefits consist of a one-time payment of three months wages plus 20 days wages for each year of service payable upon involuntary termination without cause.

The costs for benefits to which employees are entitled related to seniority premiums and severance payments are recognized in the statements of income, as services are rendered, based on actuarial estimations of the benefits’ present value.

Effective December 31, 2007, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (SFAS 158). SFAS 158 requires companies to recognize the funded status of their defined benefit pension and other postretirement plans as a net asset or liability and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income to the extent those changes are not included in the net periodic cost. Additionally, upon adoption, SFAS 158 requires that the unrecognized net actuarial gain or loss and the unrecognized prior service cost be recognized in accumulated other comprehensive income and that these amounts be adjusted as they are subsequently recognized as a component of net periodic benefit cost based upon the current amortization and recognition

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

requirements of SFAS No. 87, Employers’ Accounting for Pensions and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. The funded status reported on the balance sheet as of December 31, 2007 under SFAS 158 was measured as the difference between the fair value of plan assets (if any) and the benefit obligations on a plan-by-plan basis. The adoption of the recognition provisions of SFAS 158 did not impact the Company’s cash position.

The incremental effect of applying the recognition provisions of SFAS 158 on the Company’s financial position as of December 31, 2007 was as follows:

	Before		After
	Adoption of		Adoption of
	SFAS 158	Adjustments	SFAS 158

Deferred income taxes	$255,717	$(5,767)	$249,950
Labor obligations	147,227	20,596	167,823
Total liabilities	6,681,322	14,829	6,696,151
Accumulated other comprehensive loss, net of tax	(189,971)	(14,829)	(204,800)
Total stockholders’ equity	$4,292,905	$(14,829)	$4,278,076

The recognition provisions of SFAS 158 had no affect on the statements of income for the periods presented. The Company will adopt the measurement date provisions of SFAS 158 during fiscal year 2008, which will require it to change its measurement date for its labor obligations to December 31.

Use of Estimates — The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of valuation allowances for receivables, inventories, warranties and obligations related to employee benefits. Estimates are revised as additional information becomes available. Actual results could differ from those estimates.

Foreign Currency Translation — The functional currency of the Company has been defined as the Mexican Peso in accordance with the criteria established by SFAS No. 52, Foreign Currency Translation. Accordingly, the financial statements for the years ended December 31, 2006 and 2007 have been translated from Mexican pesos into U.S. dollars using (i) current exchange rates for asset and liability accounts, (ii) historical rates for paid-in capital, and (iii) the weighted average exchange rate of the reporting period for revenues and expenses. The result of translation is recorded as a component of other accumulated comprehensive loss. Foreign currency transaction gains (losses) resulting from exchange rate fluctuations on transactions denominated in a currency other than the Mexican Peso are included in the statements of income.

Relevant exchange rates used in the preparation of the financial statements were as follows (Mexican pesos per one U.S. dollar):

	2006	2007

Current exchange rate at December 31	Ps. 10.8755	Ps.10.9043
Weighted average exchange rate for the years ended December 31	Ps. 10.9227	Ps.10.9457

Income Taxes and Employee Statutory Profit Sharing (ESPS) — The provision for income taxes includes federal, state, and local income taxes currently payable and deferred taxes arising from temporary differences between the financial statement and tax basis of assets and liabilities. Income taxes and ESPS are recorded under the liability method. Under this method, deferred income taxes are recognized for the estimated future tax effects of differences between the tax basis of assets and liabilities and their financial statement amounts as well as net operating loss carryforwards and tax credits based on enacted tax laws. A valuation allowance is applied to reduce deferred income tax assets to the amount of future net benefits that are more likely than not

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

to be realized. Because the Company uses the Mexican Peso as the functional currency, deferred income tax is calculated based on the differences between the foreign currency and the indexed tax basis of its assets and liabilities. ESPS is presented within operating expenses and the current expense is computed by applying the Mexican rate of 10% to pretax income from continuing operations. At December 31, 2006 and 2007, the deferred ESPS asset was $93,633 and $131,180, respectively. The Company established a valuation allowance for the total balance of the deferred ESPS asset.

Beginning on October 1, 2007, the Company must determine whether it will incur corporate income tax or the new Business Flat Tax (IETU) in the future and, accordingly, recognize deferred taxes based on the tax it will pay. Deferred taxes are calculated by applying the corresponding tax rate to the applicable temporary differences resulting from comparing the accounting and tax bases of assets and liabilities and including, if any, future benefits from tax loss carryforwards and certain tax credits (see Note 10).

Provisions — Provisions are recognized for current obligations that result from a past event, are probable to result in the future use of economic resources, and can be reasonably estimated.

Product Warranties — The Company provides various types of product warranties to its customers. Provisions for estimated expenses related to product warranties are recorded within accrued expenses at the time the product is sold. The Company estimates its warranty expenses using historical information on the nature, frequency, and average cost of warranty claims.

Fair Value of Financial Instruments — The carrying amounts of cash and cash equivalents, trade accounts receivable, short term borrowings, trade accounts payable and accrued expenses approximate their fair value because of the short maturity of these instruments.

Sales and Revenue Recognition — The Company recognizes revenues upon transfer of the risk and rewards of ownership, when services are rendered, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Prepayments are recorded as advances from customers.

Recently Issued Financial Accounting Pronouncements — In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a threshold of more-likely-than-not for recognition of tax benefits of uncertain tax positions taken or expected to be taken in a tax return. FIN 48 also provides related guidance on measurement, derecognition, classification, interest and penalties, and disclosure. The FASB decided to defer the effective date of FIN 48 for nonpublic entities for one year for those nonpublic entities that had not already issued a complete set of annual financial statements fully reflecting the Interpretation’s requirements. The Company adopted FIN 48 on January 1, 2008 and it did not have a material effect on its financial condition, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (SFAS 157). SFAS 157 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. It does not require any new fair value measures. The Statement is effective for fair value measures already required or permitted by other standards for fiscal years beginning after November 15, 2007. Except as discussed below, the Company was required to adopt SFAS 157 beginning on January 1, 2008. SFAS 157 is required to be applied prospectively, except for certain financial instruments. On February 12, 2008, the FASB issued FSP FAS 157-1 and FSP FAS 157-2, which remove leasing transactions accounted for under SFAS No. 13, Accounting for Leases, from the scope of SFAS 157 and partially defer the effective date of SFAS No. 157 as it relates to all nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. The Company adopted the provisions of SFAS 157 effective January 1, 2008 and it did not have a material effect on its financial condition, results of operations and cash flows.

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 gives the Company the irrevocable option to carry at fair value most financial assets and liabilities that are not currently required to be measured at fair value. If the fair value option is elected, changes in fair value would be recorded in earnings at each subsequent reporting date. SFAS 159 is effective for the Company’s 2008 fiscal year. The Company’s adoption of this statement will not have a material effect on its financial condition, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations — a replacement of FASB No. 141 (SFAS 141(R)). SFAS 141(R) requires (a) a company to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at fair value as of the acquisition date, and (b) an acquirer in preacquisition periods to expense all acquisition-related costs. SFAS 141(R) requires that any adjustments to an acquired entity’s deferred tax asset and liability balance that occur after the measurement period be recorded as a component of income tax expense. SFAS 141(R) must be applied prospectively. The presentation and disclosure requirements must be applied retrospectively to provide comparability in the financial statements. Early adoption is prohibited. SFAS 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The impact of this standard is dependant upon the level of future acquisitions.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (SFAS 160). SFAS 160 (a) amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and the deconsolidation of a subsidiary; (b) changes the way the consolidated income statement is presented; (c) establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation; (d) requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated; and (e) requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. SFAS 160 must be applied prospectively but the presentation and disclosure requirements must be applied retrospectively to provide comparability in the financial statements. Early adoption is prohibited. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The impact of this standard is dependant upon the level of future acquisitions.

4.  ACCOUNTS RECEIVABLE

	2006	2007

Trade accounts receivable	$1,413,247	$2,263,559
Allowance for doubtful accounts	(192,910)	(292,401)

	1,220,337	1,971,158
Other	30,309	70,736

Total	$1,250,646	$2,041,894

5.  INVENTORIES

	2006	2007

Finished goods	$2,206,272	$3,752,467
Raw materials	1,478,107	1,653,179
Work in process	759,643	280,367

Total	$4,444,022	$5,686,013

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

6.  PROPERTY AND EQUIPMENT

	2006	2007

Machinery and equipment	$410,449	$460,815
Vehicles	803,195	1,360,161
Office furniture and fixtures	279,394	324,534
Computer equipment	86,851	188,575
Leasehold improvements	87,309	214,076

Total	1,667,198	2,548,161
Less accumulated depreciation and amortization	(824,016)	(1,114,774)

Total	$843,182	$1,433,387

7.  SHORT-TERM BORROWINGS

At December 31, 2007 and 2006, the Company had a revolving line of credit from a banking institution. The interest rate was TIIE (Interbank Equilibrium Interest Rate) plus 3 basis points. The average interest rate for 2007 and 2006 was 10.13% and 9.71%, respectively. At December 31, 2006 and 2007, the outstanding obligations on this line of credit were $123,906 and $506,665, respectively.

8.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	2006	2007

Accrued expenses	$463,138	$20,128
Advances from customers	1,307,012	280,877
Other taxes payable	150,149	224,558
Warranty reserve and other provisions	92,616	395,950

	$2,012,915	$921,513

9.  RELATED PARTIES

Transactions carried out with related parties for the years ended December 31, 2006 and 2007 were as follows:

	2006	2007

Services received	$356,092	$205,322
Commissions paid	975,829	477,242

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Balances receivable and payable to related parties as of December 31, 2006 and 2007 are as follows:

Due from:

	2006	2007

Servicios Técnicos y Administrativos de Seguridad, S.A. de C.V.	$6,456	$—

Due to:

	2006	2007

Transposeg, Inc.(1)	$873,782	$657,393
Shareholder(2)	818,202	367,825
Gruas Herrera(1)	43,558	43,827
Herrera Motors(1)	18,889	17,206

	$1,754,431	$1,086,251

(1)	These balances correspond mainly to towing and car maintenance services received by the Company from related parties.

(2)	Represents a loan received from the Company’s Chief Executive Officer and principal shareholder.

10.  INCOME TAXES

In accordance with Mexican tax law, the Company is subject to regular income tax (ISR) and, through 2007, to a tax on assets (IMPAC). ISR is computed taking into consideration the taxable and deductible effects of inflation, such as depreciation calculated on restated asset values. Taxable income is increased or reduced by the effects of inflation on certain monetary assets and liabilities through the inflationary component, which is similar to the gain or loss from monetary position. As of 2007, the tax rate is 28% and in 2006 it was 29%. Due to changes in the tax legislation, effective January 1, 2007, taxpayers who file tax reports and meet certain requirements may obtain a tax credit equivalent to 0.5% or 0.25% of taxable income. For ISR purposes, effective in 2005, cost of sales is deducted instead of inventory purchases. Taxpayers had the option, in 2005, to ratably increase taxable income over a 8 period by the tax basis of inventories as of December 31, 2004, determined in conformity with the respective tax rules, and taking into account inventory turnover. Accordingly, the initial effect of the new regulation of no longer deducting inventory purchases was deferred. In addition, ESPS paid is fully deductible.

In 2007, IMPAC was calculated by applying 1.25% to the value of the assets of the year, without deducting any debt amounts. Through 2006, IMPAC was calculated by applying 1.8% on the net average of the majority of restated assets less certain liabilities, including liabilities payable to banks and foreign entities. IMPAC is payable only to the extent that it exceeded ISR payable for the same period.

On October 1, 2007, the Business Flat Tax Law (IETU) was enacted and went into effect on January 1, 2008. In addition, the Tax Benefits Decree and the Third Omnibus Tax Bill were published on November 5 and December 31, 2007, respectively, clarifying or expanding the transitory application of the law regarding transactions carried out in 2007 that will have an impact in 2008. IETU applies to the sale of goods, the provision of independent services and the granting of use or enjoyment of goods, according to the terms of the IETU Law, less certain authorized deductions. IETU payable is calculated by subtracting certain tax credits from the tax determined. Revenues, as well as deductions and certain tax credits, are determined based on cash flows generated beginning January 1, 2008. The IETU Law establishes that the IETU rate will be 16.5% in 2008, 17% in 2009, and 17.5% as of 2010. The Asset Tax Law was repealed upon enactment of LIETU; however, under certain circumstances, IMPAC paid in the ten years prior to the year in which regular income tax (ISR) is paid, may be refunded, according to the terms of the law.

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Accordingly, beginning in 2008, companies will be required to pay the greater of IETU or ISR. If, IETU results, the payment will be considered final i.e. not subject to recovery in subsequent years (with certain exceptions).

Because management estimates that the tax payable in future years will be ISR, deferred tax effects as of December 31, 2007 have been recorded on the ISR basis and related rates.

The income tax provision for the years ended December 31, 2006 and 2007, is comprised of the following:

	2006	2007

Current	$285,980	$1,677,805
Deferred	(100,489)	(330,784)

Total	$185,491	$1,347,021

The following table presents the difference between the actual tax expense and the amounts obtained by applying the statutory Mexican income tax rates of 29% and 28% for the years ended December 31, 2006 and 2007, respectively to income before income taxes.

	2006	2007

Computed “expected” tax expense based on statutory rate	$86,420	$1,261,917
Non-deductible expenses	55,879	28,441
Effects of inflation	33,660	56,663
Change in statutory tax rate	9,532	—

Total	$185,491	$1,347,021

Significant components of the Company’s deferred income tax assets and liabilities as of December 31, 2006 and 2007 are summarized as follows:

	2006	2007

Current deferred tax assets:
Allowance for doubtful accounts	$54,015	$81,872
Accrued expenses	169,330	369,267

	223,345	451,139
Current deferred tax liabilities:
Inventories	(80,777)	(73,850)

Net current deferred tax assets	$142,568	$377,289

Non current deferred tax assets:
Property and equipment	$26,747	$38,741
Labor obligations	30,277	46,990

	57,024	85,731
Non current deferred tax liabilities:
Inventories	(410,616)	(335,681)

Net long-term deferred tax liabilities	$(353,592)	$(249,950)

Statutory employee profit sharing was determined by applying the statutory rate of 10% to the profit sharing base determined in accordance with the applicable law.

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

11.  LABOR OBLIGATIONS

As discussed in Note 3(f), effective December 31, 2007, the Company adopted the recognition and disclosure provisions of SFAS 158, which requires companies to recognize the funded status of defined benefit pension and other postretirement plans as a net asset or liability on the balance sheet. The Company does not fund its labor obligations.

The Company has used a November 30 measurement date for its seniority premiums and severance benefits. It will be required to change its measurement date to December 31 beginning in 2008.

Information related to the Company’s statutorily mandated severance benefits and seniority premium benefits is as follows:

	December 31, 2006
	Severance	Seniority
	Benefits	Premiums	Total

Projected benefit obligation — Unfunded status	$5,822	$106,680	$112,502
Transition obligation	—	(15,648)	(15,648)
Unrecognized net actuarial gain	—	11,279	11,279

Net amount recognized	$5,822	$102,311	$108,133

Accumulated benefit obligation	$4,877	$39,742	$44,619

	December 31, 2007
	Severance	Seniority
	Benefits	Premiums	Total

Projected benefit obligation — Unfunded status	$14,324	$153,499	$167,823
Accumulated benefit obligation	$11,967	$55,323	$67,290
Unrecognized items recorded in accumulated other comprehensive loss:
Transition obligation	$—	(10,404)	(10,404)
Unrecognized net actuarial loss	—	(10,192)	(10,192)

	$—	$(20,596)	$(20,596)

For the year ended December 31, 2006, the periodic pension costs of severance benefits and seniority premiums were $1,977 and $26,136, respectively, and are comprised as follows:

	Severance	Seniority
	Benefits	Premiums	Total

Net periodic pension cost:
Service cost	$571	$13,410	$13,981
Interest cost	308	7,633	7,941
Amortization of transition obligation	—	5,216	5,216
Amortization of actuarial loss (gain)	1,098	(123)	975

	$1,977	$26,136	$28,113

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

For the year ended December 31, 2007, the periodic pension costs of severance benefits and seniority premiums were $8,518 and $30,713, respectively, and are comprised as follows:

	Severance	Seniority
	Benefits	Premiums	Total

Net periodic pension cost:
Service cost	$922	$17,291	$18,213
Interest cost	395	8,406	8,801
Amortization of transition obligation	—	5,202	5,202
Amortization of actuarial loss (gain)	7,201	(186)	7,015

	$8,518	$30,713	$39,231

Nominal interest rates are used by the Company in order to determine the post retirement plan liability. The most important assumptions used for pension plans, severance compensation and seniority premiums for the periods presented were:

	2006	2007

Discount rate:	8.0%	8.0%
Rate of compensation increase:	5.5%	5.5%

The Company estimates that the future benefit payments for each of the five succeeding years are as follows:

Year Ending December 31,

2008	$5,094
2009	5,507
2010	10,723
2011	6,480
2012	7,801

12.  STOCKHOLDERS’ EQUITY

The principal characteristics of stockholders’ equity are described below:

(a)	Structure of Capital Stock —

•	At the Company’s stockholders’ meeting held on January 15, 2007, the stockholders agreed to increase the variable portion of capital stock by $455,517, subscribed by 5,000 shares of common stock, with a par value of $93 per share, through the capitalization of the Due to stockholders balance.

•	At the Company’s stockholders’ meeting held on November 30, 2005 the stockholders agreed to increase the variable portion of capital stock by $627,370, subscribing 6,900 common shares, with a par value of $92 each. On September 5, 2006, the Company’s stockholders paid for the 6,900 shares with a contribution of cash of $627,370.

(b)	Restrictions on Stockholders’ Equity —

Five percent of net income for the year must be appropriated to the legal reserve, until it reaches one-fifth of capital stock.

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Stockholders’ contributions restated for inflation as provided for by the Mexican Income Tax Law, amounting to $1,192,776 as of December 31, 2007, may be refunded to stockholders tax-free, to the extent that such contributions equal or exceed stockholders’ equity.

Stockholders’ equity, except restated paid-in capital and tax retained earnings amounting to $4,270,527, will be subject to a dividend tax, payable by the Company, in the event of distribution. In 2006 and 2007, the rate was 29% and 28%, respectively. Any income tax paid on such distribution may be credited against future income tax payable by the Company in the year in which the dividend tax is paid and in the following two years.

13.  OPERATING LEASES

The Company leases its office and manufacturing facilities. Lease expense for 2006 and 2007 was $181,530 and $240,971, respectively.

Minimum annual rentals for operating leases with non-cancelable terms in excess of one year (excluding renewal options) are approximately as follows:

Year Ending December 31,
2008	$237,783
2009	247,294

$485,077

14.  COMMITMENTS AND CONTINGENCIES

The Company has the following commitments and contingencies:

(a) The Company is from time to time involved in legal proceedings that are incidental to the operation of its business. The Company establishes accruals in cases where the outcome of the matter is probable and can be reasonably estimated. Although the ultimate outcome of any legal matter cannot be predicted with certainty, based on present information, including the Company’s assessment of the merits of the particular claim as well as its current reserves and insurance coverage, the Company does not expect that any currently pending legal proceedings to which it is a party will have any material adverse impact on the cash flow, results of operations or financial condition of the Company in the foreseeable future.

(b) Accruals for estimated expenses related to warranties are made at the time products are sold or services are rendered. These accruals are established using historical information on the nature, frequency, and average cost of warranty claims. While the terms of the Company’s warranties vary widely, in general, the Company guarantees its products against defects and specific types of nonperformance. The accruals for warranties at December 31, 2006 and 2007 were $84,419 and $349,927, respectively. Warranty expenses for 2006 and 2007 were $40,214 and $265,538, respectively.

(c) In accordance with the Mexican Income Tax Law, the tax authorities have the right to review the Company’s tax returns filed during the past five years.

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

15.	SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for 2006 and 2007 is as follows:

	2006	2007

Interest paid	$5,147	$38,988

Income taxes paid	$285,971	$1,683,611

The issuance of common stock was done through the capitalization of a payable owed to the Company’s principal stockholder for $455,517.

16.	SUBSEQUENT EVENT

On May 2, 2008, the shareholders of the Company approved the declaration of a dividend for Ps. 35,000,000 (approximately $3,350,000) in cash.

* * * * *

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

CONDENSED BALANCE SHEETS
(UNAUDITED)

	December 31,	September 30,
	2007	2008
	(U.S. dollars)

ASSETS
Current assets:
Cash and cash equivalents	$632,722	$2,685,337
Accounts receivable, net	2,041,894	5,339,276
Due from related parties		273,206
Inventories	5,686,013	5,692,713
Income taxes and value added taxes receivable	—	141,814
Deferred income taxes	377,289	708,844
Other current assets	802,922	459,656

Total current assets	9,540,840	15,300,846
Property and equipment, net	1,433,387	1,544,975

Total	$10,974,227	$16,845,821

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$506,665	$2,473,706
Trade accounts payable	2,169,462	3,265,972
Due to related parties	1,086,251	707,416
Dividends payable		3,199,356
Income taxes payable	1,022,790
Accrued expenses and other current liabilities	921,513	3,489,214
Employee statutory profit sharing	571,697	625,070

Total current liabilities	6,278,378	13,760,734
Deferred income taxes	249,950	289,242
Labor obligations	167,823	212,115

Total liabilities	6,696,151	14,262,091

Commitments and contingencies (see Note 9)
Stockholders’ equity:
Common stock, $93 par value, 11,900 shares and 7,000 shares authorized, issued and outstanding	1,103,130	1,103,130
Accumulated other comprehensive loss	(204,800)	(178,480)
Retained earnings	3,379,746	1,659,080

Total stockholders’ equity	4,278,076	2,583,730

Total	$10,974,227	$16,845,821

See notes to the condensed financial statements (unaudited).

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Nine Months Ended
	September 30,
	2007	2008
	(U.S. dollars)

Net sales	$22,546,363	$28,942,548
Cost of sales	13,383,348	18,144,258

Gross profit	9,163,015	10,798,290
Selling, general and administrative expenses	5,399,949	8,339,306

Income from operations	3,763,066	2,458,984
Interest expense	25,201	209,272
Interest income	(7,325)	(7,979)
Foreign exchange loss, net	(5,214)	66,080

	12,662	267,373
Other expenses (income), net	(69,170)	78,831

Income before income taxes	3,819,574	2,112,780
Income tax provision	1,145,872	634,090

Net income	$2,673,702	1,478,690

Other comprehensive income
Foreign currency translation adjustments	7,088	26,318
Comprehensive income	$2,680,790	$1,505,008

See notes to the condensed financial statements (unaudited).

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

CONDENSED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND 2008 (UNAUDITED)

	September 30,	September 30,
	2007	2008
	(U.S. dollars)

Cash flows from operating activities:
Net income	$2,673,702	$1,478,690
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	198,181	325,803
Deferred income taxes	(243,413)	(284,081)
Labor obligations	140,008	46,627
Unrealized exchange loss	1,087	1,134
Change in operating assets and liabilities:
Accounts receivable	(3,736,192)	(3,474,980)
Inventories	(1,217,756)	(26,102)
Income taxes and value added taxes receivable	200,160	(147,481)
Other current assets	(1,130,399)	354,279
Trade accounts payable	3,395,094	1,151,057
Income taxes payable	879,271	(1,292,987)
Accrued expenses and other current liabilities	233,857	2,468,510
Related parties	(717,895)	(303,851)

Net cash provided by operating activities	675,705	296,618
Cash flows from investing activities:
Payments for purchases of property and equipment	(441,162)	(204,933)

Net cash used in investing activities	(441,162)	(204,933)
Cash flows from financing activities:
Proceeds (payments) from (of) short-term borrowings	(122,773)	2,047,340

Net cash (used in) provided by financing activities	(122,773)	2,047,340
Effect of exchange rate changes on cash and equivalents	(3,460)	(86,410)
Net increase in cash and cash equivalents	108,310	2,052,615
Cash and cash equivalents — beginning of period	449,310	632,722

Cash and cash equivalents — end of period	$557,620	$2,685,337

See notes to the condensed financial statements (unaudited).

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
(U.S. DOLLARS)

1.	DESCRIPTION OF BUSINESS

Transportadora de Protección y Seguridad, S.A. de C.V. (the Company) was founded in 1994 with its headquarters located in Monterrey, Mexico. Its principal activity is the manufacturing of armored vehicles as well as providing armoring related services to its clients.

2.	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

The Company maintains its books and records in Mexican pesos and prepares financial statements in accordance with Mexican Financial Reporting Standards (Mexican FRS) (previously known as accounting principles generally accepted in Mexico or Mexican GAAP) issued by the Mexican Board for Research and Development of Financial Reporting Standards (the CINIF). The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and have been translated into U.S. dollars as discussed below.

The accompanying condensed interim financial statements have been prepared in conformity with U.S. GAAP, which require that management make certain estimates and use certain assumptions that affect the amounts reported in the financial statements and their related disclosures; however, actual results may differ from such estimates. The Company’s management, upon applying professional judgment, considers that estimates made and assumptions used were adequate under the circumstances.

In the opinion of management, all adjustments (including normal recurring accruals) considered necessary for a fair presentation have been included in the accompanying unaudited condensed interim financial statements.

These unaudited condensed interim financial statements should be read in conjunction with the audited financial statements for the years ended December 31, 2006 and 2007. The results of operations for the interim periods presented are not necessarily indicative of the annual results of operations.

Foreign Currency Translation — The functional currency of the Company has been defined as the Mexican Peso in accordance with the criteria established by SFAS No. 52, Foreign Currency Translation. Accordingly, the financial statements for the periods ended September 30, 2007 and 2008 have been translated from Mexican pesos into U.S. dollars using (i) current exchange rates for asset and liability accounts, (ii) historical rates for paid-in capital, and (iii) the weighted average exchange rate of the reporting period for revenues and expenses. The result of translation is recorded as a component of other accumulated comprehensive loss. Foreign currency transaction gains (losses) resulting from exchange rate fluctuations on transactions denominated in a currency other than the Mexican Peso are included in the statements of income.

Relevant exchange rates used in the preparation of the financial statements were as follows (Mexican pesos per one U.S. dollar):

	2007		2008

Current exchange rate at December 31, 2007 and September 30, 2008	Ps.	10.8755	Ps.	10.9397
Weighted average exchange rate for the nine month periods ended September 30	Ps.	10.9660	Ps.	10.5194

Recently Adopted Financial Accounting Pronouncements — In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a threshold of more-likely-than-not for recognition of tax benefits of uncertain tax positions taken or expected to be taken in a tax return. FIN 48 also provides related guidance on

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

measurement, derecognition, classification, interest and penalties, and disclosure. The FASB decided to defer the effective date of FIN 48 for nonpublic entities for one year for those nonpublic entities that had not already issued a complete set of annual financial statements fully reflecting the Interpretation’s requirements. The Company adopted FIN 48 on January 1, 2008. The adoption of this standard did not have a material impact on the Company’s financial position, results of operations or cash flows as management did not identify any material uncertain tax positions.

3.	ACCOUNTS RECEIVABLE

	December 31,	September 30,
	2007	2008

Trade accounts receivable	$2,263,559	$5,576,271
Allowance for doubtful accounts	(292,401)	(291,455)

	1,971,158	5,284,816
Other	70,736	54,460

Total	$2,041,894	$5,339,276

4.	INVENTORIES

	December 31,	September 30,
	2007	2008

Finished goods	$3,752,467	$2,795,853
Raw materials	1,653,179	1,602,492
Work in process	280,367	1,294,368

Total	$5,686,013	$5,692,713

5.	SHORT-TERM BORROWINGS

At December 31, 2007 and September 30, 2008, the Company had a revolving line of credit from a banking institution. The interest rate was the Interbank Equilibrium Interest Rate (TIIE) plus 3 basis points. The average interest rate for the nine months ended September 30, 2007 and 2008 was 9.71% and 13.19%, respectively. At December 31, 2007 and September 30, 2008, the outstanding obligations under this line of credit were $506,665 and $1,342,409 respectively.

During June 2008, the Company obtained an additional revolving line of credit from a different banking institution. The interest rate was TIIE plus 2.5 basis points. The average interest rate for the nine months ended September 30, 2008 was 6.03%. At September 30, 2008, the outstanding obligation under this line of credit was $1,131,297.

6.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	December 31,	September 30,
	2007	2008

Accrued expenses	$20,128	$1,045,389
Advances from customers	280,877	592,344
Other taxes payable	224,558	672,631
Warranty reserve and other provisions	395,950	1,178,850

	$921,513	$3,489,214

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

7.	RELATED PARTIES

Transactions carried out with related parties for the periods ended September 30, 2007 and 2008 were as follows:

	September 30,	September 30,
	2007	2008

Services received	$169,488	$48,538
Commissions paid	301,666	932,639
Vehicle sale	—	119,669

Balances receivable and payable to related parties as of December 31, 2007 and September 30, 2008 are as follows:

Due from:

	December 31,	September 30,
	2007	2008

Shareholder(1)	—	$273,206

Due to:

	December 31,	September 30,
	2007	2008

Transposeg, Inc.(2)	$657,393	$650,374
Shareholder(3)	367,825	—
Gruas Herrera(2)	43,827	25,723
Herrera Motors(2)	17,206	31,319

	$1,086,251	$707,416

(1)	Represents an employee advance to the Company’s Chief Executive Officer and principal shareholder.

(2)	These balances correspond mainly to towing and car maintenance services received by the Company from related parties.

(3)	Represents a loan received from the Company’s Chief Executive Officer and principal shareholder.

8.	STOCKHOLDERS’ EQUITY

On May 2, 2008, the shareholders of the Company approved the declaration of a dividend for 35,000,000 Mexican pesos (approximately $3,200,000 at September 30, 2008) in cash.

9.	COMMITMENTS AND CONTINGENCIES

The Company has the following commitments and contingencies:

(a) The Company is from time to time involved in legal proceedings that are incidental to the operation of its business. The Company establishes accruals in cases where the outcome of the matter is probable and can be reasonably estimated. Although the ultimate outcome of any legal matter cannot be predicted with certainty, based on present information, including the Company’s assessment of the merits of the particular claim as well as its current reserves and insurance coverage, the Company does not expect that any currently pending legal proceedings to which it is a party will have any material adverse impact on the cash flow, results of operations or financial condition of the Company in the foreseeable future.

TRANSPORTADORA DE PROTECCIÓN Y SEGURIDAD, S.A. DE C.V.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(b) In accordance with the Mexican Income Tax Law, the tax authorities have the right to review the Company’s tax returns filed during the past five years. It is the Company’s policy to classify interest and penalties related to income tax related matters within income tax expense and other expenses, respectively.

10.	SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for 2007 and 2008 is as follows:

	September 30,	September 30,
	2007	2008

Interest paid	$3,642	$97,184

Income taxes paid	$467,678	$2,152,315

On May 2, 2008, the shareholders of the Company approved the declaration of a dividend for 35,000,000 Mexican pesos (approximately $3,200,000 at September 30, 2008), which represents a non-cash transaction for purposes of the Statement of Cash Flows.

*  *  *  *  *

INDEPENDENT AUDITORS’ REPORT

TO THE SHAREHOLDERS OF SECURITY SUPPORT SOLUTIONS LIMITED

We have audited the financial statements of Security Support Solutions Limited (the company) for the year ended 31 July 2005 which comprise the profit and loss account, the balance sheet, the cash flow statement and the related notes 1 to 18. These financial statements have been prepared in accordance with the accounting policies set out therein and the requirements of the Financial Reporting Standard for Smaller Entities (effective June 2002).

This report is made solely to the company’s members, as a body. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditors’ report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of the directors and auditors

As described in the Statement of Directors’ Responsibilities, the company’s directors are responsible for the preparation of the financial statements in accordance with applicable law and United Kingdom Accounting Standards.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and United Kingdom Auditing Standards.

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the directors’ report is not consistent with the financial statements, if the company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors’ remuneration and other transactions is not disclosed.

We read the directors’ report and consider the implications for our report if we become aware of any apparent misstatements within it.

Basis of audit opinion

We conducted our audit in accordance with United Kingdom Auditing Standards issued by the Auditing Practices Board and auditing standards generally accepted in the United States of America. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

INDEPENDENT AUDITORS’ REPORT — (Continued)

TO THE SHAREHOLDERS OF SECURITY SUPPORT SOLUTIONS LIMITED

UK Opinion

In our opinion:

•	the financial statements give a true and fair view, in accordance with United Kingdom Generally Accepted Accounting Practice applicable to Smaller Entities, of the state of the company’s affairs as at 31 July 2005 and of its profit and its cash flows for the year then ended;

•	the financial statements have been properly prepared in accordance with the Companies Act 1985; and

•	the information given in the Directors’ report is consistent with the financial statements.

Emphasis of matter

In forming our opinion we have considered adequacy of the disclosures made in note 1 of the financial statements regarding the continuing financial support provided by The O’Gara Group, Inc. In view of the significance of this matter we consider that it should be drawn to your attention but our audit report is not qualified in this respect.

US Opinion

In our opinion the financial statements present fairly in all material respects the financial position of the company as at 31 July 2005 and its results of operations and its cash flows for the year ended 31 July 2005 in accordance with United Kingdom Generally Accepted Accounting Practice.

United Kingdom Generally Accepted Accounting Practices vary in certain significant respects from accounting principles generally accepted in the United States of America. As discussed in Note 16, there are no material reconciling differences in these financial statements between United Kingdom Generally Accepted Accounting Practice and accounting principles generally accepted in the United States of America.

FW Stephens	15 October 2008

Chartered Accountants Registered Auditors	24 Chiswell Street London EC1Y 4YX

SECURITY SUPPORT SOLUTIONS LIMITED

PROFIT AND LOSS ACCOUNTS
FOR THE YEARS ENDED 31 JULY 2004 AND 2005

	Notes	2004	2005
		£	£

Turnover	2	1,967,474	10,517,746
Cost of sales		(1,718,065)	(8,599,459)

Gross profit		249,409	1,918,287
Administrative expenses		(99,559)	(1,436,584)
Other operating income		—	250

Operating profit	3	149,850	481,953
Other interest receivable and similar income	4	641	20,423
Interest payable and similar charges		(242)	(11,887)

Profit on ordinary activities before taxation		150,249	490,489
Tax on profit on ordinary activities	5	(29,056)	(214,000)

Profit on ordinary activities after taxation		121,193	276,489
Dividends	6	(100,000)	(290,000)

Retained profit/(loss) for the year	13	21,193	(13,511)

See notes to the financial statements.

SECURITY SUPPORT SOLUTIONS LIMITED

BALANCE SHEETS
AS AT 31 JULY 2004 AND 2005

	Notes	2004		2005
		£	£	£	£

Fixed assets
Tangible assets	7		—		150,737
Current assets
Stocks		—		58,544
Debtors	8	5,763,708		106,326
Cash at bank and in hand		1,354,980		515,660

		7,118,688		680,530
Creditors: amounts falling due within one year	9	(7,097,395)		(712,971)

Net current assets/(liabilities)			21,293		(32,441)

Total assets less current liabilities			21,293		118,296
Creditors: amounts falling due after more than one year	10		—		(110,514)

			21,293		7,782

Capital and reserves
Called up share capital	12		100		100
Profit and loss account	13		21,193		7,682

Shareholders’ funds			21,293		7,782

These financial statements have been prepared in accordance with the special provisions of Part VII of the Companies Act 1985 relating to small companies and with the Financial Reporting Standard for Smaller Entities (effective June 2002).

The financial statements were approved by the Board on 15 October 2008.

Mr Steven Ratterman Director	Mr Lee Wares Director

See notes to the financial statements.

SECURITY SUPPORT SOLUTIONS LIMITED

CASH FLOW STATEMENTS
FOR THE YEARS ENDED 31 JULY 2004 AND 2005

		31 July		31 July
		2004		2005
	£	£	£	£

Cash flow from profit after tax
Operating profit		121,193		276,489
Depreciation of tangible assets		—		38,751
Increase in stock		—		(58,544)
(Increase)/Decrease in debtors		(5,763,708)		5,662,351
Increase/(Decrease) in creditors within one year		7,097,395		(6,414,427)

Net cash inflow used in/(provided by) profit after tax		1,454,880		(495,380)
Cash flow from Investing activities
Purchase of tangible fixed assets	—		(33,785)
Net cash used in investing activities		—		(33,785)
Cash flow from financing activities
Short-term bank borrowing	—		1,484
Capital element of finance and lease rentals	—		(21,639)
Dividends paid	(100,000)		(290,000)
Issue of share capital	100		—

Net cash used in financing activities		(99,900)		(310,155)

Net increase/(decrease) in cash in the year		1,354,980		(839,320)
Cash at bank brought forward		—		1,354,980

Cash at bank carried forward		1,354,980		515,660

Supplemental disclosure of cash flow information:
Cash paid for interest		242		11,887

Cash paid for income taxes		—		29,056

Supplemental disclosure of non-cash information:
Non-cash capital expenditures		—		155,703

See notes to the cash flow statements.

SECURITY SUPPORT SOLUTIONS LIMITED

NOTES TO THE CASH FLOW STATEMENTS

1  ANALYSIS OF NET DEBT

	1 August		Other Non-Cash	31 July
	2004	Cash Flow	Changes	2005
	£	£	£	£
Net Cash:
Cash at bank and in hand	1,354,980	(839,320)	—	515,660

Debts falling due within one year	—	(25,034)	—	(25,034)
Debts falling due after one year	—	(110,514)	—	(110,514)

	—	(135,548)	—	(135,548)

Net debt	1,354,980	(974,868)	—	380,112

2  RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT

	2004	2005
	£	£
Increase/(Decrease) in cash in the year	1,354,980	(839,320)
Cash inflow from increase in debt	—	(135,548)

Movement in net debt in the year	1,354,980	(974,868)
Opening net debt	—	1,354,980

Closing net debt	1,354,980	380,112

SECURITY SUPPORT SOLUTIONS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

1  ACCOUNTING POLICIES

1.1  Accounting convention

The financial statements are prepared under the historical cost convention and in accordance with the Financial Reporting Standard for Smaller Entities (effective June 2002).

The parent company, The O’Gara Group, Inc., has given an undertaking that it will provide financial support to the company for a period of at least twelve months from the approval of these accounts. As a result of the above undertaking the directors consider it appropriate to prepare the accounts on the going concern basis.

1.2  Compliance with accounting standards

The financial statements are prepared in accordance with applicable accounting standards, which have been applied consistently.

1.3  Turnover

Turnover represents amounts receivable for goods and services net of VAT and trade discounts.

1.4  Tangible fixed assets and depreciation

Tangible fixed assets are stated at cost less depreciation. Depreciation is provided at rates calculated to write off the cost less estimated residual value of each asset over its expected useful life, as follows:

Plant and machinery	33% reducing balance
Fixtures, fittings & equipment	25% reducing balance
Motor vehicles	25% reducing balance

1.5  Leasing and hire purchase commitments

Assets obtained under hire purchase contracts and finance leases are capitalized as tangible assets and depreciated over the shorter of the lease term and their useful lives. Obligations under such agreements are included in creditors net of the finance charge allocated to future periods. The finance element of the rental payment is charged to the profit and loss account so as to produce a constant periodic rate of charge on the net obligation outstanding in each period.

1.6  Stock

Stock is valued at the lower of cost and net realizable value.

1.7  Pensions

The company operates a defined contribution scheme for the benefit of its employees. Contributions payable are charged to the profit and loss account in the year they are payable.

1.8  Foreign currency translation

Monetary assets and liabilities denominated in foreign currencies are translated into sterling at the rates of exchange ruling at the balance sheet date. Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. All differences are taken to profit and loss account.

SECURITY SUPPORT SOLUTIONS LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

2  TURNOVER

Turnover represents the invoiced goods sold and services provided, stated net of value added tax. Sales are recognized upon delivery of goods when risk passes to the customer. All of the company’s turnover arises in the United Kingdom but the goods are exported on behalf of UK customers to the Middle East.

3  OPERATING PROFIT

	2004	2005
	£	£

Operating profit is stated after charging:
Depreciation of tangible assets	—	38,751
Auditors’ remuneration	6,000	14,875
Directors’ emoluments	12,409	625,733

The number of directors for whom retirement benefits are accruing under money purchase pension schemes amounted to 0 in 2004 and 3 in 2005.

4  INVESTMENT INCOME

	2004	2005
	£	£

Bank interest	641	20,423

5  TAXATION

	2004	2005
	£	£

Domestic current year tax
U.K. corporation tax	29,056	214,000

Current tax charge	29,056	214,000

6  DIVIDENDS

	2004	2005
	£	£

Ordinary interim paid	100,000	290,000

SECURITY SUPPORT SOLUTIONS LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

7  TANGIBLE FIXED ASSETS

Plant and
Machinery Etc
£

Cost
At 8 August 2004	—
Additions	189,488

At 31 July 2005	189,488

Depreciation
At 8 August 2004	—
Charge for the year	38,751

At 31 July 2005	38,751

Net book value
At 31 July 2005	150,737

The net book value of tangible fixed assets includes £0 in 2004 and £133,452 in 2005 in respect of assets held under finance leases or hire purchase contracts. The depreciation charge in respect of such assets amounted to £30,706 (2004-£-) for the year.

8  DEBTORS

	2004	2005
	£	£

Trade debtors	2,468,117	28,272
Amounts owed by related party undertakings	11,486	—
Other debtors	3,284,105	78,054

	5,763,708	106,326

SECURITY SUPPORT SOLUTIONS LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

9  CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	2004	2005
	£	£

Bank loans and overdrafts	—	1,484
Net obligations under hire purchase contracts	—	23,550
Trade creditors	805,713	55,011
Taxation and social security	32,291	487,466
Other creditors	6,259,391	145,460

	7,097,395	712,971

The directors have given personal guarantees in the following amounts on the company’s bank overdraft facility:

D Painter £40,000
L Wares £30,000
M Pearson £30,000

The facility is also secured with a fixed and floating charge over the company’s assets.

10	CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

	2004	2005
	£	£

Net obligations under hire purchase contracts	—	110,514

11  PENSION COSTS

Defined contribution

The company operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the company in an independently administered fund. The pension cost charge represents contributions payable by the company to the fund.

	2004	2005
	£	£

Contributions payable by the company for the year	—	75,000

SECURITY SUPPORT SOLUTIONS LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

12  SHARE CAPITAL

	2004	2005
	£	£

Authorised
1,000 Ordinary shares of £1 each	1,000	1,000

Allotted, called up and fully paid
100 Ordinary shares of £1 each	100	100

13  STATEMENT OF MOVEMENTS ON PROFIT AND LOSS ACCOUNT

Profit and Loss Account
£

Balance at 8 August 2004	21,193
Retained loss for the year	(13,511)

Balance at 31 July 2005	7,682

14  TRANSACTIONS WITH DIRECTORS

The following directors had interest free loans during the year. The movement on these loans are as follows:

	Amount Outstanding		Maximum
	2004	2005	in Year
	£	£	£

Mr D Painter	20,820	656	20,820
Mr L Wares	13,981	19,222	21,749

SECURITY SUPPORT SOLUTIONS LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

15  RELATED PARTY TRANSACTIONS

D Painter and L Wares control NSC Holdings Limited. During the year ended 31 July 2005 the company advanced cash to NSC Holdings Limited in a sum of £87,202. During 2004, the company advanced cash to NSC Holdings Limited in a sum of £11,486. At 31 July 2005 NSC Holdings Limited owed the company £Nil after a full provision of £98,688 against the debt has been recognized in the accounts during the year ended 31 July 2005. At 31 July 2004, NSC Holdings Limited owned the company £11,486.

D Painter and L Wares were both directors of ISV Metcalfe Limited prior to it being dissolved on 4 November 2005. During the year ended 31 July 2005 the company incurred costs of £108,981 on behalf of ISV Metcalfe Limited that has been subsequently written off in the year. At 31 July 2005 ISV Metcalfe Limited owed the company £Nil.

D Painter and L Wares were both directors of Sullivan Consulting International Limited prior to it being dissolved on 22 March 2005. During the year ended 31 July 2005 the company incurred costs of £5,114 on behalf of Sullivan Consulting International Limited that has been subsequently written off in the year. At 31 July 2005 Sullivan Consulting International Limited owed the company £Nil.

16	RECONCILLATION OF UNITED KINGDOM GENERALLY ACCEPTED ACCOUNTING PRACTICE WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA

We have audited the financial statements of Security Support Solutions Limited for the year ended 31 July 2005 and the accounting policies contained therein. In our opinion there are no material reconciling items between United Kingdom Generally Accepted Accounting Practice and accounting principles generally accepted in the United States of America.

17  POST BALANCE SHEET EVENTS

Included in Other debtors is an amount due at 31 July 2005 of £41,921 (Nil at 31 July 2004) due from Skytech, under a project identified as Al Nisser. Although at 31 July 2005 this balance was considered recoverable subsequent to the year the conditions affecting the recoverability of this debt changed and the company’s financial statements for the year ended 31 December 2006 include a provision of 34% against the total balance due at 31 December 2006. No adjustment has been made to these financial statements resulting from the subsequent provision.

On the 29 June 2007, the entire issued share capital of Security Support Solutions Limited was sold to The O’Gara Group, Inc.

18  CONTROLLING PARTY

As at 31 July 2005 the company was controlled by the directors, since 29 June 2007 the ultimate controlling party is The O’Gara Group, Inc. a company incorporated in the USA.

INDEPENDENT AUDITORS’ REPORT
TO THE SHAREHOLDERS OF SECURITY SUPPORT SOLUTIONS LIMITED

We have audited the financial statements of Security Support Solutions Limited (the company) for the 5 month period ended 31 December 2005 which comprise the profit and loss account, the balance sheet, the cash flow statement and the related notes 1 to 18. These financial statements have been prepared in accordance with the accounting policies set out therein and the requirements of the Financial Reporting Standard for Smaller Entities (effective January 2005).

This report is made solely to the company’s members, as a body. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditors’ report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of the directors and auditors

The directors’ responsibilities for preparing the financial statements in accordance with applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice) are set out in the Statement of Directors’ Responsibilities.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and International Standards on Auditing (UK and Ireland).

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the directors’ report is not consistent with the financial statements, if the company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors’ remuneration and other transactions is not disclosed.

We read the directors’ report and consider the implications for our report if we become aware of any apparent misstatements within it.

Basis of audit opinion

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board and auditing standards generally accepted in the United States of America. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

INDEPENDENT AUDITORS’ REPORT — (Continued)

TO THE SHAREHOLDERS OF SECURITY SUPPORT SOLUTIONS LIMITED

UK Opinion

In our opinion:

•	the financial statements give a true and fair view, in accordance with United Kingdom Generally Accepted Accounting Practice applicable to Smaller Entities, of the state of the company’s affairs as at 31 December 2005 and of its loss and its cash flows for the 5 month period then ended;

•	the financial statements have been properly prepared in accordance with the Companies Act 1985; and

•	the information given in the Directors’ report is consistent with the financial statements.

Emphasis of matter

In forming our opinion we have considered adequacy of the disclosures made in note 1 of the financial statements regarding the continuing financial support provided by The O’Gara Group, Inc. In view of the significance of this matter we consider that it should be drawn to your attention but our audit report is not qualified in this respect.

US Opinion

In our opinion the financial statements present fairly in all material respects the financial position of the company as at 31 December 2005 and its results of operations and its cash flows for the 5 month period ended 31 December 2005 in accordance with United Kingdom Generally Accepted Accounting Practice.

United Kingdom Generally Accepted Accounting Practices vary in certain significant respects from accounting principles generally accepted in the United States of America. As discussed in Note 16, there are no material reconciling differences in these financial statements between United Kingdom Generally Accepted Accounting Practice and accounting principles generally accepted in the United States of America.

FW Stephens	15 October 2008

Chartered Accountants Registered Auditors	24 Chiswell Street London EC1Y 4YX

SECURITY SUPPORT SOLUTIONS LIMITED

PROFIT AND LOSS ACCOUNTS
FOR THE YEAR ENDED 31 JULY 2005 AND 5 MONTH PERIOD ENDED 31 DECEMBER 2005

			5 Month
		Year Ended	Period Ended
	Notes	31 Jul 2005	31 Dec 2005
		£	£

Turnover	2	10,517,746	3,801,437
Cost of sales		(8,599,459)	(3,491,959)

Gross profit		1,918,287	309,478
Administrative expenses		(1,436,584)	(381,837)
Other operating income		250	—

Operating profit/(loss)	3	481,953	(72,359)
Other interest receivable and similar income	4	20,423	4,358
Interest payable and similar charges		(11,887)	(4,490)

Profit/(loss) on ordinary activities before taxation		490,489	(72,491)
Tax on (loss)/profit on ordinary activities	5	(214,000)	48

Profit/(loss) for the period	13	276,489	(72,443)

See notes to the financial statements.

SECURITY SUPPORT SOLUTIONS LIMITED

BALANCE SHEETS
AS AT 31 JULY 2005 AND 31 DECEMBER 2005

	Notes	31 Jul 2005		31 Dec 2005
		£	£	£	£

Fixed assets
Tangible assets	7		150,737		109,371
Current assets
Stocks		58,544		58,544
Debtors	8	106,326		186,804
Cash at bank and in hand		515,660		130,593

		680,530		375,941
Creditors: amounts falling due within one year	9	(712,971)		(528,255)

Net current liabilities			(32,441)		(152,314)

Total assets less current liabilities			118,296		(42,943)
Creditors: amounts falling due after more than one year	10		(110,514)		(78,218)

			7,782		(121,161)

Capital and reserves
Called up share capital	12		100		100
Profit and loss account	13		7,682		(121,261)

Shareholders’ funds			7,782		(121,161)

These financial statements have been prepared in accordance with the special provisions of Part VII of the Companies Act 1985 relating to small companies and with the Financial Reporting Standard for Smaller Entities (effective January 2005).

Approved by the Board for issue on 15 October 2008.

Mr. Steven Ratterman	Mr Lee Wares
Director	Director

See notes to the financial statements.

SECURITY SUPPORT SOLUTIONS LIMITED

CASH FLOW STATEMENTS
FOR THE YEAR ENDED 31 JULY 2005 AND
THE 5 MONTH PERIOD ENDED 31 DECEMBER 2005

				5 Month
				Period
		Year Ended		Ended 31
		31 Jul 2005		Dec 2005
	£	£	£	£

Cash flow from profit after tax
Profit/(Loss) for the period		276,489		(72,443)
Depreciation of tangible assets		38,751		13,325
Profit on disposal of tangible fixed assets		—		(1,254)
Increase in stock		(58,544)		—
Decrease/(increase) in debtors		5,662,351		(80,478)
Decrease in creditors within one year		(6,414,427)		(182,007)

Net cash flow used in profit after tax		(495,380)		(322,857)
Cash flow from investing activities
Purchase of tangible fixed assets	(33,785)		(1,955)
Disposal of tangible fixed assets	—		31,250

Net cash (used in)/provided by investing activities		(33,785)		29,295
Cash flow from financing activities
Short-term bank borrowing	1,484		2,813
Capital element of finance and lease rentals	(21,639)		(37,818)
Dividends paid	(290,000)		(56,500)

Net cash used in financing activities		(310,155)		(91,505)

Net decrease in cash in the year period		(839,320)		(385,067)
Cash at bank brought forward		1,354,980		515,660

Cash at bank carried forward		515,660		130,593

Supplemental disclosure of cash flow information:
Cash paid for interest		11,887		4,490

Cash paid for income taxes		29,056		48

Supplemental disclosure of non-cash information:
Non-cash capital expenditures		155,703		—

See notes to the cash flow statements

SECURITY SUPPORT SOLUTIONS LIMITED

NOTES TO THE CASH FLOW STATEMENTS

1  ANALYSIS OF NET DEBT

			Other
	1 August		Non-Cash	31 Dec
	2005	Cash Flow	Changes	2005
	£	£	£	£

Net cash:
Cash at bank and in hand	515,660	(385,067)	—	130,593

Debts falling due within one year	(25,034)	2,709	—	(22,325)
Debts falling due after one year	(110,514)	32,296	—	(78,218)

	(135,548)	35,005	—	(100,543)

Net debt	380,112	(350,062)	—	30,050

2  RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT

		5 Month
	Year	Period
	Ended 31	Ended 31
	July 2005	Dec 2005
	£	£

Decrease in cash in the period	(839,320)	(385,067)
Cash (inflow)/outflow from (increase)/decrease in debt	(135,548)	35,005

Movement in net debt in the period	(974,868)	(350,062)
Opening net debt	1,354,980	380,112

Closing net debt	380,112	30,050

SECURITY SUPPORT SOLUTIONS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

1  ACCOUNTING POLICIES

1.1  Accounting convention

The financial statements are prepared under the historical cost convention and in accordance with the Financial Reporting Standard for Smaller Entities (effective January 2005).

The parent company, The O’Gara Group, Inc., has given an undertaking that it will provide financial support to the company for a period of at least twelve months from the approval of these accounts. As a result of the above undertaking the directors consider it appropriate to prepare the accounts on the going concern basis.

1.2  Compliance with accounting standards

The financial statements are prepared in accordance with applicable United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice), which have been applied consistently.

1.3  Turnover

Turnover represents amounts receivable for goods and services net of VAT and trade discounts.

1.4  Tangible fixed assets and depreciation

Tangible fixed assets are stated at cost less depreciation. Depreciation is provided at rates calculated to write off the cost less estimated residual value of each asset over its expected useful life, as follows:

Plant and machinery	33% reducing balance
Fixtures, fittings & equipment	25% reducing balance
Motor vehicles	25% reducing balance

1.5  Leasing and hire purchase commitments

Assets obtained under hire purchase contracts and finance leases are capitalised as tangible assets and depreciated over the shorter of the lease term and their useful lives. Obligations under such agreements are included in creditors net of the finance charge allocated to future periods. The finance element of the rental payment is charged to the profit and loss account so as to produce a constant periodic rate of charge on the net obligation outstanding in each period.

1.6  Stock

Stock is valued at the lower of cost and net realizable value.

1.7  Pensions

The company operates a defined contribution scheme for the benefit of its employees. Contributions payable are charged to the profit and loss account in the period they are payable.

SECURITY SUPPORT SOLUTIONS LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

1.8  Foreign currency translation

Monetary assets and liabilities denominated in foreign currencies are translated into sterling at the rates of exchange ruling at the balance sheet date. Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. All differences are taken to profit and loss account.

2  TURNOVER

Turnover represents the invoiced goods sold and services provided, stated net of value added tax. Sales are recognized upon delivery of goods when risk passes to the customer. All of the company’s turnover arises in the United Kingdom but the goods are exported on behalf of UK customers to the Middle East.

3  OPERATING (LOSS)/PROFIT

		5 Month
	Year Ended	Period Ended
	31 Jul 2005	31 Dec 2005
	£	£

Operating (loss)/profit is stated after charging:
Depreciation of tangible assets	38,751	13,325
Auditors’ remuneration	14,875	15,000
Directors’ emoluments	625,733	179,009

The number of directors for whom retirement benefits are accruing under money purchase pension schemes amounted to 3 for both the year ended 31 July 2005 and the 5 month period ended 31 December 2005.

4  INVESTMENT INCOME

5 Month
	Year Ended	Period Ended
	31 Jul 2005	31 Dec 2005
	£	£

Bank interest	20,423	4,358

5  TAXATION

		5 Month
	Year Ended	Period Ended
	31 Jul 2005	31 Dec 2005
	£	£

Domestic current year tax
U.K. corporation tax	214,000	—
Adjustment for prior years	—	(48)

Current tax charge	214,000	(48)

6  DIVIDENDS

5 Month
	Year Ended	Period Ended
	31 Jul 2005	31 Dec 2005
	£	£

Ordinary interim paid	290,000	56,500

SECURITY SUPPORT SOLUTIONS LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

7  TANGIBLE FIXED ASSETS

Plant and
Machinery Etc
£

Cost
At 1 August 2005	189,488
Additions	1,955
Disposals	(39,995)

At 31 December 2005	151,448

Depreciation
At 1 August 2005	38,751
On disposals	(9,999)
Charge for the period	13,325

At 31 December 2005	42,077

Net book value
At 31 December 2005	109,371

At 31 July 2005	150,737

The net book value of tangible fixed assets includes £133,452 at 31 July 2005 and £92,679 at 31 December 2005 in respect of assets held under finance leases or hire purchase contracts. The depreciation charge in respect of such assets amounted to £30,706 for both the year ended 31 July 2005 and the 5 month period ended 31 December 2005.

8  DEBTORS

	31 Jul 2005	31 Dec 2005
	£	£

Trade debtors	28,272	9,899
Other debtors	78,054	176,905

	106,326	186,804

SECURITY SUPPORT SOLUTIONS LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

9  CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	31 Jul 2005	31 Dec 2005
	£	£

Bank loans and overdrafts	1,484	4,297
Net obligations under hire purchase contracts	23,550	18,028
Trade creditors	55,011	33,627
Taxation and social security	487,466	308,323
Other creditors	145,460	163,980

	712,971	528,255

The directors have given personal guarantees in the following amounts on the company’s bank overdraft facility:

D Painter £40,000
L Wares £30,000
M Pearson £30,000

The facility is also secured with a fixed and floating charge over the company’s assets.

10  CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

	31 Jul 2005	31 Dec 2005
	£	£

Net obligations under hire purchase contracts	110,514	78,218

11  PENSION COSTS

Defined contribution

The company operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the company in an independently administered fund. The pension cost charge represents contributions payable by the company to the fund.

	31 Jul 2005	31 Dec 2005
	£	£

Contributions payable by the company for the period	75,000	6,550

SECURITY SUPPORT SOLUTIONS LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

12  SHARE CAPITAL

	31 Jul 2005	31 Dec 2005
	£	£

Authorized
1,000 Ordinary shares of £1 each	1,000	1,000

Allotted, called up and fully paid
100 Ordinary shares of £1 each	100	100

13  STATEMENT OF MOVEMENTS ON PROFIT AND LOSS ACCOUNT

Profit and
Loss Account
£

Balance at 1 August 2005	7,682
Loss for the period	(72,443)
Dividends paid	(56,500)

Balance at 31 December 2005	(121,261)

14  TRANSACTIONS WITH DIRECTORS

The following directors had interest free loans during the period. The movement on these loans are as follows:

	Amount Outstanding		Maximum
	31 Jul 2005	31 Dec 2005	in Period
	£	£	£

Mr D Painter	656	3,964	8,649
Mr L Wares	19,222	17,756	24,483

SECURITY SUPPORT SOLUTIONS LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

15  RELATED PARTY TRANSACTIONS

D Painter and L Wares control NSC Holdings Limited. During the year ended 31 July 2005 and the 5 month period ended 31 December 2005 the company advanced cash to NSC Holdings Limited in a sum of £87,202 and £27,664, respectively. At 31 July 2005 and 31 December 2005 NSC Holdings Limited owed the company £Nil after a provision of £98,688 and £27,664 for the year ended 31 July 2005 and the 5 month period ended, respectively, against the debt has been recognised in the accounts.

D Painter and L Wares were both directors of ISV Metcalfe Limited prior to it being dissolved on 4 November 2005. During the year ended 31 July 2005 and the 5 month period ended 31 December 2005 the company incurred costs of £108,981 and £Nil, respectively, on behalf of ISV Metcalfe Limited that have been subsequently written off in the 5 month period ended 31 December 2005. At 31 July 2005 and 31 December 2005 ISV Metcalfe Limited owed the company £Nil.

D Painter and L Wares were both directors of Sullivan Consulting International Limited prior to it being dissolved on 22 March 2005. During the year ended 31 July 2005 and the 5 month period ended 31 December 2005 the company incurred costs of £5,114 and £Nil, respectively, on behalf of Sullivan Consulting International Limited that have been subsequently written off in the 5 month period ended 31 December 2005. At 31 July 2005 and 31 December 2005 Sullivan Consulting International owed the company £Nil.

16	RECONCILIATION OF UNITED KINGDOM GENERALLY ACCEPTED ACCOUNTING PRACTICE WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA

We have audited the financial statements of Security Support Solutions Limited for the 5 month period ended 31 December 2005 and the accounting polices contained therein. In our opinion there are no material reconciling items between United Kingdom Generally Accepted Accounting Practice and accounting principles generally accepted in the United States of America.

17	POST BALANCE SHEET EVENTS

Included in Other debtors is an amount due at 31 December 2005 of £128,837 (£41,921 at 31 July 2005) due from Skytech, under a project identified as Al Nisser. Although at 31 December 2005 this balance was considered recoverable subsequent to the year the conditions affecting the recoverability of this debt changed and the company’s financial statements for the year ended 31 December 2006 include a provision of 34% against the total balance due at 31 December 2006. No adjustment has been made to these financial statements resulting from the subsequent provision.

On the 29 June 2007, the entire issued share capital of Security Support Solutions Limited was sold to The O’Gara Group, Inc.

18  CONTROLLING PARTY

As at 31 December 2005 the company was controlled by the directors, since 29 June 2007 the ultimate controlling party is The O’Gara Group, Inc. a company Incorporated in the USA.

INDEPENDENT AUDITORS’ REPORT

TO THE SHAREHOLDERS OF SECURITY SUPPORT SOLUTIONS LIMITED

We have audited the financial statements of Security Support Solutions Limited (the company) for the year ended 31 December 2006 which comprise the profit and loss account, the balance sheet, the cash flow statement and the related notes 1 to 20. These financial statements have been prepared in accordance with the accounting policies set out therein and the requirements of the Financial Reporting Standard for Smaller Entities (effective January 2005).

This report is made solely to the company’s members, as a body. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditors’ report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of the directors and auditors

The directors’ responsibilities for preparing the financial statements in accordance with applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice) are set out in the Statement of Directors’ Responsibilities.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and International Standards on Auditing (UK and Ireland).

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the directors’ report is not consistent with the financial statements, if the company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors’ remuneration and other transactions is not disclosed.

We read the directors’ report and consider the implications for our report if we become aware of any apparent misstatements within it.

Basis of audit opinion

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board and auditing standards generally accepted in the United States of America. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

INDEPENDENT AUDITORS’ REPORT — (Continued)

TO THE SHAREHOLDERS OF SECURITY SUPPORT SOLUTIONS LIMITED

UK Opinion

In our opinion:

•	the financial statements give a true and fair view, in accordance with United Kingdom Generally Accepted Accounting Practice applicable to Smaller Entities, of the state of the company’s affairs as at 31 December 2006 and of its loss and its cash flows for the year then ended;

•	the financial statements have been properly prepared in accordance with the Companies Act 1985; and

•	the information given in the Directors’ report is consistent with the financial statements.

Emphasis of matter

In forming our opinion we have considered adequacy of the disclosures made in note 1 of the financial statements regarding the continuing financial support provided by The O’Gara Group, Inc. In view of the significance of this matter we consider that it should be drawn to your attention but our audit report is not qualified in this respect.

US Opinion

In our opinion the financial statements present fairly in all material respects the financial position of the company as at 31 December 2006 and its results of operations and its cash flows for the year ended 31 December 2006 in accordance with United Kingdom Generally Accepted Accounting Practice.

United Kingdom Generally Accepted Accounting Practices vary in certain significant respects from accounting principles generally accepted in the United States of America. As discussed in Note 20, there are no material reconciling differences in these financial statements between United Kingdom Generally Accepted Accounting Practice and accounting principles generally accepted in the United States of America.

FW Stephens	15 October 2008

Chartered Accountants	24 Chiswell Street
Registered Auditor	London
EC1Y 4YX

SECURITY SUPPORT SOLUTIONS LIMITED

PROFIT AND LOSS ACCOUNTS
FOR THE 5 MONTH PERIOD ENDED 31 DECEMBER 2005 AND
THE YEAR ENDED 31 DECEMBER 2006

		5 Month
		Period Ended	Year Ended
	Note	31 Dec 2005	31 Dec 2006
		£	£

TURNOVER	1,2	3,801,437	2,065,384
Cost of sales		(3,491,959)	(1,709,953)

GROSS PROFIT		309,478	355,431
Administrative expenses		(381,837)	(897,343)
Other operating income	3	—	250

OPERATING LOSS	4	(72,359)	(541,662)
Interest receivable	6	4,358	864
Interest payable		(4,490)	(38,605)

LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION		(72,491)	(579,403)
Tax on loss on ordinary activities	7	48	—

LOSS ON ORDINARY ACTIVITIES AFTER TAXATION	13	(72,443)	(579,403)

See notes to the financial statements.

SECURITY SUPPORT SOLUTIONS LIMITED

BALANCE SHEETS
AS AT 31 DECEMBER 2005 AND 2006

	Note	31 Dec 2005		31 Dec 2006
		£	£	£	£

FIXED ASSETS
Tangible fixed assets	8		109,371		99,651
CURRENT ASSETS
Stocks		58,544		58,544
Debtors	9	186,804		1,114,127
Cash at bank		130,593		262,748

		375,941		1,435,419
CREDITORS: amounts falling due within one year	10	(528,255)		(2,072,275)

NET CURRENT LIABILITIES			(152,314)		(636,856)

TOTAL ASSETS LESS CURRENT LIABILITIES			(42,943)		(537,205)
CREDITORS: amounts falling due after more than one year	11		(78,218)		(63,279)

NET LIABILITIES			(121,161)		(600,484)

CAPITAL AND RESERVES
Called up share capital	12		100		200
Share premium account	13		—		99,980
Profit and loss account	13		(121,261)		(700,664)

SHAREHOLDERS’ DEFICIT			(121,161)		(600,484)

The financial statements have been prepared in accordance with the special provisions of Part VII of the Companies Act 1985 relating to small companies and in accordance with the Financial Reporting Standard for Smaller Entities (effective January 2005).

The financial statements were approved and authorised for issue by the board and were signed on its behalf on 15 October 2008.

Mr Steven Ratterman	Mr Lee Wares
Director	Director

See notes to the financial statements.

SECURITY SUPPORT SOLUTIONS LIMITED

CASH FLOW STATEMENTS
FOR THE 5 MONTH PERIOD ENDED 31 DECEMBER 2005 AND
THE YEAR ENDED 31 DECEMBER 2006

	5 Month
	Period Ended	Year Ended
	31 December 2005	31 December 2006
	£	£

Cash flow from profit after tax
Loss for the period	(72,443)	(579,403)
Depreciation of tangible fixed assets	13,325	34,720
Profit on disposal of tangible fixed assets	(1,254)	—
Increase in debtors	(80,478)	(927,323)
(Decrease)/Increase in creditors	(182,007)	1,529,997
Bonus issue of shares	—	80

Net cash flow (used in)/provided by profit after tax	(322,857)	58,071

Cash flow from investing activities
Purchase of tangible fixed assets	(1,955)	—
Disposal of tangible fixed assets	31,250	—

Net cash provided by investing activities	29,295	—

Cash flow from financing activities
Short-term bank borrowing	2,813	95,527
Capital element of finance and lease rentals	(37,818)	(21,443)
Dividends paid	(56,500)	—

Net cash (used in)/provided by financing activities	(91,505)	74,084

NET (DECREASE)/INCREASE IN CASH IN THE PERIOD	(385,067)	132,155
CASH AT BANK BROUGHT FORWARD	515,660	130,593

CASH AT BANK CARRIED FORWARD	130,593	262,748

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	4,490	38,605

Cash paid for income taxes	48	—

See notes to the cash flow statements.

SECURITY SUPPORT SOLUTIONS LIMITED

NOTES TO THE CASH FLOW STATEMENTS

1	ANALYSIS OF NET DEBT

	1 January		31 December
	2006	Cash Flow	2006
	£	£	£

Net cash:
Cash at bank and in hand	130,593	132,155	262,748

Debts falling due within one year	(22,325)	(114,023)	(136,348)
Debts falling due after one year	(78,218)	14,939	(63,279)

	(100,543)	(99,084)	(199,627)

NET DEBT	30,050	33,071	63,121

2	RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT

	5 Month
	Period Ended	Year Ended
	31 December	31 December
	2005	2006
	£	£

(Decrease)/increase in cash in the period	(385,067)	132,155
Cash outflow from decrease/(increase) in debt	35,005	(99,084)

MOVEMENT IN NET DEBT IN THE PERIOD	(350,062)	33,071
OPENING NET DEBT	380,112	30,050

CLOSING NET DEBT	30,050	63,121

3	NON CASH TRANSACTIONS

During the year ended 31 December 2006 a creditor balance was settled by conversion into 20 Ordinary shares in the company at an issue price of £5,000 per share.

SECURITY SUPPORT SOLUTIONS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

1.	ACCOUNTING POLICIES

1.1  Basis of preparation of financial statements

The financial statements have been prepared under the historical cost convention and in accordance with the Financial Reporting Standard for Smaller Entities (effective January 2005).

The parent company, The O’Gara Group Inc has given an undertaking that it will provide financial support to the company for a period of at least twelve months from the approval of these accounts. As a result of the above undertaking the directors consider it appropriate to prepare the accounts on the going concern basis.

1.2  Compliance with accounting standards

The financial statements are prepared in accordance with applicable United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice), which have been applied consistently.

1.3  Turnover

Turnover represents the invoiced goods sold and services provided, stated net of value added tax. Sales are recognised upon delivery of goods when risk passes to the customer.

1.4  Tangible fixed assets and depreciation

Tangible fixed assets are stated at cost less depreciation. Depreciation is provided at rates calculated to write off the cost of fixed assets, less their estimated residual value, over their expected useful lives on the following bases:

Plant & machinery	—	33%	reducing balance
Motor vehicles	—	25%	reducing balance
Fixtures & fittings	—	25%	reducing balance

1.5  Leasing and hire purchase

Assets obtained under hire purchase contracts and finance leases are capitalised as tangible fixed assets. Assets acquired by finance lease are depreciated over the shorter of the lease term and their useful lives. Assets acquired by hire purchase are depreciated over their useful lives. Finance leases are those where substantially all of the benefits and risks of ownership are assumed by the company. Obligations under such agreements are included in creditors net of the finance charge allocated to future periods. The finance element of the rental payment is charged to the Profit and loss account so as to produce a constant periodic rate of charge on the net obligation outstanding in each period.

1.6  Stocks

Stocks are valued at the lower of cost and net realizable value after making due allowance for obsolete and slow-moving stocks.

SECURITY SUPPORT SOLUTIONS LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

1.7  Foreign currencies

Monetary assets and liabilities denominated in foreign currencies are translated into sterling at rates of exchange ruling at the balance sheet date.

Transactions in foreign currencies are translated into sterling at the rate ruling on the date of the transaction.

Exchange gains and losses are recognised in the profit and loss account.

1.8  Pensions

The company operates a defined contribution pension scheme and the pension charge represents the amounts payable by the company to the fund in respect of the year.

2.	TURNOVER

All of the company’s turnover arises in the United Kingdom but the goods are exported on behalf of UK customers to the Middle East.

3.	OTHER OPERATING INCOME

5 Month
	Period Ended	Year Ended
	31 Dec 2005	31 Dec 2006
	£	£

Sundry income	—	250

4.	OPERATING LOSS

The operating loss is stated after charging:

	5 Month
	Period Ended	Year Ended
	31 Dec 2005	31 Dec 2006
	£	£

Depreciation of tangible fixed assets:
— owned by the company	13,325	34,720
Auditors’ remuneration	15,000	15,000
Pension costs	6,550	250
Write-off of Al Nisser costs	—	82,545

At the year end, a provision of 34% was made against amounts due from Skytech, under a project identified as Al Nisser, in respect of a balance included in Other debtors. This provision has been included within the profit and loss account in administrative expenses (see note 9).

SECURITY SUPPORT SOLUTIONS LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

5.	DIRECTORS’ REMUNERATION

5 Month
	Period Ended	Year Ended
	31 Dec 2005	31 Dec 2006
	£	£

Aggregate emoluments	145,439	28,028

During the year retirement benefits were accruing to 3 directors (2005 — 3)  in respect of money purchase pension schemes.

6.	INTEREST RECEIVABLE

5 Month
	Period Ended	Year Ended
	31 Dec 2005	31 Dec 2006
	£	£

Other interest receivable	4,358	864

7.	TAXATION

5 Month
	Period Ended	Year Ended
	31 Dec 2005	31 Dec 2006
	£	£

Adjustments in respect of prior periods	(48)	—

8.	TANGIBLE FIXED ASSETS

			Furniture,
	Plant and	Motor	Fittings and
	Machinery	Vehicles	Equipment	Total
	£	£	£	£

COST
At 1 January 2006	22,516	124,163	4,769	151,448
Additions	—	25,000	—	25,000

At 31 December 2006	22,516	149,163	4,769	176,448

DEPRECIATION
At 1 January 2006	9,028	31,484	1,565	42,077
Charge for the year	4,496	29,423	801	34,720

At 31 December 2006	13,524	60,907	2,366	76,797

NET BOOK VALUE
At 31 December 2006	8,992	88,256	2,403	99,651

At 31 December 2005	13,488	92,679	3,204	109,371

SECURITY SUPPORT SOLUTIONS LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

The net book value of assets held under finance leases or hire purchase contracts, included above, are as follows:

	At 31 Dec	At 31 Dec
	2005	2006
	£	£

Motor vehicles	92,679	88,256

The depreciation charge in respect of such assets amounted to £30,706 for the 5 month period ended 31 December 2005 and £29,423 for the year ended 31 December 2006.

9.	DEBTORS

	At 31 Dec	At 31 Dec
	2005	2006
	£	£

Trade debtors	9,899	213,069
Other debtors	176,905	901,058

	186,804	1,114,127

Included in Other debtors is an amount of £160,233 which D Painter and L Wares, directors of the company, have undertaken to buy from the company if the debtor has failed to repay by 30 June 2009.

10.	CREDITORS:

AMOUNTS FALLING DUE WITHIN ONE YEAR

	At 31 Dec	At 31 Dec
	2005	2006
	£	£

Bank loans and overdrafts	4,297	99,824
Net obligations under finance leases and hire purchase contracts	18,028	36,524
Trade creditors	33,627	869,354
Corporation tax	219,430	219,430
Social security and other taxes	88,893	56,926
Other creditors	163,980	790,217

	528,255	2,072,275

SECURITY SUPPORT SOLUTIONS LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

11.	CREDITORS:

AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

	At 31 Dec	At 31 Dec
	2005	2006
	£	£

Net obligations under finance leases and hire purchase contracts	78,218	63,279

12.	SHARE CAPITAL

	At 31 Dec	At 31 Dec
	2005	2006
	£	£

AUTHORIZED
1,000 Ordinary shares of £1 each	1,000	1,000

ALLOTTED, CALLED UP AND FULLY PAID
100 and 200 Ordinary shares of £1 each	100	200

During the year ended 31 December 2006, a bonus issue of 80 Ordinary shares was issued to the existing shareholders, at nominal value of £1 per share. This represents a bonus of 4 for every 5 shares held.

During the year ended 31 December 2006, 20 Ordinary shares of nominal value £1, were sold at £5,000 per share to assist with the company’s working capital.

13.	RESERVES

	Profit and Loss	Share Premium
	Account	Account
	£	£

At 1 January 2006	(121,261)	—
Loss for the year	(579,403)
Premium on shares issued during the year		99,980

At 31 December 2006	(700,664)	99,980

14.	DIVIDENDS

5 Month
	Period Ended	Year Ended
	31 Dec 2005	31 Dec 2006
	£	£

Dividends paid on equity capital	56,500	—

SECURITY SUPPORT SOLUTIONS LIMITED

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

15.	PENSION COMMITMENTS

The company operates a defined contributions pension scheme. The assets of the scheme are held separately from those of the company in an independently administered fund. The pension cost charge represents contributions payable by the company to the fund and amounted to £6,550 at 31 December 2005 and £250 at 31 December 2006.

16.	TRANSACTIONS WITH DIRECTORS

The following directors had interest free loans during the period. The movement on these loans are as follows:

	31 Dec	31 Dec	Maximum in
	2005	2006	Period
	£	£	£

Mr M Pearson	—	38,314	38,314
Mr D Painter	3,964	92,012	92,012
Mr L Wares	17,756	68,859	68,859

Total	21,720	199,185	199,185

17.	RELATED PARTY TRANSACTIONS

During the year ended 31 December 2006 M Pearson, a director, sold his personal car to Security Support Solutions Limited for £25,000. Shortly after this was sold and leased back on a hire purchase agreement.

During the 5 month period ended 31 December 2005 and the year ended 31 December 2006 the company advanced cash to NSC Holdings Limited in a sum of £27,664 and £Nil, respectively. At 31 December 2005 and 2006 NSC Holdings Limited owed the company £Nil after a provision of £27,664 and £Nil for the 5 month period ended 31 December 2005 and the year ended 31 December 2006, respectively, against the debt has been recognized in the accounts.

18.	POST BALANCE SHEET EVENTS

On the 29th June 2007, the entire issued share capital of Security Support Solutions Limited was sold to The O’Gara Group, Inc.

19.	CONTROLLING PARTY

As at 31 December 2006 the company was controlled by the directors, since 29 June 2007 the ultimate controlling party is The O’Gara Group, Inc, a company incorporated in the USA.

20.	RECONCILIATION OF UNITED KINGDOM GENERALLY ACCEPTED ACCOUNTING PRACTICE WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA

We have audited the financial statements of Security Support Solutions Limited for the year ended 31 December 2006 and the accounting policies contained therein. In our opinion there are no material reconciling items between United Kingdom Generally Accepted Accounting Practice and accounting principles generally accepted in the United States of America.

THE O'GARA GROUP

THE O'GARA GROUP
CORPORATE HQ
CURRENT O'GARA LOCATIONS
PENDING ACQUISITIONS LOCATIONS

CURRENT PRODUCTS AND SERVICES:

LOW PROFILE NIGHT VISION GOGGLE

EMERGENCY RESPONSE TRAINING

COVERT RECONNAISSANCE IMAGER

PENDING ACQUISITIONS PRODUCTS AND SERVICES:

SECURITY GLASS SETS FOR RAIL APPLICATIONS

206

LONG DISTANCE NIGHT VISION SCOPE

ARMORED COMMERCIAL VEHICLE

8,000,000 Shares

Common Stock

PROSPECTUS
     , 2009

Morgan Keegan & Company, Inc.
Sole Book-running Manager

BB&T Capital Markets

Oppenheimer & Co.

Raymond James

Stifel Nicolaus

Until     , 2009 (25 days after the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and The NASDAQ Global Market filing fee.

Amount to be Paid

SEC registration fee	$6,780
FINRA filing fee	17,750
NASDAQ Global Market filing fee	100,000
Blue sky qualification fees and expenses	10,000
Printing and engraving expenses	500,000
Legal fees and expenses	900,000
Accounting fees and expenses	900,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous expenses	55,470
Total	$2,500,000

Item 14.	Indemnification of Directors and Officers

The registrant’s amended and restated Code of Regulations provides that, to the fullest extent not prohibited by Ohio law, the registrant (a) shall indemnify its directors and officers against all liability, loss and expense incurred by them in connection with actions, suits, proceedings or claims arising out of their service to the registrant and, upon receipt of certain undertakings, shall advance expenses to them in connection with those matters and (b) may maintain insurance or make other financial arrangements on behalf of its directors and officers for any liability and expense incurred by them, whether or not the registrant has authority to indemnify them against such liability and expense. No indemnification may be made by the registrant for willful misconduct or conduct judged by a court to have been knowingly fraudulent or deliberately dishonest or if the indemnification is judged by a court to be a violation of applicable law.

The registrant intends to maintain directors’ and officers’ liability insurance insuring its directors and executive officers against certain liabilities arising out of their service as such to the registrant.

Item 15.	Recent Sales of Unregistered Securities.

The information presented below describes the sales and issuances of securities by the registrant since August 1, 2005 that were not registered under the Securities Act. It does not give effect to the conversion to common stock of all outstanding shares of the registrant’s preferred stock, or the 4.7550837-for-one common stock split, both of which occurred on February 5, 2009. Unless otherwise indicated, the consideration for all sales and issuances, other than the issuances of stock options, was cash. There were no underwriting discounts or commissions in connection with any of the transactions.

Except as otherwise indicated, each sale or issuance below was made in reliance on (1) Section 4(2) of the Securities Act (including, in certain cases, Rule 506 of Regulation D thereunder) or (2) in the case of stock options, Rule 701 under the Securities Act. No transaction was effected using any form of general advertising or solicitation. The recipients of the securities in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate legends were affixed to the share certificates issued. All recipients either received adequate information about the registrant or had access, through employment or other relationships, to such information.

On December 16, 2005, the registrant issued 25,243 shares of Series F 5% Cumulative Participating Preferred Stock for an aggregate of approximately $3.0 million to eight accredited investors, all of whom were existing shareholders.

On January 3, 2006, the registrant issued 2,296 shares of Series G 3% Cumulative Participating Preferred Stock valued at approximately $0.3 million to the two shareholders of Tracor Inc. in connection with the merger of Tracor into one of the registrant’s subsidiaries.

On April 4, 2006, the registrant issued 25,242 shares of Series G 3% Cumulative Participating Preferred Stock valued at approximately $3 million to VIR Rally, LLC in connection with the purchase of substantially all of the assets of VIR Rally’s driver training business.

On June 30, 2006, the registrant issued 1,565 shares of Series G 3% Cumulative Participating Preferred Stock valued at approximately $0.2 million to one person in connection with the purchase of certain software assets developed under the name Dynamic Labyrinth.

On July 14, 2006, the registrant and its existing shareholders entered into an Investment and Recapitalization Agreement pursuant to which each outstanding share of Series A, B, D, E and F 5% Cumulative Participating Preferred Stock was exchanged for one share of New Class B 5% Cumulative Participating Preferred Stock and each outstanding share of Series C and G 3% Cumulative Participating Preferred Stock was exchanged for one share of New Class A 3% Cumulative Participating Preferred Stock. The exchanged securities were exempt securities pursuant to Section 3(a)(9) of the Securities Act.

The agreement also provided for a two tranche investment (closed on July 14, 2006 and December 28, 2006) by seven existing holders of preferred stock of an aggregate $10.2 million for 86,119 shares of New Class B 5% Cumulative Participating Preferred Stock.

On November 13, 2006, the registrant issued 61,843 shares of New Class A 3% Cumulative Participating Preferred Stock valued at approximately $7.3 million to the sole shareholder of Homeland Defense Solutions, Inc. (HDS) in connection with the acquisition of all of the stock of that company. The purchase price was subject to upward or downward adjustment based on the earnings of HDS from November 1, 2006 to October 31, 2007 and subsequently was reduced by the cancellation of 22,226 shares.

On April 1, 2007, the registrant issued 1,158 shares of New Class A 3% Cumulative Participating Preferred Stock as directed by the former owner of Dynamic Labyrinth in satisfaction of a $0.1 million deferred purchase price obligation related to the Dynamic Labyrinth transaction.

On June 29, 2007, the registrant issued 18,722 shares of New Class A 3% Cumulative Participating Preferred Stock valued at approximately $2.2 million to the three stockholders of Security Support Solutions Limited (3S) in connection with the acquisition of 3S. The purchase price is subject to upward or downward adjustment based on subsequent earnings of 3S over a two-year period. All of the shares issued are escrowed until the purchase price adjustment is complete.

On December 20, 2007, the registrant issued 24,000 shares of New Class B 5% Cumulative Participating Preferred Stock for an aggregate of $3.0 million to twelve existing holders of preferred stock or their affiliates.

Since August 1, 2005, the registrant has granted options to purchase 78,730 shares of its common stock to employees, consultants and advisors pursuant to its 2005 Stock Option Plan. Of these, options for 4,675 shares have been cancelled without being exercised; options for 20,480 shares with exercise prices from $50.00 to $60.68 per share have been exercised, for aggregate consideration of approximately $1.0 million; and options for 53,575 shares, at exercise prices from $50.00 to $61.22 per share, remain outstanding.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

A list of exhibits filed with this registration statement on Form S-1 is set forth in the Exhibit Index and is incorporated in this Item 16(a) by reference.

(b) Financial Statement Schedules

All financial statement schedules have been omitted because the required disclosures appear in the audited financial statements included in this registration statement.

Item 17.	Undertakings

*(a)(5)(ii) The Undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

*(a)(6) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

*(f) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

*(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

* Paragraph references correspond to those of Items 512 of Regulation S-K.

*(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio on February 12, 2009.

THE O’GARA GROUP, INC.

By:	/s/ Wilfred T. O’Gara
Wilfred T. O’Gara
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on February 12, 2009.

Signature	Title

/s/ Wilfred T. O’Gara Wilfred T. O’Gara	President and Chief Executive Officer, Director (Principal Executive Officer)

/s/ Steven P. Ratterman Steven P. Ratterman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Thomas M. O’Gara	Chairman of the Board

* James M. Gould	Director

* Michael J. Lennon	Director

* Frederic H. Mayerson	Director

*By:	/s/ Wilfred T. O’Gara
     Wilfred T. O’Gara
     Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number		Description

1	.1**	Form of Underwriting Agreement
2	.1+**	Stock Purchase Agreement by and among The O’Gara Group, Inc., Alberto Bertolini, Augusto Gasparetto and Maria Formignani dated as of June 24, 2008
2	.2+**	Option Agreement by and among The O’Gara Group, Inc., Enrique Homero Herrera-Martínez and Maria de Lourdes Suárez-Peña dated as of January 14, 2008 (as amended and supplemented through August 19, 2008)
2	.3+**	Stock Purchase Agreement by and among The O’Gara Group, Inc., OmniTech Partners, Inc., Optical Systems Technology, Inc., Keystone Applied Technologies, Inc., Paul Maxin and Eugene Pochapsky dated as of January 10, 2008 (as amended and supplemented through August 19, 2008)
2	.4+**	Asset Purchase Agreement by and among The O’Gara Group, Inc., O’Gara Virginia, Inc. and VIR Rally, LLC dated as of March 20, 2006
2	.5+**	Plan and Agreement of Merger by and among The O’Gara Group, Inc., O’Gara Acquisition-HDS Inc. Homeland Defense Solutions, Inc. and James W. Noe dated as of November 13, 2006
2	.6+**	Share Purchase Agreement between The O’Gara Group, Inc., David Painter, Lee Wares and Sunrise Limited dated as of June 29, 2007
2	.7**	Third Amendment and Supplement to Option Agreement by and among The O’Gara Group, Inc., Enrique Homero Herrera-Martínez and Maria de Lourdes Suárez-Peña dated as of December 22, 2008
2	.8**	Amendment No. 1 made and entered into as of December 21, 2008 to the Stock Purchase Agreement dated June 24, 2008 by and among The O’Gara Group, Inc., Alberto Bertolini, Augusto Gasparetto and Maria Formignani
2	.9**	Amendment No. 3 Stock Purchase Agreement by and among The O’Gara Group, Inc., OmniTech Partners, Inc., Optical Systems Technology, Inc., Keystone Applied Technologies, Inc., Paul Maxin and Eugene Pochapsky dated as of December 23, 2008
2.10		Amendment No. 2 made and entered into as of February 11, 2009 to Stock Purchase Agreement dated June 24, 2008, by and among The O’Gara Group, Inc., Alberto Bertolini, Augusto Gasparetto and Maria Formignani
2.11		Amendment No. 4 to Stock Purchase Agreement by and among The O’Gara Group, Inc., OmniTech Partners, Inc., Optical Systems Technology, Inc., Keystone Applied Technologies, Inc., Paul Maxin and Eugene Pochapsky dated as of February 11, 2009
3	.1**	Third Amended and Restated Articles of Incorporation of The O’Gara Group, Inc.
3	.2**	Amended and Restated Code of Regulations of The O’Gara Group, Inc.
3	.3**	Amended and Restated Articles of Incorporation of The O’Gara Group, Inc. (effective February 5, 2009)
3	.4**	Amended and Restated Code of Regulations of The O’Gara Group, Inc. (effective February 5, 2009)
5	.1**	Opinion of Taft Stettinius & Hollister LLP
10	.1**	2004 Stock Option Plan
10	.2**	2005 Stock Option Plan
10	.3**	Form of Non-Qualified Option Agreement under the 2004 and 2005 Option Plans
10	.4**	Form of Incentive Stock Option Agreement under the 2004 and 2005 Option Plans
10	.5**	2008 Stock Incentive Plan
10	.6**	Form of Named Executive Officer Employment Agreement
10	.7**	Employment Agreement between The O’Gara Group, Inc. and Michael J. Lennon dated January 6, 2004
10	.8**	Consulting Arrangement Letter between The O’Gara Group, Inc. and Henry Hugh Shelton dated December 4, 2003
10	.9**	Form of Employment Agreement with Paul Maxin
10	.10**	Form of Employment Agreement with Enrique Herrera
10	.11**	Agreement regarding Founders’ Bonus by and among Thomas M. O’Gara, Wilfred T. O’Gara, Michael J. Lennon and The O’Gara Group, Inc. dated as of December 20, 2007
10	.12**	License Agreement between Night Vision Corporation and Specialized Technical Services, Inc. dated as of August 28, 1995 (as amended through October 26, 2007)

Exhibit
Number		Description

10	.13**	Credit Agreement between The O’Gara Group, Inc. and PNC Bank, National Association and First Commonwealth Bank, as lenders
10	.14**	Founders’ Bonus Plan Agreement by and among The O’Gara Group, Inc., Thomas M. O’Gara, Wilfred T. O’Gara, Michael J. Lennon and The Walnut Group dated as of September 18, 2006
10	.15**	Investment and Recapitalization Agreement by and among The O’Gara Group, Inc., Walnut Investment Partners, L.P., Walnut Private Equity Fund, L.P., Walnut Holdings O’Gara LLC, Hauser 43, LLC, PMR, LLC, The Thomas M. O’Gara Family Trust and Kurt M. Campbell dated as of July 14, 2006
10	.16**	Second Amended and Restated Shareholders Agreement dated as of July 14, 2006
10	.17**	Investment Agreement by and among The O’Gara Group, Inc., Walnut Investment Partners, L.P., Walnut Holdings O’Gara LLC, Hauser 43, LLC, Mark J. Hauser, Margie Hauser, PMR, LLC, The Bullimore Limited, Wilfred T. O’Gara, William J. Motto, Richard T. Holman-Vlcek, Brett T. Beaman and Kurt M. Campbell dated as of December 17, 2007
10	.18**	Commitment letter with PNC Bank, National Association and First Commonwealth Bank entered into January 9, 2009
10	.19**	Form of Employment Agreement with Alberto Bertolini
10	.20**	Letter Agreement between The O’Gara Group, Inc. and Walnut Private Equity Fund, L.P. entered into January 8, 2009
10	.21**	Option to Purchase by and among O’Gara Training and Services, LLC and S. Bryan Chandler dated as of January 28, 2009
10.22		First Amendment to Credit Agreement between The O’Gara Group, Inc., PNC Bank, National Association and First Commonwealth Bank, as lenders
21	.1**	Subsidiaries of The O’Gara Group, Inc.
23.1		Consent of Deloitte & Touche LLP
23.2		Consent of Deloitte & Touche LLP
23.3		Consent of Deloitte & Touche S.p.A.
23.4		Consent of Delta Erre Revisione S.r.l.
23.5		Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C., Member of Deloitte Touche Tohmatsu
23.6		Consent of FW Stephens
23.7		Consent of Taft Stettinius & Hollister LLP (included in Exhibit 5.1)
24	.1**	Power of Attorney (included on signature page)
99	.1**	Consent of Thomas J. Depenbrock, nominee for director
99	.2**	Consent of Hugh E. Price, nominee for director
99	.3**	Consent of Henry Hugh Shelton, nominee for director

**	Previously filed.
+	The registrant has omitted the schedules, exhibits and similar attachments to these exhibits pursuant to Item 601(b)(2) of Regulation S-K and agrees to furnish supplementally a copy of any omitted schedule, exhibit or similar attachment to the Securities and Exchange Commission upon request.